     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 16, 1999


                                                      REGISTRATION NO. 333-76763
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           -------------------------

                                AMENDMENT NO. 2

                                       TO
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                           -------------------------

                            NEW WORLD PASTA COMPANY
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

             DELAWARE                             2098                            52-2006441
 (STATE OR OTHER JURISDICTION OF      (PRIMARY STANDARD INDUSTRIAL             (I.R.S. EMPLOYER
  INCORPORATION OR ORGANIZATION)      CLASSIFICATION CODE NUMBER)           IDENTIFICATION NUMBER)

                           -------------------------

                            WINCHESTER PASTA, L.L.C.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

             DELAWARE                             2098                            54-1924168
 (STATE OR OTHER JURISDICTION OF      (PRIMARY STANDARD INDUSTRIAL             (I.R.S. EMPLOYER
  INCORPORATION OR ORGANIZATION)      CLASSIFICATION CODE NUMBER)           IDENTIFICATION NUMBER)

                           -------------------------

                              PASTA GROUP, L.L.C.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

             DELAWARE                             2098                            25-1825424
 (STATE OR OTHER JURISDICTION OF      (PRIMARY STANDARD INDUSTRIAL             (I.R.S. EMPLOYER
  INCORPORATION OR ORGANIZATION)      CLASSIFICATION CODE NUMBER)           IDENTIFICATION NUMBER)

                                85 SHANNON ROAD
                         HARRISBURG, PENNSYLVANIA 17112
                                 (717) 526-2200
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                           -------------------------

                              MARK E. KIMMEL, ESQ.
 VICE PRESIDENT, ADMINISTRATION AND DEVELOPMENT, GENERAL COUNSEL AND SECRETARY
                                85 SHANNON ROAD
                         HARRISBURG, PENNSYLVANIA 17112
                                 (717) 526-2203
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                    COPY TO:
                             ROBERT B. PINCUS, ESQ.
                    SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
                               ONE RODNEY SQUARE
                           WILMINGTON, DELAWARE 19801
                                 (302) 651-3000
                           -------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   As soon as practicable after the Registration Statement becomes effective.
                           -------------------------

                        CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------
                                              AMOUNT          PROPOSED MAXIMUM     PROPOSED MAXIMUM
        TITLE OF EACH CLASS OF                 TO BE           OFFERING PRICE          AGGREGATE            AMOUNT OF
     SECURITIES TO BE REGISTERED            REGISTERED         PER SECURITY(1)     OFFERING PRICE(1)   REGISTRATION FEE(1)
--------------------------------------------------------------------------------------------------------------------------
9 1/4% Senior Subordinated Exchange
  Notes Due 2009......................     $160,000,000             100%             $160,000,000            $44,480
--------------------------------------------------------------------------------------------------------------------------
Guarantees of the 9 1/4% Senior
  Subordinated Exchange Notes(2)......          --                   --                   --                   --
--------------------------------------------------------------------------------------------------------------------------
Total.................................     $160,000,000             100%             $160,000,000          $44,480(3)
--------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------

(1) Determined in accordance with Rule 457(f) promulgated under the Securities Act of 1933, as amended.
(2) No separate consideration will be received for the Guarantees, and, therefore, no additional registration fee is required.
(3) Pursuant to Rule 457(b) under the Securities Act, $44,480 of the Registration Fee was previously paid in connection with the initial filing of this Registration Statement on April 21, 1999.
                           -------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

PROSPECTUS

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

        THE INFORMATION IN THIS PROSPECTUS WILL BE AMENDED OR COMPLETED;

                              DATED JULY 16, 1999


        OFFER TO EXCHANGE ALL 9 1/4% SENIOR SUBORDINATED NOTES DUE 2009
             FOR 9 1/4% SENIOR SUBORDINATED EXCHANGE NOTES DUE 2009
                                       OF

                            NEW WORLD PASTA COMPANY
                  THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M.,
        NEW YORK CITY TIME, ON [               ], 1999, UNLESS EXTENDED.

                            ------------------------

Terms of the exchange offer:

- We will issue up to $160,000,000 aggregate principal amount of new notes.

- We will exchange new notes for all outstanding old notes that are validly tendered and not withdrawn prior to the expiration of the exchange offer.

- You may withdraw tenders of old notes at any time prior to the expiration of the exchange offer.

- The exchange of old notes for new notes will not be a taxable transaction for U.S. federal income tax purposes but you should see the discussion under the caption "Material United States Federal Income Tax Consequences" on page 34 for more information.

- We will not receive any cash proceeds from the exchange offer.

- The terms of the new notes are substantially identical to those of the outstanding old notes, except that the transfer restrictions and registration rights relating to the old notes do not apply to the new notes.

- The old notes are, and the new notes will be, unconditionally guaranteed by New World Pasta's wholly owned subsidiaries, Winchester Pasta, L.L.C. and Pasta Group, L.L.C.

- The exchange offer is the initial public offering of the new notes.

- There is no established trading market for the new notes or the old notes.

- We do not intend to apply for listing of the new notes on any national securities exchange or for quotation through The Nasdaq National Market.

                            ------------------------


SEE "RISK FACTORS" BEGINNING ON PAGE 12 FOR A DISCUSSION OF RISKS YOU SHOULD CONSIDER BEFORE TENDERING YOUR OLD NOTES.


                            ------------------------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

             The date of this prospectus is [             ], 1999.

                               TABLE OF CONTENTS


Prospectus Summary..........................................     1
  The Exchange Offer........................................     1
  Consequences of Not Exchanging Old Notes..................     5
  Summary Description of the New Notes......................     5
  Risk Factors..............................................     7
  New World Pasta Company...................................     7
  Summary Historical and Pro Forma Financial Data...........     7

Risk Factors................................................    12
  Company Risks.............................................    12
  Industry Risks............................................    18
  Offering Risks............................................    21

Use of Proceeds.............................................    23

The Exchange Offer..........................................    24
  Terms of the Exchange Offer; Period for Tendering Old
     Notes..................................................    24
  Procedures for Tendering Old Notes........................    25
  Acceptance of Old Notes for Exchange; Delivery of New
     Notes..................................................    27
  Book-Entry Transfer.......................................    28
  Guaranteed Delivery Procedures............................    28
  Withdrawal Rights.........................................    29
  Conditions to the Exchange Offer..........................    30
  Exchange Agent............................................    31
  Fees and Expenses.........................................    31
  Transfer Taxes............................................    31
  Consequences of Exchanging or Failing to Exchange Old
     Notes..................................................    32

Material United States Federal Income Tax Consequences......    33
  Exchange of Old Note for New Note.........................    33
  U.S. Holders..............................................    33
  Non-U.S. Holders..........................................    34
  Information Reporting and Backup Withholding..............    35
  Recently Issued Treasury Regulations......................    36

The Recapitalization........................................    37
  Ownership of New World Pasta Following the
     Recapitalization.......................................    38

Capitalization..............................................    40

Unaudited Pro Forma Combined Financial Information..........    41

Unaudited Pro Forma Combined Statement of Operations for the
  Year Ended December 31, 1998..............................    42

Unaudited Pro Forma Combined Statement of Operations for the
  Three Months Ended April 4, 1999..........................    43

Notes to the Unaudited Pro Forma Combined Statements of
  Operations................................................    44

Selected Historical Combined Financial Data.................    46

Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................    48
  General...................................................    48
  Net Sales.................................................    48
  Operating Expenses........................................    49
  Interest Expense..........................................    50
  Results of Operations.....................................    50
  Three Months Ended April 4, 1999 Compared with Three
     Months Ended April 5, 1998.............................    50
  Year Ended December 31, 1998 compared with Year Ended
     December 31, 1997......................................    51
  Year Ended December 31, 1997 compared with Year Ended
     December 31, 1996......................................    52
  Year Ended December 31, 1996 compared with Year Ended
     December 31, 1995......................................    53
  Quarterly Data............................................    55
  Liquidity and Capital Resources...........................    55
  Year 2000 Compliance......................................    57
  Inflation.................................................    59
  Market Risk...............................................    59
  New Accounting Standard...................................    59

Business....................................................    60
  Overview..................................................    60
  Competitive Strengths.....................................    61
  Growth Strategy...........................................    63
  Synergies and Cost Saving Opportunities...................    65
  Pasta Industry............................................    65
  Products..................................................    67
  Marketing.................................................    69
  Sales.....................................................    70
  Customers.................................................    71
  Production................................................    71
  Manufacturing Facility Summary............................    73
  Transportation and Distribution...........................    73
  Quality...................................................    74
  Raw Materials.............................................    74
  Miller Milling Company....................................    75
  Competition...............................................    76
  Trademarks and Domain Names...............................    77

  Regulation................................................    77
  Employees.................................................    78
  Legal Proceedings.........................................    79
  Market Data...............................................    79

Management..................................................    80
  Board of Directors........................................    82
  Executive Compensation....................................    82
  Employment Agreements.....................................    83

Stock Ownership of Certain Beneficial Owners and
  Management................................................    86

Certain Relationships and Related Transactions..............    88
  Stockholders' Agreement...................................    88
  Procurement Agreement.....................................    90
  Fresno Mill Agreement.....................................    90
  Winchester Mill Agreement.................................    90
  Winchester Lease..........................................    90
  Transitional Services Agreement...........................    91
  Employment Agreements.....................................    91
  Tax Sharing Agreement.....................................    91

Description of the Notes....................................    93
  General...................................................    93
  Principal, Maturity and Interest..........................    94
  Mandatory Redemption......................................    94
  Optional Redemption.......................................    94
  Repurchases at the Option of Holders......................    95
  Subordination.............................................    96
  Subsidiary Guarantees.....................................    97
  Repurchase of Notes upon a Change of Control..............    98
  Covenants.................................................    98
  Events of Default.........................................   114
  Defeasance................................................   116
  Amendments, Modifications and Waivers.....................   118
  No Personal Liability of Incorporators, Stockholders,
     Officers, Directors, or Employees......................   119
  Concerning the Trustee....................................   119
  Satisfaction and Discharge................................   120
  Governing Law.............................................   120
  Definitions...............................................   120
  Book-Entry; Delivery and Form.............................   139
  Certificated Securities...................................   140
  Registration Rights.......................................   141

Description of Other Indebtedness...........................   144

Description of Preferred Stock..............................   146

Plan of Distribution........................................   146

Legal Matters...............................................   147

Experts.....................................................   147

Available Information.......................................   147

Index to Financial Statements...............................   F-1

                               PROSPECTUS SUMMARY


     The following summary highlights selected information from this prospectus and may not contain all of the information that is important to you. This prospectus includes specific terms of the new notes, as well as information regarding our business and detailed financial data. We encourage you to carefully read this entire prospectus, including the discussion of risks and uncertainties affecting our business included under the caption "Risk Factors" beginning on page 12, and the documents to which we refer you.


THE EXCHANGE OFFER

OLD NOTES.......................    9 1/4% Senior Subordinated Notes due 2009,
                                    which were issued on February 19, 1999.

NEW NOTES.......................    9 1/4% Senior Subordinated Exchange Notes
                                    due 2009. The terms of the new notes are substantially identical to those of the outstanding old notes, except that the transfer restrictions and registration rights relating to the old notes do not apply to the new notes.


EXCHANGE OFFER..................    We are offering to issue up to $160,000,000
                                    aggregate principal amount of the new notes in exchange for a like principal amount of the old notes. The new notes are offered to satisfy our obligations under the registration rights agreement that we entered into when the old notes were sold in transactions under Rule 144A and Regulation
                                    S under the Securities Act.


EXPIRATION DATE; TENDERS........    The exchange offer will expire at 5:00 p.m.,
                                    New York City time, on [             ],
                                    1999, unless extended. By tendering your old notes, you represent to us:

                                    - that you are not an "affiliate" of New
                                      World Pasta, as defined in Rule 405 under the Securities Act;

                                    - that any new notes you receive in the
                                      exchange offer are being acquired by you in the ordinary course of your business;

                                    - that, at the time of commencement of the
                                      exchange offer, neither you nor, to your knowledge, anyone receiving new notes from you, has any arrangement or understanding with any person to participate in the distribution of the new notes, as defined in the Securities Act, in violation of the Securities Act;

                                    - if you are not a participating
                                      broker-dealer, that you are not engaged
                                      in, and do not intend to engage in, the
                                      distribution of the new notes, as defined in the Securities Act; and

                                    - if you are a participating broker-dealer,
                                      that you will receive the new notes for
                                      your own account in exchange for old notes that were acquired by you as a result of your market-making or other trading activities and that you will deliver a prospectus in connection with any resale of the new notes you receive. For further information regarding resales of the new notes by participating broker-dealers, see the discussion below under the caption "Plan of Distribution" on pages 146 to 147.



WITHDRAWAL; NON-ACCEPTANCE......    You may withdraw any old notes tendered in
                                    the exchange offer at any time prior to 5:00
                                    p.m., New York City time, on
                                    [               ], 1999. If we decide for
                                    any reason not to accept any old notes
                                    tendered for exchange, the old notes will be returned to the registered holder at our expense promptly after the expiration or termination of the exchange offer. In the case of old notes tendered by book-entry transfer into the exchange agent's account at The Depository Trust Company, any withdrawn or unaccepted old notes will be credited to the tendering holder's account at The Depository Trust Company. For further information regarding the withdrawal of tendered old notes, see "The Exchange
                                    Offer -- Terms of the Exchange Offer; Period for Tendering Old Notes" on pages 24 to 25 and " -- Withdrawal Rights" on pages 29 to
                                    30.



CONDITIONS TO THE EXCHANGE
OFFER...........................    The exchange offer is subject to customary
                                    conditions, which we may waive. See the
                                    discussion below under the caption "The
                                    Exchange Offer -- Conditions to the Exchange
                                    Offer" on pages 30 to 31 for more
                                    information regarding the conditions to the exchange offer.



PROCEDURES FOR TENDERING OLD
NOTES...........................    Unless you comply with the procedures
                                    described below under the caption "The
                                    Exchange Offer -- Guaranteed Delivery
                                    Procedures" on pages 28 to 29, you must do one of the following on or prior to the expiration of the exchange offer to participate in the exchange offer:


                                    - tender your old notes by sending the
                                      certificates for your old notes, in proper form for transfer, a properly completed and duly executed letter of transmittal, with any required signature guaran-
                                       tees, and all other documents required by the letter of transmittal, to The Bank of New York, as exchange agent, at one of the addresses listed below under the caption "The Exchange Offer -- Exchange Agent" on page 31; or



                                    - tender your old notes by using the
                                      book-entry transfer procedures described below and transmitting a properly completed and duly executed letter of transmittal, with any required signature guarantees, or an agent's message instead of the letter of transmittal, to the exchange agent. In order for a book-entry transfer to constitute a valid tender of your old notes in the exchange offer the exchange agent must receive a confirmation of book-entry transfer of your old notes into its account at The Depository Trust Company prior to the expiration of the exchange offer. For more information regarding the use of book-entry transfer procedures, including a description of the required agent's message, see the discussion below under the caption "The Exchange Offer -- Book Entry Transfer" on page 28.


GUARANTEED DELIVERY
PROCEDURES......................    If you are a registered holder of the old
                                    notes and wish to tender your old notes in the exchange offer, but

                                    - the old notes are not immediately
                                      available,

                                    - time will not permit your old notes or
                                      other required documents to reach the
                                      exchange agent before the expiration of
                                      the exchange offer, or

                                    - the procedure for book-entry transfer
                                      cannot be completed prior to the
                                      expiration of the exchange offer,


                                    you may tender old notes by following the procedures described below under the caption "The Exchange Offer -- Guaranteed Delivery Procedures" on pages 28 to 29.


SPECIAL PROCEDURES FOR
BENEFICIAL OWNERS...............    If you are a beneficial owner whose old
                                    notes are registered in the name of a
                                    broker, dealer, commercial bank, trust
                                    company or other nominee and you wish to tender your old notes in the exchange offer, you should promptly contact the person in whose name the old notes are registered and instruct that person to tender on your behalf. If you wish to tender in the exchange offer on your own behalf, prior to completing and executing the letter of transmittal and delivering your old notes, you must either make appropriate arrangements to register ownership of the old notes in your name or obtain a properly completed bond power from the person in whose name the old notes are registered.


MATERIAL UNITED STATES FEDERAL
INCOME TAX CONSIDERATIONS.......    The exchange of old notes for new notes in
                                    the exchange offer will not be a taxable transaction for United States federal income tax purposes. See the discussion below under the caption "Material United States Federal
                                    Income Tax Consequences" on pages 33 to 36 for more information regarding the tax consequences to you of the exchange offer.


USE OF PROCEEDS.................    We will not receive any cash proceeds from
                                    the exchange offer.


EXCHANGE AGENT..................    The Bank of New York is the exchange agent
                                    for the exchange offer. The addresses and telephone number of the exchange agent can be found below under the caption "The
                                    Exchange Offer -- Exchange Agent" on page
                                    31.


RESALES.........................    Based on interpretations by the staff of the
                                    Securities and Exchange Commission, as set forth in no-action letters issued to third parties, we believe that the new notes you receive in the exchange offer may be offered for resale, resold or otherwise transferred without compliance with the registration and prospectus delivery provisions of the
                                    Securities Act. However, you will not be able to freely transfer the new notes if:

                                    - you are an "affiliate" of New World Pasta,
                                      as defined in Rule 405 under the
                                      Securities Act;

                                    - you are not acquiring the new notes in the
                                      exchange offer in the ordinary course of your business;

                                    - you have an arrangement or understanding
                                      with any person to participate in the
                                      distribution of the new notes, as defined in the Securities Act, you will receive in the exchange offer; or

                                    - you are a participating broker-dealer that
                                      receives new notes for its own account in the exchange offer in exchange for old notes that were acquired as a result of market-making or other trading activities.

                                    If you fall within one of the exceptions listed above, you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction involving the new notes.

CONSEQUENCES OF NOT EXCHANGING OLD NOTES

     If you do not exchange your old notes in the exchange offer, your old notes will continue to be subject to the restrictions on transfer described in the legend on the certificate for your old notes. In general, you may offer or sell your old notes only:

     - if they are registered under the Securities Act and applicable state securities laws;

     - if they are offered or sold under an exemption from registration under the Securities Act and applicable state securities laws; or

     - if they are offered or sold in a transaction not subject to the Securities Act and applicable state securities laws.


We do not currently intend to register the old notes under the Securities Act. Under some circumstances, however, holders of the old notes -- including holders who are not permitted to participate in the exchange offer or who may not freely resell new notes received in the exchange offer -- may require us to file, and cause to become effective, a shelf registration statement which would cover resales of old notes by these holders. For more information regarding the consequences of not tendering your old notes and our obligation to file a shelf registration statement, see "The Exchange Offer -- Consequences of Exchanging or Failing to Exchange Old Notes" on page 32 and "Description of the Notes -- Registration Rights" on pages 141 to 143.


SUMMARY DESCRIPTION OF THE NEW NOTES

     The terms of the new notes and those of the outstanding old notes are substantially identical, except that the transfer restrictions and registration rights relating to the old notes do not apply to the new notes. In addition, if the exchange offer is not completed by [the 35th day following effectiveness of the registration statement], 1999, and we do not have an effective shelf registration statement on file with the SEC to register the old notes on that date, the interest rate on the old notes will increase by 0.5% every 90 days, up to a maximum increase of 1.0%, until the exchange offer is completed or an effective shelf registration statement is on file.

SECURITIES OFFERED..............    $160,000,000 aggregate principal amount of
                                    9 1/4% Senior Subordinated Exchange Notes due 2009.

MATURITY DATE...................    February 15, 2009.

INTEREST........................    Interest on the new notes will accrue at the
                                    rate of 9 1/4% per annum and will be payable semiannually in cash on February 15 and August 15 of each year, commencing on August
                                    15, 1999.

RANKING.........................    The new notes will rank equally with our
                                    other senior subordinated indebtedness. The new notes will be junior to all of our senior indebtedness.

                                    At April 4, 1999, after giving effect to the offering of the old notes and the recapitalization transaction in which our current principals acquired control of

                                    New World Pasta, New World Pasta and its subsidiaries had approximately $310.4 million of long-term indebtedness outstanding, of which approximately $150.0 million was senior to the old notes and will be senior to the new notes.

SINKING FUND....................    None.

OPTIONAL REDEMPTION.............    We may redeem any of the new notes beginning
                                    on February 15, 2004 at an initial
                                    redemption price equal to 104.625% of their principal amount, plus accrued and unpaid interest. The redemption price will decline each year after 2004 and will be 100% of the principal amount, plus accrued and unpaid interest, beginning on February 15, 2007.


                                    In addition, before February 15, 2002, we may redeem up to 35% of the aggregate principal amount of all old notes and new notes outstanding on the date of redemption at a redemption price equal to 109.25% of the aggregate principal amount redeemed, plus accrued and unpaid interest and liquidated damages, if any. We may only redeem the notes using the net cash proceeds from issuances of our capital stock, subject to some limitations. For additional information regarding optional redemption of the notes, see the discussion below under the caption "Description of the
                                    Notes -- Optional Redemption" on pages 94 to
                                    95.


CHANGE OF CONTROL...............    Upon a change of control of New World Pasta,
                                    we will be required to make an offer to
                                    purchase all outstanding old notes and new notes. The purchase price will equal 101% of the aggregate principal amount of all notes outstanding on the date of purchase, plus accrued and unpaid interest. We may not have sufficient funds available at the time of any change of control to make any required debt repayment -- including repurchases of the notes -- and the terms of our senior credit facilities may block these payments.

COVENANTS.......................    The terms of the new notes restrict our
                                    ability, among other things, to:

                                    - pay dividends or make distributions on our
                                      capital stock,

                                    - repurchase or redeem our capital stock,

                                    - create liens,

                                    - make particular kinds of investments and
                                      other restricted payments,

                                    - incur additional indebtedness,

                                    - merge or consolidate with other companies,

                                    - sell assets, and

                                    - enter into transactions with our
                                      stockholders or affiliates.


                                    These limitations are subject to a number of important qualifications and exceptions. For further information regarding the restrictions imposed on New World Pasta by the terms of the new notes, see the discussion below under the caption "Description of the Notes -- Covenants" on pages 98 to 114.


SUBSIDIARY GUARANTEES...........    The obligations of New World Pasta under the
                                    new notes will be guaranteed by Pasta Group, L.L.C. and Winchester Pasta, L.L.C., New
                                    World Pasta's only current subsidiaries.
                                    These guarantees will be full and
                                    unconditional and will be subordinated to all senior indebtedness of the subsidiary guarantors.

RISK FACTORS


     You should carefully consider all of the information contained in this prospectus before deciding to tender your old notes in the exchange offer. In particular, you should carefully review the specific factors described below under the caption "Risk Factors" beginning on page 12, which contain important information about New World Pasta and the risks that may affect our business.


NEW WORLD PASTA COMPANY

     COMPANY OVERVIEW. We manufacture and distribute retail branded pasta in the United States, and supply dry pasta to the U.S. private label, industrial and foodservice sectors. Our primary business is the production of dry pasta which is marketed and sold under regional brands in supermarkets and foodstores. These brand names include such regional brands as Ronzoni, San Giorgio, American Beauty, Skinner, Ideal and P&R. Our principal executive offices are located at 85 Shannon Road, Harrisburg, Pennsylvania 17112 and our telephone number is
(717) 526-2200.


SUMMARY HISTORICAL AND PRO FORMA FINANCIAL DATA


     The following table sets forth summary historical and pro forma financial data for New World Pasta. The summary historical financial data for the years ended December 31, 1998, 1997 and 1996 has been derived from the audited combined financial statements of New World Pasta appearing elsewhere in this prospectus. The summary historical financial data for the year ended December 31, 1995 has been derived from the unaudited combined financial statements of Hershey Pasta Group, a wholly owned division of Hershey Foods Corporation and the predecessor to New World Pasta, which have not been included in this prospectus. The summary historical financial data for the year ended December 31, 1994 has been derived from the unaudited internal records of the Hershey Pasta Group. In the opinion of management, the unaudited data for 1995 and 1994 reflects all adjustments necessary for a fair presentation of the information included in the summary historical financial data for these periods. The summary historical financial data for the three months ended April 4, 1999 and April 5, 1998 has been derived from the unaudited consolidated financial statements of New World Pasta appearing elsewhere in this prospectus. In the opinion of management, such data includes all adjustments necessary for a fair presentation of the information included therein. The results of operations for the three months ended April 4, 1999 are not necessarily indicative of the results for the entire year or any other interim period. The summary historical financial data set forth in the following table should be read in conjunction with our historical combined financial statements and the related notes appearing elsewhere in this prospectus and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     The unaudited pro forma statement of income data for the year ended December 31, 1998 and the three months ended April 4, 1999 give effect to the recapitalization in which our current principals acquired control of New World Pasta and the offering of the old notes, as if these events had occurred on the first day of the period presented.

     The unaudited pro forma financial data does not purport to represent what our results of operations would actually have been if these events had in fact occurred at the beginning of the periods presented, or to project our results of operations for any future date or period. The unaudited pro forma financial data should be read in conjunction with the unaudited pro forma combined statements of operations and the related notes and our historical combined financial statements and the related notes appearing elsewhere in this prospectus.


     When reviewing the following Summary Historical and Pro Forma Financial Data, you should be aware that:



        - A 0.125% increase or decrease in the assumed average interest rate on the variable-rate debt incurred in connection with the recapitalization in which our current principals acquired control of New World Pasta would change:



             - the pro forma interest expense for the year ended December 31,
               1998 by approximately $188,000;



             - the pro forma interest expense for the three-month period ended
               March 31, 1999 by approximately $113,000;



             - the pro forma net income for the year ended December 31, 1998 by approximately $47,000; and



             - the pro forma net income for the three-month period ended March
               31, 1999 by approximately $28,000.



        - Pro forma interest expense includes $732,000 of amortization of debt issuance costs for the year ended December 31, 1998 and $183,000 for the three-month period ended April 4, 1999.



        - Selling, general and administrative expenses for the three-month period ended April 4, 1999 include $7.1 million of non-recurring expenses incurred in connection with the recapitalization in which our current principals acquired control of New World Pasta and related financing transactions.



        - Historically, Hershey Pasta Group did not incur indebtedness or related interest expense as a division of Hershey Foods Corporation. As an independent company, New World Pasta is required to service the interest expense on any borrowings incurred by it including the debt associated with the recapitalization in which our current principals acquired control of New World Pasta and to fund its capital expenditures.



        - EBITDA represents earnings before interest, taxes, depreciation and amortization. We believe that EBITDA provides useful information regarding our ability to service our debt. EBITDA is not a measure of operating performance computed in accordance with GAAP and should not be considered as a substitute for operating income, net income, cash flows from operations, or other statement of operations or cash flow data prepared in conformity with GAAP, or as a measure of profitability or liquidity. In addition, EBITDA may not be comparable to similarly titled measures of other companies. EBITDA may not be indicative of the historical operating results of New World Pasta, and is not meant to be predictive of future results of operation or cash flows. You should also see the audited combined statements of cash flows contained within the audited combined financial statements appearing elsewhere in this prospectus. During 1998, New World Pasta incurred various legal expenses and paid retention bonuses related to the recapitalization. EBITDA on an adjusted basis without the effect of these non-recurring charges would have been $59.0 million for the year ended December 31, 1998.



        - Cash flow data for 1994 has not been presented due to the unavailability of 1993 balance sheet data.



        - Cash interest expense excludes $732,000 of amortization of debt issuance costs for the year ended December 31, 1998 and $183,000 for the three-month period ended April 4, 1999.

                SUMMARY HISTORICAL AND PRO FORMA FINANCIAL DATA


                                             YEAR ENDED DECEMBER 31,
                            ----------------------------------------------------------
                               1994          1995         1996       1997       1998
                            -----------   -----------   --------   --------   --------
                            (UNAUDITED)   (UNAUDITED)
                                          (IN THOUSANDS, EXCEPT RATIOS)
STATEMENT OF INCOME DATA:
Net sales.................   $397,770      $419,090     $407,370   $386,218   $373,096
Cost of sales.............    237,485       241,464      235,025    210,003    205,773
                             --------      --------     --------   --------   --------
Gross profit..............    160,285       177,626      172,345    176,215    167,323
Marketing expenses........     93,146       109,123      106,121    101,731     92,081
Selling, general and
  administrative
  expenses................     36,543        36,878       35,080     32,764     33,374
                             --------      --------     --------   --------   --------
Operating income..........     30,596        31,625       31,144     41,720     41,868
Interest expense..........         --            --           --         --         --
                             --------      --------     --------   --------   --------
Income (loss) before
  provision for income
  taxes...................     30,596        31,625       31,144     41,720     41,868
Provision for income
  taxes...................     13,470        13,188       12,451     16,563     15,954
                             --------      --------     --------   --------   --------
Net income (loss).........     17,126        18,437       18,693     25,157     25,914
Dividends on preferred
  stock...................         --            --           --         --         --
                             --------      --------     --------   --------   --------
Net income (loss)
  attributable to common
  stock...................   $ 17,126      $ 18,437     $ 18,693   $ 25,157   $ 25,914
                             ========      ========     ========   ========   ========
BALANCE SHEET DATA (AT END
  OF PERIOD):
Working capital...........   $ 19,621      $ 14,739     $ 15,084   $  8,183   $ 20,798
Total assets..............    293,678       259,731      246,563    231,920    225,017
Long-term debt (including
  current portion)........         --            --           --         --         --
Mandatorily redeemable
  non-voting preferred
  stock...................         --            --           --         --         --
Stockholders' equity
  (deficit)...............    234,450       194,155      183,698    162,777    166,944

                                                             PRO FORMA
                                                    ---------------------------
                             THREE MONTHS ENDED                    THREE MONTHS
                            --------------------     YEAR ENDED       ENDED
                            APRIL 5,   APRIL 4,     DECEMBER 31,     APRIL 4,
                              1998       1999           1998           1999
                            --------   ---------    ------------   ------------
                                (UNAUDITED)                 (UNAUDITED)
                                       (IN THOUSANDS, EXCEPT RATIOS)
STATEMENT OF INCOME DATA:
Net sales.................  $108,647   $  96,271      $373,096       $96,271
Cost of sales.............    59,492      51,613       205,773        51,613
                            --------   ---------      --------       -------
Gross profit..............    49,155      44,658       167,323        44,658
Marketing expenses........    29,064      27,222        92,081        27,222
Selling, general and
  administrative
  expenses................     7,934      14,252        33,374        14,252
                            --------   ---------      --------       -------
Operating income..........    12,157       3,184        41,868         3,184
Interest expense..........        --      (5,426)      (28,157)       (7,039)
                            --------   ---------      --------       -------
Income (loss) before
  provision for income
  taxes...................    12,157      (2,242)       13,711        (3,855)
Provision for income
  taxes...................     4,632       1,162         5,484           517
                            --------   ---------      --------       -------
Net income (loss).........     7,525      (3,404)        8,227        (4,372)
Dividends on preferred
  stock...................        --      (2,427)      (13,618)       (3,405)
                            --------   ---------      --------       -------
Net income (loss)
  attributable to common
  stock...................  $  7,525   $  (5,831)     $ (5,391)      $(7,777)
                            ========   =========      ========       =======
BALANCE SHEET DATA (AT END
  OF PERIOD):
Working capital...........             $  23,117
Total assets..............               351,976
Long-term debt (including
  current portion)........               310,000
Mandatorily redeemable
  non-voting preferred
  stock...................               115,912
Stockholders' equity
  (deficit)...............              (116,206)


                                             YEAR ENDED DECEMBER 31,
                            ----------------------------------------------------------
                               1994          1995         1996       1997       1998
                            -----------   -----------   --------   --------   --------
                            (UNAUDITED)   (UNAUDITED)
                                          (IN THOUSANDS, EXCEPT RATIOS)
OTHER DATA:
EBITDA....................   $ 46,466      $ 47,558     $ 47,136   $ 57,157   $ 56,515
Net cash provided by
  operating activities....        N/A        44,288       38,056     47,928     26,407
EBITDA as a percentage of
  net sales...............       11.7%         11.3%        11.6%      14.8%      15.1%
Depreciation and
  amortization
  expense.................   $ 15,870      $ 15,933     $ 15,992   $ 15,437   $ 14,647
Capital expenditures......      9,097         5,952        8,906      1,850      4,660
Cash interest expense.....         --            --           --         --         --
Ratio of pro forma EBITDA
  to cash interest........         --            --           --         --         --
Ratio of pro forma EBITDA
  to cash interest and
  preferred stock
  dividends...............         --            --           --         --         --
Ratio of earnings to
  combined fixed charges
  and preferred stock
  dividends...............         --            --           --         --         --
Deficiency of earnings
  before income taxes to
  combined fix charges and
  preferred stock
  dividends...............         --            --           --         --         --

                                                             PRO FORMA
                                                    ---------------------------
                             THREE MONTHS ENDED                    THREE MONTHS
                            --------------------     YEAR ENDED       ENDED
                            APRIL 5,   APRIL 4,     DECEMBER 31,     APRIL 4,
                              1998       1999           1998           1999
                            --------   ---------    ------------   ------------
                                (UNAUDITED)                 (UNAUDITED)
                                       (IN THOUSANDS, EXCEPT RATIOS)
OTHER DATA:
EBITDA....................  $ 15,950   $  13,966      $ 56,515       $13,966
Net cash provided by
  operating activities....     3,318       8,535          (636)        1,679
EBITDA as a percentage of
  net sales...............      14.7%       14.5%         15.1%         14.5%
Depreciation and
  amortization
  expense.................  $  3,793   $   3,571      $ 14,647         3,571
Capital expenditures......       560         625         4,660           625
Cash interest expense.....        --         963        27,425         6,856
Ratio of pro forma EBITDA
  to cash interest........        --          --           2.1x          2.0x
Ratio of pro forma EBITDA
  to cash interest and
  preferred stock
  dividends...............        --          --           1.4x          1.4x
Ratio of earnings to
  combined fixed charges
  and preferred stock
  dividends...............        --          --           1.0x           --
Deficiency of earnings
  before income taxes to
  combined fix charges and
  preferred stock
  dividends...............                 4,669            --       $ 7,260

                                  RISK FACTORS

     You should carefully consider the risk factors described below as well as all other information contained in this prospectus before deciding to tender your old notes in the exchange offer. The risk factors described below -- other than "-- Consequences Of Not Exchanging Old Notes" -- are generally applicable to the old notes as well as the new notes.

     The risks and uncertainties described below are not the only ones facing us. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may also materially and adversely affect our business operations. If any of the following risks actually occur, our business, financial condition or results of operations could be materially adversely affected.


COMPANY RISKS



     OUR SIGNIFICANT INDEBTEDNESS MAY LIMIT OUR ABILITY TO GROW AND COMPETE WITH OTHER PASTA MANUFACTURERS


     As a result of the recapitalization in which our current principals acquired control of New World Pasta, we are a highly leveraged company. At April 4, 1999, we had, after giving effect to the recapitalization and the offering of the old notes, $310.4 million of outstanding debt -- including approximately $150.0 million of senior indebtedness. We also had negative stockholders' equity of $117.2 million and negative tangible net worth of $186.7 million.

     Our level of indebtedness could have important consequences to you because it:

     - limits our ability to obtain additional financing to fund our growth strategy, working capital requirements, capital expenditures, debt service requirements or other needs;

     - limits our ability to use operating cash flow in other areas of our business because we must dedicate a substantial portion of these funds to make principal payments and fund debt service;

     - increases our vulnerability to interest rate fluctuations because much of our debt may be at variable interest rates, although a portion of this indebtedness is required to be hedged under the terms of our senior credit facilities;

     - limits our ability to compete with others who are not as highly leveraged; and

     - limits our ability to react to changing market conditions, changes in our industry and economic downturns.

     Our ability to pay principal and interest on the new notes and to satisfy our other debt obligations will depend upon our future operating performance. Prevailing economic conditions and financial, business and other factors, many of which are beyond our control, will also affect our ability to make these payments. If we cannot generate sufficient cash from operations to make scheduled payments on the new notes or to meet our other obligations, we will need to refinance our debt, obtain additional financing or sell assets. We cannot assure you that our business will generate cash flow, or that we will be able to refinance our debt or obtain additional financing, sufficient to satisfy our debt service requirements.

     IN THE EVENT THAT WE WERE TO SEEK BANKRUPTCY PROTECTION, HOLDERS OF THE NEW NOTES WOULD NOT BE REPAID UNTIL OUR SENIOR CREDIT FACILITIES ARE REPAID



     The new notes will be subordinated to all of our senior indebtedness, in particular, our senior credit facilities. At April 4, 1999, we had $150.0 million of senior indebtedness. We also may incur additional senior indebtedness consistent with the terms of our debt agreements. In the event of our bankruptcy, liquidation or dissolution, our assets would be available to pay obligations on the new notes only after all payments had been made on our senior indebtedness. We cannot assure you that sufficient assets would remain to make any payments on the new notes. In addition, some of the events of default under our senior indebtedness would prohibit us from making any payments on the new notes, including interest payments.



     OUR DEBT AGREEMENTS CONTAIN PROVISIONS WHICH RESTRICT OUR ACTIVITIES AND MAY AFFECT OUR ABILITY TO MAKE PAYMENTS TO THE HOLDERS OF NEW NOTES



     We are subject to operating and financial restrictions and covenants in our existing debt agreements, including our senior credit facilities and the indenture under which the old notes were issued and the new notes will be issued. In addition, any future financing agreements may have similar restrictions. These restrictions may adversely affect our ability to finance future operations or capital needs or to engage in other business activities. Specifically, our debt agreements restrict our ability to:


     - declare dividends or redeem or repurchase capital stock;

     - prepay, redeem or purchase debt, including the new notes;

     - incur liens and engage in sale-leaseback transactions;

     - make loans and investments;

     - incur additional indebtedness;

     - amend or otherwise change debt and other material agreements;

     - make capital expenditures;

     - engage in mergers, acquisitions and asset sales;

     - enter into transactions with our affiliates; and

     - change our primary business.


A breach of any of these restrictions could cause a default under our senior credit facilities, other debt agreements, the old notes or the new notes. A significant portion of our indebtedness then may become immediately due and payable. We are not certain whether we would have, or would be able to obtain, sufficient funds to make these accelerated payments, including payments on the new notes.



     If our cash flow is insufficient to meet our payment obligations and we are unable to refinance or obtain sufficient additional financing, we could be forced to sell our assets on unfavorable terms to make up for any shortfall in our payment obligations. Our senior credit facilities restrict our ability to sell assets and also restrict the use of any proceeds from sales of assets. Moreover, our senior credit facilities are secured by substantially all of our assets and our obligations under the new notes are subordinate to our obligations under the senior credit facilities. We cannot be sure that our assets will be sufficient in value or could be sold quickly enough or for sufficient amounts to enable us to meet our obligations, including our obligations with respect to the new notes. Furthermore, a substantial portion of our assets are, and may continue to be, intangible assets. Therefore, it may be difficult for the holders of the new notes to be paid in the event of an acceleration of the new notes. For a further description of the restrictions imposed on New World Pasta by the terms of our debt agreements, see the discussion below under the caption "Description of the Notes -- Covenants" on pages 98 to 114 and "Description of Other Indebtedness" on pages 144 to 145.



     BECAUSE WE DO NOT HAVE AN INDEPENDENT OPERATING HISTORY, WE MAY NOT BE ABLE TO ACCURATELY PREDICT OUR WORKING CAPITAL REQUIREMENTS


     Since 1966, our business operations have been conducted by various entities owned directly or indirectly by Hershey Foods Corporation, and we do not have an independent operating history. While owned by Hershey, we were able to use some of the financial and administrative resources and infrastructure of Hershey in such areas as treasury, legal, systems and benefits administration. As a result of the recapitalization in which our current principals acquired control of New World Pasta, we will now be required to supplement our financial, administrative and other resources to provide services necessary to operate successfully as an independent company. We will also need to fund our working capital requirements and other cash needs from our cash flow and other sources. We have a $50.0 million revolving credit facility -- all of which was available for borrowing as of June 15, 1999 -- that can be used to fund our working capital and other general corporate requirements. Our cash flow and the revolving credit facility may not, however, be adequate to meet our working capital and other cash needs in the future.


     WHEN OUR TRANSITIONAL SERVICES AGREEMENT WITH HERSHEY FOODS CORPORATION EXPIRES, WE MAY HAVE DIFFICULTY OBTAINING SUBSTITUTE SERVICES AT A REASONABLE COST


     In connection with the recapitalization, we entered into a Transitional Services Agreement in which Hershey Foods Corporation agreed to continue to provide us with a variety of services for a period generally not to exceed six months from January 28, 1999. Under the Transitional Services Agreement, Hershey Foods Corporation continues to provide us with the following services:

     - systems technology services; and

     - benefits administration.


When this agreement terminates, we will have to provide these services in-house or contract with third parties. We cannot assure you that we have accurately assessed the difficulties and costs of replacing these services and successfully operating as an independent company.



     BECAUSE OUR HISTORICAL FINANCIAL INFORMATION MAY NOT BE COMPARABLE TO FUTURE PERIODS, OUR FINANCIAL STATEMENTS MAY NOT ACCURATELY REFLECT CHANGES IN OUR FINANCIAL POSITION


     The historical financial information included in this prospectus may not necessarily reflect our results of operations, financial position and cash flows in the future or be illustrative of what our results of operations, financial position and cash flows would have been had we been a separate, independent entity during the periods presented. The historical financial information included in this prospectus does not reflect many significant changes that have occurred in our capital structure, funding and operations as a result of the recapitalization in which our current principals acquired control of New World Pasta and the offering of the old notes or the additional costs we expect to incur in operating as an independent company. For example, funds required for working capital and other cash needs historically were obtained from Hershey Foods Corporation on an interest-free intercompany basis without any debt service requirement. In addition, because we cannot currently estimate these adjustments, the pro forma combined financial statements appearing elsewhere in this prospectus do not reflect the potentially significant working capital adjustments that may be required subsequent to the completion of the recapitalization. Also, Hershey Foods Corporation's cash management system -- in which Hershey Pasta Group participated -- historically resulted in Hershey Pasta Group maintaining zero cash balances. As a result, our results of operations and financial condition subsequent to the recapitalization are not and will not be comparable to prior periods. In addition, the information regarding the results of operations, cash flows and financial condition of Hershey Pasta Group for 1994 and 1995 are unaudited. If this information had been audited, the results for these periods might have been different.


     BECAUSE OF FACTORS BEYOND OUR CONTROL, WE MAY BE UNABLE TO ACHIEVE OUR BUSINESS STRATEGIES


     Our business plan for New World Pasta depends upon our successful execution of our business strategies and cost saving initiatives. However, we cannot assure you that we will successfully implement our plans or that the costs of implementing our plans will not be greater than currently expected. We also cannot be sure as to the timing or amount of any positive changes which may be realized as a result of our business strategies or that the changes in our business strategy might not result in unanticipated material adverse consequences.

     Our future results of operations will also depend upon a number of factors and events, some of which are beyond our control, including the following:

     - the levels of demand for our existing products;

     - our ability to develop new products and successfully implement our marketing initiatives;

     - our ability to maintain acceptable profit margins on product sales;

     - our ability to increase our private label business;

     - our ability to control our costs and repay our indebtedness;

     - the substantial competition we encounter;

     - our transition to operating as an independent company and the costs associated with that transition; and

     - possible changes in the pasta industry or the grocery industry and general economic conditions.


     THE INTERESTS OF OUR CONTROLLING STOCKHOLDER, JOSEPH LITTLEJOHN & LEVY, MAY CONFLICT WITH YOUR INTERESTS AS A NEW NOTE HOLDER


     Joseph Littlejohn & Levy Fund III, L.P., which is controlled by Joseph Littlejohn & Levy, beneficially owns 83.4% of our outstanding common stock and voting power through its membership interest in New World Pasta, LLC. As a result of its voting power and a stockholders agreement among the holders of our common stock, Joseph Littlejohn & Levy Fund III, L.P. is in a position to elect a majority of our board of directors and control all matters affecting New World Pasta, including any determination with respect to:

     - the direction and policies of New World Pasta;

     - the acquisition and disposition of assets;

     - future issuances of common and preferred stock or other securities;

     - our future incurrence of debt; and

     - any dividends on our common stock or preferred stock.

     Some decisions concerning the operations or financial structure of New World Pasta may present conflicts of interest between Joseph Littlejohn & Levy Fund III, L.P. and the holders of the new notes. If we encounter financial difficulties, or we are unable to pay our debts as they mature, the interests of our equity holders might conflict with those of the holders of the new notes. In addition, our equity holders may have an interest in pursuing acquisitions, divestitures, financings or other transactions, that, in their judgment, could enhance their equity investment, even though these transactions might involve risks to the holders of the new notes.


     MILLER MILLING COMPANY'S PROCUREMENT ACTIVITIES MAY NEGATIVELY AFFECT OUR ABILITY TO BENEFIT FROM REDUCED DURUM/SEMOLINA PRICES UNDER SOME CIRCUMSTANCES



     Miller Milling Company will have responsibility, on behalf of New World Pasta, for procurement of all of New World Pasta's durum/semolina requirements. The prices we will pay for durum/semolina under procurement arrangements with Miller Milling Company will be based upon prevailing market prices. Miller Milling Company will attempt to minimize the effects of durum/semolina cost fluctuations through forward purchase contracts and, where appropriate, hedging activities but these practices also may temporarily affect our ability to benefit from possible durum/semolina cost decreases.



     OUR RELIANCE ON A SINGLE VENDOR FOR OUR RAW MATERIAL PROCUREMENT MAY EXPOSE US TO RISKS RELATED TO OUR VENDOR'S FINANCIAL CONDITION AND ABILITY TO PERFORM ITS OBLIGATIONS



     New World Pasta has historically sourced up to 67% of its durum/semolina needs through Miller Milling Company under two milling agreements. We have negotiated a procurement agreement with Miller Milling Company to supply us with all of our additional durum/semolina needs at a competitive rate. Despite the expected advantages associated with having a single procurement source for our durum/semolina needs, we may not obtain the expected benefits from this relationship. Moreover, an adverse change in, or termination or expiration without renewal of, our relationship with Miller Milling Company could have a material adverse effect on our business, financial condition and results of operations. Similarly, any downturn in the financial viability of Miller Milling Company, or its ability to perform under our contracts, would negatively impact our business. If we had to obtain durum/semolina from alternative sources, we might not be able to do so on equally favorable terms.

     TWO OF OUR SENIOR MANAGEMENT MEMBERS ARE PRINCIPALS OF OUR LARGEST RAW MATERIAL SUPPLIER



     Two of the principals of Miller Milling Company, Messrs. Miller and Snow, are executive officers and directors of New World Pasta. As a result, there may be conflicts between their interests as officers of New World Pasta and the interests of Miller Milling Company, which is neither owned nor controlled by New World Pasta. For a further discussion of the relationship between New World Pasta and Miller Milling Company, see "Business -- Miller Milling Company" beginning on page 75 and "Certain Relationships and Related Transactions" beginning on page 88.



     THE LOSS OF ANY OF OUR KEY PERSONNEL WITH PASTA INDUSTRY EXPERTISE COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR FINANCIAL CONDITION



     Our operations and prospects depend in large part on the performance of our senior management team. The team includes: Mickey Skinner, Chairman of the Board and Chief Executive Officer; John Miller, Co-Chairman and President; Michael Snow, Executive Vice President; James Bohenick, Vice President -- Finance and Chief Financial Officer; Clifford Larsen, Executive Vice President -- Marketing and Sales; and Mark Kimmel, Vice President, Administration and Development and General Counsel. We cannot be sure that we would be able to find qualified replacements for any of these individuals if their services were no longer available. The loss of the services of one or more members of our senior management team could have a material adverse effect on our business, financial condition and results of operations. We do not currently maintain key person life insurance on any of our key employees. We do, however, have employment agreements with Messrs. Skinner, Miller and Snow. Messrs. Miller and Snow are also employees of Miller Milling Company and will be devoting a considerable portion of their business time to activities on behalf of Miller Milling Company. For further information regarding our senior management team, see the discussion below under the caption "Management" beginning on page 80.



     WE MAY BE SUBJECT TO LIABILITY IF ENVIRONMENTAL PROBLEMS AT OUR PROPERTIES ARE DISCOVERED IN THE FUTURE



     Various federal, state and local laws and regulations impose liability on current or former real property owners or operators for the cost of investigating, cleaning up or removing contamination caused by hazardous or toxic substances at the property. In addition, these laws impose liability for clean-up costs on persons who disposed of or arranged for the disposal of hazardous substances at third-party sites. A number of current and former Hershey Pasta Group facilities have been operated as manufacturing facilities for some time. Consequently, we cannot be sure that we will not incur liability in the future if evidence of environmental problems is discovered in the future.



     This liability may be imposed regardless of whether the original actions were legal or whether we knew of, or were responsible for, the presence of hazardous or toxic substances. This liability may be joint and several with other parties. If the liability is joint and several, we could be responsible for payment of the full amount of the liability, whether or not any other responsible party is also liable.



     In addition, our operations are subject to extensive environmental laws and regulations concerning, among other things, emissions to air, discharges to water, and the generation, treatment and disposal of wastes and other materials. We may also incur costs and expenses in connection with the repair or upgrade of our facilities to meet existing or new requirements under environmental laws. In many instances, the ultimate costs and the time period during which costs are likely to be incurred are difficult to predict.



INDUSTRY RISKS



     EXPECTED INCREASES IN THE PRODUCTION CAPACITIES OF OUR COMPETITORS MAY CREATE PRICE PRESSURE AND NEGATIVELY AFFECT OUR PROFIT MARGINS


     We operate in a highly competitive environment and compete against numerous national, regional and foreign companies, as well as many smaller companies, in the procurement of raw materials, the development of new pasta products and product lines, the improvement and expansion of previously introduced pasta products and product lines and the production, marketing and sale of pasta products. Our main competitors are American Italian Pasta Company, Barilla G.ER.F. LLI S.p.A., Bestfoods Inc., Borden Food Holdings Corporation and Dakota Growers Pasta Company. Some of our competitors have greater production capacity and financial or other resources than we have.

     Many pasta producers have disclosed that they recently increased or intend to increase production capacity by either constructing new facilities or expanding existing facilities by adding additional processing lines. This increase in our competitors' capacity could cause increased competition for sales, potentially causing pressure on profit margins. If increased competition were to occur, it could have a material adverse effect on our business, financial condition and results of operations.


     BECAUSE RETAIL PASTA SALES ARE DECLINING, OUR EFFORTS TO INCREASE OUR MARKET SHARE AND SALES VOLUME MAY BE UNSUCCESSFUL



     We cannot assure you that our marketing initiatives will be sufficient to offset the overall decline in retail pasta sales. Retail pasta sales, as measured by Information Resources, Inc., have been declining since 1997, and the rate of decline has been increasing. Although retail private label sales have increased during this period, this increase has been more than offset by a decrease in retail branded pasta sales. Furthermore, sales of dry pasta through our primary distribution channels -- grocery store chains and grocery wholesalers -- have declined, as measured by Information Resources, Inc. You should note that in making this calculation, Information Resources, Inc. does not include sales through mass merchants and club stores, where we also sell our products. In addition, Hershey Pasta Group has historically had a limited share of the private label market. We plan to increase our activity in the private label business, but we cannot assure you that we will successfully implement our plans or that the successful implementation of those plans will be sufficient to offset the overall decline in retail pasta sales.



     WE ARE EXCLUSIVELY FOCUSED ON THE DRY PASTA INDUSTRY AND ARE SUBJECT TO RISKS ARISING FROM REDUCED DEMAND FOR DRY PASTA AND CHANGES IN PRICING


     We have focused exclusively on the dry pasta industry and expect to continue to derive substantially all of our revenues from the sale of dry pasta and pasta-related products. Because of this product concentration, any decline in the demand or pricing for dry pasta, any shift in consumer preferences away from dry pasta, or any other factor that adversely affects the pasta market, could have a more significant adverse effect on our business, financial condition and results of operations. In addition, our pasta production equipment is highly specialized and is not adaptable to the production of non-pasta food products.

     OUR PROFITABILITY IS SUBJECT TO FLUCTUATIONS IN THE PRICES OF DURUM/SEMOLINA AND OTHER RAW MATERIALS, WHICH HISTORICALLY HAVE BEEN VOLATILE, AND OUR PRICING STRUCTURE MAY NOT ALLOW US TO OFFSET THE COST INCREASES CAUSED BY THIS VOLATILITY


     The principal raw material in our products is semolina, a flour made from durum wheat. Durum/semolina is used almost exclusively in pasta production and is a narrowly traded commodity crop. As a result, the profitability of New World Pasta will be subject to changes in the market prices for durum/semolina.

     The supply and price of durum/semolina are subject to market conditions and are influenced by numerous factors beyond our control, including general economic conditions, natural disasters, weather conditions, agricultural problems such as pestilence, competition and governmental programs and regulations. The cost of durum/semolina has varied in recent years and future changes in durum/semolina costs may cause our results of operations and profit margins to fluctuate significantly.


     We also rely on the supply of packaging materials, primarily cartons, flexible packaging and corrugated cardboard, which have experienced price fluctuations as well. A large, rapid increase in the cost of these raw materials could have a material adverse effect on our business, financial condition and results of operations.


     Historically, changes in prices of our pasta products have lagged behind changes in our raw material costs. Competitive pressures may also limit our ability to raise prices in response to increased raw material costs in the future. Accordingly, we cannot assure you that we will be able to offset raw material cost increases with increased product prices. For further information regarding the impact on our business of raw material costs, see the discussions below under the captions "Management's Discussion and Analysis of Financial Condition and Results of Operations" beginning on page 48 and "Business -- Raw Materials" on pages 74 to 75.


     NEW WORLD PASTA AND ITS SUPPLIERS COULD BE AFFECTED BY THE YEAR 2000
PROBLEM


     Because computers, software and other equipment include a computer code in which calendar year data is abbreviated to only two digits, some of these systems could fail to operate or fail to produce correct results because they may misinterpret "00" to mean the year 1900, rather than the year 2000. This is widely known as the "Year 2000 Problem." The Year 2000 Problem affects some of our computers, software and equipment. If we fail to properly recognize and address the Year 2000 Problem in our systems, our business, financial condition and results of operations could be materially adversely affected.

     New World Pasta expects to incur incremental expenses of approximately $1.0 million through the end of 1999 to resolve any known Year 2000 Problems that relate to mission critical systems. There can be no assurance, however, that these incremental costs will not exceed our current expectations, perhaps to a significant extent. In addition, if Miller Milling Company or any of our other suppliers or customers fails to resolve its Year 2000 Problems, our business could be disrupted or otherwise materially adversely affected.


     OUR SALES OF FOOD PRODUCTS EXPOSE US TO THE RISK OF PRODUCT LIABILITY
CLAIMS



     The sale of food products for human consumption involves the risk of injury to consumers. These injuries may result from tampering by unauthorized third parties, product contamination or spoilage, including the presence of foreign objects, substances, chemicals, aflatoxin and other agents, or residues introduced during the growing, storage, handling or transportation phases. We have from time to time been involved in a limited number of product liability lawsuits, none of which was material to our business. We cannot be sure that consumption of our products will not cause a health-related illness in the future or that we will not be subject to claims or lawsuits relating to these matters. In addition, we cannot be sure that we will not incur claims or liabilities for which we are not insured or that exceed the amount of our insurance coverage.


     WE ARE SUBJECT TO THE RISK OF UNION DISPUTES AND ADVERSE EMPLOYEE RELATIONS

     Some of our employees are unionized. A dispute between us and our employees, or between any of our major suppliers or customers and its employees, could have a material adverse effect on our business, financial condition and results of operations. As of December 1998, approximately 56% of our employees were represented by The Bakery, Confectionary and Tobacco Worker's Union of America, United Foods and Commercial Workers International Union, International Union of Operating Engineers or the Teamsters. Our collective bargaining agreements with these unions expire at various times and are generally renegotiated every three years. We cannot assure you that satisfactory renegotiations will be obtained. For further information regarding our labor relations and the scheduled renegotiation of our collective bargaining agreements, see "Business -- Employees" on pages 78 to 79.


     BECAUSE WE MUST SHIP RAW MATERIALS TO OUR PRODUCTION FACILITIES AND FINISHED PRODUCTS TO OUR DISTRIBUTION CENTERS, WE ARE SUBJECT TO ADVERSE TRANSPORTATION RISKS



     Durum/semolina is shipped to our production facilities in Virginia, Pennsylvania, Kansas, Kentucky, California and Nebraska directly from North Dakota and Canada -- and potentially Mexico, should some of our durum/semolina supply be sourced from Mexico in the future. An extended interruption in our ability to ship durum/semolina to our facilities could have a material adverse effect on our business, financial condition and results of operations. Similarly, any extended disruption in the distribution of our finished pasta products could have a material adverse effect on our business, financial condition and results of operations. While we would attempt to transport these materials by alternative means if we were to experience an interruption due to strike, natural disasters or otherwise, we cannot be sure that we would be able to do so or be successful in doing so in a timely and cost-effective manner. For further information regarding our transportation and distribution arrangements, see the discussion below under the caption "Business -- Transportation and Distribution" on page 73.



     BECAUSE WE USE IMPORTED RAW MATERIALS AND COMPETE WITH FOREIGN PASTA PRODUCERS, WE MAY BE ADVERSELY AFFECTED BY GOVERNMENT TRADE POLICIES


     Our operations may be affected by governmental trade policies and regulations, including those impacting the volume of pasta and the amount of durum/semolina imported from Canada, and potentially Mexico, should some of our durum/semolina supply be sourced from Mexico in the future. Pricing policy actions by the Canadian Wheat Board in recent years may have resulted in increased sales of Canadian durum/ semolina in the United States and lower durum/semolina prices. These actions have resulted in complaints from durum/semolina growers in the United States, and a continuing dispute over possible restrictions on durum/semolina imports. If restrictions are implemented, they could negatively impact our business.

     Domestic pasta prices are also influenced by competition from foreign pasta producers and, as such, by the trade policies of both the U.S. government and foreign governments. In 1996, a U.S. Department of Commerce investigation determined that several Italian and Turkish pasta producers were selling pasta at less than fair value in U.S. markets, and some were benefitting from subsidies from their respective governments. Consequently, the U.S. International Trade Commission imposed punitive anti-dumping and countervailing duties on pasta imported from both nations, effective July 1996. However, foreign pasta producers have also entered the U.S. pasta market by establishing production facilities in the United States, further increasing competition in the U.S. pasta market.


OFFERING RISKS



     OUR SUBSIDIARIES' GUARANTEES COULD BE VOID IF THEY ARE FOUND BY A COURT TO BE FRAUDULENT CONVEYANCES


     Some of our subsidiaries will guarantee the new notes. The issuance of these guarantees could be subject to review under applicable fraudulent transfer or conveyance laws in a bankruptcy or other similar proceeding. Under these laws, the issuance of a guarantee will be a fraudulent conveyance if either (1) the subsidiary issued the guarantee with the intent of hindering, delaying or defrauding its creditors, or (2) the subsidiary received less than reasonably equivalent value or fair consideration in return for issuing the guarantee, and, in the case of (2) only, one of the following is also true:

     - the subsidiary was insolvent or became insolvent when it issued the guarantee,

     - issuing the guarantee left the subsidiary with an unreasonably small amount of capital, or

     - the subsidiary intended to, or believed that it would, be unable to pay its debts as they matured.

If the issuance of any guarantee were found by a court to be a fraudulent conveyance, a court could, among other things, void the subsidiary's obligations under the guarantee and require the repayment of any amounts paid under the guarantee.

     Generally, an entity will be considered insolvent if:

     - the sum of its debts is greater than the fair value of its property,

     - the present fair value of its assets is less than the amount that it will be required to pay on its existing debts as they become due, or

     - it cannot pay its debts as they become due.

     We believe that immediately after issuance of the new notes in the exchange offer, our subsidiaries will be solvent, will have sufficient capital to carry on their businesses and will be able to pay their debts as they mature. We cannot be sure, however, as to what standard a court would apply in making these determinations or that a court would reach the same conclusions with regard to these issues.


     BECAUSE THERE IS NO ESTABLISHED TRADING MARKET FOR THE NOTES, YOU MAY FIND IT DIFFICULT TO SELL YOUR NOTES


     There is no established trading market for the new notes or the old notes. Although Morgan Stanley & Co. Incorporated and Scotia Capital Markets (USA) Inc., the placement agents from the offering of the old notes, have informed us that they currently intend to make a market in the new notes, they have no obligation to do so and may discontinue making a market at any time without notice.

     We do not intend to apply for listing of the new notes on any national securities exchange or for quotation through The Nasdaq National Market.

     The liquidity of any market for the new notes will depend upon the number of holders of the new notes, the performance of New World Pasta, the market for similar securities, the interest of securities dealers in making a market in the new notes and other factors relating to New World Pasta. A liquid trading market may not develop for the new notes. In addition, to the extent old notes are tendered and accepted in the exchange offer, the trading market, if any, for the old notes would be adversely affected.


     HOLDERS WHO FAIL TO EXCHANGE THEIR OLD NOTES WILL CONTINUE TO BE SUBJECT TO RESTRICTIONS ON TRANSFERS



     If you do not exchange your old notes for new notes in the exchange offer, you will continue to be subject to the restrictions on transfer of your old notes described in the legend on the certificates for your old notes. The restrictions on transfer of your old notes arise because we issued the old notes under exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, you may only offer or sell the old notes if they are registered under the Securities Act and applicable state securities laws, or offered and sold under an exemption from these requirements. We do not plan to register the old notes under the Securities Act. For further information regarding the consequences of tendering your old notes in the exchange offer, see the discussions below under the captions "The Exchange Offer -- Consequences of Exchanging or Failing to Exchange Old Notes" on page 32 and "Material United States Federal Income Tax Consequences" on pages 33 to 36.


     SOME HOLDERS WHO EXCHANGE THEIR OLD NOTES MAY BE DEEMED TO BE UNDERWRITERS

     If you exchange your old notes in the exchange offer for the purpose of participating in a distribution of the new notes, you may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.


     BECAUSE OF RISKS AND UNCERTAINTIES BEYOND OUR CONTROL, THE FORWARD-LOOKING STATEMENTS IN THIS PROSPECTUS MAY NOT PROVE TO BE ACCURATE



     This prospectus includes or incorporates forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. Many of these statements may be identified by the use of forward-looking words such as "believe," "expect," "anticipate," "should," "planned," "estimated," and "potential," among others. These forward-looking statements are subject to risks, uncertainties and assumptions, including the following:


     - our high degree of leverage;

     - our ability to service indebtedness incurred as a result of the recapitalization transaction in which we acquired New World Pasta Company from Hershey;

     - our lack of history as an independent operating company;

     - our ability to successfully implement our business strategies;

     - our ability to realize cost savings and operating synergies from better plant utilization and sourcing arrangements;


     - the risks associated with several of our new marketing initiatives;

     - intense levels of competition in the pasta industry;

     - the historical variability in the price of raw materials;

     - our dependence on a single key supplier;

     - our ability to implement our year 2000 compliance plan; and

     - our ability to successfully integrate any future acquisitions.


     These forward-looking statements are also subject to the risks, uncertainties and assumptions discussed above, as well as under the caption "Management's Discussion and Analysis of Financial Condition and Results of Operations" on pages 48 to 59.


                                USE OF PROCEEDS

     We will not receive any cash proceeds from the issuance of the new notes in the exchange offer. We will receive old notes in like principal amount in exchange for the issuance of the new notes in the exchange offer. We will cancel all old notes surrendered in exchange for new notes in the exchange offer.

     The net proceeds from the offering of the old notes, after deducting underwriting discounts and our expenses, were approximately $155,276,500 and were used to refinance our then outstanding senior subordinated increasing rate notes due January 28, 2000 and repay a $50.0 million term loan.

     The senior subordinated increasing rate notes bore interest at a floating rate, adjusted quarterly, equal to the greater of


        - 3-month U.S. Dollar London Inter-Bank Offered Rate plus 5.75%,



        - the base rate as announced by Citibank, N.A. plus 4.50% or



        - the yield on specified U.S. Treasury obligations plus 6.25%.


The interest rate increased the longer the senior subordinated increasing rate notes were outstanding, to a maximum of 18.0%. The senior subordinated increasing rate notes were scheduled to be due on January 28, 2000 and were issued to finance a portion of the recapitalization in which our current principals acquired control of New World Pasta.


     Borrowings under the $50.0 million term loan were also used to finance a portion of the recapitalization in which our current principals acquired control of New World Pasta. The material terms of the $50.0 million term loan are described below under the caption "Description of Other Indebtedness." For further information regarding the current indebtedness of New World Pasta, see "Capitalization."

                               THE EXCHANGE OFFER

TERMS OF THE EXCHANGE OFFER; PERIOD FOR TENDERING OLD NOTES


     On February 19, 1999, we issued an aggregate principal amount of $160,000,000 of our 9 1/4% Senior Subordinated Notes due 2009 in offerings under Rule 144A and Regulation S of the Securities Act that were not registered under the Securities Act. The old notes were issued, and the new notes will be issued, under an indenture, dated as of February 19, 1999, by and among New World Pasta, New World Pasta's wholly owned subsidiaries, Pasta Group, L.L.C. and Winchester Pasta, L.L.C., as subsidiary guarantors, and The Bank of New York, as trustee. We sold the old notes to Morgan Stanley & Co. Incorporated and Scotia Capital Markets (USA) Inc., as placement agents, under a Purchase Agreement, dated February 11, 1999, among New World Pasta, Pasta Group, L.L.C., Winchester Pasta, L.L.C., Morgan Stanley and Scotia Capital Markets. When we sold the old notes to Morgan Stanley and Scotia Capital Markets, we also signed a Registration Rights Agreement in which we agreed to exchange all the issued and outstanding old notes for a like principal amount of our 9 1/4% Senior Subordinated Exchange Notes due 2009. The terms of the new notes are substantially identical to those of the outstanding old notes, except that the transfer restrictions and registration rights relating to the old notes do not apply to the new notes.


     This prospectus and the enclosed letter of transmittal constitute an offer to exchange new notes for all of the issued and outstanding old notes. This exchange offer is being extended to all holders of the old notes. As of the date of this prospectus, $160,000,000 aggregate principal amount of the old notes are outstanding. This prospectus and the enclosed letter of transmittal are first
being sent on or about [               ], 1999, to all holders of old notes
known to us. Subject to the conditions listed below, we will accept for exchange all old notes which are properly tendered on or prior to the expiration of the exchange offer and not withdrawn as permitted below. The exchange offer will
expire at 5:00 p.m., New York City time, on [               ], 1999. However, if
we, in our sole discretion, extend the period of time during which the exchange offer is open, the exchange offer will expire at the latest time and date to which we extend the exchange offer. Our obligation to accept old notes for exchange in the exchange offer is subject to the conditions listed below under the caption "-- Conditions to the Exchange Offer."

     We expressly reserve the right, at any time and from time to time, to extend the period of time during which the exchange offer is open, and thereby delay acceptance for exchange of any old notes. If we elect to extend the period of time during which the exchange offer is open, we will give you oral or written notice of the extension and delay, as described below. During any extension of the exchange offer, all old notes previously tendered and not withdrawn will remain subject to the exchange offer and may be accepted for exchange by us. We will return to the registered holder, at our expense, any old notes not accepted for exchange as promptly as practicable after the expiration or termination of the exchange offer. In the case of an extension, we will issue a press release or other public announcement no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration of the exchange offer.

     We expressly reserve the right to amend or terminate the exchange offer, and not to accept for exchange any old notes not previously accepted for exchange if any of the events described below under the caption "-- Conditions to the Exchange Offer" should occur. We will give you oral or written notice of any amendment, termination or non-acceptance as promptly as practicable.

     Following completion of the exchange offer, we may, in our sole discretion, commence one or more additional exchange offers to those old note holders who did not exchange their old notes for new notes. The terms of these additional exchange offers may differ from those applicable to this exchange offer, as provided in the Registration Rights Agreement. We may use this prospectus, as amended or supplemented from time to time, in connection with any additional exchange offers. These additional exchange offers will take place from time to time until all outstanding old notes have been exchanged for new notes, subject to the terms and conditions contained in the prospectus and letter of transmittal we will distribute in connection with the additional exchange offers.

PROCEDURES FOR TENDERING OLD NOTES

     Old notes tendered in the exchange offer must be in denominations of $1,000 principal amount and any integral multiple thereof.


     When you tender your old notes, and we accept the old notes, this will constitute a binding agreement between you and New World Pasta, subject to the terms and conditions set forth in this prospectus and the enclosed letter of transmittal. Unless you comply with the procedures described below under the caption "-- Guaranteed Delivery Procedures," you must do one of the following on or prior to the expiration of the exchange offer to participate in the exchange offer:


     - tender your old notes by sending the certificates for your old notes, in proper form for transfer, a properly completed and duly executed letter of transmittal, with any required signature guarantees, and all other documents required by the letter of transmittal, to The Bank of New York, as exchange agent, at one of the addresses listed below under the caption "-- Exchange Agent"; or

     - tender your old notes by using the book-entry procedures described below under the caption "-- Book-Entry Transfer" and transmitting a properly completed and duly executed letter of transmittal, with any required signature guarantees, or an agent's message instead of the letter of transmittal, to The Bank of New York, as exchange agent, at one of the addresses listed below under the caption "-- Exchange Agent."

     In order for a book-entry transfer to constitute a valid tender of your old notes in the exchange offer, the exchange agent must receive a confirmation of book-entry transfer of your old notes into the exchange agent's account at The Depository Trust Company prior to the expiration of the exchange offer. The term "agent's message" means a message, transmitted by The Depository Trust Company and received by the exchange agent and forming a part of the book-entry confirmation, which states that The Depository Trust Company has received an express acknowledgment from you that you have received and have agreed to be bound by the letter of transmittal. If you use this procedure, we may enforce the letter of transmittal against you.

     THE METHOD OF DELIVERY OF CERTIFICATES FOR OLD NOTES, LETTERS OF TRANSMITTAL, AGENT'S MESSAGES AND ALL OTHER REQUIRED DOCUMENTS IS AT YOUR ELECTION. IF YOU DELIVER YOUR OLD NOTES BY MAIL, WE RECOMMEND REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED. IN ALL CASES, YOU SHOULD ALLOW SUFFICIENT TIME TO ASSURE TIMELY DELIVERY. DO NOT SEND CERTIFICATES FOR OLD NOTES, LETTERS OF TRANSMITTAL OR AGENT'S MESSAGES TO US.


     Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless you are either (1) a registered old note holder and have not completed the box entitled "Special Issuance Instructions" or "Special Delivery

Instructions" on the letter of transmittal or (2) you are exchanging old notes for the account of an eligible guarantor institution. An eligible guarantor institution means:


     - Banks, as defined in Section 3(a) of the Federal Deposit Insurance Act;



     - Brokers, dealers, municipal securities dealers, municipal securities brokers, government securities dealers and government securities brokers, as defined in the Securities Exchange Act of 1934, as amended;



     - Credit unions, as defined in Section 19B(1)(A) of the Federal Reserve
       Act;



     - National securities exchanges, registered securities associations and clearing agencies, as these terms are defined in the Exchange Act; and



     - Savings associations, as defined in Section 3(b) of the Federal Deposit Insurance Act.


     If signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, the guarantor must be an eligible guarantor institution. If you plan to sign the letter of transmittal but you are not the registered holder of the old notes -- which term, for this purpose, includes any participant in The Depository Trust Company's system whose name appears on a security position listing as the owner of the old notes -- you must have the old notes signed by the registered holder of the old notes and that signature must be guaranteed by an eligible guarantor institution. You may also send a separate instrument of transfer or exchange signed by the registered holder and guaranteed by an eligible guarantor institution, but that instrument must be in a form satisfactory to us in our sole discretion. In addition, if a person or persons other than the registered holder or holders of old notes signs the letter of transmittal, certificates for the old notes must be endorsed or accompanied by appropriate bond powers, in either case signed exactly as the name or names of the registered holder or holders that appear on the certificates for old notes.

     All questions as to the validity, form, eligibility -- including time of receipt -- and acceptance of old notes tendered for exchange will be determined by us in our sole discretion. Our determination will be final and binding. We reserve the absolute right to reject any and all tenders of old notes improperly tendered or to not accept any old notes, the acceptance of which might be unlawful as determined by us or our counsel. We also reserve the absolute right to waive any defects or irregularities or conditions of the exchange offer as to any old notes either before or after the expiration of the exchange offer -- including the right to waive the ineligibility of any holder who seeks to tender old notes in the exchange offer. Our interpretation of the terms and conditions of the exchange offer as to any particular old notes either before or after the expiration of the exchange offer -- including the terms and conditions of the letter of transmittal and the accompanying instructions -- will be final and binding. Unless waived, any defects or irregularities in connection with tenders of old notes for exchange must be cured within a reasonable period of time, as determined by us. Neither we, The Bank of New York, as exchange agent, nor any other person has any duty to give notification of any defect or irregularity with respect to any tender of old notes for exchange, nor will we have any liability for failure to give this notification.

     If you are a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation, or act in a similar fiduciary or representative capacity, and wish to sign the letter of transmittal or any certificates for old notes or bond powers, you must indicate your status when signing. If you are acting in any of these capacities, you must submit proper evidence satisfactory to us of your authority to so act unless we waive this requirement.

     By tendering your old notes, you represent to us:

     - that you are not an "affiliate" of New World Pasta, as defined in Rule 405 under the Securities Act;

     - that any new notes you receive in the exchange offer are being acquired by you in the ordinary course of your business;

     - that at the time of the commencement of the exchange offer, you do not have any arrangement or understanding with any person to participate in the distribution of the new notes, as defined in the Securities Act, in violation of the Securities Act;

     - if you are not a participating broker-dealer, that you are not engaged in, and do not intend to engage in, the distribution of the new notes, as defined in the Securities Act; and

     - if you are a participating broker-dealer, that you will receive the new notes for your own account in exchange for old notes that were acquired by you as a result of your market-making or other trading activities and that you will deliver a prospectus in connection with any resale of the new notes you receive.

As used in this prospectus, a "participating broker-dealer" is a broker-dealer that receives new notes for its own account in exchange for old notes that it acquired as a result of market-making or other trading activities. The SEC has taken the position that participating broker-dealers may fulfill their prospectus delivery requirements with respect to resales of the new notes -- other than a resale of an unsold allotment from the original sale of the old notes -- by delivering this prospectus to prospective purchasers. For further information regarding participating broker-dealers and the prospectus delivery requirement, see "Plan of Distribution."

ACCEPTANCE OF OLD NOTES FOR EXCHANGE; DELIVERY OF NEW NOTES

     Upon satisfaction or waiver of all of the conditions to the exchange offer, we will accept, promptly after the expiration of the exchange offer, all old notes properly tendered and will issue the new notes promptly after acceptance of the old notes. For purposes of the exchange offer, we will be deemed to have accepted properly tendered old notes for exchange when, as and if we have given oral or written notice of acceptance to The Bank of New York, as exchange agent, with written confirmation of any oral notice to be given promptly after any oral notice.

     For each old note accepted for exchange in the exchange offer, the holder of the old note will receive a new note having a principal amount at maturity equal to that of the surrendered old note. Interest on the new note will accrue:

     (1) from the later of (a) the last date to which interest was paid on the old note surrendered in exchange for the new note or (b) if the old note is surrendered for exchange on a date in a period which includes the record date for an interest payment date to occur on or after the date of the exchange and as to which interest will be paid, the date to which interest will be paid on such interest payment date; or

     (2) if no interest has been paid on the old note, from and including February 19, 1999.

If the exchange offer is not completed by [the 35th day following effectiveness of the registration statement], 1999, and New World Pasta does not have an effective shelf registration statement on file with the SEC to register the old notes on that date, the interest rate on the old notes will increase by 0.5% every 90 days, up to a maximum increase of 1.0%, until the exchange offer is completed or an effective shelf registration statement is on file with the SEC. Payments of interest, if any, on old notes that were exchanged for new notes will be made on each August 15th and February 15th during which the new notes are outstanding. Interest payments will be made to the person who, at the close of business on the February 1st or August 1st next preceding the interest payment date, is the registered holder of the old notes if the record date occurs prior to the exchange, or is the registered holder of the new notes if the record date occurs on or after the date of the exchange, even if the notes are cancelled after the record date and on or before the interest payment date.



     In all cases, the issuance of new notes in exchange for old notes will be made only after The Bank of New York, as exchange agent, timely receives:



     - either certificates for all physically tendered old notes, in proper form for transfer, or a book-entry confirmation of transfer of the old notes into the exchange agent's account at The Depository Trust Company, as the case may be, and



     - a properly completed and duly executed letter of transmittal, with any required signature guarantees, and all other required documents or, in the case of a book-entry confirmation, a properly completed and duly executed letter of transmittal, with any required signature guarantees, or an agent's message instead of the letter of transmittal.


If for any reason we do not accept any tendered old notes or if old notes are submitted for a greater principal amount than the holder desires to exchange, we will return the unaccepted or non-exchanged old notes without expense to the registered tendering holder. In the case of old notes tendered by book-entry transfer into the exchange agent's account at The Depository Trust Company by using the book-entry procedures described below, the unaccepted or non-exchanged old notes will be credited to an account maintained with The Depository Trust Company. Any old notes to be returned to the holder will be returned as promptly as practicable after the expiration or termination of the exchange offer.

BOOK-ENTRY TRANSFER


     Within two business days after the date of this prospectus, The Bank of New York, as exchange agent, will establish an account at The Depository Trust Company for the old notes tendered in the exchange offer. Once established, any financial institution that is a participant in The Depository Trust Company's systems may make book-entry delivery of old notes by causing The Depository Trust Company to transfer the old notes into the exchange agent's account at The Depository Trust Company in accordance with The Depository Trust Company's procedures for transfer. Although delivery of the old notes may be effected through book-entry transfer at The Depository Trust Company, the letter of transmittal or facsimile of the letter of transmittal, with any required signature guarantees, or an agent's message instead of a letter of transmittal, and any other required documents, must be transmitted to and received by the exchange agent on or prior to the expiration of the exchange offer at one of the addresses listed below under the caption "-- Exchange Agent." In addition, the exchange agent must receive book-entry confirmation of transfer of the old notes into the exchange agent's account at The Depository Trust Company prior to the expiration of the exchange offer. If you cannot comply with these procedures, you may be able to use the guaranteed delivery procedures described below.


GUARANTEED DELIVERY PROCEDURES

     If you are a registered holder of the old notes and wish to tender your old notes, but

     - the certificates for the old notes are not immediately available,

     - time will not permit your certificates for the old notes or other required documents to reach The Bank of New York as exchange agent, before the expiration of the exchange offer or

     - the procedure for book-entry transfer cannot be completed before the expiration of the exchange offer, you may effect a tender of your old notes if:

        - the tender is made through an eligible guarantor institution;

        - prior to the expiration of the exchange offer, the exchange agent receives from an eligible guarantor institution a properly completed and duly executed notice of guaranteed delivery, substantially in the form we have provided, setting forth your name and address, and the amount of old notes you are tendering and stating that the tender is being made by notice of guaranteed delivery. These documents may be sent by overnight courier, registered or certified mail or facsimile transmission. If you elect to use this procedure, you must also guarantee that within three New York Stock Exchange, Inc. trading days after the date of execution of the notice of guaranteed delivery,


             - the certificates for all physically tendered old notes, in proper form for transfer, or a book-entry confirmation of transfer of the old notes into the exchange agent's account at The Depository Trust Company, as the case may be, and



             - a properly completed and duly executed letter of transmittal, with any required signature guarantees, and all other required documents or, in the case of a book-entry confirmation, a properly completed and duly executed letter of transmittal, with any required signature guarantees, or an agent's message instead of the letter of transmittal, will be deposited by the eligible guarantor institution with the exchange agent; and

        - the exchange agent receives


             - the certificates for all physically tendered old notes, in proper form for transfer, or a book-entry confirmation of transfer of the old notes into the exchange agent's account at The Depository Trust Company, as the case may be, and



             - a properly completed and duly executed letter of transmittal, with any required signature guarantees, and all other required documents or, in the case of a book-entry confirmation, a properly completed and duly executed letter of transmittal, with any required signature guarantees, or an agent's message instead of the letter of transmittal, in each case, within three NYSE trading days after the date of execution of the notice of guaranteed delivery.

WITHDRAWAL RIGHTS

     YOU MAY WITHDRAW TENDERS OF OLD NOTES AT ANY TIME PRIOR TO THE EXPIRATION OF THE EXCHANGE OFFER.


     For a withdrawal to be effective, a written notice of withdrawal must be received by The Bank of New York, as exchange agent, prior to the expiration of the exchange offer at one of the addresses listed below under the caption
"-- Exchange Agent." Any notice of withdrawal must:



     - specify the name of the person who tendered the old notes to be withdrawn,



     - identify the old notes to be withdrawn, including the principal amount of the old notes, and



     - where certificates for old notes have been transmitted, specify the name in which the old notes are registered, if different from that of the withdrawing holder.

If certificates for old notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of the certificates, the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an eligible guarantor institution unless the holder is an eligible guarantor institution. If old notes have been tendered using the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at The Depository Trust Company to be credited with the withdrawn old notes and otherwise comply with the procedures of the book-entry transfer facility. All questions as to the validity, form and eligibility -- including time of receipt -- of these notices will be determined by us. Our determination will be final and binding. Any old notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any old notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the registered holder without cost to that holder as soon as practicable after withdrawal, non-acceptance of tender or termination of the exchange offer. In the case of old notes tendered by book-entry transfer into the exchange agent's account at The Depository Trust Company by using the book-entry transfer procedures described above, any withdrawn or unaccepted old notes will be credited to the tendering holder's account at The Depository Trust Company. Properly withdrawn old notes may be retendered at any time on or prior to the expiration of the exchange offer by following one of the procedures described above under "-- Procedures for Tendering Old Notes."

CONDITIONS TO THE EXCHANGE OFFER

     Notwithstanding any other provision of the exchange offer, we will not be required to accept any old notes for exchange or to issue any new notes in exchange for old notes, and we may terminate or amend the exchange offer if, at any time before the acceptance of the old notes for exchange or the exchange of new notes for old notes, any of the following events occurs:

     - the exchange offer is determined to violate any applicable law or any applicable interpretation of the staff of the SEC;

     - an action or proceeding is pending or threatened in any court or by any governmental agency that might materially impair our ability to proceed with the exchange offer;

     - any material adverse development occurs in any existing legal action or proceeding involving New World Pasta;

     - we do not receive any governmental approval we deem necessary for the completion of the exchange offer; or

     - any of the conditions precedent to our obligations under the Registration Rights Agreement are not fulfilled.

     These conditions are for our benefit only and we may assert them regardless of the circumstances giving rise to any condition. We may also waive any condition in whole or in part at any time in our sole discretion. Our failure at any time to exercise any of the foregoing rights will not constitute a waiver of that right and each right is an ongoing right that we may assert at any time.

     In addition, we will not accept any old notes for exchange or issue any new notes in exchange for old notes, if at the time a stop order is threatened or in effect which relates to:

     - the registration statement of which this prospectus forms a part; or

     - the qualification under the Trust Indenture Act of 1939 of the indenture under which the old notes were issued and the new notes will be issued.

EXCHANGE AGENT

     We have appointed The Bank of New York as the exchange agent for the exchange offer. All completed letters of transmittal and agent's messages should be directed to the exchange agent at one of the addresses listed below. Questions and requests for assistance, requests for additional copies of this prospectus or the letter of transmittal, agent's messages and requests for notices of guaranteed delivery should be directed to the exchange agent at one of the following addresses:

               Delivery To: The Bank of New York, Exchange Agent

By Regular or Certified Mail:          By Facsimile:          By Overnight Courier or Hand:
    The Bank of New York            (Eligible Guarantor           The Bank of New York
   101 Barclay Street, 7E           Institutions Only)             101 Barclay Street
     New York, NY 10286               (212) 815-6339            Corporate Trust Services
         Attention:               To Confirm by Telephone                Window
   Reorganization Section,       or for Information Call:             Ground Level
        Marcia Brown                  (212) 815-3428               New York, NY 10286
                                                                       Attention:
                                                                 Reorganization Section,
                                                                      Marcia Brown

     DELIVERY OF A LETTER OF TRANSMITTAL OR AGENT'S MESSAGE TO AN ADDRESS OTHER THAN THE ADDRESS LISTED ABOVE OR TRANSMISSION OF INSTRUCTIONS BY FACSIMILE OTHER THAN AS SET FORTH ABOVE IS NOT VALID DELIVERY OF THE LETTER OF TRANSMITTAL OR AGENT'S MESSAGE.

FEES AND EXPENSES

     The principal solicitation is being made by mail by The Bank of New York, as exchange agent. We will pay the exchange agent customary fees for its services, reimburse the exchange agent for its reasonable out-of-pocket expenses incurred in connection with the provision of these services and pay other registration expenses, including fees and expenses of the trustee under the indenture relating to the notes, filing fees, blue sky fees and printing and distribution expenses. We will not make any payment to brokers, dealers or others soliciting acceptances of the exchange offer.

     Additional solicitation may be made by telephone, facsimile or in person by officers and regular employees of New World Pasta and its affiliates and by persons so engaged by the exchange agent.

TRANSFER TAXES

     You will not be obligated to pay any transfer taxes in connection with the tender of old notes in the exchange offer unless you instruct us to register new notes in the name of, or request that old notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder. In those cases, you will be responsible for the payment of any applicable transfer tax.

CONSEQUENCES OF EXCHANGING OR FAILING TO EXCHANGE OLD NOTES

     If you do not exchange your old notes for new notes in the exchange offer, your old notes will continue to be subject to the provisions of the indenture relating to the notes regarding transfer and exchange of the old notes and the restrictions on transfer of the old notes described in the legend on your certificates. These transfer restrictions are required because the old notes were issued under an exemption from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the old notes may not be offered or sold, unless registered under the Securities Act, except under an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not plan to register the old notes under the Securities Act. Based on interpretations by the staff of the SEC, as set forth in no-action letters issued to third parties, we believe that the new notes you receive in the exchange offer may be offered for resale, resold or otherwise transferred without compliance with the registration and prospectus delivery provisions of the Securities Act. However, you will not be able to freely transfer the new notes if:

     - you are an "affiliate" of New World Pasta, as defined in Rule 405 under the Securities Act;

     - you are not acquiring the new notes in the exchange offer in the ordinary course of your business;


     - you have an arrangement or understanding with any person to participate in the distribution of the new notes, as defined in the Securities Act, you will receive in the exchange offer; or


     - you are a participating broker-dealer.


We do not intend to request the SEC to consider, and the SEC has not considered, the exchange offer in the context of a similar no-action letter. As a result, we cannot guarantee that the staff of the SEC would make a similar determination with respect to the exchange offer as in the circumstances described in the no-action letters discussed above. Each holder, other than a broker-dealer, must acknowledge that it is not engaged in, and does not intend to engage in, a distribution of new notes and has no arrangement or understanding to participate in a distribution of new notes. If you are an affiliate of New World Pasta, are engaged in or intend to engage in a distribution of the new notes or have any arrangement or understanding with respect to the distribution of the new notes you will receive in the exchange offer, you:


     - may not rely on the applicable interpretations of the staff of the SEC, and

     - must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction involving the new notes. If you are a participating broker-dealer, you must acknowledge that you will deliver a prospectus in connection with any resale of the new notes. In addition, to comply with state securities laws, you may not offer or sell the new notes in any state unless they have been registered or qualified for sale in that state or an exemption from registration or qualification is available and is complied with. The offer and sale of the new notes to "qualified institutional buyers" -- as defined in Rule 144A of the Securities Act -- is generally exempt from registration or qualification under state securities laws. We do not plan to register or qualify the sale of the new notes in any state where an exemption from registration or qualification is required and not available.

                MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

     The following is a general discussion of the material United States federal income tax consequences of the acquisition, ownership and disposition of the notes. This discussion is based on the Internal Revenue Code, and regulations, rulings and judicial decisions as of the date hereof, all of which may be repealed, revoked or modified so as to result in United States federal income tax consequences different from those described below. These changes could be applied retroactively in a manner that could adversely affect holders of the notes. In addition, the authorities on which this discussion is based are subject to various interpretations. It is therefore possible that the consequences of the acquisition, ownership and disposition of the notes may differ from the treatment described below.

     This discussion applies only to purchasers of the old notes in the original offering at the first price at which a substantial amount of the old notes were sold and does not address other purchasers, including purchasers of notes with "market discount" or "acquisition premium." In addition, the tax treatment of a holder of the notes may vary depending upon the particular situation of the holder. This discussion is limited to investors who will hold the notes as capital assets and does not deal with holders that may be subject to special tax rules, including, but not limited to:

     - insurance companies,

     - tax-exempt organizations,

     - financial institutions,

     - dealers or traders in securities or currencies,

     - U.S. holders whose functional currency is not the U.S. dollar,

     - U.S. expatriates, or

     - holders who will hold the notes as a hedge against currency risks or as part of a straddle, synthetic security, conversion transaction or other integrated investment comprised of the notes and one or more other investments.

     This discussion does not address all aspects of United States federal income taxation that may be relevant to holders of the notes in light of their particular circumstances, and it does not address any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction. Holders should consult their own tax advisors as to the particular tax consequences to them of acquiring, holding or disposing of the notes.

EXCHANGE OF OLD NOTE FOR NEW NOTE

     The exchange of an old note for a new note will not constitute a taxable exchange. The holder will have the same tax basis and holding period in the new note as it did in the old note at the time of the exchange.

U.S. HOLDERS

     For purposes of this discussion, a U.S. holder of a note is a holder who for United States federal income tax purposes is:


     - an individual that is a citizen or resident of the United States, including some former citizens and former longtime residents,


     - a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof,

     - an estate the income of which is subject to United States federal income taxation regardless of its source, or

     - a trust if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust.

Notwithstanding the foregoing, to the extent provided in United States Treasury regulations, some trusts in existence on August 20, 1996, and treated as United States persons prior to that date, that elect to continue to be treated as United States persons also will be U.S. holders. A non-U.S. holder is a holder that is not a U.S. holder.

     INTEREST. Stated interest on a note will generally be taxable to a U.S. holder as ordinary income from domestic sources at the time it is paid or accrued in accordance with the U.S. holder's method of accounting for income tax purposes.

     Our failure to complete the exchange offer or to file or cause to be declared effective the shelf registration statement as described below under the caption "Description of the Notes -- Registration Rights" will cause additional interest to accrue on the old notes in the manner described in the old notes. In the unlikely event that the interest rate on the old notes is increased, then the increased interest may be treated as original issue discount, includable by a U.S. holder in income as such interest accrues, in advance of receipt of any cash payment and regardless of the method of income tax accounting employed by the U.S. holder.

     Even though the notes may be redeemed prior to their stated maturity at our or the holder's option under some circumstances or automatically upon the occurrence of some specified events, we believe that none of these redemption rights or obligations are more likely than not to occur, and, therefore, under applicable Treasury regulations, none of these redemption rights or obligations will affect the manner of including original issue discount, if any, in income.

     DISPOSITION OF NOTES. Upon the sale, retirement at maturity or other taxable disposition of a note, a U.S. Holder generally will recognize capital gain or loss equal to the difference between the amount realized by the holder and the holder's adjusted tax basis in the note, except to the extent such amount is attributable to accrued interest, which will be treated as ordinary interest income. This capital gain or loss will be long-term capital gain or loss if the U.S. holder's holding period for the note exceeds one year at the time of the sale, retirement at maturity or other taxable disposition.

NON-U.S. HOLDERS

     INTEREST. Interest that we pay to a non-U.S. holder will not be subject to United States federal income or withholding tax if the interest is not effectively connected with the conduct of a trade or business within the United States by the non-U.S. holder and, among other things, the non-U.S. holder:

     - does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock;

     - is not a controlled foreign corporation for United States federal income tax purposes and to which we are a related person; and

     - certifies to us, our paying agent or the person who would otherwise be required to withhold United States tax, on Form W-8 or W-9 or substantially similar form signed under penalties of perjury, that the holder is not a United States person and provides the holder's name and address.

In the case of interest on a note that is not "effectively connected with the conduct of a trade or business within the United States" and does not satisfy the three requirements listed above, the non-U.S. holder's interest on a note would generally be subject to United States withholding tax at a flat rate of 30% or a lower applicable treaty rate. If a non-U.S. holder's interest on a note is "effectively connected with the conduct of a trade or business within the United States," then the non-U.S. holder will be subject to United States federal income tax on the interest income in essentially the same manner as a U.S. holder and, in the case of a non-U.S. holder that is a foreign corporation, may also be subject to the branch profits tax.

     GAIN ON DISPOSITION. A non-U.S. holder generally will not be subject to United States federal income tax with respect to gain recognized on a sale, redemption or other disposition of a note unless

     - the gain is effectively connected with the conduct of a trade or business within the United States by the non-U.S. holder; or

     - in the case of a non-U.S. holder who is a nonresident alien individual and holds the note as a capital asset, the holder is present in the United States for 183 or more days in the taxable year and other specified requirements are met.

INFORMATION REPORTING AND BACKUP WITHHOLDING

     We will, when required, report to the holders of the notes and the Internal Revenue Service the amount of any interest paid on the notes in each calendar year and the amount of tax withheld, if any, with respect to these payments.

     Some non-corporate U.S. holders may be subject to backup withholding at a rate of 31% on payments of principal, premium and interest on, and the proceeds of the disposition of, the notes. In general backup withholding will be imposed only if the U.S. holder:

     - fails to furnish its taxpayer identification number, which, for an individual, would be his or her Social Security number,

     - furnishes an incorrect taxpayer identification number,

     - is notified by the IRS that it has failed to report payments of interest or dividends, or

     - under some circumstances, fails to certify, under penalty of perjury, that it has furnished a correct taxpayer identification number and has been notified by the IRS that it is subject to backup withholding tax for failure to report interest or dividend payments.

In addition, payments of principal and interest to U.S. holders will generally be subject to information reporting. U.S. holders should consult their own tax advisors regarding their qualification for exemption from backup withholding and the procedure for obtaining such an exemption, if applicable.

     In the case of payments of interest to non-U.S. holders, the general 31% backup withholding tax and information reporting requirements will not apply to those payments with respect to which either the certification requirement discussed above under the caption "-- Non-U.S. Holders -- Interest" has been satisfied or an exemption has otherwise been established, provided that neither we nor our payment agent has actual knowledge that the holder is a United States person or that the conditions of any other exemption are not in fact satisfied. Information reporting and backup withholding requirements will apply to the gross proceeds paid to a non-U.S. holder on the disposition of the notes by or through a United States office of a United States or foreign broker, unless the holder certifies to the broker under penalties of perjury as to its name, address and status as a foreign person or the holder otherwise establishes an exemption. Information reporting requirements, but not backup withholding, will also apply to a payment of the proceeds of a disposition of the notes by or through a foreign office of a United States broker or foreign brokers with particular types of relationships to the United States unless the broker has documentary evidence in its file that the holder of the notes is not a United States person and such broker has no actual knowledge to the contrary, or the holder establishes an exception. Neither information reporting nor backup withholding requirements generally will apply to a payment of the proceeds of a disposition of the notes by or through a foreign office of a foreign broker not subject to the preceding sentence.

     Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be credited toward a holder's United States federal income tax liability, if any. To the extent that the amounts withheld exceed a holder's tax liability, the excess may be refunded to the holder provided the required information is furnished to the IRS, and the holder files a United States tax return claiming a refund of excess withholding.

RECENTLY ISSUED TREASURY REGULATIONS

     The United States Treasury Department has issued new regulations regarding the withholding and information reporting rules discussed above. In general, the new regulations do not significantly alter the substantive withholding and information reporting requirements but rather unify current certification procedures and forms and clarify reliance standards. The new regulations require, however, that a foreign person furnish its taxpayer identification number in some circumstances to claim a reduction in United States federal withholding tax and new rules are provided for foreign persons that hold debt instruments through a foreign intermediary. In particular, in the case of payments to foreign partnerships, other than payments to foreign partnerships that qualify as "withholding foreign partnerships" within the meaning of the new regulations and payments to foreign partnerships that are effectively connected with the foreign partnership's conduct of a trade or business in the United States, the partners of such partnerships will be required to provide the certification discussed above under the caption "-- Non-U.S.
Holders -- Interest" in order to establish an exemption from backup withholding tax and information reporting requirements. Moreover, a payor may rely on a certification provided by a non-U.S. holder only if the payor does not have actual knowledge or a reason to know that any information or certification stated in the certificate is unreliable. The new regulations are generally effective for payments made after December 31, 1999, subject to specified transition rules. NON-U.S. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE IMPACT, IF ANY, OF THE NEW REGULATIONS.

     THE UNITED STATES FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE MAY NOT BE APPLICABLE DEPENDING UPON A HOLDER'S PARTICULAR SITUATION. PROSPECTIVE U.S. HOLDERS AND NON-U.S. HOLDERS OF THE NOTES ARE URGED TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE INCOME AND OTHER TAX CONSEQUENCES TO THEM OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF THE NOTES, INCLUDING THE TAX CONSEQUENCES UNDER UNITED STATES FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE EFFECTS OF CHANGES IN THOSE LAWS.

                              THE RECAPITALIZATION

     On January 28, 1999, Hershey Foods Corporation completed a recapitalization transaction, in which New World Pasta, LLC and Miller Pasta, LLC acquired control of Hershey Pasta Group, while Hershey Foods Corporation retained a 6% minority equity interest. Prior to the recapitalization, Hershey Foods Corporation completed a reorganization in which the net assets of Hershey Pasta Group were transferred into Hershey Pasta Manufacturing Company, a pre-existing operating subsidiary of Hershey Foods Corporation. Hershey Pasta Manufacturing Company subsequently changed its name to New World Pasta Company.

     As part of the recapitalization, New World Pasta repurchased $307.7 million of its common stock from Hershey Foods Corporation, and New World Pasta, LLC purchased from Hershey Foods Corporation $100.6 million of our mandatorily redeemable non-voting preferred stock and $41.7 million of our common stock. We sold $12.9 million of our mandatorily redeemable non-voting preferred stock and $5.3 million of our common stock directly to Miller Pasta, LLC. After completing the recapitalization, Hershey Foods Corporation retained 6.0% of our common stock and voting equity, at an implied value of $3.0 million, and New World Pasta, LLC and Miller Pasta, LLC held 83.4% and 10.6%, respectively, of our common stock and voting equity. The historical basis of accounting for New World Pasta has been maintained.

     The recapitalization valued New World Pasta at $453.0 million, subject to a subsequent working capital adjustment.

     In connection with the recapitalization, a syndicate of lenders led by The Bank of Nova Scotia provided us with $250.0 million of senior credit facilities, including:

     (1) a $50.0 million revolving credit facility and

     (2) $200.0 million in term loans consisting of a $50.0 million term loan and a $150.0 million term loan.

Without taking into account amounts attributable to Hershey Foods Corporation in respect of its retained interest and fees, the recapitalization was financed with:

          (1) the $50.0 million term loan, which was repaid with a portion of the proceeds from the offering of the old notes,

          (2) the $150.0 million term loan,

          (3) the $142.3 million stock purchase by New World Pasta, LLC from Hershey Foods Corporation,

          (4) the equity investment of $18.2 million by Miller Pasta, LLC, and

          (5) the issuance of $110.0 million in senior subordinated increasing rate notes due 2000, which were refinanced with a portion of the proceeds from the offering of the old notes. The sources and uses of funds for the recapitalization are summarized below:

                                SOURCES AND USES
                             (DOLLARS IN THOUSANDS)

                                                               AMOUNT
                                                              --------
SOURCES OF FUNDS
Senior credit facilities:
  Revolving credit facility.................................        --
  $50.0 million term loan(1)................................  $ 50,000
  $150.0 million term loan..................................   150,000
Senior subordinated increasing rate notes(1)................   110,000
Preferred stock investments:
  New World Pasta, LLC .....................................   100,636
  Miller Pasta, LLC ........................................    12,849
Common stock investments:
  New World Pasta, LLC .....................................    41,679
  Miller Pasta, LLC ........................................     5,321
Common stock retained by Hershey Foods Corporation (implied
  value)....................................................     3,000
Fees paid by Hershey Foods Corporation......................     1,925
                                                              --------
          Total sources.....................................  $475,410
                                                              ========

                                                               AMOUNT
                                                              --------
USES OF FUNDS
Repayment of demand note used to repurchase common stock
  from Hershey Foods Corporation and purchase of common and
  preferred stock from Hershey Foods Corporation............  $450,000
Common stock retained by Hershey Foods Corporation (implied
  value)(2).................................................     3,000
Estimated fees and expenses.................................    22,050
Cash retained by New World Pasta Company....................       360
                                                              --------
          Total uses........................................  $475,410
                                                              ========

-------------------------

(1) Net proceeds from the issuance and sale of the old notes were used to repay the $50.0 million term loan and refinance the senior subordinated increasing rate notes.

(2) Represents the post-recapitalization value of the retained shares based on the price per share paid by Miller Pasta, LLC. This non-cash retention has been included to show the implied value of the retained interest in relation to the overall capitalization of New World Pasta Company.


OWNERSHIP OF NEW WORLD PASTA FOLLOWING THE RECAPITALIZATION



     New World Pasta, LLC, which owns 83.4% of our common stock, is controlled by Joseph Littlejohn & Levy Fund III, L.P., which is controlled by Joseph Littlejohn & Levy.

Joseph Littlejohn & Levy was founded in 1988 as a private partnership dedicated to making strategic investments in consolidating industries and to investing in corporate divestitures, recapitalizations and restructurings. To date, Joseph Littlejohn & Levy has raised $1.6 billion of capital on behalf of a variety of institutional investors. Since its formation, Joseph Littlejohn & Levy has made investments in a variety of industries, including food products, automotive parts, healthcare, radio, building products, specialty chemicals and basic manufacturing. In February 1998, Joseph Littlejohn & Levy closed on its third fund, the $1.0 billion Joseph Littlejohn & Levy Fund III, L.P. The investment in New World Pasta through New World Pasta, LLC is the first investment by Joseph Littlejohn & Levy Fund III, L.P. and represents the largest investment Joseph Littlejohn & Levy has made in a single entity.



     Miller Pasta, LLC, which owns 10.6% of our common stock, is controlled by a group of investors, including C. Mickey Skinner, John C. Miller, Michael L. Snow and Miller Milling Company. Messrs. Skinner, Miller and Snow are executive officers and directors of New World Pasta. Mr. Skinner was the President and Chief Executive Officer of Hershey Pasta Group from 1984 to 1997 and Messrs. Miller and Snow are principals of Miller Milling Company. Miller Milling Company, which was Hershey Pasta Group's largest durum/semolina supplier for over 11 years, is one of the largest procurers of durum/semolina in North America and is now responsible for the procurement of 100% of New World Pasta's durum/semolina needs.

                                 CAPITALIZATION

     The following table sets forth the actual capitalization of New World Pasta as of April 4, 1999, after giving effect to the recapitalization in which our current principals acquired control of New World Pasta.

     This table should be read in conjunction with "Unaudited Pro Forma Combined Financial Information," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and the historical consolidated financial statements of New World Pasta and the notes thereto appearing elsewhere in this prospectus.

                                                    AS OF APRIL 4, 1999
                                                   ----------------------
                                                           ACTUAL
                                                   ----------------------
                                                        (UNAUDITED)
                                                   (DOLLARS IN THOUSANDS)
Long-term debt (including current portion):
  Senior credit facilities:
     Revolving credit facility(1)............            $        0
     $50.0 million term loan(2)..............                     0
     $150.0 million term loan................               150,000
  Old notes(2)...............................               160,000
                                                         ----------
          Total long-term debt...............               310,000
Preferred stock (stated at liquidation
  value)(3)..................................               115,912
Stockholders' equity (deficit)...............              (116,206)
                                                         ----------
          Total capitalization...............            $  309,706
                                                         ==========

-------------------------
(1) The revolving credit facility provides for a total commitment of $50.0 million. Currently, New World Pasta has not drawn upon the revolving credit facility.

(2) The recapitalization was financed in part with the $50.0 million term loan and the $110.0 million senior subordinated increasing rate notes. The net proceeds from the offering of the old notes were used to repay the $50.0 million term loan and refinance the $110.0 million senior subordinated increasing rate notes.

(3) The preferred stock is stated at fair value and is mandatorily redeemable in 11 years. The dividends on this preferred stock are payable semi-annually in cash in arrears when, as and if declared by our board of directors and are cumulative. The $250.0 million senior credit facilities and the indenture under which the old notes were issued and the new notes will be issued impose restrictions on our ability to pay cash dividends on the preferred stock.

               UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

     Set forth below is unaudited pro forma combined financial information for New World Pasta. The Unaudited Pro Forma Combined Statements of Operations for the year ended December 31, 1998 and the three months ended April 4, 1999 give effect to the recapitalization in which our current principals acquired control of New World Pasta and the offering of the old notes as if they had occurred on the first day of the periods presented. The historical basis of New World Pasta's assets and liabilities was not impacted by the recapitalization.

     The unaudited pro forma adjustments, as described in the Notes to the Unaudited Pro Forma Combined Statements of Operations, are based on available information and upon various assumptions that management believes are reasonable.

     The Unaudited Pro Forma Combined Statements of Operations do not purport to represent what our results of operations would have been if such events had in fact occurred at the beginning of the periods presented, or to project our results of operations for any future period. The Unaudited Pro Forma Combined Statements of Operations should be read in conjunction with the historical combined financial statements of New World Pasta and notes thereto included elsewhere in this prospectus.

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

                                             FOR THE YEAR ENDED DECEMBER 31, 1998
                                           -----------------------------------------
                                           HISTORICAL    ADJUSTMENTS    Pro Forma(a)
                                           ----------    -----------    ------------
                                                       ($ IN THOUSANDS)
Net sales................................   $373,096      $     --        $373,096
Cost of sales............................    205,773            --         205,773
                                            --------      --------        --------
          Gross profit...................    167,323            --         167,323
Marketing expenses.......................     92,081            --          92,081
Selling, general and administrative
  expenses...............................     33,374            --          33,374
                                            --------      --------        --------
Operating income.........................     41,868            --          41,868
Interest expense.........................         --       (28,157)        (28,157)(b)
                                            --------      --------        --------
          Income before income taxes.....     41,868       (28,157)         13,711
Provision for income taxes...............     15,954       (10,470)(c)       5,484
                                            --------      --------        --------
          Net income.....................     25,914       (17,687)          8,227
Dividends on preferred stock.............         --       (13,618)(d)     (13,618)
                                            --------      --------        --------
Net income (loss) attributable to common
  stock..................................   $ 25,914      $(31,305)       $ (5,391)
                                            ========      ========        ========

See accompanying Notes to the Unaudited Pro Forma Combined Statement of Operations.

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

                                           FOR THE THREE MONTHS ENDED APRIL 4, 1999
                                           -----------------------------------------
                                           HISTORICAL    ADJUSTMENTS    Pro Forma(a)
                                           ----------    -----------    ------------
                                                       ($ IN THOUSANDS)
Net Sales................................   $96,271        $    --        $96,271
Cost of sales............................    51,613             --         51,613
                                            -------        -------        -------
          Gross profit...................    44,658             --         44,658
Marketing expenses.......................    27,222             --         27,222
Selling, general and administrative
  expenses...............................    14,252             --         14,252
                                            -------        -------        -------
Operating income.........................     3,184             --          3,184
Interest Expense.........................    (5,426)        (1,613)(b)     (7,039)
                                            -------        -------        -------
          Income (loss) before income
             taxes.......................    (2,242)        (1,613)        (3,855)
Provision for income taxes...............     1,162           (645)(c)        517
                                            -------        -------        -------
          Net income (loss)..............    (3,404)          (968)        (4,372)
Dividends on preferred stock.............    (2,427)          (978)(d)     (3,405)
                                            -------        -------        -------
Net income (loss) attributable to common
  stock..................................   $(5,831)       $(1,946)       $(7,777)
                                            =======        =======        =======

See accompanying notes to the Unaudited Pro Forma Combined Statement of Operations.

                   NOTES TO THE UNAUDITED PRO FORMA COMBINED
                            STATEMENTS OF OPERATIONS


                                                                   PRO FORMA
                                                           --------------------------
                                                                        THREE MONTHS
                                                           YEAR ENDED       ENDED
                                                            12/31/98    APRIL 4, 1999
                                                           ----------   -------------
  (a)  Pro forma gives effect to the recapitalization in
       which our current principals acquired control of
       New World Pasta and the issuance of the old notes
       as if they had occurred on the first day of the
       periods presented.
  (b)  Reflects the following (in thousands):
       Estimated cash interest expense associated with
       new debt..........................................   $(27,425)      $(6,856)
       Estimated amortization of new debt financing
       costs.............................................       (732)         (183)
                                                            --------       -------
                                                            $(28,157)      $(7,039)
                                                            ========       =======


                                                 PRINCIPAL   INTEREST COST   INTEREST COST
                                                 ---------   -------------   -------------
       Annual interest on new debt structure
       (in thousands)
       Revolving credit facility at LIBOR plus   $     --       $    --         $   --
         2.75%.................................
       Unused revolver commitment fee (.50%)...                     250             62
       $150.0 million term loan at LIBOR plus     150,000        12,375          3,094
         3.25%.................................
       Notes (9.25%)...........................   160,000        14,800          3,700
                                                                -------         ------
                                                                $27,425         $6,856
                                                                =======         ======

       For the purposes of the above, LIBOR is estimated to be 5.0%.

       The fees and accrued interest related to the senior subordinated increasing rate notes and the $50.0 million term loan of $5.3 million are considered nonrecurring and hence are excluded from the pro forma presentation since interest cost on replacement debt has been included for the full year and three-month period.

       A 0.125% increase or decrease in the assumed average interest rate on the variable rate debt incurred in connection with the recapitalization would change the pro forma interest expense for the year ended December 31, 1998 by approximately $188,000 and the pro forma net income for the year ended December 31, 1998 by approximately $113,000. A 0.125% increase or decrease in the assumed average interest rate on the variable rate debt incurred in connection with the recapitalization would change the pro forma interest expense for the three-month period ended April 4, 1999 by approximately $47,000 and the pro forma net income for the three-month period ended April 4, 1999 by approximately $28,000.

       The deferred financing costs are amortized on the interest method over the term of the associated debt.

  (c) The tax effect of the pro forma adjustment is based on the estimated applicable effective tax rate of 40% for the periods presented.

  (d) The holders of New World Pasta's preferred stock are entitled to receive cumulative preferred dividends, in a per share amount equal to 12% of the liquidation preference of the preferred stock, payable semi-annually in cash in arrears, when, as and if declared by New World Pasta's board of directors.

      The cumulative preferred dividends are as follows (in thousands):

                                                              PRO FORMA
                                                --------------------------------------
                                  LIQUIDATION      YEAR ENDED       THREE MONTHS ENDED
     COUPON                       PREFERENCE    DECEMBER 31, 1998     APRIL 4, 1999
     ------                       -----------   -----------------   ------------------
     12.00%.....................   $113,485          $13,618              $3,405

                  SELECTED HISTORICAL COMBINED FINANCIAL DATA

     The following table sets forth selected historical combined financial data for New World Pasta. The selected historical combined financial data for the years ended December 31, 1998, 1997 and 1996 has been derived from the audited combined financial statements of New World Pasta appearing elsewhere in this prospectus. The selected historical combined financial data for the year ended December 31, 1995 has been derived from the unaudited combined financial statements of New World Pasta which have not been included in this prospectus. The selected historical combined financial data for the year ended December 31, 1994 has been derived from the unaudited internal records of Hershey Pasta Group. In the opinion of management, the unaudited data for 1995 and 1994 reflects all adjustments necessary for a fair presentation of the information included therein for these periods. The selected historical combined financial data for the three months ended April 4, 1999 and April 5, 1998 has been derived from the unaudited consolidated financial statements of New World Pasta and Hershey Pasta Group, respectively, appearing elsewhere in this prospectus. In the opinion of management, such data includes all adjustments necessary for a fair presentation of the information included therein. The results of operations for the three months ended April 4, 1999 are not necessarily indicative of the results for the entire fiscal year or any other interim period. The selected historical combined financial data set forth in the following table should be read in conjunction with our audited combined financial statements and notes thereto appearing elsewhere in this prospectus and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                                                                           THREE MONTHS
                                                                                                              ENDED
                                                           YEAR ENDED DECEMBER 31,                     --------------------
                                          ----------------------------------------------------------   APRIL 5,   APRIL 4,
                                             1994          1995         1996       1997       1998       1998       1999
                                          -----------   -----------   --------   --------   --------   --------   ---------
                                          (UNAUDITED)   (UNAUDITED)                                        (UNAUDITED)
                                                                       (DOLLARS IN THOUSANDS)
STATEMENT OF INCOME DATA:
Net sales...............................   $397,770      $419,090     $407,370   $386,218   $373,096   $108,647   $  96,271
Cost of sales...........................    237,485       241,464      235,025    210,003    205,773     59,492      51,613
                                           --------      --------     --------   --------   --------   --------   ---------
       Gross profit.....................    160,285       177,626      172,345    176,215    167,323     49,155      44,658
Marketing expenses......................     93,146       109,123      106,121    101,731     92,081     29,064      27,222
Selling, general and administrative
 expenses...............................     36,543        36,878       35,080     32,764     33,374      7,934      14,252(1)
                                           --------      --------     --------   --------   --------   --------   ---------
       Operating income.................     30,596        31,625       31,144     41,720     41,868     12,157       3,184
       Interest expense.................         --            --           --         --         --         --      (5,426)
       Income (loss) before provision
        for income taxes................     30,596        31,625       31,144     41,720     41,868     12,157      (2,242)
Provision for income taxes..............     13,470        13,188       12,451     16,563     15,954      4,632       1,162
                                           --------      --------     --------   --------   --------   --------   ---------
       Net income (loss)................     17,126        18,437       18,693     25,157     25,914      7,525      (3,404)
       Dividends on preferred stock.....         --            --           --         --         --         --      (2,427)
                                           --------      --------     --------   --------   --------   --------   ---------
       Net income (loss) attributable to
        common stock....................   $ 17,126      $ 18,437     $ 18,693   $ 25,157   $ 25,914   $  7,525   $  (5,831)
                                           ========      ========     ========   ========   ========   ========   =========
BALANCE SHEET DATA (AT PERIOD END):
Working capital.........................   $ 19,621      $ 14,739     $ 15,084   $  8,183   $ 20,798              $  23,117
Total assets............................    293,678       259,731      246,563    231,920    225,017                351,976
Long-term debt (including current
 portion)(2)............................         --            --           --         --         --                310,000
Stockholders' equity (deficit)..........    234,450       194,155      183,698    162,777    166,944               (116,206)

                                                                                                           THREE MONTHS
                                                                                                              ENDED
                                                           YEAR ENDED DECEMBER 31,                     --------------------
                                          ----------------------------------------------------------   APRIL 5,   APRIL 4,
                                             1994          1995         1996       1997       1998       1998       1999
                                          -----------   -----------   --------   --------   --------   --------   ---------
                                          (UNAUDITED)   (UNAUDITED)                                        (UNAUDITED)
                                                                       (DOLLARS IN THOUSANDS)
OTHER DATA:
EBITDA(3)...............................   $ 46,466      $ 47,558     $ 47,136   $ 57,157   $ 56,515   $ 15,950   $  13,966
Net cash provided by operating
 activities.............................        N/A(4)     44,288       38,056     47,928     26,407      3,318       8,535
EBITDA as a percentage of net sales.....       11.7%         11.3%        11.6%      14.8%      15.1%      14.7%       14.5%
Depreciation and amortization expense...   $ 15,870      $ 15,933     $ 15,992   $ 15,437   $ 14,647   $  3,793   $   3,571
Capital expenditures....................      9,097         5,952        8,906      1,850      4,660        560         625
Deficiency of earnings to combined fixed
 charges and preferred stock
 dividends(1)...........................         --            --           --         --         --         --       4,669


-------------------------

(1) Includes $7.1 million of non-recurring expenses incurred in connection with the recapitalization in which our current principals acquired control of New World Pasta and related financing transactions.

(2) Historically, Hershey Pasta Group did not incur indebtedness or related interest expense as a division of Hershey Foods Corporation. As an independent company, New World Pasta is required to service the interest expense on any borrowings incurred by it including the debt associated with the recapitalization in which our current principals acquired control of New World Pasta.

(3) EBITDA represents earnings before interest, taxes, depreciation and amortization. We believe that EBITDA provides useful information regarding our ability to service our debt. EBITDA is not a measure of operating performance computed in accordance with GAAP and should not be considered as a substitute for operating income, net income, cash flows from operations, or other statement of operations or cash flow data prepared in conformity with GAAP, or as a measure of profitability or liquidity. In addition, EBITDA may not be comparable to similarly titled measures of other companies. EBITDA may not be indicative of the historical operating results of New World Pasta, and is not meant to be predictive of future results of operation or cash flows. You should also see the audited statement of cash flows contained within the audited combined financial statements appearing elsewhere in this prospectus. During 1998, New World Pasta incurred legal expenses and paid retention bonuses related to the recapitalization. EBITDA on an adjusted basis without the effect of these non-recurring charges would have been $59.0 million for the year ended December 31, 1998.


(4) Cash flow data for 1994 has not been presented due to the unavailability of 1993 balance sheet data.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion and analysis of financial condition and results of operations should be read in conjunction with the financial statements of New World Pasta, the notes thereto, and the other financial information appearing elsewhere in this prospectus. This discussion contains, in addition to historical information, forward-looking statements that are subject to risks and other uncertainties. New World Pasta's actual results may differ materially from those anticipated in these forward-looking statements. For more information regarding these risks and uncertainties, see "Risk Factors -- Forward-Looking Statements."

GENERAL

     New World Pasta's primary business is the production of dry pasta, which is marketed and sold under regional brands through supermarkets and foodstores. Our operations are a continuation of the operations of Hershey Pasta Group, which began as a division of Hershey Foods Corporation in 1966. In a series of transactions that were completed prior to the recapitalization in which our current principals acquired control of New World Pasta, all of Hershey Foods Corporation's pasta-related operations were combined into Hershey Pasta Manufacturing Company and its subsidiaries and Hershey Pasta Manufacturing Company's name was changed to New World Pasta Company.

     While part of Hershey Foods Corporation, Hershey Pasta Group utilized various shared services, including distribution, procurement, quality assurance, information technology and finance, for which costs were allocated to Hershey Pasta Group. A number of other general and administrative costs for treasury, legal, tax, risk management and human resources departments have been excluded from the combined statements of income of Hershey Pasta Group as they are considered to be immaterial. As a result of the completion of the recapitalization, New World Pasta operates as an independent entity. Therefore, New World Pasta's historical performance may not be indicative of future results.

     In mid-1996, Hershey Foods Corporation's senior management decided to operate Hershey Pasta Group with a strategy focused on short-term return on investment at the expense of growth and long-term potential by, among other things, curtailing trade promotional spending. Primarily as a result of this lower promotional spending, Hershey Pasta Group's sales declined 2.8% in 1996, 5.2% in 1997 and 3.4% in 1998. Management believes there is an opportunity to grow sales and market share and, as a result increase profitability, through increased promotional spending and, to a lesser extent, expansion into new markets and product areas resulting in increased utilization and efficiency.

NET SALES

     Revenues are generated from the sale in the United States of retail branded dry pasta and egg noodle products, private label pasta products and pasta and other products to the foodservice and industrial sectors. These products can be separated into five broad categories: branded pasta, branded noodles, foodservice products, industrial and other miscellaneous products and private label products. Approximately 85% of our 1998 net sales was derived from branded pasta and noodles with 5.1% coming from foodservice products, 5.7% from industrial and other miscellaneous products and 4.2% from private label products. New World Pasta occasionally increases its product prices to reflect increases in raw material costs. The last significant price increase was in 1994.

     Net sales consists of revenues from pasta sales reduced by payment discounts and returns of unsaleable product.

OPERATING EXPENSES

     COST OF SALES. Cost of sales consists primarily of raw material, packaging, manufacturing labor and manufacturing overhead, including depreciation, and freight and warehousing costs. Semolina, a flour derived from durum wheat, accounts for approximately 35% to 40% of our cost of sales. Prior to the recapitalization, Hershey Pasta Group sourced up to 67% of its durum/semolina through Miller Milling Company. Miller Milling Company has agreed to procure 100% of New World Pasta's durum/semolina requirements. The prices paid for durum/semolina under arrangements with Miller Milling Company are based upon prevailing market prices. Over the last few years, high market prices for durum/semolina have caused durum/semolina costs as a percentage of cost of sales to be higher than historical averages. From 1993 to 1997, the average durum price was $5.97 per bushel versus an average of $4.45 per bushel from 1980 to 1992. With Miller Milling Company's assistance, New World Pasta has entered into agreements for the purchase of over 90% of its anticipated volume for 1999, which are expected to produce a cost savings of $10.0 to $11.0 million compared to 1998 costs. Durum wheat cost risk is managed by Miller Milling Company primarily through forward purchasing and, when appropriate, futures contracts. For further information regarding New World Pasta's raw material requirements, see "Business -- Raw Materials."

     The other components of cost of sales generally increase with sales volume and therefore comprise a relatively consistent percentage of sales except for overhead and freight and warehousing costs, which have a fixed cost component that can be leveraged with increasing volume. Freight and warehousing savings from increased volume, however, are expected to be offset by an increase in outbound product freight rates in 1999. Therefore, as a percent of sales, freight and warehousing expenditures are likely to be consistent with historical levels. Of the total cost of sales in 1998, raw materials represented 40.9%, manufacturing labor and manufacturing overhead costs, including depreciation, represented 29.7%, packaging represented 17.7% and freight and warehousing represented 11.7%.

     MARKETING EXPENSES. Marketing expenses represent trade promotions, advertising and other marketing costs. Trade promotions are critical to generating revenue growth and establishing a prominent position on retailers' shelves. Management anticipates a significant increase in trade promotional and other marketing spending over the next several years as New World Pasta reestablishes brand awareness, creates new programs, improves customer relationships and enters new markets. For 1999, management expects to increase trade promotional spending as a percentage of net sales over 1998 levels. Our growth strategy thereafter is to maintain a level of trade promotional and other marketing spending that will support growth and long-term profitability.

     SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. As an independent operation, management expects to incur additional costs over 1998 levels. As a result, management expects selling, general and administrative expenses to increase as a percentage of sales in 1999 and decline over the next several years as management believes it will have a cost structure in place to support continued growth in the business.

     COST SAVINGS. In addition to our expected durum/semolina cost savings, our management team has identified a number of manufacturing initiatives, which are expected to save $2.0 to $2.5 million per year on an ongoing basis after initial capital investments of

$6.2 million in 1999 and $2.1 million in 2000. We have also identified a number of synergies and cost saving initiatives which we expect will save an additional $3.0 to $4.0 million per year, with minimal up-front cost. These initiatives include shifting of production between plants, other staffing and shift adjustments, line upgrades and packaging procurement. Finally, management believes significant efficiencies and savings can be realized by having an independent, focused and coordinated organization dedicated to pasta, and continuing efforts are being made to identify and to evaluate cost saving opportunities. Other initiatives to utilize excess manufacturing capacity, which will increase efficiency and improve margins, are under way.

INTEREST EXPENSE

     Historically, Hershey Pasta Group did not incur indebtedness or related interest expense as a division of Hershey Foods Corporation. As an independent company, New World Pasta is required to service the interest expense on any borrowings incurred by it including the debt associated with the recapitalization in which our current principals acquired control of New World Pasta. On an adjusted pro forma basis, New World Pasta would have incurred interest expense of $28.2 million for the year ended December 31, 1998.

RESULTS OF OPERATIONS


     The following table sets forth specified financial data as a percentage of net sales for the periods indicated:


                                                                     THREE MONTHS
                                                                         ENDED
                                       YEAR ENDED DECEMBER 31     -------------------
                                      -------------------------   APRIL 5,   APRIL 4,
                                      1995   1996   1997   1998     1998       1999
                                      ----   ----   ----   ----   --------   --------
                                             (UNAUDITED)              (UNAUDITED)
STATEMENT OF INCOME DATA:
Net sales...........................   100%   100%   100%   100%     100%       100%
Cost of Sales.......................  57.6   57.7   54.4   55.2     54.8       53.6
Gross Profit........................  42.4   42.3   45.6   44.8     45.2       46.4
Marketing Expense...................  26.1   26.1   26.3   24.7     26.7       28.3
Selling, general and administrative
  expense...........................   8.8    8.6    8.5    8.9      7.3       14.8
Operating Income....................   7.5    7.6   10.8   11.2     11.2        3.3
Interest expense....................   0.0    0.0    0.0    0.0      0.0        5.6
Income (loss) before provision for
  income taxes......................   7.5    7.6   10.8   11.2     11.2       (2.3)
Provision for income taxes..........   3.1    3.0    4.3    4.3      4.3        1.2
Net income (loss)...................   4.4%   4.6%   6.5%   6.9%     6.9%      (3.5)%

THREE MONTHS ENDED APRIL 4, 1999 COMPARED WITH THREE MONTHS ENDED APRIL 5, 1998

     Net sales decreased by $12.4 million, or 11.4% for the three-month period ended April 4, 1999 compared to the three-month period ended April 5, 1998. This decrease was primarily due to reductions in unit volume and to a lesser extent net price declines. The continued effect of Hershey Foods Corporation's strategy, focused on short-term return on investment at the expense of sales unit growth, was the main reason for the volume shortfall. Volume was also negatively affected by the loss of a major food service account late in 1998. Finally, comparison of the first three months of 1999 to the first three months of 1998 is also impacted by the difference in the competitive intensity prevalent within the industry, as several major competitors experienced customer service problems in the first three months of 1998.

     Cost of sales declined by $7.9 million or 13.2% from the first three months of 1998. The most significant factors for this decline were the volume decline and the impact of lower durum/semolina costs during the period. Durum/semolina costs declined 19.8% in the first three months of 1999 versus the first three months of 1998. Favorable packaging material prices and freight costs also favorably impacted cost of sales for the period. Gross profit declined by $4.5 million or 9.1% from the first three months of 1998, reflecting the lower sales revenues, partially offset by cost reductions. Gross margin was 46.4% for the first three months of 1999 compared to 45.2% for the first three months of 1998.

     Marketing costs declined by $1.8 million or 6.3% from the first three months of 1998. Volume-sensitive trade promotions declined by $1.6 million or 6.3%, despite the influence of higher promotional spending programs instituted as part of the transition to the new promotional plan. Consumer promotion spending decreased $.4 million or 17.4%, primarily due to timing changes in the consumer promotion schedule. Other marketing costs increased $.2 million or 18.0% from year to year due to increased packaging change costs and marketing research.

     Selling, general and administrative costs increased by $6.3 million or 79.6% primarily due to non-recurring expenses of $7.1 million incurred in connection with the recapitalization and financing transactions. The transition from the shared service cost allocation environment of Hershey Foods Corporation in place in 1998, reduced employee relocation costs, and dues and subscriptions offset some of the impact of these expenses. Selling costs declined by $.1 million or 1.6% from the similar period in 1998. Slightly higher benefit, personnel and other administrative costs offset a portion of the volume-driven decline in this area.

     Income from operations for the three months ended April 4, 1999 was $3.2 million, a decline of $9.0 million compared to the three months ended April 5, 1998. The decrease in income from operations was due primarily to the decrease in sales volume and the non-recurring expenses referred to above. The net loss of $3.4 million for the first three months of 1999, compared to $7.5 million of income in the first three months of 1998, was also impacted by the net interest expense of $5.4 million.

YEAR ENDED DECEMBER 31, 1998 COMPARED WITH YEAR ENDED DECEMBER 31, 1997

     Net sales declined by $13.1 million, or 3.4% in 1998 versus 1997. Sales were negatively impacted by the continuation of Hershey Foods Corporation's strategy to maximize short-term return on investment as implemented in mid-1996. This strategy resulted in a sales volume reduction of 3.3%, which equated to an $11.2 million decline in net sales for all of New World Pasta's businesses. The decrease was also the result of unfavorable sales mix in our retail business and price reductions in our industrial business, both combining for $1.9 million of the decline in net sales. Due to the decrease in marketing promotional support and the ineffective execution of marketing programs, Tier II and Tier III product sales declined, generating the unfavorable sales mix variance.

     Cost of sales decreased by $4.2 million or 2.0% during 1998 versus 1997. This decrease includes $6.9 million attributable to the reduction in sales volume. Offsetting this decrease was an increase in the average purchase price of semolina, which increased from $.1460 per pound in 1997 to $.1462 per pound in 1998. The increased average semolina price is primarily attributable to purchases in early 1998 at higher market rates. In addition, labor and overhead costs also increased by $1.5 million and packaging material costs increased by $1.4 million, despite the volume reduction. These increases were partially offset by a $1.4 million decrease in freight and distribution costs resulting from reduced volume and favorable rates. Gross margin decreased from 45.6% to 44.8%.

     Marketing expenses decreased $9.7 million or 9.5% in 1998 from 1997. Trade promotion spending decreased by $12 million versus the prior year which was in-line with the marketing strategy to reduce promotional spending on lower margin products and shift the sales mix toward higher margin items. In addition, prior-year promotion fund reversals increased by $2.6 million in 1998, which had a favorable effect on trade promotion costs. Increased advertising, consumer promotion support, and other marketing costs had modest offsetting increases.

     Selling, general and administrative expenses increased by $610,000, or 1.9% compared to 1997. This increase is attributable to an increase in allocated corporate and shared service costs from Hershey Foods Corporation offset by other selling and administrative efficiencies.

     Operating income increased $148,000 or .4% in 1998 compared to 1997 as a decrease in net sales was offset by greater reductions in cost of sales and marketing expenses.

YEAR ENDED DECEMBER 31, 1997 COMPARED WITH YEAR ENDED DECEMBER 31, 1996

     Net sales declined by $21.2 million, or 5.2%, in 1997 versus 1996. Sales were negatively impacted by Hershey Foods Corporation's strategy to maximize short-term return on investment that was implemented in mid-1996. The implementation of this new strategy had a positive impact on product mix increasing net sales $2.1 million during the year. The positive mix variance was the result of the shift in marketing promotion emphasis to Tier II and Tier III products, which generate a greater net sales per unit than Tier I products. However, the overall result of this strategy was a sales volume reduction of 5.7%, which equated to a $23.3 million decline in net sales.

     Branded net sales declined by $14.6 million, or 4.3%, versus 1996. The promotional strategy of focusing on higher margin items had a negative impact on branded sales volume, which declined $17.3 million, or 5.1%, from the previous year. This volume decline was partially offset by a small improvement in product mix. The decrease in sales volume corresponds with an adverse trend in the retail dry pasta sector, which showed a volume decline of approximately 4% as measured by Information Resources, Inc.

     Increased competition within the industry impacted 1997 foodservice and private label sales. New World Pasta lost its largest foodservice account and a significant private label account as the result of its decision not to match competitors' pricing pursuant to Hershey Foods Corporation's directive to maximize short-term return on investment.

     Cost of sales decreased $25.0 million, or 10.6%, during 1997 compared to 1996. More than half of this decrease was attributable to the reduced sales volume. A decrease in our semolina costs from $.1683 to $.1460, or 13.3%, also had a significant impact. Reductions in packaging costs reflected the volume decrease. Increases in freight and warehousing rates resulting from the volume reduction were partially offset by New World Pasta benefitting from economies of scale from Hershey Foods Corporation combining shipping volume for all its divisions. Manufacturing depreciation also was lower in 1997 due to the continuing trend of New World Pasta reducing capital spending to maximize cash flow. As a result of these factors, gross margin improved from 42.3% in 1996 to 45.6% in 1997.

     Marketing expenses in 1997 decreased by $4.4 million, or 4.1%, from 1996. Volume sensitive trade promotions were reduced while trade spending in core markets was marginally increased resulting in a net decrease in trade promotional spending of $4.6 million, or 4.7%, compared to 1996. Advertising spending was also reduced by $700,000, or 23.3%, as advertising was not considered integral to a strategy focused on short-term profitability. These decreases were offset by an increase of $900,000 in other marketing expenses.

     Selling, general and administrative expenses in 1997 decreased by $2.3 million, or 6.6%, from 1996. This decrease is attributable to field sales expense reductions related to the consolidation of the pasta and grocery sales forces of Hershey Foods Corporation and the start of broker commission rate reductions negotiated in 1997.

     Operating income increased by $10.6 million, or 34.0%, in 1997 compared to 1996. As noted above, decreased net sales were offset by decreases in costs of sales and marketing. The decrease in raw material costs was the primary driver in the improved operating margin of 10.8% versus 7.6% in the previous year.

YEAR ENDED DECEMBER 31, 1996 COMPARED WITH YEAR ENDED DECEMBER 31, 1995

     Net sales declined by $11.7 million, or 2.8%, in 1996 compared to 1995. This decline can be attributed to Hershey Foods Corporation's senior management decision to have Hershey Pasta Group focus on short-term return on investment, as well as a lower level of promotional activity during the fourth quarter of 1996. An improvement in product mix had a positive $4.4 million impact on net sales. This positive mix variance was the result of the shift in marketing promotion emphasis from Tier I to Tier II and Tier III products, which generate a greater net sales per unit. The increase in sales from the product mix improvement was outweighed by a substantial decrease in branded and private label sales volume. In particular, private label net sales decreased $5.8 million primarily as the result of the loss of a large private label account due to a decision not to match competitive pricing.

     Net sales declined in our retail branded dry pasta business in 1996 by $7.5 million, or 2.2%, from the prior year. Part of this decline can be attributed to a 1.1% volume decline in the retail dry pasta sector, as defined by Information Resources, Inc. Skinner and American Beauty brands were the only brands to have net sales increases between 1995 and 1996. The remaining decrease in net sales was attributable to a reduction in promotional spending in the fourth quarter of 1996 as well as the loss of a sales force focused exclusively on pasta and a decrease in the number of field sales personnel resulting from the transition to a combined pasta and grocery sales force for Hershey Foods Corporation. Our industrial business showed a net increase in net sales of $1.7 million, consisting of a $2.8 million increase associated with one customer account, partially offset by lower net sales from other accounts resulting from the reduced emphasis on this business.

     Cost of sales decreased $6.4 million, or 2.7%, during 1996 compared to 1995 despite an increase in semolina prices from $0.1644 per pound to $0.1683 per pound during this period. This 2.3% increase in semolina costs was offset partially by a 5.6% decrease in packaging material costs due to favorable case and polyethylene costs. The increase in semolina procurement costs was further offset by a 6.6% decrease in freight and warehousing costs due primarily to consolidated rate and truckload rate efficiencies, as well as to the decrease in volume. The decrease in net sales was essentially offset by the net effect of these changes, resulting in a gross margin decline in 1996 of only 0.1% to 42.3%.

     Marketing expenses decreased by $3.0 million, or 2.8%, in 1996 from 1995. Lower promotional spending of $1.1 million resulting from reduced retail trade participation contributed to this decrease. Advertising spending was reduced by $500,000. Consumer and other marketing expenses declined by $1.4 million, primarily related to reductions on discretionary point of sale materials, couponing and packaging development expenses.

     Selling, general and administrative expenses decreased by $1.8 million, or 4.9%, in 1996 from 1995. This decrease was due to a $1.0 million reduction in field sales personnel expenses, primarily as a result of fourth quarter personnel reductions. The remainder was attributable to minor fluctuations in several other general and administrative expenses.

     Operating income declined slightly by $500,000, or 1.5%, in 1996 compared to 1995. Operating margin improved 0.1% to 7.6% resulting from a decrease in gross margin of 0.1% offset by reduced selling, general and administrative expenses of 0.2%.

QUARTERLY DATA


     The following table sets forth financial data for the quarters indicated (in thousands). When reviewing the following table, you should be aware that:



     - The first quarter of 1997 ended on March 30, while the first quarter of 1998 ended on April 5.



     - The second quarter of 1997 ended on June 30, while the second quarter of 1998 ended on July 5.



     - The third quarter of 1997 ended on September 28, while the third quarter of 1998 ended on October 4.



     - EBITDA represents earnings before interest, taxes, depreciation and amortization. We believe that EBITDA provides useful information regarding our ability to service our debt. EBITDA is not a measure of operating performance computed in accordance with GAAP and should not be considered as a substitute for operating income, net income, cash flows from operations, or other statement of operations or cash flow data prepared in conformity with GAAP, or as a measure of profitability or liquidity. In addition, EBITDA may not be comparable to similarly titled measures of other companies. EBITDA may not be indicative of the historical operating results of New World Pasta, and is not meant to be predictive of future results of operation or cash flows. You should also see the audited statement of cash flows contained within the audited combined financial statements appearing elsewhere in this prospectus. During 1998, New World Pasta incurred legal expenses and paid retention bonuses related to the recapitalization. EBITDA on an adjusted basis without the effect of these non-recurring charges would have been $59.0 million for the year ended December 31, 1998.



                          FIRST QUARTER       SECOND QUARTER       THIRD QUARTER       FOURTH QUARTER
                        ------------------   -----------------   -----------------   ------------------
                         1997       1998      1997      1998      1997      1998       1997      1998
                        -------   --------   -------   -------   -------   -------   --------   -------
Net sales.............  $95,803   $108,647   $90,468   $84,263   $96,677   $89,242   $103,270   $90,944
Gross profit..........   44,051     49,155    41,668    38,646    44,197    39,720     46,299    39,802
Operating income......   10,715     12,157    10,053     8,833    10,514    11,924     10,438     8,954
Net income............    6,461      7,525     6,062     5,468     6,340     7,381      6,294     5,540
EBITDA................   14,489     15,950    13,817    12,382    14,556    15,620     14,295    12,563
EBITDA as a percentage
  of net sales........     15.1%      14.7%     15.3%     14.7%     15.1%     17.5%      13.8%     13.8%


     New World Pasta experiences slight seasonality, with sales being the slowest in the summer and highest in the fall and winter. In addition, the first quarter ended March 30, 1997 was negatively impacted by the sales force consolidation, and the first quarter ended April 5, 1998 was positively impacted by an effective first quarter sales promotion and New World Pasta's capitalizing on competitive opportunities. Net sales and operating income in the fourth quarter of 1998 were negatively impacted by reduced promotional spending.

LIQUIDITY AND CAPITAL RESOURCES

     Historically, Hershey Pasta Group's major source of financing has been cash generated from operations and funds provided by Hershey Foods Corporation. New World Pasta maintained zero cash balances as cash was swept daily by Hershey Foods Corporation. Hershey Pasta Group's income and consequently cash provided by operations during the year were primarily affected by promotional spending and raw material costs. Since the completion of the recapitalization in which our current principals acquired control of New World Pasta, New World Pasta has been an independent entity. Therefore, historical cash flows may not be indicative of future liquidity. Ongoing operations will require the availability of sufficient funds to service debt, fund working capital, perform maintenance and expansion capital expenditures on plants and facilities and support trade and promotional programs. Management intends to finance these activities through cash flows from our operating activities and from amounts available under our revolving credit facility.

     New World Pasta's net cash provided by operating activities totaled $8.5 million for the three-month period ended April 4, 1999 compared to net cash provided by operations of $3.3 million for the three-month period ended April 5, 1998. This increase was primarily due to increases in other accrued liabilities. Net cash flow provided by operations was $26.8 million, $46.5 million and $36.3 million for the years ended December 31, 1998, 1997 and 1996, respectively. The decrease in 1998 was largely attributable to an increase in working capital requirements and an acceleration of payment terms for semolina purchases during 1998.

     Net cash used for investing activities of $.6 million in both the first three months of 1999 and the first three months of 1998 was primarily for the purchase of property, plant and equipment. Net cash used by investing activities was $4.7 million, $1.8 million and $8.9 million for the years ended December 31, 1998, 1997 and 1996, respectively. 1997 was unusually low due to two factors. First, a significant cost savings project, the rationalization of the Mrs. Weiss manufacturing facility in Cleveland, Ohio was accelerated and completed in 1996. Second, the decision of Hershey Foods Corporation management to suspend capital spending in 1997 deferred a $2.6 million cost savings project at our Omaha plant into 1998.

     Cash flows provided by financing activities of $5.4 million reflects the proceeds received in conjunction with the recapitalization of New World Pasta as of January 28, 1999 and the subsequent repayment of the bridge financing and the $50.0 million term loan. This includes the issuance of debt ($470.4 million), the proceeds from issuance of the preferred stock ($113.5 million) and the issuance of common stock ($50.0 million), offset primarily by repurchase of common stock in connection with the recapitalization transaction, repayment of bridge financing and repayment of the $50.0 million term loan. Net cash flow used by financing activities was $21.7 million, $46.1 million and $29.2 million for the years ended December 31, 1998, 1997 and 1996 respectively. Net cash used by financing activities represents the net of cash advances to, and cash withdrawals from, Hershey Foods Corporation's cash management system in which Hershey Pasta Group participated and accordingly does not provide a meaningful indication of our financing activities.

     During the period 1990 to 1998, Hershey funded $145.0 million of capital expenditures to modernize and update Hershey Pasta Group's plants and to construct Hershey Pasta Group's Winchester facility. Since Hershey Pasta Group was a division of Hershey Foods Corporation, none of these capital expenditures were funded by Hershey Pasta Group. As a result of the high quality of our facilities and the nature of the manufacturing process, New World Pasta has had minimal maintenance capital expenditure requirements. Capital expenditures were $1.9 million in 1997 and $4.6 million in 1998. Management expects capital expenditures to be $15.0 million in 1999, including $6.2 million to facilitate cost savings initiatives, and $3.8 million of one-time expenditures required as an independent entity. These one-time items include costs for relocation, information technology systems, Year 2000 compliance, office furnishings and human resources administrative setup. In 2000, capital expenditure requirements are expected to fall to $7.1 million, consisting of $5.0 million of maintenance expenditures and $2.1 million of additional costs related to cost savings initiatives.

     As part of the recapitalization, we entered into the $250.0 million senior credit facilities, consisting of the $50.0 million revolving credit facility, the $50.0 million term loan and the $150.0 million term loan. In addition to the senior credit facilities, the recapitalization included a $142.3 million stock purchase by New World Pasta, LLC, an equity investment of $18.2 million by Miller Pasta, LLC, and the issuance of $110.0 million in senior subordinated increasing rate notes. The $50.0 million term loan was repaid and the $110.0 million in senior subordinated increasing rate notes were refinanced with the proceeds from the offering of the old notes.

     The yearly term loan principal payments under the $150.0 million term loan will be as follows:

     - $1,125,000 in 1999,

     - $1,500,000 per annum in each of the years 2000 through 2004 and


     - $141,375,000 in 2005 and subsequent years.


Management believes that New World Pasta will be capable of generating cash flow which, together with funds available under our $50.0 million revolving credit facility, will be sufficient to pay such principal and other debt service and to finance capital expenditures.

     Under the terms of New World Pasta's senior credit facilities, in the event that New World Pasta's earnings before interest, taxes, depreciation and amortization in any given year exceed the sum of New World Pasta's and its subsidiaries':

     - interest and principal payment obligations under their outstanding indebtedness, plus

     - cash tax payments, plus

     - specified capital expenditures, plus

     - net increase of current assets over current liabilities, plus

     - investments permitted by the senior credit facilities and actually made, plus

     - payments restricted by the senior credit facilities and actually made,

then New World Pasta must use a portion of the excess to prepay outstanding term loans under the senior credit facilities. The percentage of this excess that must be devoted to term loan prepayment will equal:

     - 75% if New World Pasta's ratio of (a) specified types of indebtedness to
       (b) earnings before interest, taxes, depreciation and amortization is greater than or equal to 4.0 to 1.0;

     - 50% if New World Pasta's ratio of specified indebtedness to EBITDA is greater than or equal to 2.5 to 1.0 but less than 4.0 to 1.0; and

     - 0% if New World Pasta's ratio of specified indebtedness to EBITDA is less than 2.5 to 1.0.

     New World Pasta manages through Miller Milling Company the risk of durum price fluctuations through a procurement strategy that includes expanded sourcing of durum from a diversified geographic area, the use of forward purchasing and, where appropriate, futures contracts, and Miller Milling Company's prominence in the durum market.

YEAR 2000 COMPLIANCE

     Many computer systems in use today were designed and developed using two digits, rather than four, to specify the year. As a result, these systems will recognize the Year 2000 as "00." This could cause many computer applications to fail completely or to create erroneous results unless corrective measures are taken. New World Pasta utilizes software and related computer technologies essential to its operations that will be affected by the Year 2000 Problem. While it is difficult to assess the exact nature of the consequences to

New World Pasta of a failure to be Year 2000 compliant, it has been determined that such a failure could have a material adverse effect on New World Pasta's operations.

     New World Pasta's effort to address the Year 2000 Problem has been divided into five phases.

     ASSESSMENT. In this first phase we have assessed our hardware and software systems, and the embedded systems contained in our buildings, plant, equipment and other infrastructure. Our goal was to identify and prioritize those areas of the business operations affected by the Year 2000 Problem. As a result of this review we have:

     - identified the kind and amount of necessary resources, such as money and labor needed in our remediation effort,

     - determined validation strategies and testing plans on a system-wide basis, and

     - determined the need for contingency plans, particularly for core business processes.

We are currently completing our Year 2000 assessment. We have substantially completed this phase of our remediation effort.

     RENOVATION. The second phase involves making software and hardware changes, developing replacement systems, and eliminating non-functional applications or system components. We have entered into a contract with a vendor to perform the remediation of the mission critical software on the AS/400. The project is on schedule and is expected to be completed by August 1999. We have done significant testing of embedded systems and hardware in the plants and have found our exposure to be minimal. We have also engaged an independent third party to review our Year 2000 remediation plans, and actions taken to date, during the second quarter of 1999.

     VALIDATION. As we make changes to applications and components of our systems, our intention is to validate and test those changes for Year 2000 compliance. We plan to perform validation and testing on a system-wide basis to ensure that the changes are compatible with other aspects of our information systems. We may also conduct acceptance testing, where it deems necessary. We anticipate completing this phase by the third quarter of 1999.

     IMPLEMENTATION. This phase involves integrating the changes made as part of the above process into New World Pasta's overall information system. As we implement and integrate the identified changes, we may discover that our systems include other non-compliant Year 2000 applications and components. We do not expect this integration to have any significant adverse effect upon our operations but will develop appropriate contingency and disaster recovery plans to reduce the risk of such effects. We anticipate completing implementation of Year 2000 applications for our mission-critical systems by the fourth quarter of 1999.

     THIRD-PARTY COMPLIANCE We realize that third-party suppliers and customers could affect our Year 2000 readiness. We have made contact with many of our key suppliers to determine their Year 2000 compliance, but will continue to take measures to ensure that our customers and suppliers are Year 2000 compliant.

     CONTINGENCY PLANS. We are in the process of determining our contingency plans, which are expected to include the identification of our most reasonably likely worst-case scenarios and methods to address any disruption which could occur as a result of these scenarios. Contingency plans may include stockpiling raw and packaging materials, increasing finished goods inventory levels, securing alternate suppliers and developing manual processes to address issues that could result from a system failure.

     While costs incurred to date to address the Year 2000 Problem have not been material, we expect to incur incremental expenses of approximately $1.0 million through

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the end of 1999 to resolve any known Year 2000 Problems that relate to mission critical systems.

INFLATION

     Management believes inflation has not had a significant impact on New World Pasta's results of operations for the periods presented. Management does not anticipate inflation having a significant impact on the future results of operations.

MARKET RISK


     New World Pasta is subject to market risk associated with some commodity prices and, effective with the revolving credit agreement we entered into in January 1999, changes in interest rates. At December 31, 1998, New World Pasta had open commodity futures contracts with approximately $2.0 million of deferred losses which will be recognized during 1999. New World Pasta has entered into a procurement agreement with Miller Milling Company pursuant to which Miller Milling Company will supply all of our raw material commodities. Accordingly, we do not anticipate entering into any further commodity futures contracts.



     To manage the risk of fluctuations in interest rates, New World Pasta's borrowings are a mix of fixed and floating rate obligations. This includes the $160.0 million of old notes that bear interest at a 9.25% fixed rate and are due 2009. New World Pasta's $150.0 million term loan and revolving credit facility bear interest at a floating rate. In May 1999, New World Pasta entered into an interest rate swap agreement that converts the floating interest rate to a fixed rate for $50.0 million of the $150.0 million term loan. The interest rate under the interest rate swap agreement is approximately 8.9% and expires June 2, 2002. The carrying amount of New World Pasta's debt obligations approximates the fair value of similar debt instruments of comparable maturity and the interest rate market risk is currently not considered significant.


NEW ACCOUNTING STANDARD

     In June 1998, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 133, Accounting for Derivative Instruments and Hedging Activities. This statement establishes comprehensive accounting and reporting standards for derivative instruments and hedging activities that require a company to record the derivative instruments at fair value in the balance sheet. Furthermore, the derivative instrument must meet specific criteria or the change in its fair value is to be recognized in earnings in the period of change. To achieve hedge accounting treatment the derivative instrument needs to be part of a well-documented hedging strategy that describes the exposure to be hedged, the objective of the hedge and a measurable definition of its effectiveness in hedging the exposure. This statement is effective as of the beginning of the first quarter of the fiscal year beginning after June 15, 2000. Adoption of this statement is not expected to have a material adverse effect on New World Pasta's financial statements. New World Pasta has entered into a procurement agreement with Miller Milling Company pursuant to which Miller Milling Company will supply all of our raw material commodities. Accordingly, we do not anticipate entering into any further commodity derivative instrument or hedging activities upon expiration of our existing commodity futures contracts during 1999.

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                                    BUSINESS

OVERVIEW

     New World Pasta is a corporation organized under the laws of the State of Delaware. The current principals of New World Pasta acquired control of Hershey Pasta Group, New World Pasta's predecessor, in a recapitalization which was completed on January 28, 1999. Prior to the recapitalization, Hershey Pasta Group, which was founded in 1966, was a wholly owned division of Hershey Foods Corporation. Following a unique regional brand strategy, Hershey Foods Corporation made several opportunistic acquisitions that rounded out its regional portfolio and formed the basis of New World Pasta's current business and operations. Those key acquisitions included:

     - RONZONI. The Ronzoni brand is the largest selling brand in the New York City metropolitan area. Ronzoni is also a popular brand in the New England, Mid-Atlantic and Florida markets. Hershey Foods Corporation acquired Ronzoni from Kraft/General Foods in 1990.

     - SAN GIORGIO. San Giorgio is the sixth most popular brand in the U.S. with a strong market position on the East Coast and, in particular, in the Mid-Atlantic market, including Ohio, Pennsylvania and Virginia. Hershey Foods Corporation acquired San Giorgio from the Guerrisi family in 1966.

     - AMERICAN BEAUTY. American Beauty was acquired from Pillsbury by Hershey Foods Corporation in 1984 and is the leading brand west of the Mississippi River.

     - SKINNER. Hershey Foods Corporation acquired the Skinner Macaroni Company in 1979. Skinner has its strongest market share in the Midwestern, Southwestern and Southeastern regions of the United States.

Additional acquisitions have included several brands which are leaders in particular markets such as P&R, which is based in Auburn, New York and was acquired in 1978, and Ideal and Mrs. Weiss, which are based in Cleveland, Ohio and were acquired in 1993.

     As a result of these acquisitions and internal growth, management believes New World Pasta is the leading manufacturer and distributor of retail branded dry pasta in the United States, and a supplier of pasta to the U.S. private label, industrial and foodservice sectors. Our primary business is the production of dry pasta which is marketed and sold under regional brands through supermarkets and foodstores. We believe our brands are among the oldest and most prominent brands in the industry. They include such leading regional brands as Ronzoni, San Giorgio, American Beauty, Skinner, Ideal and P&R. On a combined basis, these brands give us the industry-leading national market share of approximately 27%, which is about 45% larger than our closest competitor. With approximately a 19% share of the national retail egg noodle market, our noodle products currently have the #1 share position in the U.S. market and include such famous brand names as Light 'N Fluffy, American Beauty, Skinner, Mrs. Weiss, P&R, Ideal and San Giorgio. Our leading national market share is supported by very strong regional share positions. In the 64 geographic market areas for pasta measured by Information Resources, Inc. as of February 28, 1999, New World Pasta held the #1 brand position in 22 market areas, the #2 brand position in an additional 25 areas and the #3 brand position in 18 areas. We also held leadership positions in 15 market areas for egg noodles as of February 28, 1999. For the year ended December 31, 1998, we generated net sales of $373.1 million and Pro Forma EBITDA of $56.5 million.

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     Despite Hershey Pasta Group's industry-leading position in the production and marketing of retail branded dry pasta products, it remained a non-core division of Hershey Foods Corporation. After operating the division with a strategy focused on short-term return on investment at the expense of growth and long-term potential since mid-1996, Hershey Foods Corporation decided to divest the division and focus exclusively on its core chocolate and confectionery business. New World Pasta reunites the key management who were largely responsible for engineering Hershey Pasta Group's ascent within the industry and who are eager to capitalize on New World Pasta's unrealized potential. The principals of New World Pasta include Mickey Skinner, the President and Chief Executive Officer of Hershey Pasta Group from 1984 to 1997, John Miller and Michael Snow of Miller Milling Company, which has been New World Pasta's largest durum/semolina supplier for over 11 years, and Joseph Littlejohn & Levy, a private equity partnership specializing in corporate divestitures and recapitalizations.

     We categorize pasta into three broad groupings or "tiers" that vary in consumer familiarity and price elasticity. Tier I constitutes 50% of the category and consists of spaghetti, thin spaghetti, elbow macaroni, ziti in the New York City market and vermicelli in western markets. Tier II constitutes 30% of the category and consists principally of Italian-style "short-cut" items, such as rotini, rotelle, mostaccioli, and "long cuts," such as linguine, capellini and lasagne. Finally, Tier III, constituting 20% of the category, consists of manicotti, jumbo shells, fettuccine, fortified products, flavored products, "soup" shapes and a range of specialty items. While the Tier I items are principally sold through discounted pricing and display, the remaining items are purchased more for planned recipe use than through price impulse. The leader in any given market enjoys a broader range of item distribution and can capitalize on its ability to sell higher margin Tier II and Tier III items. It has been the history of New World Pasta to enjoy an increasing range of item distribution as a result of new product innovation and skillful market expansion.

COMPETITIVE STRENGTHS

     We believe we are well-positioned to increase our market share, sales and profitability due to the following competitive strengths:

     - NATIONAL MARKET LEADER IN BRANDED PASTA. We are the largest U.S. manufacturer and distributor of retail branded dry pasta and hold three of the top six brand positions in the United States. We have been able to achieve such high national market share due to our portfolio of attractive regional pasta brands, including Ronzoni, San Giorgio, American Beauty, Skinner, Ideal and P&R. Our national leadership position also enables us to better coordinate our regional sales efforts with central brokers and national category managers, particularly in light of increasing food brokerage and grocery chain consolidation.

     - STRONG REGIONAL PASTA BRANDS. According to Information Resources, Inc., as of February 28, 1999, we held the #1 brand position in 22 of the 64 Information Resources, Inc.-measured pasta market areas, with typical market shares of 30% to 40%. We also held the #2 brand position in 25 areas and the #3 brand position in another 18 areas. We have focused our sales and marketing efforts on those areas with the greatest consumption of pasta. As a result, our brands hold the #1 position in 12 of the 20 largest dollar volume pasta markets. Established brand awareness and a broad product line are critical to a brand's profitability. Typically, a brand's high consumer awareness and consumer satisfaction in terms of quality and consistency earn it additional shelf space for the more profitable Tier II and

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       Tier III products. We also derive additional benefits from our combined regional strengths including economies of scale in distribution, sales, marketing and manufacturing.

     - LOW-COST AND EFFICIENT MANUFACTURING AND DISTRIBUTION SYSTEM. We are a low-cost producer. Between 1990 and 1997, Hershey Foods Corporation invested $140.0 million to update our manufacturing facilities with more modern pasta-making technology and process controls, including the construction of our flagship facility at Winchester, Virginia. Our six manufacturing plants and five distribution facilities are located near both our major durum/semolina millers as well as our major customers, significantly reducing our freight costs relative to our competitors' costs. We believe that this provides us with a significant advantage as our cost efficiencies can be directly applied to promotions designed to increase our market share and to the reduction of final product prices for our customers. Our network of strategically located distribution centers allows us to deliver over 95% of our volume in full truckload shipments resulting in significant freight cost savings.

     - CONSISTENT, LOW-COST DURUM/SEMOLINA SUPPLY. Durum/semolina accounts for 35% to 40% of our cost of sales. Hershey Pasta Group historically sourced up to 67% of its durum/semolina requirements from Miller Milling Company. Due to Miller Milling Company's purchasing expertise, nationally diversified sources of durum/semolina and near or on-site milling, we estimate that Hershey Pasta Group has saved approximately $6.0 to $7.0 million per year in raw materials costs versus spot buying. Miller Milling Company has agreed to procure 100% of our future durum/semolina requirements. We believe our savings will increase commensurately as a result of the expansion of this relationship. This expansion should make Miller Milling Company the largest buyer of durum/semolina products in North America. As a result, Miller Milling Company should be able to obtain more favorable terms and improve its buying through larger contracts, increased market leverage and lower freight rates, all of which should benefit New World Pasta. With Miller Milling Company's assistance, we have already secured more than 90% of our 1999 durum/semolina requirements for an expected savings of $10.0 to $11.0 million over our 1998 costs. For a further discussion of the arrangements between New World Pasta and Miller Milling Company, see "Certain Relationships and Related Transactions."

     - FOCUSED, VERTICALLY-INTEGRATED PASTA COMPANY. In contrast to most of our branded competitors, New World Pasta is an independent company, focused exclusively on the pasta business. We believe this autonomy and focus will allow us to better execute our growth strategy than Hershey Pasta Group had historically been able to do and better than many of our competitors are currently able to do. For example, in mid-1996, Hershey Foods Corporation combined its longstanding dedicated pasta broker sales force with its general grocery sales force. We believe this combination lowered Hershey Pasta Group's sales. As the dynamics of pasta promotion and sales differ from those of other grocery items, personnel not experienced in pasta sales were unable to effectively promote our pasta products. In addition, Hershey Pasta Group's sales personnel were less inclined to sell pasta because it was less labor-intensive to sell Hershey Foods Corporation's higher margin branded grocery products. We believe our singular focus on pasta, combined with contractual control of our raw material procurement, exclusive brokerage sales arrangements and the vertical integration of our manufacturing, distribution and marketing functions, will

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       promote our flexibility and responsiveness to our customers and further differentiate us from our competitors.

     - EXPERIENCED OWNER-MANAGERS. We benefit from a management team with in-depth knowledge who are now exclusively focused on the pasta business. New World Pasta reunites the key management who were largely responsible for engineering Hershey Pasta Group's ascent within the industry and who are eager to capitalize on New World Pasta's unrealized potential. Our team of current and former Hershey Pasta Group executives has significant experience in the pasta industry. Our top ten executive officers combined have over 200 years of experience in the pasta business with Hershey Pasta Group and its affiliated brands. We believe the experience of our management team and their continuity with Hershey Pasta Group provide us with an advantage over our key competitors. In addition, our management team is highly incentivized and will have stock options to purchase up to 15.4% of our common stock on a fully diluted basis.

GROWTH STRATEGY

     In mid-1996, Hershey Foods Corporation decided to operate its pasta division with a strategy focused on short-term return on investment at the expense of growth and long-term potential by, among other things, curtailing trade and other promotional spending. Prior to this decision, Hershey Pasta Group was successful in increasing revenue and generating market share gains. Excluding the Ideal Macaroni Company and Mrs. Weiss Noodle Company acquisitions, the compound annual growth rate of New World Pasta's net sales from the time of the Ronzoni acquisition in 1990 to 1995 was 6.4%. Excluding acquisitions, our net sales compound annual growth rate from 1985 to 1995 was 7.0%.

     We have developed a growth strategy that leverages and builds upon our competitive strengths and the historical advantages that have enabled Hershey Pasta Group to generate consistent levels of cash flow and remain one of the leading pasta companies in the United States. We expect to achieve consistent revenue growth through highly-developed marketing and promotional programs, opportunistic private label and industrial collaborations, the introduction of innovative new products and geographic expansion of our strong regional brands. We can utilize our 29% excess production capacity to support increased sales volumes and generate higher incremental profit margins. We believe that our refocused sales strategy, our reunited experienced management team, favorable consumption trends and changes in the competitive environment in our key business -- retail branded dry pasta -- provide significant opportunities for New World Pasta to expand market share in the branded pasta business, grow revenues and improve profitability. The principal elements of our strategy to maximize these opportunities include the following:

     - INCREASE BRANDED SALES THROUGH PROMOTIONAL SPENDING. Primarily as a result of the lower promotional spending, Hershey Pasta Group's sales declined 2.8% in 1996, 5.2% in 1997 and 3.4% in 1998. As the category leader, we believe that we have a substantial opportunity to expand our sales and market share by increasing promotional spending. We intend to increase trade promotional spending in 1999 by approximately 15% over 1998 levels, which will be primarily directed at increasing sales in those markets where we have the #1 brand position. By increasing sales of lower priced Tier I products such as spaghetti and elbow macaroni, we believe we can earn more shelf space for our higher-priced, higher-margin Tier II and Tier III products and, therefore, increase overall category sales and improve the profitability of our brands. In addition, in the 29 markets where we have the #2 or #3, but not

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       the #1, brand positions, effective trade promotional spending could strengthen our share position, enabling us to improve our product mix and thereby generate higher margins.

     - PURSUE STRATEGIC PRIVATE LABEL PARTNERSHIPS. Private label sales account for approximately 17% of the U.S. retail dry pasta market; however, private label sales represent only 4% of our net sales due mainly to Hershey Foods Corporation's focus on branded products. In 1997, the former category leader, Borden Food Holdings Corporation, withdrew from the private label sector, providing an opportunity for other pasta companies to increase their private label market shares. We believe we can successfully expand into the private label sector given our historically limited participation and this favorable market development. While some of the recent growth in the private label sector is attributable to the underpromotion of branded pasta by key industry players, we believe there is a group of price-sensitive consumers who prefer private label pasta. As private label pasta appeals to a different consumer than branded pasta, we believe incremental sales can be gained without category cannibalization. Our strategy is to partner with key strategic wholesale and retail accounts. We believe our relationships with leading retail food stores and outlets, our low delivered cost position and economies to be gained through the use of our excess capacity and similar distribution and delivery channels make private label an attractive niche.

     - GROW PASTA SALES OPPORTUNISTICALLY IN INDUSTRIAL AND FOODSERVICE SECTORS. In 1997, we estimate the industrial and foodservice sectors accounted for approximately 50% of U.S. pasta dollar sales volume, but only approximately 12% of New World Pasta net sales. Therefore, we believe we have significant growth opportunities in these sectors. We intend to selectively pursue large contracts with industrial and, to a lesser extent, foodservice companies. Hershey Foods Corporation's margin maximization strategy prevented the active pursuit of contracts in these sectors. In contrast, we believe competitively-priced industrial and foodservice contracts will naturally augment our core product sales and provide significant incremental volume to improve our operating leverage and cash flow. In addition, as a low-cost producer, we believe we can establish accounts within these sectors without relinquishing profitability. We believe that increased outsourcing among industrial food processors, fragmentation within the foodservice industry and consistent compound annual growth rates within both sectors of approximately 3% further support our participation in these markets.

     - DISTRIBUTE LIGHT 'N FLUFFY BRAND NATIONALLY. With approximately a 19% share of the national egg noodle market, we are the leading producer of egg noodle products in the United States. We believe substantial growth opportunities remain in this product category. One of our internally developed brands, Light 'N Fluffy, has risen to become the second leading noodle brand in the country. Unlike pasta, which benefits from regional name recognition and acceptance, we believe egg noodle products can be marketed on a national basis. As the highly successful Light 'N Fluffy brand is distributed in only 50% of the country, we believe significant potential exists for U.S. expansion.

     - CAPITALIZE ON CATEGORY MANAGEMENT CAPABILITIES. As a market leader in the branded pasta sector and with a renewed emphasis on private label, we have an opportunity to expand our category management activities for our largest customers and exploit our proprietary technology in this area. Hershey Pasta Group pioneered

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       the analysis and utilization of scanner data through its internally developed and proprietary Pasta Experts(R) software program. We use this tool to analyze the price elasticity, display effectiveness and volume potential of our promotional programs to improve our profitability. By combining this tool with shelf management programs and manufacturer-initiated ordering, we can maximize category profitability for our customers while minimizing the resources required by either party.

     - EXPAND INTO NEW MARKETS AND INTRODUCE NEW PRODUCTS. We intend to expand the Ronzoni brand into other large markets to take advantage of its growing familiarity. We also intend to opportunistically enter markets currently occupied by weakening brands of our largest competitors. In addition, new products, such as fortified, flavored and specialty-cut pasta, have updated and modernized our brand images and increased our market share. More importantly, they have helped to transition consumers from lower-margin Tier I items to higher-margin Tier II and Tier III items.

SYNERGIES AND COST SAVING OPPORTUNITIES

     In addition to our expected durum/semolina cost savings, our management team has identified a number of manufacturing cost saving initiatives. We expect to save $2.0 to $2.5 million per year on an ongoing basis after an initial capital investment of $8.3 million at our Lebanon and Fresno plants. We have also identified a number of synergies and cost saving initiatives which we expect will save an additional $3.0 to $4.0 million per year, with minimal up-front cost. These initiatives include shifting of production between plants, staffing and other shift adjustments, line upgrades and changes in packaging procurement. Finally, we believe significant efficiencies and savings can be realized by having an independent, focused and coordinated organization dedicated to pasta. We expect to continue to identify and to evaluate such opportunities.

PASTA INDUSTRY

     OVERVIEW. We believe the U.S. dry pasta industry is a $2.6 billion non-cyclical industry that is both stable and growing. We estimate that total U.S. pasta consumption has grown about 3% to 4% per year over the last ten years reaching approximately 5.0 billion pounds in 1997. We believe this growth has been primarily driven by U.S. per capita consumption, which has, according to the U.S. Department of Commerce, increased at a compound annual growth rate of 3.9% for the period from 1986 to 1996. Based on industry and trade sources and our own analysis, we expect national pasta consumption to continue to grow, driven largely by pasta's attractive product attributes. According to the American Pasta Report, Americans are eating more pasta today than they did five years ago. Approximately 77% of Americans eat pasta at least once a week, and almost one-third consume pasta three or more times a week. Industry analysts attribute pasta's universal appeal to four main factors: taste, convenience, nutrition and value. The broad appetite appeal of pasta and its variety of forms and shapes have made it a favorite diet staple among U.S. consumers. As consumers have demonstrated a desire for food categories that are easy and quick to prepare, pasta has held its position as one of the most convenient at-home food choices, surpassing even restaurant take-out and home delivery. The increase in pasta consumption can also be explained by its nutritional value and the increased focus on healthy eating in the 1990s. The low-fat nature of pasta combined with its content of complex carbohydrates, proteins, vitamins and minerals is a major attraction and benefit to health-conscious consumers. Finally, consumers cite pasta's economic value as an important factor in their purchase decision. Increased pasta consumption has also been

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spurred by its recent addition to the base of the food pyramid by the U.S.
Department of Agriculture, acknowledging pasta as a core food product and a healthy source of daily nutrition.

     ANNUAL PRODUCTION CAPACITY. New World Pasta's competitive environment depends to a significant extent on the aggregate industry capacity relative to aggregate demand for pasta products. Our management estimates that the total U.S. production capacity was 4.0 billion pounds in 1998 and will increase to 4.3 billion pounds in 1999. This increase can be attributed to the recent facility expansions which we understand were undertaken or completed by several domestic pasta producers which have increased domestic production capacity. Specifically, American Italian Pasta Company is rapidly expanding its production capacity with the completion of its new facility in Kenosha, Wisconsin, and additions to its Columbia, South Carolina and Excelsior Springs, Missouri plants expected to be completed in 1999. As a result, American Italian Pasta Company will increase its production capacity by approximately 260 million pounds. Similarly, Dakota Growers Pasta Company increased the capacity of its durum/semolina milling operations in December 1996 and has completed a pasta production capacity expansion which increased its total annual pasta production capacity to approximately 270 million pounds. Dakota Growers Pasta Company also recently acquired Primo Piatta, a Minnesota-based pasta producer with annual production capacity of approximately 200 million pounds. Part of the increase in production capacity can also be attributed to foreign producers establishing production facilities in the United States. Barilla G.E.R.F. LLI S.p.A. built a pasta production plant in late 1998 near Ames, Iowa with an annual capacity of approximately 200 million pounds. On the other hand, two major pasta producers have also reduced their pasta production capacity. Borden Food Holdings Corporation closed or sold six of its ten North American pasta plants in 1997 and 1998, and Bestfoods Inc. decreased its capacity by approximately 180 million pounds when it closed its New Jersey facility and began sourcing its production through American Italian Pasta Company. Management believes that the net effect of these changes represents an increase of more than 200 million pounds in annual production capacity. We do not, however, expect this increase to have a significant impact on our competitive position.

     CUSTOMER MARKETS. The pasta industry consists of two primary customer markets: retail, which includes both branded and private label sales, and institutional, which is jointly comprised of industrial and foodservice companies.

     - RETAIL. The retail sector includes domestic and imported branded pasta and private label pasta sold to grocery stores, club stores and mass merchants, who in turn sell to consumers. In 1997, the retail dry pasta sector accounted for approximately $1.3 billion, or approximately 50%, of dry pasta sold in the United States. Hershey Pasta Group, Borden Food Holdings Corporation and Bestfoods Inc. together account for a majority of the retail branded sales, while American Italian Pasta Company and Dakota Growers Pasta Company manufacture most of the pasta sold under private label brands. For the 52-week period ending February 28, 1999, Hershey Pasta Group, Borden Food Holdings Corporation and Bestfoods Inc. represented 26.7%, 18.3% and 9.6%, respectively, of the total dollars of retail dry pasta. Barilla G.E.R.F. LLI S.p.A. was the leading imported brand, with a 7.3% market share as of February 28, 1999.

     - INDUSTRIAL AND FOODSERVICE. The industrial and foodservice sectors include food processors that use pasta as a food ingredient as well as foodservice distributors that supply restaurants, hotels, schools and hospitals. Opportunities in the industrial

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       sector are affected by the number of food processors that elect to produce pasta internally rather than outsource their production. Historically, most pasta used by food processors has been manufactured internally for use in food processors' own products. However, an increasing number of food processors are expected to discontinue the internal production of their own pasta and outsource their production to more efficient producers, which should produce growth in our industrial business. Large food processors that use pasta as a food ingredient include Kraft Foods, International Home Foods, Stouffers Corporation, Campbell Soup Company, ConAgra, Inc., Pillsbury, Lipton and General Mills. The foodservice sector, which is served by numerous regional and local food distributors, is highly fragmented and includes both traditional foodservice customers and chain restaurant customers. Management believes that in 1997, the industrial and foodservice pasta sectors accounted for approximately $1.3 billion, or 50% of dry pasta sold in the United States.

PRODUCTS

     OVERVIEW. New World Pasta provides a full range of pasta products to its customers. Our products can be separated into five broad categories for selling and marketing purposes: branded pasta, branded noodles, foodservice products, industrial and miscellaneous products and private label products. In 1998, approximately 85% of our net sales was derived from branded pasta and noodles, 5% from foodservice products, 6% from industrial and miscellaneous products, and 4% from private label products.


     BRANDED PASTA. Branded pasta accounts for the bulk of our revenue and includes numerous well-known brands such as Ronzoni, San Giorgio, American Beauty, Skinner, Ideal and P&R. We believe these brands are among the oldest and most prominent in the pasta industry. Three of these brands are among the nation's top six brands. Due to our ability to offer a wide selection of pasta items and well-known brands, we enjoy the highest national share of retail dry pasta sales. As of February 28, 1999, we led the retail dry pasta market with a 26.7% dollar share as measured by Information Resources, Inc. New World Pasta's regional brands and representative brand leadership positions as of February 28, 1999 are detailed below:


     - RONZONI. The Ronzoni brand is one of the most established pasta brands in the U.S. with its origins dating back to 1915. Ronzoni is the largest selling brand in the New York City metropolitan area, the largest pasta-consumption area in the United States, with a 31% market share. Aside from New York City, Ronzoni is also popular in the New England, Mid-Atlantic and Florida markets, and is recognized west of the Mississippi as a premium brand. Ronzoni also holds brand leadership positions in the Miami/Ft. Lauderdale and Hartford/Springfield metropolitan areas, and holds the number two position in Philadelphia.

     - SAN GIORGIO. San Giorgio was the first pasta brand acquired by Hershey Foods Corporation and is presently the sixth most popular pasta brand in the U.S. San Giorgio is a well-established brand, with its origins dating back to 1914. The brand has a strong market position on the East Coast with products primarily being distributed in New York, New Jersey, Pennsylvania, Maryland, Delaware, Connecticut, Indiana, Illinois, Michigan, Virginia and Ohio. San Giorgio holds the #1 brand position in Philadelphia, Baltimore/Washington, Harrisburg/Scranton, Columbus, Pittsburgh and Cincinnati/Dayton.

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

     - AMERICAN BEAUTY. Acquired by Hershey Foods Corporation in 1984 from Pillsbury and originally founded in 1916, American Beauty is the leading brand in states west of the Mississippi River. American Beauty pasta's regions of particular strength include Phoenix/Tucson, Wichita and Kansas City, where American Beauty leads its closest competitors by over 20 points, and Denver and Salt Lake City. American Beauty also holds strong number two positions in the Oklahoma City and San Antonio/Corpus Christi markets with 26.1% and 15.5% market shares, respectively.

     - SKINNER. Skinner is a leading pasta brand in the Midwestern, Southwestern and Southeastern parts of the United States. The Skinner brand has a rich heritage in these areas, having started its operations in Omaha, Nebraska in 1911. Hershey Pasta Group acquired the Skinner brand in 1979 and since gaining this foothold has been able to fortify its leadership position through targeted promotions and advertising in metropolitan areas such as Dallas, Oklahoma City, Houston and San Antonio/Corpus Christi, where it has market-leading shares of 36.0%, 36.6%, 34.6% and 24.7%, respectively.

     - OTHER BRANDS. Other branded pastas produced by New World Pasta include Ideal, which holds the number one position in Cleveland with 30.2% market share, and P&R, with a leading market position in the Syracuse market (29.1%). In addition, P&R also holds the number one branded position in the Albany, New York market, with a 22.2% share.

     A summary of our branded pasta product tiers is illustrated below:

                                 PRODUCT TIERS

                                                                         RELATIVE
                                                                          PROFIT
              TIER                            PRODUCT                     LEVEL
              ----                            -------                    --------
I    Pantry Restock Items     Spaghetti, Thin Spaghetti, Elbow             Low
     (50% of Category)        Macaroni, Ziti (in the New York
                              market), Vermicelli (in western
                              markets)
II   Transition/Continuing    Rotini, Rotelle, Mostaccioli, Linguine,    Medium
     Items (30% of Category)  Capellini, Lasagne
III  Occasion Items (20% of   Manicotti, Jumbo Shells, Fettuccine,        High
     Category)                "Soup" Shapes

     During the last few years, we have increasingly been identifying products which promote the transition of historical Tier I to Tier II and Tier III positions. New products enhance brand equity and profitability and help to maintain retail shelf space. Examples of successful new products developed by New World Pasta include:

     - FORTIFIED PASTA. We were the first branded pasta manufacturer to market pasta fortified with calcium. The incremental profit provided by fortified Tier I products allows us to increase the profitability of otherwise discounted Tier I products.

     - FLAVORED PASTA. Responding to trends in home cooking and the foodservice industry, we introduced flavored pasta to its consumers in the Information Resources Inc.-defined areas where our brands have leadership positions. Our pasta flavors include roasted garlic, herb and garlic, lemon pepper, and roasted garlic and red bell pepper.

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

     - ADDITIONAL CUTS/SHAPES. New product developments in this area maintain excitement in the category and often drive industry growth.

These new products provide New World Pasta with multiple benefits, including increasing the profitability of Tier I products, updating and modernizing brand images, and addressing important consumer and industrial trends.

     EGG NOODLE PRODUCTS. We also manufacture egg noodle products for sale alongside our pasta brands. New World Pasta's egg noodle brands have the largest collective market share in the United States and include such famous brand names as Light 'N Fluffy, American Beauty, Skinner, Ronzoni, Mrs. Weiss and P&R. We account for approximately 19% of all retail egg noodle sales in the United States, hold brand leadership positions in 15 market areas and produce seven of the top 30 brands in the country.

     PRIVATE LABEL PRODUCTS. While we have historically sold private label pasta only to selected accounts in conjunction with a full-line of our branded products, we believe that there are significant profitable opportunities for expansion of this activity. We compete with other private label suppliers based on the ability to provide a broad line of products at a low cost. With our existing retail relationships and our strategically located plants, we believe we have a significant competitive advantage.

     INDUSTRIAL AND FOODSERVICE PRODUCTS. We also sell products to various industrial and foodservice clients. In the foodservice sector, the business dynamics are controlled by a handful of large food distributors that buy on the basis of price and service reliability.

     MISCELLANEOUS PRODUCTS. We sell a range of miscellaneous dry grocery products as a result of the 1984 acquisition of American Beauty. These items include instant mashed potatoes, spaghetti sauce mix, dry beans, popcorn and rice and are generally sold in a very limited geographic area on a very profitable basis. This activity is virtually self-supporting with little management attention required. For accounting purposes, miscellaneous products, which account for less than 1% of our sales, are grouped with industrial sales.

MARKETING

     Over its 32-year history, Hershey Pasta Group, through a series of strategic geographic acquisitions, was successful in executing a business strategy of maintaining and/or establishing its brands in market leading positions in high pasta consumption areas. We believe that our planned marketing strategy leverages and builds upon our competitive strengths and the historical advantages that have enabled Hershey Pasta Group brands to produce consistent levels of cash flow and remain one of the country's leading pasta companies.

     Prior to the marketing strategy change executed in 1996, Hershey Pasta Group's trade promotion spending was significantly different. Prior to 1996, Hershey Pasta Group executed a growth-oriented and balanced trade promotion strategy.

     It was growth-oriented in that it provided trade spending to support new distribution and consumer trial of Hershey Foods Corporation's products in markets where its brands did not have the leading share position. Hershey Pasta Group also invested trade promotion dollars in leading share markets to further contribute to its consistent growth.

     It was a balanced trade promotion strategy from two perspectives. First, trade spending supported promotional activity in both growth and leadership markets. Trade spending in growth markets focused on gaining new distribution and encouraging consumer trial of Hershey Pasta Group's brands that supported long-term growth objectives. Trade

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

spending in leadership markets focused on existing items, volume growth and new item distribution and consumer trial. Second, trade spending proportionally supported both Tier I and Tier II items, recognizing the importance of both product categories in contributing to profitable growth.

     Prior to 1996, Hershey Pasta Group had historically developed a mix of trade promotion spending programs that successfully supported consistent sales growth. Our trade promotion can be classified into five categories:

     - promotion allowances, such as off-invoice allowances, that are offered to achieve price reductions and some form of promotional support,

     - funds offered to secure a variety of merchandising activity,

     - volume incentive programs,

     - promotional funds to support new distribution and retail item placement, and

     - a variety of other promotional programs that provide flexibility in supporting customer-specific promotion activities.

     We expect to achieve consistent revenue growth through highly-developed marketing and promotional programs, the introduction of innovative new products and geographic expansion of our strong regional brands. We believe that we have a substantial opportunity to expand our sales and market share by increasing promotional spending. We intend to increase trade promotional spending in 1999 by approximately 15% over 1998 levels, which will be primarily directed at increasing sales in those markets where we have the #1 position. By increasing sales of lower-priced Tier I products such as spaghetti and elbow macaroni, we believe we can earn more shelf space for our higher-priced, higher-margin Tier II and Tier III products and, therefore, increase overall category sales and the profitability of our brands. Specialty products including new shapes and cuts also have a strong correlation to increased product sales. Finally, we intend to use innovative marketing, advertising and merchandising programs to enhance brand awareness in regions where we do not have as strong a presence and to build market share.

     Even with a declining marketing budget, Hershey Pasta Group has been able to maintain its share position due to the strength of its brands. As a result, we believe there exists significant opportunity to generate both revenue growth and increased profitability through a refocused sales and marketing strategy that emphasizes our regional brand names. The combination of these growth opportunities, our industry marketing expertise and available production capacity gives us an opportunity to generate incremental margins through increased volume, thereby generating additional cash flow. For further discussion of our growth strategy, see "-- Growth Strategy."

SALES

     We have a dedicated and focused sales and marketing staff to serve both our customers and our consumers. Many of the sales and marketing personnel who were responsible for directing Hershey Pasta Group's earlier growth will once again be employed exclusively in the interest of New World Pasta's products. We believe this focused sales team with our network of food brokers and long-standing trade relationships will provide the resources to increase sales volume and market share. The sales staff devoted exclusively to branded pasta consists of a National Sales Director, 8 Zone Sales Managers, 22 Regional Sales Managers, 13 District Managers and numerous support staff at our headquarters. In addition, there are 7 sales professionals responsible for our private label,

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

foodservice and industrial sales. The overall sales organization is headed by a vice president with 23 years of pasta sales management experience. The marketing staff consists of 12 professionals, most of whom have advanced degrees as well as a number of professionals and administrative personnel who provide marketing and sales support. We believe that we have both the largest sales staff and the largest marketing staff in the industry. Our branded products are marketed by 48 retail brokers. In addition to our retail brokers, we have a national network of 28 foodservice brokers. All of these brokers work exclusively for New World Pasta with respect to pasta products.

     Our experienced sales organization understands each sector of the industry in which we participate. Our sales force knows how to work with and train brokers. Broker training maximizes profitable product sales, promotes excellent trade relations and results in better retail execution. For example, our sales force has an excellent track record for launching new items and achieving above-average distribution levels. Furthermore, our sales force uses the highly-efficient electronic data interchange order system for approximately 87% of its orders and 56% of its invoices, resulting in what we believe to be some of the highest service levels in the industry.

CUSTOMERS

     Our branded and private label products are sold primarily through grocery store chains and grocery wholesalers. In addition, we sell our products through wholesale clubs, mass merchandisers, chain drug stores, convenience stores and food distributors. Mass merchandisers, wholesale clubs and chain drug stores are growing distribution channels and represent significant revenue enhancement opportunities for New World Pasta. Our ten largest customers accounted for approximately 43.4% of 1998 net sales, with no single customer accounting for more than 7.1%.

PRODUCTION

     PASTA PRODUCTION. Semolina and water are the two main ingredients used to produce a quality pasta product. Egg is the main additional ingredient included in noodles. Each variety of durum, which is milled into semolina, has its own unique set of protein, gluten content, moisture, density, color and other attributes which affect the quality and character of the semolina. In order to produce pasta, we mix semolina with water and other ingredients and then extrude or roll the mixture into the desired shapes. Subsequently, it travels through a series of state-of-the-art dryers before being stabilized at room temperature. After the stabilization process, the pasta is packaged in a variety of packaging configurations and forwarded through an automated palletizing and distribution system. The finished product is then loaded on to trucks for transport to our distribution centers and/or shipment directly to customers.

     PRODUCTION FACILITIES. New World Pasta has a flexible, vertically integrated manufacturing organization with regional facilities to support our low delivered-cost strategy. Our suppliers supply semolina from their mills to our six manufacturing plants strategically located throughout the United States. The finished products are then shipped to regionally located distribution centers which allows us to minimize our freight costs and enhance our ability to efficiently match our raw material supply to our production and delivery

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

demands. A map of our nationwide network of plants, distribution centers and our suppliers' mills appears below:
                        PRODUCTION AND DISTRIBUTION MAP


     Our six modern manufacturing plants, all of which we own, have an annual aggregate production capacity of 688 million pounds of pasta. With the exception of the Winchester plant, these plants were acquired as part of the assets purchased during Hershey Pasta Group's acquisition of regional pasta brands over the past 32 years. Between 1990-1997, Hershey Foods Corporation spent $140.0 million to modernize and update these plants and construct the Winchester plant. As a result, each of our plants is equipped with modern pasta making technology and process controls. Each plant plays a unique role in our processing and distribution system. Management believes that the Winchester plant, constructed in 1993 at a cost of approximately $60.0 million, is a state-of-the-art facility and one of the most cost-efficient pasta plants in North America. The other plants have been repeatedly refurbished and their infrastructure upgraded to ensure their cost competitiveness and ability to meet Hershey Pasta Group's high product-quality standards. Overall plant utilization is approximately 71%, with utilization being highest at the Winchester, Virginia plant, with 95% utilization, and lowest at the Lebanon, Pennsylvania plant, with 47% utilization. A detailed summary of key plant statistics appears below.


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


     When reviewing the following table, you should be aware that:



     - production capacity is measured in thousands of pounds, based on 320 operating days per year;



     - utilization is based on 1998 annual production; and



     - our Kansas City, Kansas facility is scheduled to be closed in August
       1998.


                         MANUFACTURING FACILITY SUMMARY


                                       PRODUCTION   PRODUCTION     SQUARE     UTILIZATION
FACILITY LOCATION                        LINES       CAPACITY       FEET          (%)
-----------------                      ----------   -----------   ---------   -----------
Winchester, VA.......................       7         208,000       180,000       95%
Lebanon, PA..........................      13         152,000       256,000       47%
Omaha, NE............................       8         138,000       114,000       72%
Fresno, CA...........................       7          96,000       130,000       62%
Louisville, KY.......................       8          73,000       207,415       68%
Kansas City, KS......................       5          21,000       130,000       71%
                                           --         -------     ---------       --
          Total......................      48         688,000     1,017,415       71%



In addition, the Winchester plant currently operates seven production lines and could add two more within its existing facility, which would increase production capacity by up to approximately 150 million pounds.


     COST-SAVINGS OPPORTUNITIES. We believe there exist numerous opportunities to improve efficiencies or rationalize capacity. Our management team has identified a number of manufacturing initiatives, primarily at our Lebanon and Fresno plants, which are expected to save $2.0 to $2.5 million per year after approximately $8.3 million of capital expenditures. We have also identified a number of synergies and cost-saving initiatives which we expect will save a further $3.0 to $4.0 million per year with minimal up-front cost. These initiatives include shifting of production between plants, staffing and other shift adjustments, line upgrades and changes in packaging procurement. We expect to realize the full benefits of these savings beginning in the year 2000.

TRANSPORTATION AND DISTRIBUTION

     Our distribution network is an important factor in maintaining New World Pasta's low delivered-cost structure. In general, it is more cost-efficient to ship durum wheat than to ship semolina flour, and to ship semolina flour than to ship finished goods. For this reason, the location of mills, factories and warehouses relative to the customer base is a critical factor in achieving low delivered costs to market.

     Durum wheat is shipped to milling sites by rail or truck. Semolina flour is shipped from the mill to our plants by either rail, truck or pneumatic tube based on location and financial considerations. Finished goods are shipped from plant sites to distribution centers or customers in truckload quantities. Over 95% of shipments from distribution centers to final customers are shipped in full truckload quantities. Truck shipments are handled by contract carriers with annual transportation contracts.

     For finished products, New World Pasta utilizes three primary distribution centers located in Fresno, California, Omaha, Nebraska, and New Kingston, Pennsylvania, and two secondary warehouses located in Portland, Oregon and Louisville, Kentucky. With the exception of the Louisville warehouse which is housed in a portion of the manufacturing facility, the distribution centers and warehouses are leased facilities, run by professional warehousing companies under multi-year contracts.

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

QUALITY

     New World Pasta and its predecessors have an 85-year tradition of producing high quality products for customers and consumers. We strive to use the finest raw materials, processed in our modern manufacturing facilities, by an experienced and highly-trained workforce in order to meet and exceed our customers' expectations. New World Pasta's quality has been consistently recognized by leading consumer publications.

     New World Pasta's history reflects a commitment to quality. New World Pasta was one of the first companies to work with the U.S. Food and Drug Administration in establishing a Cooperative Quality Assurance Program. This program, later a model for other industries, called for New World Pasta to establish stringent quality and safety controls and be self-policing in their enforcement. Today, all products are manufactured using a comprehensive Hazard Analysis Critical Control Point (HACCP) program to ensure food safety. This program calls for strict monitoring and control activities in every facet of the manufacturing operations.

     New World Pasta also uses a toll-free number to maintain direct contact with the public. Printed on all packaging, this direct link to our final consumers keeps New World Pasta in touch with their concerns and comments.

RAW MATERIALS

     Pasta's primary ingredient is semolina flour, which is extracted from durum wheat through a milling process. Semolina is currently delivered to our manufacturing plants directly from milling operations. These mills source their durum directly from farmers and grower-owned co-operatives in North Dakota, Montana, Arizona, California and Canada. We now source 100% of our durum/semolina needs through Miller Milling Company, to ensure the availability of semolina in the quantity and quality required to fulfill our production requirements.

     The cost of semolina over the last five years has typically represented 35% to 40% of our total cost of sales. This percentage is high relative to historical trends as average durum prices have been at historically high levels since 1993. From 1993 to 1997 the average durum price was $5.97 per bushel versus an average of $4.45 per bushel from 1980 to 1992. We expect to benefit from a drop in durum prices toward historical norms in 1999 and 2000. The U.S. Department of Agriculture recently released its 1998 U.S. durum harvest estimates, which amounted to 141 million bushels, a 60% increase over 1997. Although durum consumption is also on the rise, ending stocks for 1998 are expected to have increased by a similar amount, from approximately 26 million to approximately 69 million bushels. Durum cash prices currently reflect this and were $4.30 per bushel as of August 1998, far below the August 1997 prices of $7.25 to $7.75 per bushel. We expect lower durum prices to continue in the near future as evidenced by current March 1999 futures contracts at $3.97 per bushel as of January 14, 1999. We believe that the industry in general will not be subject to the same volatility as it had historically experienced due to diversified sourcing of durum from different regions, government policies such as the "freedom to farm" initiative and various incentives under NAFTA. For example, the industry has had success in developing and growing durum varieties suitable for regions where durum was not previously grown, such as Virginia, central California, and Oregon.

     Packaging materials represent another significant portion of the cost of sales. We expect the costs of these materials to remain constant as a percentage of sales.

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


                               DURUM WHEAT PRICES

                                  (1980-1997)
                                    [CHART]


     The data in the table above is based on cash grain prices for hard amber durum on the Minneapolis Grain Exchange.


MILLER MILLING COMPANY

     OVERVIEW. Miller Milling Company was founded in 1985 in response to consolidation in the pasta industry, rail deregulation and the failure of various competitors to take advantage of technological innovations. Miller Milling Company then grew from one mill dedicated to serving Hershey Pasta Group's Lebanon, Pennsylvania facility into what is now the largest durum/semolina supplier in North America.

     Miller Milling Company provides numerous services beyond those of a wheat buyer or semolina miller. By providing cost-efficient buying opportunities in addition to milling, storage and transportation services, Miller Milling Company effectively manages the entire sourcing process for its customers. Miller Milling Company maintains fixed-margin contracts with its customers, deriving its profitability from the volume of the durum/semolina supplied.

     Miller Milling Company owns a substantial interest in Miller Pasta, L.L.C. after investing in excess of $6 million and, as a result, owns indirectly a 10.6% interest in New World Pasta.

     RELATIONSHIP WITH NEW WORLD PASTA. In addition to lower durum/semolina prices, New World Pasta will benefit from the shifting of all procurement responsibilities from Hershey Foods Corporation to New World Pasta and Miller Milling Company. While Hershey Foods Corporation had sugar and cocoa traders sourcing its durum/semolina requirements, in the future, John Miller, Chairman, President and Chief Executive Officer of Miller Milling Company and President and Director of New World Pasta, and Mickey Skinner, Chairman and Chief Executive Officer of New World Pasta, who together have over 60 years experience in the sourcing of durum/semolina, will jointly head this function for New World Pasta. Prior to the recapitalization in which our current principals acquired control of New World Pasta, Hershey Pasta Group sourced up to 67% of its

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durum/semolina through Miller Milling Company. Due to Miller Milling Company's
purchasing expertise, diversified sources of durum/semolina, our advantageous milling arrangement and low durum/semolina freight costs, we estimate Miller Milling Company currently saves us approximately $6.0 to $7.0 million annually versus spot buying. We believe that we will save a commensurate amount by expanding the Miller Milling Company purchasing and milling arrangements to procure 100% of our durum/semolina requirements. New World Pasta is Miller Milling Company's largest customer. Miller Milling Company is a supplier of durum/semolina to a number of manufacturers of pasta. The advantages Miller Milling Company brings include:

     - MULTINATIONAL PURCHASING. By procuring all of our durum/semolina needs, Miller Milling Company will be able to expand its multinational purchasing of durum/semolina as it will control or source approximately 25% of the durum/semolina consumed in the United States, which should make it the largest buyer of durum/semolina in North America. Multinational purchasing will enable Miller Milling Company to obtain more favorable terms and improve its buying through larger contracts, increased leverage and improved freight rates.

     - NEAR OR ON-SITE MILLING. Miller Milling Company has built on-site or near-site milling operations to support three of New World Pasta's largest facilities, enabling us to lower our durum/semolina costs, improve quality standards, lower our durum/semolina freight costs and our delivered cost of finished product.

     - MULTIPLE SOURCES OF SUPPLY. Miller Milling Company can purchase and supply durum/semolina from multiple locations, including North Dakota, Canada, California and Virginia, and from its new mill in Mexico which became operational in March 1999. This dispersion of production allows New World Pasta to obtain the best pricing and buying opportunities. The ability to draw durum/semolina from three countries in North America gives New World Pasta a unique advantage in both pricing and availability of its primary raw material.

     - INCREASED FLEXIBILITY. As the sole procurer of durum/semolina for New World Pasta, Miller Milling Company can use its capabilities to shift durum/semolina needs from plant to plant and source from a variety of locations. These capabilities limit our exposure to changes in a particular market and improve our lead times, thus lowering the amount of inventory we may require at any given time and increasing our production flexibility.

     Since the cost of durum/semolina represents a significant share of our overall cost of production, its price is inversely related to our gross margin. New World Pasta's management believes that the expertise and capabilities of Miller Milling Company, the emergence of a futures market for durum/semolina and the availability of new alternative durum/semolina sources should reduce the price volatility of our main raw material. We believe that our arrangements with Miller Milling Company provide us with many benefits. For a more detailed description of some of the arrangements between New World Pasta and Miller Milling Company, see "Certain Relationships and Related Transactions."

COMPETITION

     We operate in a highly competitive environment and compete against numerous well-established national, regional and foreign companies, and many smaller companies. New World Pasta competes with these companies on a regional and national basis in the sale and marketing of pasta products. Our competitors include both independent pasta

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

producers and pasta divisions and subsidiaries of large food products companies. Of these, the largest competitors are American Italian Pasta Company, Barilla G.E.R.F. LLI S.p.A., Bestfoods Inc., Borden Food Holdings Corporation and Dakota Growers Pasta Company. The competitive dynamics in the pasta industry have undergone significant change over the last several years as the corporate parents of the leading brands have underinvested and underpromoted their labels or shifted out of private label and industrial sectors. Management believes the current environment leaves substantial opportunity for New World Pasta to increase its branded market share and its private label business. For example, over the past five years Borden Food Holdings Corporation and Bestfoods Inc. have lost market share of 8 points and 1.5 points, respectively, which has been picked up by imported pasta makers and private label producers.

     We compete primarily in the branded sector of the retail consumer market. Competition in this market generally is based upon product quality and taste, pricing, packaging and customer service and logistics capabilities. Our branded competitors include Borden Food Holdings Corporation (Creamette), Bestfoods Inc. (Muellers), and Barilla G.E.R.F. LLI S.p.A., whose respective national market shares as of February 28, 1999 were 18.3%, 9.6% and 7.3%. Branded pasta sales represented 85% of our net sales in 1998. Given the current market dynamics, we are optimistic that we can increase our national market share with our renewed emphasis on promotional pricing.

     Our private label competitors include American Italian Pasta Company and Dakota Growers Pasta Company. Competition in this market is based predominantly on price. Private label sales represented 4.0% of our net sales in 1998.

     On a more limited basis, we compete in the foodservice and industrial sectors. In 1998, these sales represented approximately 11.0% of net sales. Competition in this market is based primarily on price and secondarily on reliability. Our main competitor in this market is American Italian Pasta Company.

TRADEMARKS AND DOMAIN NAMES

     We consider our branded specialty products to be of considerable value and importance to our business, and therefore own many registered trademarks in the United States and abroad. Of the many trademarks we have registered with the United States Patent and Trademark Office, our American Beauty, Light 'N Fluffy, Mrs. Weiss, Ronzoni, San Giorgio and Skinner marks are the only marks that are material to our business. We also own several U.S. Internet domain names that incorporate our trademarks. Among these domain names, RONZONI.COM and SANGIORGIO.COM are the most significant to our business.

REGULATION

     We are subject to various laws and regulations administered by federal, state and other governmental agencies relating to the operation of our production facilities and the production, packaging, labeling and marketing of our products and pollution control, including air emissions. Our facilities are subject to inspections by the U.S. Food and Drug Administration, U.S. Occupational Safety and Health Administration and various state regulatory agencies. We believe that we are in material compliance with all federal, state and local laws and regulations governing our products and facilities.

     Various federal, state and local laws and regulations impose liability on current or previous real property owners or operators for the cost of investigating, cleaning up or removing contamination caused by hazardous or toxic substances at the property. In
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addition, these laws impose liability for such costs on persons who disposed of or arranged for the disposal of hazardous substances at third-party sites. This liability may be imposed without regard to the legality of the original actions and without regard to whether the person knew of, or was responsible for, the presence of hazardous or toxic substances, and this liability may be joint and several with other parties. If the liability is joint and several, a person could be responsible for payment of the full amount of the liability, whether or not any other responsible party is also liable.

     A number of current and former Hershey Pasta Group facilities have been operated as manufacturing facilities for some time. Although we do not believe that we will incur significant liability for environmental matters from these historical operations, there can be no assurance that we will not incur liability in the future if evidence of environmental problems is subsequently discovered.

     In addition, our operations are subject to extensive environmental laws and regulations concerning, among other things, emissions to air, discharges to water, and the generation, treatment, and disposal of wastes and other materials. Potential costs and expenses may also be incurred in connection with the repair or upgrade of facilities to meet existing or new requirements under environmental laws. In many instances, the ultimate costs and the time period during which these costs are likely to be incurred are difficult to predict.

EMPLOYEES


     New World Pasta has approximately 900 employees in its facilities throughout the United States. Most of our hourly employees are represented by unions, with the exception of those at the Winchester plant. In total, approximately 56% of our employees are currently unionized. The following unions represent New World Pasta employees: The Bakery, Confectionery, Tobacco Workers International Union of America, United Foods and Commercial Workers International Union, International Union of Operating Engineers, and the Teamsters. Employment contracts with the unions are generally renegotiated every three years. The only collective bargaining agreement scheduled for renegotiation in 1999 is with the United Foods and Commercial Workers International Union, Local # 271, at the Omaha, Nebraska facility, which expires on July 1, 1999. New World Pasta and the United Foods and Commercial Workers International Union have agreed to postpone the expiration of this collective bargaining agreement until October 28, 1999 in order to better evaluate employee benefits issues related to the agreement. Our management anticipates renegotiating this agreement on similar terms and conditions as the current agreement. However, there is no assurance that a satisfactory renegotiation will be obtained. New World Pasta considers its relationship with both its union and non-union employees to be good.

     New World Pasta's remaining collective bargaining agreements expire as follows:


          UNION                      LOCATION                CONTRACT EXPIRATION
-------------------------    -------------------------    -------------------------
General Drivers,             Louisville                        April 30, 2001
  Warehouseman & Helpers
  Union, Local # 89
Bakery, Confectionery,       Kansas City                        June 30, 2001
  Tobacco Workers'
  International Union of
  America, Local # 218
Bakery, Confectionery,       Fresno                            March 31, 2000
  Tobacco Workers'
  International Union of
  America, Local # 85
International Union of       Omaha                              June 30, 2000
  Operating Engineers,
  Local # 571
Bakery, Confectionery,       Lebanon                           April 30, 2001
  Tobacco Workers'
  International Union of
  America, Local # 464


LEGAL PROCEEDINGS


     In the ordinary course of our business, we are a party to litigation involving our operations and employees. Our management believes that the outcome of this litigation will not have a material adverse effect upon our business, financial condition or results of operations.


MARKET DATA



     The market data and some of the industry forecasts used throughout this prospectus were obtained from internal surveys, market research, publicly available information and industry publications. Industry publications generally state that the information they present has been obtained from sources believed to be reliable, but that the accuracy and completeness of the information are not guaranteed. Similarly, internal surveys, industry forecasts and market research, while believed to be reliable, have not been independently verified, and we make no representation as to the accuracy of this information. All market share statistics are from Information Resources, Inc., an independent marketing research firm which provides New World Pasta with information regarding the pasta industry. Information Resources, Inc. is located at 150 Clinton Street, Chicago, Illinois 60661 and has no affiliation with New World Pasta or any of its affiliates. The industry data was compiled by management of New World Pasta from a series of industry and government reports, including U.S. Department of Commerce, Business Trends Analysis and Find SVP Research Publications.

                                   MANAGEMENT

     Set forth below is information concerning the executive officers and directors of New World Pasta.

NAME                           AGE                       POSITION
----                           ---                       --------
C. Mickey Skinner............  65     Chairman, Chief Executive Officer and Director
John C. Miller...............  48     President and Director
Michael L. Snow..............  47     Executive Vice President and Director
Clifford K. Larsen...........  59     Executive Vice President, Marketing and Sales
Cecil A. Archbold............  57     Vice President, Human Resources
James A. Bohenick............  42     Vice President, Finance and Chief Financial
                                        Officer
Vito M.J. Castelgrande.......  48     Vice President, Sales
Burton R. Freeman............  50     Vice President, Manufacturing
Mark E. Kimmel...............  40     Vice President, Administration and Development
                                      and General Counsel
Glenn A. Zearfoss............  44     Vice President, Logistics
Paul S. Levy.................  51     Director
Jeffrey C. Lightcap..........  40     Director
Brett N. Milgrim.............  30     Director
David Y. Ying................  44     Director

     MR. SKINNER is Chairman, Chief Executive Officer and a Director of New World Pasta. Mr. Skinner was President of Hershey Pasta Group from 1984 to 1997. Mr. Skinner then served as Vice Chairman of Hershey's Pasta and Grocery Group from 1997 to 1998. Mr. Skinner currently serves on the boards of directors of Streck Laboratories and Coleman Natural Products, Inc.

     MR. MILLER is President and a Director of New World Pasta. He also serves, and during the last five years has served, as Chairman, President and Chief Executive Officer of Miller Milling Company, which is responsible for all of New World Pasta's durum/semolina purchasing functions. Mr. Miller is also a founder, Director and President of TABLEX-MILLER SA de C.V., a Mexican durum milling company. He currently serves on the board of directors of the Minneapolis Grain Exchange, where he is Vice Chairman, and on the executive committee of the North American Millers' Association, an industry trade organization.

     MR. SNOW is Executive Vice President and a Director of New World Pasta and, during the last five years, also has served as Executive Vice President, Secretary, Treasurer and a Director of Miller Milling Company. Mr. Snow is of counsel to, and was a former partner of, the commercial law firm of Maslon Edelman Borman & Brand LLP. Mr. Snow is also a founder, Director and officer of TABLEX-MILLER SA de C.V., a Mexican durum milling company. Mr. Snow currently acts as counsel to and a director of Osmonics, Inc. and as a director of Navarre Corporation, QuikPages, Inc. and Artesian Management, Inc.

     MR. LARSEN is Executive Vice President, Marketing and Sales, of New World Pasta. From mid-1996 through 1998, Mr. Larsen was retired. Mr. Larsen was Vice President, Marketing for Hershey Pasta Group from 1979 until his retirement in mid-1996.

     MR. ARCHBOLD is Vice President, Human Resources of New World Pasta. He was previously Vice President, Human Resources of Hershey's Pasta and Grocery Group since 1997 and Vice President, Human Resources of Hershey Pasta Group since 1990.

     MR. BOHENICK is Vice President, Finance and Chief Financial Officer of New World Pasta. He was previously Vice President, Finance of Hershey's Pasta and Grocery Group since 1996. From 1993 to 1996, he was Director of Corporate Development at Hershey Foods Corporation.

     MR. CASTELGRANDE is Vice President, Sales of New World Pasta. He was previously Director of Field Sales of Hershey's Pasta and Grocery Group, a position he held since 1998, and was also Director of Pasta Sales for Hershey Pasta Group since 1997. Within Hershey Pasta Group, Mr. Castelgrande held the position of Eastern Sales Director from 1989 to 1997.

     MR. FREEMAN is Vice President, Manufacturing of New World Pasta. He was previously Vice President, Manufacturing of Hershey Pasta Group since 1991. Mr. Freeman joined Hershey Foods Corporation in 1988 as Director of Engineering.

     MR. KIMMEL is Vice President, Administration and Development and General Counsel of New World Pasta. He was previously Senior Counsel of Hershey Foods Corporation since October 1994.

     MR. ZEARFOSS is Vice President, Logistics of New World Pasta. Mr. Zearfoss was Manager of Application Consulting at Hershey Foods Corporation from 1997 to 1999, and was Vice President of Technical Services and Quality Assurance at Hershey Pasta Group from 1991 to 1997.

     MR. LEVY is a Director of New World Pasta. Mr. Levy has been a Partner of Joseph Littlejohn & Levy since its formation in May 1988. Mr. Levy serves on the boards of directors of Hayes Lemmerz International Inc., BSL Holdings, Inc., Jackson Automotive Group, Inc. and Fairfield Manufacturing Company, Inc.

     MR. LIGHTCAP is a Director of New World Pasta and a Partner of Joseph Littlejohn & Levy, which he joined in 1997. From 1993 to 1997, he was a Managing Director and head of leveraged buyout firm coverage for the mergers and acquisitions group at Merrill Lynch & Co., Inc. Mr. Lightcap serves on the boards of directors of Hayes Lemmerz International Inc. and Jackson Automotive Group, Inc.

     MR. MILGRIM is a Director of New World Pasta and a Vice President of Joseph Littlejohn & Levy, which he joined in 1997. From 1996 through 1997, he was an Associate in the investment banking group at Donaldson, Lufkin & Jenrette, Inc. where he worked on a variety of transactions including high yield and merchant banking projects. From 1993 to 1994, Mr. Milgrim was a financial analyst with Vrolyk & Company, an investment banking boutique specializing in mergers and acquisitions and private financings. From 1991 to 1993, Mr. Milgrim was a Financial Analyst at PaineWebber Incorporated.

     MR. YING is a Director of New World Pasta and a Partner of Joseph Littlejohn & Levy, which he joined in 1997. He was previously a Managing Director at Donaldson, Lufkin & Jenrette, Inc., which he joined in January 1993, and the head of its restructuring department. Mr. Ying serves on the boards of directors of Hayes Lemmerz International Inc. and BSL Holdings, Inc.

BOARD OF DIRECTORS

     GENERAL. The business and affairs of New World Pasta are managed by its board of directors. Under our amended and restated by-laws, the New World Pasta board of directors must consist of not less than one nor more than fifteen members, with the exact number of members being fixed from time to time by our board of directors. Currently, our board of directors is comprised of seven members.

     TERM OF OFFICE OF DIRECTORS. Directors are elected by a plurality of the votes cast at New World Pasta's annual meeting of stockholders. Once elected, each director serves until the next annual meeting of stockholders and until his or her successor is duly elected and qualified, or until his or her earlier death, resignation or removal.

     COMMITTEES OF THE BOARD OF DIRECTORS. As permitted by our amended and restated by-laws, New World Pasta's board of directors has three standing committees: the Audit Committee, the Corporate Governance Committee and the Compensation Committee.

     The Audit Committee currently consists of Messrs. Miller, Ying and Milgrim. The primary purpose of the Audit Committee is to provide objective oversight of the accounting functions and internal controls of New World Pasta, its subsidiaries and affiliates and to ensure the quality and objectivity of our financial statements.

     The Corporate Governance Committee currently consists of Messrs. Skinner, Ying and Milgrim. The primary purpose of the Corporate Governance Committee is to provide counsel to our board of directors with respect to board organization and function, committee membership and structure and corporate governance matters.

     The Compensation Committee currently consists of Messrs. Snow, Ying and Milgrim. The primary purpose of the Compensation Committee is to oversee and maintain the compensation practices of New World Pasta, to establish appropriate incentives to motivate and reward key management employees and oversee the competency and qualification of key management personnel. The Compensation Committee also administers our 1999 Stock Option Plan.

     DIRECTOR COMPENSATION. Directors of New World Pasta do not receive any compensation for their services. They are, however, reimbursed for travel expenses and other out-of-pocket costs incurred in connection with attendance at board of directors and committee meetings. None of the directors of New World Pasta received any compensation from New World Pasta relating to any period prior to January 28, 1999.

EXECUTIVE COMPENSATION

     GENERAL. Our current principals acquired control of New World Pasta from Hershey Foods Corporation in a recapitalization which was completed on January 28, 1999. Prior to that time, New World Pasta was a wholly owned division of Hershey Foods Corporation which was operated by a management team comprised of Hershey Foods Corporation appointees. None of the executive officers of New World Pasta received any compensation directly from New World Pasta relating to any period prior to January 28, 1999. During the period from January 1, 1999 through January 28, 1999, however, Messrs. Skinner, Snow, Miller and Zearfoss were compensated by Miller Milling Company in the amounts of $20,312, $5,078, $10,157 and $9,242, respectively. Miller Milling Company was later reimbursed by New World Pasta for the compensation paid to these executive officers.

     THE 1999 STOCK OPTION PLAN. Following the recapitalization, New World Pasta adopted the 1999 Stock Option Plan which provides for the grant of equity-based compensation to our key employees and consultants. Participants in the 1999 Stock Option Plan can receive incentive stock options and nonqualified stock options, in either case, to acquire shares of our common stock. The 1999 Stock Option Plan provides for the issuance of options to acquire up to an aggregate of 910,166 shares of our common stock, or 15.4% of the common stock on a fully-diluted basis, of which options to purchase 170,213 shares, 200,936 shares, 141,832 shares, 70,934 shares, 42,553 shares and 838,948 shares have been granted to Messrs. Skinner, Miller, Snow, Bohenick and Larsen and all executive officers as a group, respectively. Approximately two-thirds of the options granted to the executives have an exercise price of $10 per share, which is the per share price paid by New World Pasta, LLC and Miller Pasta, LLC in connection with the recapitalization, and the exercise price of the balance of the options is $73.50 per share. Each of New World Pasta, LLC and Miller Pasta, LLC have agreed with each optionholder to make payments to each optionholder based upon the value of New World Pasta's equity.

     The 1999 Stock Option Plan and the arrangements described above are intended to assist New World Pasta in attracting and retaining employees of outstanding ability. These options were granted to give senior management a financial stake in the future performance of New World Pasta. All options currently authorized under the 1999 Stock Option Plan have been distributed to management personnel. The Compensation Committee administers the 1999 Stock Option Plan.


     OTHER INCENTIVE ARRANGEMENTS. In addition to equity-based compensation, bonuses are offered to a select group of management employees. Annual bonus payments are based on a percentage of the participating employee's base salary. Bonus percentages are established by the Compensation Committee or in some instances by the individual's employment agreement. Bonuses are paid out only if specified performance criteria are satisfied. The criteria to be used in any particular year are determined by the Compensation Committee, but may include earnings before interest, taxes, depreciation and amortization, cash flow, sales, market share and other similar company performance-based objectives. In addition to these objectives, individuals will also have specific objectives related to their job function.


EMPLOYMENT AGREEMENTS

     On January 28, 1999, New World Pasta entered into employment agreements with each of Mr. Skinner, Mr. Miller and Mr. Snow. The employment agreement with Mr. Skinner provides for his full-time employment as Chairman of the Board of Directors and Chief Executive Officer of New World Pasta for an initial term of three years, with an option to renew the term for an additional two years on either a full-time basis, in which case Mr. Skinner will remain Chairman and CEO during the renewal term, or on a part time basis, in which case Mr. Skinner will function as Chairman during the renewal term. Mr. Skinner's agreement provides for a base salary of $400,000 to be paid during the term -- unless Mr. Skinner elects to work on a part-time basis during the renewal term, in which case his base salary during the renewal term will be $250,000 -- and a maximum annual bonus opportunity equal to 50% of his base salary. Mr. Skinner's salary is also subject to adjustments for merit-based increases. In addition, Mr. Skinner's agreement provides for a grant of options to purchase an aggregate of 170,213 shares of our common stock under the 1999 Stock Option Plan described below. The exercise price of options to purchase 111,111 shares is equal to $10 per share and the exercise price of options to purchase 59,102 shares is equal to $73.50 per share. Pursuant to Mr. Skinner's agreement, Mr. Skinner is also entitled to health, welfare and pension benefits no less favorable in the aggregate than those provided to senior executives of the Hershey Pasta Group, and is entitled to the reimbursement of expenses up to $12,000 per year incurred for country club membership, income tax return preparation of up to $2,000 per year, car allowance of up to $1,200 per month and business expenses, including first class travel for Mr. Skinner and, where appropriate, travel expenses for his spouse.


     In the event Mr. Skinner's employment is terminated by New World Pasta without cause, as defined in Mr. Skinner's agreement, or by Mr. Skinner with good reason, as defined in Mr. Skinner's agreement, Mr. Skinner will be entitled to receive his then-current base salary and benefits under his agreement for the remainder of the term. However, if the termination occurs during the initial term, Mr. Skinner will be entitled to receive his then-current base salary during the remainder of the initial term and $250,000 per year for the two-year period following the end of the initial term. Upon the occurrence of a change in control of New World Pasta, as defined in Mr. Skinner's agreement, Mr. Skinner's agreement will automatically terminate, unless Mr. Skinner does not have the right to receive cash or marketable securities with respect to his equity investment in New World Pasta or with respect to the options then held by him, in which event, his agreement will not automatically terminate, but will become terminable by Mr. Skinner at any time during the 60-day period following the change in control of New World Pasta.


     Mr. Skinner's agreement provides that he will be subject to specified non-competition and non-solicitation provisions following the termination of his employment during any period that he is receiving payments from New World Pasta thereunder. However, upon the termination of Mr. Skinner's employment following a change in control of New World Pasta, the non-competition and non-solicitation provisions will remain in effect for two years following the termination of his employment.

     The employment agreement with Mr. Miller provides for his part-time employment as Co-Chairman of the Board of Directors and President of New World Pasta for an initial term of three years, with an option to renew the term for an additional two years. Mr. Miller's agreement provides for a base salary of $200,000 to be paid during the term -- increased annually by an amount equal to the percentage increase in the Consumer Price Index for the Minneapolis area -- and a maximum annual bonus opportunity equal to 50% of his base salary. In addition, Mr. Miller's agreement provides for a grant of options to purchase an aggregate of 200,936 shares of our common stock under New World Pasta's 1999 Stock Option Plan. The exercise price of options to purchase 92,778 shares is equal to $10 per share and the exercise price of options to purchase 108,158 shares is equal to $73.50 per share. Pursuant to Mr. Miller's agreement, Mr. Miller is also entitled to receive the welfare and pension benefits generally available to senior executives of New World Pasta.


     In the event Mr. Miller's employment is terminated by New World Pasta without cause, as defined in Mr. Miller's agreement, or by Mr. Miller with good reason, as defined in Mr. Miller's agreement, Mr. Miller will be entitled to receive his then-current base salary and benefits under his agreement for the remainder of the term. However, if the termination occurs during the initial term, Mr. Miller will be entitled to receive his then-current base salary during the remainder of the term. Upon the occurrence of a change in control of New World Pasta, as defined in Mr. Miller's agreement, Mr. Miller's agreement will automatically terminate, unless Mr. Miller does not have the right to receive cash or marketable securities with respect to his equity investment in New World Pasta or with respect to the options then held by him, in which event, his agreement will not automatically terminate, but will become terminable by Mr. Miller at any time during the 60-day period following the change in control of New World Pasta.

     Mr. Miller's agreement provides that he will be subject to non-competition and non-solicitation provisions following the termination of his employment during any period that he is receiving payments from New World Pasta thereunder. However, upon the termination of Mr. Miller's employment following a change in control of New World Pasta, the non-competition and non-solicitation provisions will remain in effect for two years following the termination of his employment.


     The employment agreement with Mr. Snow provides for his part-time employment as Executive Vice President of New World Pasta for an initial term of three years, with an option to renew the term for an additional two years. Mr. Snow's agreement provides for a base salary of $100,000 to be paid during the term--increased annually by an amount equal to the percentage increase in the Consumer Price Index for the Minneapolis area--and a maximum annual bonus opportunity equal to 50% of his base salary. In addition, Mr. Snow's agreement provides for a grant of options to purchase an aggregate of 141,832 shares of our common stock under New World Pasta's 1999 Stock Option Plan. The exercise price of options to purchase 92,778 shares is equal to $10 per share and the exercise price of options to purchase 49,054 shares is equal to $73.50 per share. Pursuant to Mr. Snow's agreement, Mr. Snow is also entitled to receive the welfare and pension benefits generally available to senior executives of New World Pasta.


     In the event Mr. Snow's employment is terminated by New World Pasta without cause, as defined in Mr. Snow's agreement, or by Mr. Snow with good reason, as defined in Mr. Snow's agreement, Mr. Snow will be entitled to receive his then-current base salary and benefits under his agreement for the remainder of the term. However, if the termination occurs during the initial term, Mr. Snow will be entitled to receive his then-current base salary during the remainder of the term. Upon the occurrence of a change in control of New World Pasta, as defined in Mr. Snow's agreement, Mr. Snow's agreement will automatically terminate, unless Mr. Snow does not have the right to receive cash or marketable securities with respect to his equity investment in New World Pasta or with respect to the options then held by him, in which event, his agreement will not automatically terminate, but will become terminable by Mr. Snow at any time during the 60-day period following the change in control of New World Pasta.



     Mr. Snow's agreement provides that he will be subject to non-competition and non-solicitation provisions following the termination of his employment during any period that he is receiving payments from New World Pasta thereunder. However, upon the termination of Mr. Snow's employment following a change in control of New World Pasta, the non-competition and non-solicitation provisions will remain in effect for two years following the termination of his employment.

                               STOCK OWNERSHIP OF
                    CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth information regarding ownership of shares of our common stock and preferred stock, as of June 17, 1999, by each person known to be the owner of 5% or more of the common stock, by each person who is a director or executive officer of New World Pasta and by all directors and executive officers of New World Pasta as a group. Unless otherwise indicated, the address of each person listed below is 85 Shannon Road, Harrisburg, Pennsylvania 17112.


     When reviewing the following table, you should be aware that:



     - The amounts and percentages of New World Pasta's common stock and preferred stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a "beneficial owner" of a security if that person has or shares "voting power," which includes the power to vote or to direct the voting of such security, or "investment power," which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which that person has no economic interest.



     - Through its interest in New World Pasta, LLC, Joseph Littlejohn & Levy Fund III, L.P. is deemed to beneficially own all of the shares of New World Pasta common stock and preferred stock owned by New World Pasta, LLC.



     - Miller Pasta, LLC is owned by a group of investors, including Messrs. Skinner, Miller and Snow. Through their interests in Miller Pasta, LLC, Messrs. Skinner, Miller and Snow are deemed to beneficially own all of the shares of New World Pasta common stock and preferred stock owned by Miller Pasta, LLC.



     - Messrs. Skinner, Miller and Snow all own membership interests in Miller Pasta, LLC, which owns 10.6% of the New World Pasta common stock and 11.3% of the New World Pasta preferred stock. Through their interests in Miller Pasta, LLC, Messrs. Skinner, Miller and Snow are deemed to beneficially own all of the shares of New World Pasta common stock and New World Pasta preferred stock owned by Miller Pasta, LLC.



     - Messrs. Levy, Lightcap and Ying are general partners of JLL Associates III, LLC, the general partner of Joseph Littlejohn & Levy Fund III, L.P., which owns membership interests in New World Pasta, LLC. As a result, each may be deemed to beneficially own all of the shares of New World Pasta common stock and New World Pasta preferred stock owned by New World Pasta, LLC.

                                       COMMON STOCK OF         PREFERRED STOCK OF
                                       NEW WORLD PASTA           NEW WORLD PASTA
                                    ----------------------   -----------------------
                                     NUMBER     PERCENTAGE     NUMBER     PERCENTAGE
                                    OF SHARES    OF CLASS    OF SHARES     OF CLASS
                                    ---------   ----------   ----------   ----------
New World Pasta, LLC..............  4,167,869      83.4%     100,636.31      88.7%
Miller Pasta, LLC.................    532,131      10.6       12,848.69      11.3
Hershey Foods Corporation.........    300,000       6.0              --        --
C. Mickey Skinner.................    532,131      10.6       12,848.69      11.3
John C. Miller....................    532,131      10.6       12,848.69      11.3
Michael L. Snow...................    532,131      10.6       12,848.69      11.3
Clifford K. Larsen................         --        --              --        --
Cecil A. Archbold.................         --        --              --        --
James A. Bohenick.................         --        --              --        --
Vito M.J. Castelgrande............         --        --              --        --
Burton R. Freeman.................         --        --              --        --
Mark E. Kimmel....................         --        --              --        --
Glenn A. Zearfoss.................         --        --              --        --
Paul S. Levy......................  4,167,869      83.4      100,636.31      88.7
Jeffrey C. Lightcap...............  4,167,869      83.4      100,636.31      88.7
Brett N. Milgrim..................         --        --              --        --
David Y. Ying.....................  4,167,869      83.4      100,636.31      88.7
All directors and executive
  officers as a group (14
  persons)........................  4,700,000      94.0         113,485     100.0

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     New World Pasta, L.L.C., which beneficially owns 83.4% of our common stock, is controlled by Joseph Littlejohn & Levy Fund III, L.P., which is controlled by Joseph Littlejohn & Levy. Miller Pasta, LLC, which beneficially owns 10.6% of our common stock, is controlled by a group of investors, including C. Mickey Skinner, John Miller, Michael Snow and Miller Milling Company. Messrs. Skinner, Miller and Snow are executive officers and directors of New World Pasta, and Messrs. Miller and Snow are principals of Miller Milling Company. Some of these entities and individuals are parties to material agreements with New World Pasta, as described below. See also "Management" for a discussion of the employment agreements between New World Pasta and Messrs. Skinner, Miller and Snow.

STOCKHOLDERS' AGREEMENT

     In connection with the recapitalization in which our current principals acquired control of New World Pasta, New World Pasta, New World Pasta, LLC, Miller Pasta, LLC, Hershey Foods Corporation and some of the members of Miller Pasta, LLC entered into a Stockholders' Agreement, dated January 28, 1999, which provides, among other things, that New World Pasta, LLC and Miller Pasta, LLC will vote their shares of our common stock so that our board of directors will be comprised of seven directors consisting of the Chief Executive Officer, four designees of New World Pasta, LLC and two designees of Miller Milling Company. The current Chief Executive Officer of New World Pasta is Mr. Skinner, the current board of directors designees of New World Pasta, LLC are Messrs. Levy, Lightcap, Milgrim and Ying and the current board of directors designees of Miller Milling Company are Messrs. Miller and Snow. Under the Stockholders' Agreement, Mr. Skinner has the right to continue to serve on our board of directors through January 28, 2004 and New World Pasta, LLC has, at all times, the right to elect a majority of our board of directors.

     Under the Stockholders' Agreement, Miller Pasta, LLC and Hershey Foods Corporation agreed not to transfer any securities of New World Pasta, except to permitted transferees. As defined in the Stockholders' Agreement, permitted transferees include:

     - any descendants of the transferring stockholder;

     - New World Pasta;

     - in the case of any stockholder that is an entity, the stockholders, members, beneficiaries or partners of the entity or any successor to the entity;

     - any transferee by testamentary or intestate disposition;

     - any transferee by lifetime transfer to the transferring stockholder's relatives or any trusts, limited partnerships or other entities established for their benefit;

     - any successor nominee or trustee for the beneficial owner for which the stockholder acts as nominee or trustee, as the case may be;

     - the lenders -- or any agent acting on their behalf -- under New World Pasta's revolving credit facility pursuant to a pledge of the stockholder's shares to secure New World Pasta's obligations in connection with the revolving credit facility and, in the event of foreclosure by the lenders or their agent, any transferee or transferees of the lenders or their agent; or

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

     - subject to New World Pasta's consent, which may not be unreasonably withheld or delayed, any affiliate of the transferring stockholder which the transferring stockholder controls.

Under the Stockholders' Agreement, the members of Miller Pasta, LLC also agreed not to transfer any of their interests in Miller Pasta, LLC, except that:

     - the members of Miller Pasta, LLC may transfer their membership interests to permitted transferees, as described above;

     - Miller Pasta, LLC may issue up to $1.4 million of membership interests to the employees of Miller Milling Company and

     - Messrs. Miller, Skinner and Snow and Miller Milling Company may transfer their membership interests with New World Pasta's consent, which may not be unreasonably withheld or delayed.

The securities of New World Pasta held by Miller Pasta, LLC and Hershey Foods Corporation are subject to "tag-along" and "drag-along" rights upon the transfer of any securities of New World Pasta by New World Pasta, LLC The "tag-along" rights allow Miller Pasta, LLC and Hershey Foods Corporation to participate, in proportion to their respective ownership interests in New World Pasta, in any sale by New World Pasta, LLC of its New World Pasta securities to a third party. "Drag-along" rights allow New World Pasta, LLC to cause Miller Pasta, LLC and Hershey Foods Corporation to participate, in proportion to their respective ownership interests in New World Pasta, in any sale by New World Pasta, LLC of its New World Pasta securities to a third party.

     After 180 days following the completion of an initial public offering of our common stock:

     - Hershey Foods Corporation and all of the members of Miller Pasta, LLC, other than Miller Milling Company and Messrs. Skinner, Miller and Snow, will be able to sell their shares of common stock without restriction;

     - Miller Milling Company and Messrs. Skinner, Miller and Snow will be able to sell up to 75% of their shares of our common stock during specified time periods; and

     - each of New World Pasta, LLC and Miller Pasta, LLC will have the right, under some circumstances and subject to some conditions, to require New World Pasta to register their shares of our common stock under the Securities Act.

     The Stockholders' Agreement provides, among other things, that New World Pasta will pay all expenses in connection with the first three demand registrations requested by each of New World Pasta, LLC and Miller Pasta, LLC and in connection with any registration commenced by New World Pasta as a primary offering in which New World Pasta, LLC and Miller Pasta, LLC participate through piggyback registration rights granted under that agreement. New World Pasta will also be required to pay all expenses in connection with any registration we commence as a primary offering in which Hershey Foods Corporation participates through piggyback registration rights granted to Hershey Foods Corporation under the Stockholders' Agreement. New World Pasta, LLC, Miller Pasta, LLC and Hershey Foods Corporation also are granted preemptive rights under the Stockholders' Agreement to participate in future private equity offerings. Some of the rights under the Stockholders' Agreement terminate when either New World Pasta, LLC or Miller Pasta, LLC ceases to own at least 25% of its initial investment in New World Pasta. Unless terminated earlier pursuant to its terms, the Stockholders' Agreement will terminate on January 28, 2009.
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

PROCUREMENT AGREEMENT

     New World Pasta is a party to a long-term Procurement Agreement, dated January 28, 1999, with Miller Milling Company, pursuant to which Miller Milling Company has agreed to procure

     - all of our requirements for semolina and other specified products, and

     - contracts for the milling of durum and other related services, including quality testing, execution of futures and hedging contracts, transportation and storage, other than those contract goods and contract services supplied under the Fresno Mill Agreement and the Winchester Mill Agreement, each as described below.

Miller Milling Company has agreed to use reasonable commercial efforts to procure the contract goods and contract services under the Procurement Agreement on terms we believe are commercially favorable. In return for its services under the Procurement Agreement, Miller Milling Company is entitled to a minimum fee per year, subject to adjustment. The Procurement Agreement may be terminated by either party if the other defaults and the default is not cured within a specified period of its receiving written notice thereof. New World Pasta has the right under the Procurement Agreement to inspect Miller Milling Company's purchase and manufacturing records. In addition, the Procurement Agreement contains customary indemnification provisions for both parties.

FRESNO MILL AGREEMENT

     Pursuant to a multi-year Amended and Restated Mill Agreement, dated March 1, 1998, as amended, between Miller Milling Company and New World Pasta, we have agreed to purchase from Miller Milling Company a substantial portion of the semolina needs of our Fresno, California plant. We will purchase semolina milled at Miller Milling Company's Fresno, California mill at a price which we believe is commercially favorable.

     The Fresno Mill Agreement may be terminated by either party if the other defaults and the default is not cured within a specified period. In addition, we have the right to inspect Miller Milling Company's Fresno mill.

WINCHESTER MILL AGREEMENT

     Pursuant to a multi-year Mill Agreement, dated January 28, 1999, among Miller Milling Company, Winchester Pasta, L.L.C., a wholly owned subsidiary of New World Pasta, and New World Pasta, we have agreed to purchase from Miller Milling Company substantially all of the semolina needs of our Winchester, Virginia plant. Under some circumstances, we will purchase from Miller Milling Company a significant portion of our semolina requirements for our Lebanon, Pennsylvania plant. We will purchase semolina from Miller Milling Company's Winchester mill at a price which we believe is commercially favorable.

     We may inspect Miller Milling Company's Winchester mill and Miller Milling Company's books and records on request. The Winchester Mill Agreement may be terminated by either party if the other defaults and the default is not cured within a specified period.

WINCHESTER LEASE

     Miller Milling Company's Winchester mill is located on real property owned by Winchester Pasta, L.L.C. and leased to Miller Milling Company pursuant to an Amended

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

and Restated Ground Lease, dated July 29, 1998, between Winchester Pasta, L.L.C. f/k/a Hershey Pasta Group Winchester, Inc. and Miller Milling Company. The rent under the Winchester Lease has been prepaid in full through the end of the term, including the extension terms. In consideration of this prepayment, we have agreed to transfer the land underlying Miller Milling Company's Winchester Mill to Miller Milling Company for nominal consideration.

TRANSITIONAL SERVICES AGREEMENT

     New World Pasta is a party to a Transitional Services Agreement, dated as of January 28, 1999, with Hershey Foods Corporation, pursuant to which, for a period generally not to exceed six months from January 28, 1999, Hershey Foods Corporation has agreed to provide specified services, including leased office space and office services, systems technology services, transition support for open positions, telephone, copier and fax services, consumer relations services, benefits administration and international pasta sales to New World Pasta, and we have agreed to provide crisp rice manufacturing services to Hershey Foods Corporation, in each case approximately at the service provider's cost plus a nominal profit. As of June 1, 1999, we have assumed responsibility for leased office space, office services, transition support for open positions, and telephone, copier and fax services, and the portions of the Transitional Services Agreement related to these services have been terminated.

EMPLOYMENT AGREEMENTS

     New World Pasta is party to employment agreements with Messrs. Skinner, Miller and Snow, each of whom is an executive officer and director of New World Pasta. For further information regarding the terms of these employment agreements, see "Management -- Employment Agreements."

TAX SHARING AGREEMENT

     New World Pasta and its current subsidiaries are included in New World Pasta, LLC's consolidated group for U.S. federal income tax purposes as well as in some consolidated, combined or unitary groups which include New World Pasta, LLC for state, local and foreign income tax purposes. New World Pasta and New World Pasta, LLC have entered into a Tax Sharing Agreement in connection with the recapitalization in which our current principals acquired control of New World Pasta. Pursuant to the Tax Sharing Agreement, we generally will make payments to New World Pasta, LLC such that, with respect to tax returns for any taxable period in which we or any of our subsidiaries is included in the consolidated group or any combined group, the amount of taxes to be paid by New World Pasta will be determined, subject to specified adjustments, as if New World Pasta and each of its subsidiaries included in the consolidated group or combined group filed their own consolidated, combined or unitary tax return. New World Pasta and New World Pasta, LLC will prepare pro forma tax returns with respect to any tax return filed with respect to the consolidated group or any combined group in order to determine the amount of tax sharing payments under the Tax Sharing Agreement. The Tax Sharing Agreement does not alter our general responsibility for any taxes with respect to tax returns that include only New World Pasta and its subsidiaries.

     New World Pasta, LLC will be responsible for filing any tax return with respect to the consolidated group or any combined group. Pursuant to the Tax Sharing Agreement, we will be responsible for preparing these tax returns. The Tax Sharing Agreement does

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

not alter our general responsibility for preparing and filing any tax returns that include only New World Pasta and its subsidiaries.

     New World Pasta, LLC will be primarily responsible for controlling and contesting any audit or other tax proceeding with respect to the consolidated group or any combined group. Pursuant to the Tax Sharing Agreement, we will conduct the contest of any audit or tax proceeding that relates to any tax return which New World Pasta is responsible for preparing. However, the entering into of any settlement or agreement or any decision in connection with any judicial or administrative tax proceeding will be subject to the control of New World Pasta, LLC.

     Each member of a consolidated group for U.S. federal income tax purposes is jointly and severally liable for the federal income tax liability of each other member of the consolidated group. Accordingly, although the Tax Sharing Agreement allocates tax liabilities between New World Pasta and New World Pasta, LLC, for any period in which New World Pasta was included in the consolidated group, we could be liable in the event that any federal tax liability was incurred, but not discharged, by any other member of the consolidated group.

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

                            DESCRIPTION OF THE NOTES

     The old notes were issued and the new notes will be issued under the indenture, dated as of February 19, 1999, by and among New World Pasta, New World Pasta's wholly owned subsidiaries, Pasta Group, L.L.C. and Winchester Pasta, L.L.C. as guarantors, and The Bank of New York, as trustee. The following summary of the indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Trust Indenture Act and to all of the provisions of the indenture, including the definitions of various terms in the indenture and those terms made a part of the indenture by reference to the Trust Indenture Act as in effect on the date of the indenture.

     The indenture is attached as an exhibit to the registration statement of which this prospectus forms a part and is incorporated by reference in this prospectus in its entirety. A copy of the indenture may be obtained from New World Pasta by any holder of the notes upon request. Please refer to the section below captioned "-- Definitions" for the definitions of capitalized terms used in this section of the prospectus and not otherwise defined. Review of the defined terms found in that section is necessary to an understanding of the restrictions and limitations imposed on New World Pasta by the notes and the indenture. For purposes of this description, references to "New World Pasta" include only New World Pasta Company and not its subsidiaries.

GENERAL

     The notes are general unsecured obligations of New World Pasta, ranking subordinate in right of payment to all Senior Indebtedness of New World Pasta, equal in right of payment with all senior subordinated Indebtedness of New World Pasta and senior in right of payment to all junior subordinated Indebtedness of New World Pasta. The notes are effectively subordinated to all Indebtedness of New World Pasta's subsidiaries, other than Restricted Subsidiaries that are parties to the subsidiary guarantees described below.

     The notes are guaranteed by

          (x) each subsidiary of New World Pasta on the date of original issuance of the old notes and

          (y) each Restricted Subsidiary of New World Pasta which becomes a subsidiary guarantor after the date of original issuance of the old notes in accordance with the provisions of the indenture as described below.

The subsidiary guarantees of the notes are general unsecured obligations of the respective subsidiary guarantor, ranking subordinate in right of payment to all Guarantor Senior Indebtedness of the respective subsidiary guarantor, equal in right of payment with all senior subordinated Indebtedness of the respective subsidiary guarantor and senior in right of payment to all junior subordinated Indebtedness of the respective subsidiary guarantor. Not all subsidiaries of New World Pasta will be required to guarantee the notes. Furthermore, if a subsidiary of New World Pasta is, or becomes, a subsidiary guarantor, such subsidiary guarantor may be released from its obligations pursuant to the respective subsidiary guarantee as described below under "-- Covenants -- Limitation of Guarantees by Restricted Subsidiaries."

     At the date of this prospectus, all subsidiaries of New World Pasta are Restricted Subsidiaries. However, in accordance with the definition of Unrestricted Subsidiary, some Subsidiaries of New World Pasta may in the future be designated as Unrestricted Subsidiaries. Unrestricted Subsidiaries will not be subject to many of the restrictive covenants contained in the indenture. Unrestricted Subsidiaries will not guarantee the notes.

     The old notes were, and the new notes will be, issued in fully registered form only, without coupons, in denominations of $1,000 and integral multiples thereof. Initially, the trustee will act as paying agent and registrar for the new notes. The new notes may be presented for registration or transfer and exchange at the offices of the registrar, which initially will be the trustee's corporate trust office. New World Pasta may change any paying agent and registrar without notice to holders of the notes. New World Pasta will pay principal -- and premium, if any -- on the notes at the trustee's corporate trust office in New York, New York. At New World Pasta's option, interest may be paid at the trustee's principal corporate trust office or by check mailed to the registered addresses of the holders. Any old notes that remain outstanding after the completion of the exchange offer, together with the new notes issued in connection with the exchange offer, will be treated as a single class of securities under the Indenture.

PRINCIPAL, MATURITY AND INTEREST

     The notes in an aggregate principal amount of $160.0 million will mature on February 15, 2009. Additional notes may be issued from time to time, subject to the limitations set forth under "-- Covenants -- Limitation on Incurrence of Indebtedness." Interest on the notes will accrue at the rate of 9 1/4% per annum and will be payable semiannually in cash on each August 15 and February 15, commencing on August 15, 1999, to the persons who are registered holders at the close of business on the August 1 and February 1 immediately preceding the applicable interest payment date. Interest on the notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from and including the date of issuance. In addition to interest payable as described above, additional amounts may be payable from time to time as liquidated damages in the amounts, and in the circumstances, described above under the caption "Exchange Offer -- Registration Rights."

MANDATORY REDEMPTION

     New World Pasta is not required to make mandatory redemption or sinking fund payment with respect to the notes.

OPTIONAL REDEMPTION

     GENERAL. The notes are redeemable, at New World Pasta's option, in whole at any time or in part from time to time, on and after February 15, 2004, upon not less than 30 nor more than 60 days' notice, at the following redemption prices -- expressed as percentages of the principal amount thereof -- if redeemed during the twelve-month period commencing on February 15 of the year set forth below, plus, in each case, accrued and unpaid interest thereon and liquidated damages, if any, to the date of redemption:

YEAR                                                  PERCENTAGE
----                                                  ----------
2004................................................   104.6250%
2005................................................   103.0833%
2006................................................   101.5417%
2007 and thereafter.................................   100.0000%

     OPTIONAL REDEMPTION UPON EQUITY OFFERINGS. At any time, or from time to time, on or prior to February 15, 2002, New World Pasta may, at its option, use the net cash proceeds of one or more Equity Offerings, as defined below, to redeem up to 35% of the sum of:


     (1) the initial aggregate principal amount of old notes issued in the original offering and

     (2) the respective initial aggregate principal amounts of notes issued under the indenture after the date of original issuance of the old notes,

at a redemption price equal to 109.25% of the principal amount thereof plus accrued and unpaid interest thereon and liquidated damages, if any, to the date of redemption. However, at least 65% of the sum of:

     (1) the initial aggregate principal amount of old notes issued in the original offering, and

     (2) the respective initial aggregate principal amounts of notes issued under the indenture after the date of original issuance of the old notes remains outstanding immediately after any such redemption.

In order to effect the foregoing redemption with the proceeds of any Equity Offering, New World Pasta must make such redemption not more than 120 days after the completion of any such Equity Offering.

     As used in the preceding paragraph, "Equity Offering" means any issuance or sale after the date of original issuance of the old notes by New World Pasta of Qualified Capital Stock.

     SELECTION AND NOTICE OF REDEMPTION. In the event that less than all of the notes are to be redeemed at any time, selection of such notes for redemption will be made by the trustee in compliance with the requirements of the principal national securities exchange, if any, on which the notes are listed or, if the notes are not then listed on a national securities exchange, on a pro rata basis, by lot or by any method as the trustee deems fair and appropriate. However, no notes of a principal amount of $1,000 or less may be redeemed in part. Notice of redemption must be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address. If any note is to be redeemed in part only, the notice of redemption that relates to the note must state the portion of the principal amount thereof to be redeemed. A substitute note in a principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original note. On and after the redemption date, interest will cease to accrue on notes or portions thereof called for redemption as long as New World Pasta has deposited with the paying agent funds in satisfaction of the applicable redemption price under the indenture.

REPURCHASES AT THE OPTION OF HOLDERS

     In the circumstances, and to the extent, provided below under:

          (1) "-- Repurchase of Notes upon a Change of Control;" and

          (2) "-- Covenants -- Limitation on Asset Sales;"

notes or portions thereof may be required to be purchased by New World Pasta at the option of the holders of the notes.

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

SUBORDINATION

     The payment of all Obligations on the notes is subordinated in right of payment to the prior payment in full in cash or Cash Equivalents of all Obligations on Senior Indebtedness, whether outstanding on the date of original issuance of the old notes or thereafter incurred, including, without limitation, New World Pasta's obligations under its revolving credit facility. Except with respect to the money, securities or proceeds held under any defeasance trust established in accordance with the indenture, upon any payment or distribution of assets of New World Pasta of any kind or character, whether in cash, property or securities, to creditors upon any total or partial liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors or marshaling of assets of New World Pasta or in a bankruptcy, reorganization, insolvency, receivership or other similar proceeding relating to New World Pasta or its property, whether voluntary or involuntary, all Obligations due or to become due upon all Senior Indebtedness -- including interest after the commencement of any such proceeding at the rate specified in the applicable Senior Indebtedness, whether or not such interest is an allowed claim in such proceeding -- shall first be paid in full in cash or Cash Equivalents, or such payment duly provided for to the satisfaction of the holders of Senior Indebtedness, before any payment or distribution of any kind or character is made on account of any Obligations on the notes, or for the acquisition of any of the notes for cash or property or otherwise.

     If any default occurs and is continuing in the payment when due, whether at maturity, upon any redemption, by declaration or otherwise, of any principal of, interest on, unpaid drawings for letters of credit issued in respect of, or regularly accruing fees with respect to, any Designated Senior Indebtedness, no payment of any kind or character -- other than with the money, securities or proceeds held under any defeasance trust established in accordance with the indenture -- must be made by or on behalf of New World Pasta or any other Person on its or their behalf with respect to any obligations on the notes or to acquire any of the notes for cash or property or otherwise.

     In addition, if any other event of default occurs and is continuing with respect to any Designated Senior Indebtedness, as such event of default is defined in the instrument creating or evidencing such Designated Senior Indebtedness, permitting the holders -- without any notice or lapse of time, except any required notice of acceleration -- of such Designated Senior Indebtedness then outstanding to accelerate the maturity thereof and if the representative for the respective issue of Designated Senior Indebtedness gives written notice of the event of default to the trustee, then, unless and until all events of default specified in the default notice have been cured or waived or have ceased to exist or the trustee receives notice from the representative for the respective issue of Designated Senior Indebtedness terminating the Blockage Period (as defined below), during the 179 days after the delivery of such default notice (the "Blockage Period"), neither New World Pasta nor any other Person on its behalf shall -- other than with the money, securities or proceeds held under any defeasance trust established in accordance with the indenture --

          (1) make any payment of any kind or character with respect to any Obligations on the notes or

          (2) acquire any of the notes for cash or property or otherwise.

Notwithstanding anything herein to the contrary, in no event will a Blockage Period extend beyond 179 days from the date the payment on the notes was due, and only one such Blockage Period may be commenced within any 360 consecutive days. No event of default which existed or was continuing on the date of the commencement of any Blockage Period with respect to the Designated Senior Indebtedness shall be, or be made, the basis for commencement of a second Blockage Period by the representative of such Designated Senior Indebtedness whether or not within a period of 360 consecutive days, unless such event of default shall have been cured or waived for a period of not less than 90 consecutive days -- it being acknowledged that any subsequent action, or any breach of any financial covenants for a period commencing after the date of commencement of such Blockage Period that, in either case, would give rise to an event of default pursuant to any provisions under which an event of default previously existed or was continuing shall constitute a new event of default for this purpose.

     By reason of such subordination, in the event of the insolvency of New World Pasta, creditors of New World Pasta who are not holders of Senior Indebtedness, including the holders of the notes, may recover less, ratably, than holders of Senior Indebtedness.

     As of April 4, 1999, after giving effect to the offering of the old notes and the recapitalization in which our current principals acquired control of New World Pasta, New World Pasta would have had approximately $150.0 million of Senior Indebtedness outstanding, and unused and available commitments of $50.0 million under its revolving credit facility, and the subsidiary guarantors would have had no Guarantor Senior Indebtedness outstanding, other than guarantees of Senior Indebtedness.

SUBSIDIARY GUARANTEES

     Each subsidiary guarantor unconditionally guarantees, on an unsecured senior subordinated basis, jointly and severally, to each holder and the trustee, the full and prompt performance of New World Pasta's obligations under the indenture and the notes, including the payment of principal of and interest on -- and liquidated damages with respect to -- the notes. The subsidiary guarantees are subordinated to Guarantor Senior Indebtedness on the same basis as the notes are subordinated to Senior Indebtedness.


     The obligations of each subsidiary guarantor are limited to the maximum amount which, after giving effect to all other contingent and fixed liabilities of the subsidiary guarantor and after giving effect to any collections from or payments made by or on behalf of any other subsidiary guarantor in respect of the obligations of such other subsidiary guarantor under its subsidiary guarantee or pursuant to its contribution obligations under the indenture, will result in the obligations of such subsidiary guarantor under the subsidiary guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law. Each subsidiary guarantor that makes a payment or distribution under a subsidiary guarantee is entitled to a contribution from each other subsidiary guarantor in an amount pro rata, based on the net assets of each subsidiary guarantor, determined in accordance with GAAP. For further information regarding the risk that the subsidiary guarantees may be deemed to be fraudulent conveyances, see "Risk Factors -- Our Subsidiaries' Guarantees Could Be Void If They are Found by a Court To Be Fraudulent Conveyances."



     Each subsidiary guarantor may consolidate with or merge into or sell its assets to New World Pasta or another subsidiary that is a Restricted Subsidiary of New World Pasta without limitation, or with other Persons upon the terms and conditions set forth in the indenture. For further information regarding mergers and consolidations of the subsidiary guarantors, please refer to the section of this prospectus entitled "-- Covenants -- Merger, Consolidation and Sale of Assets." Under some circumstances a subsidiary guarantor's subsidiary guarantee will be released. For further information regarding the release of


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

subsidiary guarantors, please refer to the section of this prospectus entitled "-- Covenants -- Limitation of Guarantees by Restricted Subsidiaries."

     Separate financial statements of the subsidiary guarantors are not included herein because such subsidiary guarantors are jointly and severally liable with respect to New World Pasta's obligations pursuant to the notes, and the aggregate net assets, earnings and equity of the subsidiary guarantors and New World Pasta are substantially equivalent to the net assets, earnings and equity of New World Pasta on a consolidated basis. However, summarized financial information of the subsidiary guarantors has been included in note 9 to the historical combined financial statements of New World Pasta included elsewhere in this prospectus.

REPURCHASE OF NOTES UPON A CHANGE OF CONTROL

     New World Pasta must commence, within 30 days of the occurrence of a Change of Control, and complete an Offer to Purchase for all notes then outstanding, at a purchase price equal to 101% of the principal amount thereof, plus accrued interest and liquidated damages, if any, to the payment date. As defined below under "-- Definitions," a Change of Control will be deemed to have occurred, among other things, in the event that New World Pasta engages in a sale of all or substantially all of its assets and those of its Restricted Subsidiaries. Under New York law, which is the law that governs the indenture, the term "all or substantially all" has no clearly established meaning and has been the subject of limited judicial interpretation in only a few jurisdictions. Accordingly, there may be a degree of uncertainty in determining whether any particular transaction involves a sale of "all or substantially all" of the assets of New World Pasta and its Restricted Subsidiaries and that uncertainty should be taken into account by holders of old notes in deciding whether to tender in the exchange offer.

     In the event that New World Pasta commences an Offer to Purchase following the occurrence of a Change of Control, New World Pasta will comply with the provisions of Rule 14e-1 under the Exchange Act. Accordingly, any such Offer to Purchase will remain open for a minimum of twenty business days and will generally comply with the other provisions of Rule 14e-1 applicable to transactions of this kind.

     There can be no assurance that New World Pasta will have sufficient funds available at the time of any Change of Control to make any debt payment -- including repurchases of notes -- required by the foregoing covenant, as well as any covenants that may be contained in other Indebtedness of New World Pasta which might be outstanding at the time. The above covenant requiring New World Pasta to repurchase the notes will, unless consents are obtained, require New World Pasta to repay all Indebtedness then outstanding which by its terms would prohibit such note repurchase, including, without limitation, the revolving credit facility, either prior to or concurrently with such note repurchase.

COVENANTS

     The indenture contains, among others, the following covenants:

     LIMITATION ON INCURRENCE OF INDEBTEDNESS. New World Pasta will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, incur any Indebtedness. However, New World Pasta may incur
Indebtedness -- including, without limitation, Acquired Indebtedness incurred by New World Pasta, if in each case on the date of the incurrence of such Indebtedness and after giving effect thereto, the Consolidated Fixed Charge Coverage Ratio is greater than 2.0 to 1.0.

     The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, "Permitted Indebtedness"):

          (1) Indebtedness under the old notes issued in the initial offering and the new notes issued in exchange therefor in an aggregate principal amount of $160,000,000 and the related subsidiary guarantees;

          (2) Indebtedness of New World Pasta incurred pursuant to one or more credit facilities in an aggregate principal amount at any time outstanding not to exceed the sum of:

             (a) $200,000,000 and

             (b) the greater of (x) $50,000,000 and (y) 60% of inventory plus 85% of accounts receivable, each as determined in accordance with GAAP, but excluding accounts receivable that are past due by more than 60 days, of New World Pasta and its Restricted Subsidiaries determined on a consolidated basis as of the end of the last fiscal quarter for which financial statements have been prepared.

     In making the foregoing calculation, the amount of all principal payments and commitment reductions under one or more Credit Facilities made with the Net Cash Proceeds of one or more Asset Sales pursuant to the covenant described under the caption "-- Covenants -- Limitation on Asset Sales" may be applied, at the option of New World Pasta, to reduce the amounts specified in clause (a) and/or (b) above. In the case of any application to reduce clause (b) above, the amount so applied shall reduce both the amounts specified in sub-clauses (x) and (y) thereof, so long as the aggregate amount so applied to the amounts of Indebtedness permitted pursuant to preceding clauses (a) and (b) equals the amount of the principal payments and commitment reductions so made to the Credit Facilities, until such time as the aggregate amount of Indebtedness permitted under this clause (2) has been reduced to $0;

          (3) Indebtedness arising from any agreement entered into by New World Pasta or any of its Restricted Subsidiaries providing for indemnification, purchase price adjustment or similar obligations -- other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of the assets disposed of pursuant to the respective Asset Sale -- in each case incurred or assumed in connection with any Asset Sale;

          (4) Indebtedness under Interest Rate Agreements of New World Pasta or any of its Restricted Subsidiaries; provided, however, that such Interest Rate Agreements are entered into to protect New World Pasta and its Restricted Subsidiaries from fluctuations in interest rates on Indebtedness incurred in accordance with the indenture to the extent the notional principal amount of such Indebtedness under Interest Rate Agreements does not exceed the principal amount of the Indebtedness to which such Interest Rate Agreements relate;

          (5) Indebtedness under Currency Agreements designed to protect New World Pasta or its Restricted Subsidiaries against fluctuations in foreign currency exchange rates and not for speculative purposes;

          (6) Indebtedness of a Restricted Subsidiary of New World Pasta to New World Pasta or to a wholly owned Restricted Subsidiary of New World Pasta for so long as such Indebtedness is held by New World Pasta, a wholly owned Restricted Subsidiary of New World Pasta or the lenders or collateral agent under one or more Credit

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     Facilities in each case subject to no Lien held by a Person other than New
     World Pasta, a wholly owned Restricted Subsidiary of New World Pasta or such other lenders or collateral agent; provided that if as of any date any Person other than New World Pasta, a wholly owned Restricted Subsidiary of New World Pasta or the lenders or collateral agent under one or more Credit Facilities owns or holds any such Indebtedness or holds a Lien in respect of such Indebtedness, such date shall be deemed the incurrence of Indebtedness not constituting Permitted Indebtedness by the issuer of such Indebtedness pursuant to this clause (6);

          (7) Indebtedness of New World Pasta to a wholly owned Restricted Subsidiary of New World Pasta for so long as such Indebtedness is held by a wholly owned Restricted Subsidiary of New World Pasta or the lenders or collateral agent under the Credit Facilities, in each case subject to no Lien held by a Person other than a wholly owned Restricted Subsidiary or such other lenders or collateral agent; provided that (a) any Indebtedness of New World Pasta to any wholly owned Restricted Subsidiary of New World Pasta which is not a subsidiary guarantor is unsecured and subordinated on substantially the same terms as New World Pasta's obligations under the indenture and the notes are subordinated to the Senior Indebtedness, pursuant to a written agreement, to New World Pasta's obligations under the indenture and the notes and (b) if as of any date any Person other than a wholly owned Restricted Subsidiary of New World Pasta or such lenders or collateral agent owns or holds any such Indebtedness or any Person holds a Lien in respect of such Indebtedness, such date shall be deemed the incurrence of Indebtedness not constituting Permitted Indebtedness by New World Pasta pursuant to this clause (7);

          (8) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently -- except in the case of daylight overdrafts -- drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within ten business days of incurrence;

          (9) Indebtedness of New World Pasta or any of its Restricted Subsidiaries represented by letters of credit for the account of New World Pasta or such Restricted Subsidiary, as the case may be, issued in the ordinary course of business of New World Pasta or such Restricted Subsidiary, including, without limitation, in order to provide security for workers' compensation claims or payment obligations in connection with self-insurance or similar requirements in the ordinary course of business and other Indebtedness with respect to workers' compensation claims, self-insurance obligations, performance, surety and similar bonds and completion guarantees provided by New World Pasta or any Restricted Subsidiary in the ordinary course of business;

          (10) Indebtedness (A) consisting of Capitalized Lease Obligations and
     (B) consisting of Purchase Money Indebtedness of New World Pasta and its Restricted Subsidiaries or under purchase money mortgages or secured by purchase money security interests, in the case of (A) or (B) incurred for the purpose of leasing or financing or refinancing all or any part of the purchase price or cost of construction or improvement of any property, real or personal, or other assets that are used or useful in the business or New World Pasta or such Restricted Subsidiary, whether through the direct purchase of assets or the Capital Stock of any Person owning such assets and whether such Indebtedness is owed to the seller or Person carrying out such construction or improvement or to any third party, so long as (x) such

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     Indebtedness is not secured by any property or assets of New World Pasta or any Restricted Subsidiary other than the property or assets so leased, acquired, directly or indirectly, constructed or improved and (y) such Indebtedness is created within 90 days of the acquisition or completion of construction or improvement of the related property or asset; provided that the aggregate principal amount of Indebtedness at any time outstanding pursuant to this clause (10), when added to the aggregate principal amount of any Refinancing Indebtedness incurred in respect of Indebtedness originally incurred pursuant to this clause (10) or subsequent refinancings thereof, shall at no time exceed the greater of (x) $25,000,000 and (y) 10% of Total Assets, at the time of any incurrence thereof;

          (11) Refinancing Indebtedness;

          (12) Guarantees of Indebtedness otherwise permitted under the indenture; provided that the guarantee of such Indebtedness is permitted by and made in accordance with the "Limitation of Guarantees by Restricted Subsidiaries" covenant described below;

          (13) Acquired Indebtedness of Restricted Subsidiaries acquired by New World Pasta after the date of original issuance of the old notes, or resulting from the merger of one or more persons into one or more Restricted Subsidiaries of New World Pasta after the date of original issuance of the old notes; provided that the respective Acquired Indebtedness is not incurred in contemplation of the respective acquisition or merger; and, provided further, that after giving effect to any Indebtedness incurred, acquired or assumed pursuant to this clause (13), New World Pasta would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the first paragraph of this "Limitation of Incurrence of Indebtedness" covenant;

          (14) Obligations in respect of performance and surety bonds and completion guarantees provided by New World Pasta or any Restricted Subsidiary in the ordinary course of business;

          (15) Indebtedness consisting of deferred payment obligations under
     Section 2.7 of the Recapitalization Agreement; and

          (16) additional Indebtedness of New World Pasta and its Restricted Subsidiaries in an aggregate principal amount not to exceed $40,000,000 at any one time outstanding, which amount may, but need not, be incurred in whole or in part under New World Pasta's revolving credit facility.

     Notwithstanding any other provision of the "Limitation on Incurrence of Indebtedness" covenant,

          (x) all Indebtedness of New World Pasta and its Restricted Subsidiaries outstanding on the date of original issuance of the old notes was deemed incurred on the date of original issuance of the old notes and was only permitted to be outstanding on such date if same would be permitted to be incurred on such date pursuant to the provisions of the covenant and

          (y) the maximum amount of Indebtedness that New World Pasta or a Restricted Subsidiary may incur pursuant to the "Limitation on Incurrence of Indebtedness" covenant was not deemed to be exceeded, with respect to any outstanding Indebtedness, due solely to the result of fluctuations in the exchange rates of currencies.

For the purposes of determining compliance with this covenant,
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          (x) Indebtedness incurred under New World Pasta's revolving credit facility on or prior to the date of original issuance of the old notes was treated as incurred pursuant to clause (2) of the immediately preceding paragraph and

          (y) subject to the provisions of preceding clause (x), in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness or is otherwise entitled to be incurred pursuant to this covenant, New World Pasta shall, in its sole discretion, classify -- or reclassify -- such item of Indebtedness in any manner that complies with this covenant and such items of Indebtedness will be treated as having been incurred pursuant to only one of such clauses or pursuant to the first paragraph thereof.

Accrual of interest or accretion of accreted value will not be deemed to be an incurrence of Indebtedness for purposes of this covenant. Accruals of dividends or the payment of dividends through the issuance of additional shares of the same class of Capital Stock in accordance with the provisions thereof permitting such pay-in-kind dividends will not be deemed an issuance of Capital Stock for purposes of this covenant.

     PROHIBITION ON INCURRENCE OF SENIOR SUBORDINATED DEBT. Neither New World Pasta nor the subsidiary guarantors will incur or allow to exist Indebtedness that is senior in right of payment to the notes or the subsidiary guarantees, as the case may be, and subordinate in right of payment to any other Indebtedness of New World Pasta or the subsidiary guarantors, as the case may be.

     LIMITATION ON LIENS. Neither New World Pasta nor any subsidiary guarantor shall incur or allow to exist any Indebtedness secured by a Lien ("Secured Indebtedness") which is not Senior Indebtedness or Guarantor Senior Indebtedness, as the case may be, unless contemporaneously therewith effective provision is made to secure the notes or the subsidiary guarantee, as the case may be, equally and ratably with -- or, if the Secured Indebtedness is subordinated in right of payment to the notes, or the subsidiary guarantee, as the case may be, prior to -- such Secured Indebtedness for so long as such Secured Indebtedness is secured by a Lien.

     LIMITATION ON RESTRICTED PAYMENTS. New World Pasta will not, and will not permit any Restricted Subsidiary to, directly or indirectly,

     (1) declare or pay any dividend or make any distribution on or with respect to its Capital Stock held by Persons other than New World Pasta or any of its Restricted Subsidiaries, other than


          (a) dividends or distributions payable solely in shares of its Qualified Capital Stock or in options, warrants or other rights to acquire shares of such Qualified Capital Stock, so long as, in the case of any Restricted Subsidiary, the Qualified Capital Stock is issued in accordance with the other relevant requirements of the indenture, and


          (b) pro rata dividends or distributions on common stock of Restricted Subsidiaries held by minority stockholders,

     (2) purchase, redeem, retire or otherwise acquire for value any shares of Capital Stock of

          (a) New World Pasta or an Unrestricted Subsidiary, including options, warrants or other rights to acquire such shares of Capital Stock, held by any Person, other than New World Pasta or a wholly owned Restricted Subsidiary, or

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          (b) a Restricted Subsidiary -- including options, warrants or other rights to acquire such shares of Capital Stock, held by any affiliate of New World Pasta, other than a wholly owned Restricted Subsidiary, or any holder, or any affiliate of such holder, of 5% or more of the Capital Stock of New World Pasta,

     (3) make any voluntary or optional principal payment, or voluntary or optional redemption, repurchase, defeasance, or other acquisition or retirement for value, of Indebtedness of New World Pasta or any subsidiary guarantor that is subordinated in right of payment to the notes or a subsidiary guarantee or

     (4) make any Investment -- including, without limitation, any Investment deemed made upon

          (a) the designation of a Restricted Subsidiary as an Unrestricted Subsidiary or

          (b) any Restricted Subsidiary ceasing to constitute a Restricted Subsidiary, in each case in accordance with the definition of Investment below -- other than a Permitted Investment, in any Person -- such payments or any other actions described in clauses (1) through (4) above being collectively "Restricted Payments" -- if, at the time of, and after giving effect to, the proposed Restricted Payment:

             (A) a Default or Event of Default shall have occurred and be continuing,

             (B) New World Pasta could not incur at least $1.00 of Indebtedness under the first paragraph of the "Limitation on Incurrence of Indebtedness" covenant, or

             (C) the aggregate amount of all Restricted Payments -- the amount, if other than in cash, to be determined in good faith by the board of directors, whose determination shall be conclusive and evidenced by a resolution of the board of directors -- made after the Closing Date shall exceed the sum of:

                  (1) 50% of the aggregate amount of the Adjusted Consolidated
             Net Income -- or, if the Adjusted Consolidated Net Income is a loss, minus 100% of the amount of such loss, determined by excluding income resulting from transfers of assets by New World Pasta or a Restricted Subsidiary to an Unrestricted Subsidiary, accrued on a cumulative basis during the period, taken as one accounting period beginning on the date of original issuance of the old notes and ending on the last day of the last fiscal quarter preceding the date of the respective Restricted Payment for which annual or quarterly financial statements, as the case may be, are available; plus

                  (2) the aggregate Net Cash Proceeds received by New World
             Pasta after the date of original issuance of the old notes from the issuance and sale permitted by the indenture of its Qualified Capital Stock to -- or, without duplication, from the receipt of capital contributions, so long as the equity in respect of which the capital contributions are made constitutes Qualified Capital Stock of New World Pasta, from -- a Person who is not a subsidiary of New World Pasta, including an issuance or sale permitted by the indenture of Indebtedness of New World Pasta for cash subsequent to the date of original issuance of the old notes upon the conversion of such Indebtedness into Qualified Capital Stock of New World Pasta and including any additional proceeds received by New World Pasta upon such conversion, or from the issuance to a Person who is not a subsidiary of New World Pasta of any options, warrants or other rights to acquire Qualified

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             Capital Stock of New World Pasta -- in each case, exclusive of any options, warrants or other rights that are redeemable at the option of the holder, or are required to be redeemed, prior to the Stated Maturity of the notes; provided that there shall not be included pursuant to this clause (2) any Net Cash Proceeds (a) of any issuance of Designated Preferred Stock -- or options, warrants or other rights to acquire same, (b) which are, or will be, used to make Permitted Investments pursuant to clause (13) of the definition of Permitted Investment below; plus

                  (3) an amount equal to the net reduction in Investments made after the date of original issuance of the old notes -- other than reductions in Permitted Investments -- in any Person resulting from payments of interest on Indebtedness, dividends, repayments of loans or advances, or other transfers of assets, in each case to New World Pasta or any Restricted Subsidiary or from the Net Cash Proceeds from the sale of any such Investment -- except, in each case, to the extent any such payment or proceeds are included in the calculation of Adjusted Consolidated Net Income, or from redesignations of Unrestricted Subsidiaries as Restricted Subsidiaries, valued in each case as provided in the definition of "Investments," not to exceed, in each case, the amount of Investments previously made by New World Pasta or any Restricted Subsidiary in such Person or Unrestricted Subsidiary.

     The foregoing provision shall not be violated by reason of:

          (1) the payment of any dividend within 60 days after the date of declaration thereof if, at said date of declaration, such payment would comply with the foregoing paragraph;

          (2) the redemption, repurchase, defeasance or other acquisition or retirement for value of Indebtedness that is subordinated in right of payment to the notes including premium, if any, and accrued and unpaid interest, with the proceeds of, or in exchange for, subordinated Refinancing Indebtedness incurred under clause (11) of the second paragraph of the "Limitation on Incurrence of Indebtedness" covenant;

          (3) the repurchase, redemption or other acquisition of Capital Stock of New World Pasta, an Unrestricted Subsidiary or a Restricted
     Subsidiary -- or options, warrants or other rights to acquire such Capital Stock -- in exchange for, or out of the proceeds of, a substantially concurrent offering of, shares of Qualified Capital Stock of New World Pasta or options, warrants or other rights to acquire such Qualified Capital Stock;

          (4) the making of any principal payment or the repurchase, redemption, retirement, defeasance or other acquisition for value of Indebtedness of New World Pasta which is subordinated in right of payment to the notes in exchange for, or out of the proceeds of, a substantially concurrent offering of, shares of the Qualified Capital Stock of New World Pasta or options, warrants or other rights to acquire such Qualified Capital Stock;

          (5) distributions made by New World Pasta on the date of original issuance of the old notes that were utilized solely to consummate the recapitalization in which New World Pasta's current principals acquired control of New World Pasta and distributions made subsequent to the date of original issuance of the old notes in order to make payments pursuant to the recapitalization agreement, as in effect on the date

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     of original issuance of the old notes and as amended from time to time so long as any such amendment or modification is, in the good faith judgment of the board of directors, not more disadvantageous to the holders of notes in any material respect than the Recapitalization Agreement as in effect on the date of original issuance of the old notes;

          (6) repurchases by New World Pasta Capital Stock, or options therefor, of New World Pasta from directors, officers or employees of New World Pasta or any of its Restricted Subsidiaries or their authorized representatives upon the death, disability or termination of employment of such officers or employees, in an aggregate amount not to exceed, in any calendar year, $2,000,000; provided that unused amounts in any calendar year -- beginning with calendar year 1999 -- may be carried forward and used to make repurchases as described above in this clause (6) in any succeeding calendar year; provided further, that the aggregate amount spent pursuant to this clause (6) in any calendar year -- both pursuant to the immediately preceding proviso and the portion of this clause (6) which precedes said proviso -- does not exceed $4,000,000 in any calendar year;


          (7) the declaration and payment of regularly accruing dividends to holders of any class or series of Disqualified Capital Stock of New World Pasta or its Restricted Subsidiaries or the declaration and payment of regularly accruing dividends to holders of preferred stock of Restricted Subsidiaries, in each case, issued after the date of original issuance of the old notes in accordance with the "Limitation on Incurrence of Indebtedness" covenant;


          (8) the declaration and payment of regularly accruing dividends to holders of any class or series of Designated Preferred Stock of New World Pasta issued after the date of original issuance of the old notes; provided that at the time of such issuance, and after giving effect to such issuance on a pro forma basis -- for purposes of making determinations on a pro forma basis pursuant to this clause (8), treating all dividends which will accrue on such Designated Preferred Stock, as well as all other Designated Preferred Stock then outstanding, as if same will in fact be, or have in fact been, paid in cash -- New World Pasta would have been able to incur at least $1.00 of additional Indebtedness pursuant to the first paragraph of the "Limitation on Incurrence of Indebtedness" covenant; and

          (9) Restricted Payments in an aggregate amount not to exceed $15,000,000;

provided that, except in the case of clauses (1), (3) and (5), no Default or Event of Default shall have occurred and be continuing or occur as a consequence of the actions or payments set forth therein.

     Except as set forth in the next sentence, each Restricted Payment and issuance of Capital Stock described in the preceding paragraph shall be included in calculating whether the conditions of clause (C) of the first paragraph of this "Limitation on Restricted Payments" covenant have been met with respect to any subsequent Restricted Payments. The following Restricted Payments described in the preceding paragraph shall not be included in such calculation:

          (x) Restricted Payments described in clauses (2), (5), (8) and (9);
     and

          (y) an exchange of Capital Stock for Capital Stock or Indebtedness described in clause (3) or (4).

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     In the event the proceeds of an issuance of Capital Stock of New World
Pasta are used for the redemption, repurchase or other acquisition of the notes, or Indebtedness that is ranked equally with the notes, then the Net Cash Proceeds of such issuance shall be included in clause (C) of the first paragraph of this "Limitation on Restricted Payments" covenant only to the extent such proceeds are not used for such redemption, repurchase or other acquisition of Indebtedness. For purposes of determining compliance with this "Limitation on Restricted Payments" covenant, in the event that a Restricted Payment meets the criteria of more than one of the types of Restricted Payments described in the above clauses, New World Pasta, in its sole discretion, may order and classify, and from time to time may reclassify, such Restricted Payment if it would have been permitted at the time such Restricted Payment was made and at the time of such reclassification.

     LIMITATION ON DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING RESTRICTED SUBSIDIARIES. New World Pasta will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or allow to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Restricted Subsidiary to:

          (1) pay dividends or make any other distributions permitted by applicable law on any Capital Stock of such Restricted Subsidiary owned by New World Pasta or any other Restricted Subsidiary;

          (2) pay any Indebtedness owed to New World Pasta or any other Restricted Subsidiary;

          (3) make loans or advances to New World Pasta or any other Restricted Subsidiary; or

          (4) transfer any of its property or assets to New World Pasta or any other Restricted Subsidiary.

     However, the foregoing provisions shall not restrict any encumbrances or restrictions:

          (1) existing on the date of original issuance of the old notes in New World Pasta's revolving credit facility, the indenture or any other agreements in effect on the date of original issuance of the old notes, and any extensions, refinancings, renewals or replacements of such agreements; provided that the encumbrances and restrictions in any such extensions, refinancings, renewals or replacements are no less favorable in any material respect to the holders than those encumbrances or restrictions that are then in effect and that are being extended, refinanced, renewed or replaced;

          (2) existing under or by reason of applicable law;

          (3) existing with respect to any Person or the property or assets of such Person acquired by New World Pasta or any Restricted Subsidiary, existing at the time of such acquisition and not incurred in contemplation thereof, which encumbrances or restrictions are not applicable to any Person or the property or assets of any Person other than such Person or the property or assets of such Person so acquired;

          (4) in the case of clause (4) of the first paragraph of this "Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries" covenant, (A) that restrict in a customary manner the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance or contract or similar property or asset, (B) existing by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of New World Pasta or any Restricted Subsidiary not otherwise prohibited by the indenture or (C) arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that
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     do not, individually or in the aggregate, detract from the value of property or assets of New World Pasta or any Restricted Subsidiary in any manner material to New World Pasta or any Restricted Subsidiary;

          (5) with respect to a Restricted Subsidiary and imposed pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock of, or property and assets of, such Restricted Subsidiary, pending such sale or disposition;

          (6) existing under purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature discussed in clause (4) above on the property so acquired;

          (7) existing under applicable law or any applicable rule, regulation or order;

          (8) contracts for the sale of assets, including, without limitation, customary restrictions with respect to a subsidiary pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such subsidiary;

          (9) existing under Secured Indebtedness otherwise permitted to be incurred pursuant to the "Limitation on Incurrence of Indebtedness" and "Limitation on Liens" covenants that limit the right of the debtor to dispose of the assets securing such Indebtedness;

          (10) restrictions on cash or other deposits or net worth imposed by customers under contracts -- not evidencing or relating to Indebtedness -- entered into in the ordinary course of business; and

          (11) existing under customary provisions in joint venture agreements and other similar agreements -- in each case relating solely to the respective joint venture or similar entity or the equity interests therein -- entered into in the ordinary course of business.

     Nothing contained in the "Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries" covenant shall prevent New World Pasta or any Restricted Subsidiary from

          (1) creating, incurring, assuming or suffering to exist any Liens otherwise permitted in the "Limitation on Liens" covenant or

          (2) restricting the sale or other disposition of property or assets of New World Pasta or any of its Restricted Subsidiaries that secure Indebtedness of New World Pasta or any of its Restricted Subsidiaries.

     LIMITATION OF GUARANTEES BY RESTRICTED SUBSIDIARIES. New World Pasta will not permit any of its Restricted Subsidiaries directly or indirectly to guarantee any Indebtedness of New World Pasta or any other Restricted Subsidiary -- excluding any guarantee of a Restricted Subsidiary which constitutes Acquired Indebtedness of such subsidiary, so long as such guarantee does not apply to Indebtedness pursuant to New World Pasta's revolving credit facility or any other Indebtedness of New World Pasta and its Restricted Subsidiaries not acquired pursuant to the respective acquisition or merger -- unless, in any such case,

          (a) such Restricted Subsidiary executes and delivers a supplemental indenture to the indenture providing a subsidiary guarantee by such Restricted Subsidiary and

          (b) if any such guarantee of such Restricted Subsidiary is provided in respect of Indebtedness that is expressly subordinated to the notes, such guarantee or other instrument provided by such Restricted Subsidiary in respect of such subordinated

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     Indebtedness shall be subordinated to the subsidiary guarantee pursuant to subordination provisions no less favorable to the holders of the notes than those contained in the indenture.

     Notwithstanding the foregoing, any such subsidiary guarantee by a Restricted Subsidiary shall provide by its terms that it shall be automatically and unconditionally released and discharged, without any further action required on the part of the trustee or any holder, upon:

          (1) the release and discharge of the guarantee which resulted in the creation of such subsidiary guarantee -- as well as the release or discharge of any subsequently created guarantees which would have resulted in the creation of such subsidiary guarantee if same did not already exist, in each case except a discharge or release by or as a result of payment under such guarantee;

          (2) any sale or other disposition, by merger or otherwise, to any Person which is not a Restricted Subsidiary of New World Pasta of all of New World Pasta's and its other Restricted Subsidiaries' Capital Stock in such Restricted Subsidiary; provided that such sale or disposition of such Capital Stock or assets is otherwise in compliance with the terms of the indenture;

          (3) the designation of such subsidiary as an Unrestricted Subsidiary in accordance with the provisions of the indenture; or

          (4) the sale or other disposition of shares of Capital Stock of such subsidiary to a Person other than New World Pasta or a Restricted Subsidiary such that such subsidiary ceases to constitute a subsidiary of New World Pasta, provided such disposition is otherwise in accordance with the provisions of the indenture.

     LIMITATION ON TRANSACTIONS WITH SHAREHOLDERS AND AFFILIATES. New World Pasta will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into, renew or extend any transaction -- including, without limitation, the purchase, sale, lease or exchange of property or assets, or the rendering of any service -- with any holder, or any affiliate of such holder, of 5% or more of any class of Capital Stock of New World Pasta or with any affiliate of New World Pasta or any Restricted Subsidiary, except upon fair and reasonable terms no less favorable to New World Pasta or such Restricted Subsidiary than could be obtained, at the time of such transaction or, if such transaction is pursuant to a written agreement, at the time of the execution of the agreement providing therefor, in a comparable arm's length transaction with a Person that is not such a holder or an affiliate.

     The foregoing limitation does not limit, and shall not apply to:

          (1) transactions (A) approved by a majority of the disinterested members of the board of directors or (B) for which New World Pasta or a Restricted Subsidiary delivers to the trustee a written opinion of a nationally recognized accounting, valuation or investment banking firm stating that the transaction is fair to New World Pasta or such Restricted Subsidiary from a financial point of view;

          (2) any transaction solely between New World Pasta and any of its wholly owned Restricted Subsidiaries or solely between wholly owned Restricted Subsidiaries;

          (3) management and administrative services provided by New World Pasta or any Restricted Subsidiary to any Restricted Subsidiary or any Person in which New World Pasta or any Restricted Subsidiary has an Investment;

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          (4) the payment of reasonable and customary regular fees to directors of New World Pasta;

          (5) any Restricted Payments not prohibited by the "Limitation on Restricted Payments" covenant;

          (6) issuances of Qualified Capital Stock of New World Pasta, to the extent otherwise permitted under the indenture, to the Principals and the Management Investor and its equity holders;

          (7) customary investment banking, underwriting, placement agent or financial advisory fees paid in connection with services rendered to New World Pasta or its subsidiaries;

          (8) management fees (x) paid to the Management Investor in amounts not to exceed $400,000 in any calendar year and (y) to JLL Fund III in amounts not to exceed $500,000 in any calendar year;

          (9) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, employee stock options and employee stock ownership plans approved by the board of directors;

          (10) loans or advances to employees in the ordinary course of business of New World Pasta or any of its Restricted Subsidiaries consistent with past practices;

          (11) the existence of, or the performance by New World Pasta or any of its Restricted Subsidiaries of its obligations under the terms of, any stockholders agreement -- including any registration rights agreement or purchase agreement related thereto -- to which it is a party as of the date of original issuance of the old notes and any similar agreements which it may enter into thereafter, in each case subject to compliance with the other provisions of the indenture; provided, however, that the existence, or the performance by New World Pasta or any of its Restricted Subsidiaries of obligations under any future amendment to any such existing agreement or under any similar agreement entered into after the date of original issuance of the old notes shall only be permitted by this clause (11) to the extent that the terms, taken as a whole, of any such amendment or new agreement are not otherwise disadvantageous to the holders in any material respect;

          (12) arrangements with Miller Milling Company relating to the procurement of raw materials on behalf of New World Pasta and its Restricted Subsidiaries, so long as the respective arrangements are pursuant to terms which have been approved by the majority of the disinterested members of the board of directors;

          (13) any Permitted Investment made pursuant to clause (12) of the definition of Permitted Investment contained herein;

          (14) Mr. Miller Real Property Transactions;

          (15) the entering into of agreements with lenders to Miller Milling Company, pursuant to which New World Pasta and its subsidiaries (a) consent to such lenders' liens on Miller Milling Company's assets, and (b) agree to subordinate any rights of first refusal they may have against such assets; and

          (16) payments made pursuant to the following conditions: if New World Pasta is to file consolidated federal income tax returns with New World Pasta, L.L.C. or combined or unitary state income tax returns with New World Pasta, L.L.C., New

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     World Pasta may enter into a tax sharing agreement with New World Pasta,
     L.L.C. and may pay to New World Pasta, L.L.C. amounts when due and payable pursuant to such tax sharing agreement in respect of amounts of tax due with respect to such consolidated, combined or unitary returns, as the case may be, in each case in an amount not to exceed the amount of tax that New World Pasta would have been obligated to pay to the appropriate taxing authority if New World Pasta and its subsidiaries had filed a hypothetical separate consolidated, combined or unitary return for the then current year and all prior years ending after the date of original issuance of the old notes.

     Notwithstanding the foregoing, any transaction or series of related transactions covered by the first paragraph of the "Limitation on Transactions with Shareholders and Affiliates" covenant and not covered by clauses (2) through (16) thereof (a) the aggregate amount of which exceeds $5,000,000 in value, must be approved or determined to be fair in the manner provided for in clause (1)(A) or (B) above and (b) the aggregate amount of which exceeds $10,000,000 in value, must be determined to be fair in the manner provided for in clause (1)(B) above.

     LIMITATION ON ASSET SALES. New World Pasta will not, and will not permit any Restricted Subsidiary to, consummate any Asset Sale, unless

          (1) the consideration received by New World Pasta or such Restricted Subsidiary is at least equal to the fair market value, as determined in good faith by the board of directors, of the assets sold or disposed of and

          (2) at least 75% of the consideration received consists of cash or Cash Equivalents;


provided that for purposes of the preceding clause (2), each of the following shall be deemed to constitute cash:



          (a) the outstanding principal amount of Indebtedness of New World Pasta or any Restricted Subsidiary -- other than (x) Capital Stock which constitutes Indebtedness and (y) Indebtedness to New World Pasta or any Restricted Subsidiary -- assumed by the transferee, which shall not constitute New World Pasta or a Restricted Subsidiary, pursuant to the respective Asset Sale, so long as New World Pasta or such Restricted Subsidiary is irrevocably and unconditionally released from all liability under such Indebtedness;


          (b) any notes or other obligations received by New World Pasta or any Restricted Subsidiary from such transferee that are, within 180 days after the date of the respective Asset Sale, converted by New World Pasta or such Restricted Subsidiary into cash, to the extent of the cash received in that conversion; and

          (c) any Designated Noncash Consideration received by New World Pasta or any of its Restricted Subsidiaries in such Asset Sale having an aggregate fair market value, taken together with all other Designated Noncash Consideration received since the date of the indenture pursuant to this clause (c) that is at that time outstanding, not to exceed the greater of (x) $30,000,000 and (y) 10% of Total Assets at the time of the receipt of such Designated Noncash Consideration, with the fair market value of each item of Designated Noncash Consideration being measured at the time received and without giving effect to any subsequent changes in value.

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          Within 365 days after the receipt of any Net Cash Proceeds from an
     Asset Sale, New World Pasta shall or shall cause the relevant Restricted Subsidiary to:

             (i) (A) apply an amount equal to 100% of such Net Cash Proceeds to permanently repay Senior Indebtedness of New World Pasta, or Guarantor Senior Indebtedness of any Restricted Subsidiary providing a subsidiary guarantee or Indebtedness of any other Restricted Subsidiary, in each case owing to a Person other than New World Pasta or any of its Restricted Subsidiaries; or

             (B) invest an equal amount, or the amount not so applied pursuant to clause (A), or enter into a definitive agreement committing to so invest within 365 days after the date of such agreement, in property or assets -- other than current assets -- of a nature or type or that are used in a business, or in the Capital Stock of a company, which company shall become a Restricted Subsidiary upon the making of such investment, having property and assets of a nature or type, or engaged in a business -- similar or related to the nature or type of the property and assets of, or the business of, New World Pasta and its Restricted Subsidiaries existing on the date of such investment; and

             (ii) apply, no later than the end of the 365-day period following the receipt of such Net Cash Proceeds, such excess Net Cash Proceeds, to the extent not applied pursuant to clause (i), as provided in the following paragraph of this "Limitation on Asset Sales" covenant.

     The amount of such excess Net Cash Proceeds required to be applied -- or to be committed to be applied -- during a 365-day period as set forth in clause (i) of the preceding paragraph and not applied as so required by the end of such period shall constitute "Excess Proceeds."

     If, as of the first day of any calendar month, the aggregate amount of Excess Proceeds not theretofore subject to an Offer to Purchase pursuant to this "Limitation on Asset Sales" covenant totals at least $10,000,000, New World Pasta must commence, not later than the fifteenth Business Day of such month, and consummate an Offer to Purchase from the holders on a pro rata basis an aggregate principal amount of notes equal to the Excess Proceeds on such date, at a purchase price equal to 100% of the principal amount of the notes, plus, in each case, accrued interest and liquidated damages, if any, to the Payment Date.

     MERGER, CONSOLIDATION AND SALE OF ASSETS. New World Pasta will not, in a single transaction or series of related transactions, consolidate or merge with or into any Person or sell, assign, transfer, lease, convey or otherwise dispose of, or cause or permit any Restricted Subsidiary of New World Pasta to sell, assign, transfer, lease, convey or otherwise dispose of, all or substantially all of New World Pasta's assets, determined on a consolidated basis for New World Pasta and New World Pasta's Restricted Subsidiaries, whether as an entirety or substantially as an entirety to any Person unless:

          (1) either (a) New World Pasta shall be the surviving or continuing corporation or (b) the Person, if other than New World Pasta, formed by such consolidation or into which New World Pasta is merged or the Person which acquires by sale, assignment, transfer, lease, conveyance or other disposition the properties and assets of New World Pasta and of New World Pasta's Restricted Subsidiaries substantially as an entirety (the "Surviving Entity") (x) shall be a corporation organized and validly existing under the laws of the United States or any State thereof or the District of Columbia and (y) shall expressly assume by supplemental indenture, in form and

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     substance satisfactory to the trustee, executed and delivered to the trustee, the due and punctual payment of the principal of, and premium, if any, and interest on all of the notes and the performance of every covenant of the notes, the indenture and the Registration Rights Agreement on the part of New World Pasta to be performed or observed;

          (2) immediately after giving effect to such transaction and the assumption contemplated by clause (1)(b) above, including giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction, New World Pasta or such Surviving Entity, as the case may be, shall be able to incur at least $1.00 of additional Indebtedness, other than Permitted Indebtedness, pursuant to the "Limitation on Incurrence of Indebtedness" covenant;

          (3) immediately before and immediately after giving effect to such transaction and the assumption contemplated by clause (1)(b) above, including, without limitation, giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred and any Lien granted in connection with or in respect of the transaction, no Default or Event of Default shall have occurred or be continuing; and

          (4) New World Pasta or the Surviving Entity shall have delivered to the trustee an officer's certificate and an opinion of counsel, each stating that such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture, complies with the applicable provisions of the indenture and that all conditions precedent in the indenture relating to such transaction have been satisfied.

     Notwithstanding the foregoing clauses (2), (3) and (4), (a) any Restricted Subsidiary may consolidate with, merge into or transfer all or part of its property and assets to New World Pasta or any other Restricted Subsidiary and
(b) New World Pasta may merge with an affiliate incorporated solely for the purpose of reincorporating New World Pasta in another jurisdiction.

     For purposes of the foregoing, the transfer -- by lease, assignment, sale or otherwise, in a single transaction or series of transactions -- of all or substantially all of the properties or assets of one or more Restricted Subsidiaries of New World Pasta, the Capital Stock of which constitutes all or substantially all of the properties and assets of the Company, shall be deemed to be the transfer of all or substantially all of the properties and assets of New World Pasta.

     The indenture provides that upon any consolidation, combination or merger or any transfer of all or substantially all of the assets of New World Pasta in accordance with the foregoing, in which New World Pasta is not the continuing corporation, the successor Person formed by such consolidation or into which New World Pasta is merged or to which such conveyance, lease or transfer is made shall, succeed to, and be substituted for, and may exercise every right and power of, New World Pasta under the indenture and the notes with the same effect as if such surviving entity had been named as such.

     Each subsidiary guarantor -- other than any subsidiary guarantor whose subsidiary guarantee is to be released in accordance with the terms of the Guarantee and the indenture in connection with any transaction complying with the provisions of "-- Limitation on Asset Sales" -- will not, and New World Pasta will not cause or permit any

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subsidiary guarantor to, consolidate with or merge with or into any Person other than New World Pasta or any other subsidiary guarantor unless:

          (1) the entity formed by or surviving any such consolidation or merger, if other than the subsidiary guarantor, is a corporation organized and existing under the laws of the United States or any State thereof or the District of Columbia;

          (2) such entity assumes by supplemental indenture all of the obligations of the subsidiary guarantor on the subsidiary guarantee;

          (3) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; and

          (4) immediately after giving effect to such transaction and the use of any net proceeds therefrom on a pro forma basis, New World Pasta could satisfy the provisions of clause (2) of the first paragraph of this covenant.

     Notwithstanding the foregoing clause (4), (a) any subsidiary guarantor may consolidate with, merge into or transfer all or part of its property and assets to New World Pasta or any other subsidiary guarantor and (b) any subsidiary guarantor formed solely for the purpose of merging with and into any other Person, may merge with or into such Person.

     CONDUCT OF BUSINESS. New World Pasta and its Restricted Subsidiaries will not engage in any businesses which are not the same, similar or reasonably related or complementary to the businesses in which New World Pasta and its Restricted Subsidiaries are engaged on the date of original issuance of the old notes, as determined in good faith by the board of directors of New World Pasta.

     REPORTS TO HOLDERS. Whether or not required by the SEC, so long as any notes are outstanding, New World Pasta will furnish to the holders of notes, within the time periods specified in the SEC's rules and regulations:

          (1) all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if New World Pasta were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report on the annual financial statements by New World Pasta's certified independent accountants; and

          (2) all current reports that would be required to be filed with the SEC on Form 8-K if New World Pasta were required to file such reports.

     If New World Pasta has designated any of its subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraph shall include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in Management's Discussion and Analysis of Financial Condition and Results of Operations, of the financial condition and results of operations of New World Pasta and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of New World Pasta.

     In addition, whether or not required by the SEC, New World Pasta will file a copy of all of the information and reports referred to in clauses (1) and (2) above with the SEC for public availability within the time periods specified in the SEC's rules and regulations, unless the SEC will not accept such a filing, and make such information available to

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

securities analysts and prospective investors upon request. Moreover, New World Pasta has agreed, and each subsidiary guarantor will agree, that, for so long as any notes remain outstanding, it will furnish to the holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

EVENTS OF DEFAULT

     Each of the following is an Event of Default:

          (1) default in the payment of principal of -- or premium, if any, on -- any note when the same becomes due and payable at maturity, upon acceleration, redemption or otherwise, including the failure to make a payment to purchase notes tendered pursuant to an Offer to Purchase, whether or not such payment is prohibited by the subordination provisions of the indenture;

          (2) default in the payment of interest on, or liquidated damages with respect to, any note when the same becomes due and payable, and such default continues for a period of 30 days, whether or not such payment is prohibited by the subordination provisions of the indenture;

          (3) New World Pasta defaults in the performance of or breaches any other covenant or agreement of New World Pasta in the indenture or under the notes -- other than a default specified in clause (1) or (2)
     above -- and such default or breach continues for a period of 30 consecutive days after written notice by the trustee or the holders of 25% or more in aggregate outstanding principal amount of the notes;

          (4) there occurs with respect to any issue or issues of Indebtedness of New World Pasta or any Restricted Subsidiary having an outstanding principal amount of $10,000,000 or more in the aggregate for all such issues of all such Persons, whether such Indebtedness now exists or shall hereafter be created, (a) an event of default that has caused the holder thereof to declare such Indebtedness to be due and payable prior to its Stated Maturity and such Indebtedness has not been discharged in full or such acceleration has not been rescinded or annulled within 10 days of such acceleration and/or (b) the failure to make a principal payment at the final -- but not any interim -- fixed maturity and such defaulted payment shall not have been made, waived or extended within 10 days of such payment default;

          (5) there shall be any period of 60 consecutive days following entry of one or more final judgments or orders, not covered by insurance, for the payment of money in excess of $10,000,000 in the aggregate -- treating any deductibles, self-insurance or retention as not so covered -- against New World Pasta and/or one or more Significant Restricted Subsidiaries, during which a stay of enforcement of such final judgment or order, by reason of pending appeal or otherwise shall not be in effect or such judgments or orders shall not be paid;

          (6) a court having jurisdiction in the premises enters a decree or order for (A) relief in respect of New World Pasta or any Significant Restricted Subsidiary in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, (B) appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of New World Pasta or any Significant Restricted Subsidiary or for all or substantially all of the property and assets of New World Pasta or any Significant Restricted Subsidiary or (C) the winding up or liquidation of the affairs of New World Pasta or any Significant

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     Restricted Subsidiary and, in each case, such decree or order shall remain unstayed and in effect for a period of 60 consecutive days;

          (7) New World Pasta or any Significant Restricted Subsidiary (A) commences a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case under any such law, (B) consents to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of New World Pasta or any Significant Restricted Subsidiary or for all or substantially all of the property and assets of New World Pasta or any Significant Restricted Subsidiary or (C) effects any general assignment for the benefit of creditors; or

          (8) any subsidiary guarantee of any subsidiary guarantor that is a Significant Restricted Subsidiary ceases to be in full force and effect or any such subsidiary guarantee is declared to be null, void or unenforceable or any such subsidiary guarantee is found to be invalid or any such subsidiary guarantor denies its liability under its subsidiary guarantee, other than by reason of a release of a subsidiary guarantor in accordance with the terms of the indenture.

     If an Event of Default, other than an Event of Default specified in clause
(6) or (7) above that occurs with respect to New World Pasta, occurs and is continuing under the indenture, the trustee or the holders of at least 25% in aggregate principal amount of the notes then outstanding, by written notice to New World Pasta -- and to the trustee if such notice is given by the holders -- may, and the trustee at the request of such holders shall, declare the principal of, premium, if any, and accrued interest on the notes to be immediately due and payable. Upon a declaration of acceleration, such principal of, premium, if any, and accrued interest shall be immediately due and payable. If an Event of Default specified in clause (6) or (7) above occurs with respect to New World Pasta, the principal of, premium, if any, and accrued interest on the notes then outstanding shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder. The holders of at least a majority in principal amount of the outstanding notes by written notice to New World Pasta and to the trustee, may waive all past defaults and rescind and annul a declaration of acceleration and its consequences if (a) all existing Events of Default, other than the nonpayment of the principal of, premium, if any, and interest on the notes that have become due solely by such declaration of acceleration, have been cured or waived and (b) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction. For information as to the waiver of defaults, see "-- Amendments, Modifications and Waivers."

     The holders of at least a majority in aggregate principal amount of the outstanding notes may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee. However, the trustee may refuse to follow any direction that conflicts with law or the indenture, that may subject the trustee to personal liability, or that the trustee determines in good faith may be unduly prejudicial to the rights of holders of notes not joining in the giving of such direction and may take any other action it deems proper that is not inconsistent with any such direction received from holders of notes. A holder may not pursue any remedy with respect to the indenture or the notes unless:

          (1) the holder gives the trustee written notice of a continuing Event of Default;

          (2) the holders of at least 25% in aggregate principal amount of outstanding notes make a written request to the trustee to pursue the remedy;

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

          (3) such holder or holders offer the trustee indemnity satisfactory to the trustee against any costs, liability or expense;

          (4) the trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity; and

          (5) during such 60-day period, the holders of a majority in aggregate principal amount of the outstanding notes do not give the trustee a direction that is inconsistent with the request.

     However, such limitations do not apply to the right of any holder of a note to receive payment of the principal of, premium, if any, or interest on, such note or to bring suit for the enforcement of any such payment, on or after the due date expressed in the notes, which right shall not be impaired or affected without the consent of the holder.

     The indenture requires specified officers of New World Pasta to certify, on or before a date not more than 90 days after the end of each fiscal year, that a review has been conducted of the activities of New World Pasta and its Restricted Subsidiaries and New World Pasta's and its Restricted Subsidiaries' performance under the indenture and that New World Pasta has fulfilled all obligations thereunder, or, if there has been a default in the fulfillment of any such obligation, specifying each such default and the nature and status thereof. New World Pasta is also obligated to notify the trustee of any default or defaults in the performance of any covenants or agreements under the indenture.

DEFEASANCE

     LEGAL DEFEASANCE. New World Pasta may, at its option and at any time, elect to have its obligations and the obligations of the subsidiary guarantors, except as described below, discharged with respect to the outstanding notes, the indenture and the subsidiary guarantees ("Legal Defeasance"). Such Legal Defeasance means that New World Pasta and, if it so elects, each of the subsidiary guarantors, shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding notes and cured all then existing Defaults and Events of Default, except for

          (1) the rights of holders to receive payments in respect of the principal of, premium, if any, and interest on the notes when such payments are due,

          (2) New World Pasta's obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes, and the maintenance of an office or agency for payments,


          (3) the rights, powers, trust, duties and immunities of the trustee and New World Pasta's obligations in connection therewith and,



          (4) the Legal Defeasance provisions of the indenture.


Any such Legal Defeasances will be effective on the 91st day after the deposit referred to below, if, among other things:

             (A) New World Pasta has deposited with the trustee, in trust, money and/or U.S. Government Obligations that through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of, premium, if any, and accrued interest on the notes on the Stated Maturity of such payments in accordance with the terms of the indenture and the notes,

             (B) New World Pasta has delivered to the trustee (a) either (x) an Opinion of Counsel to the effect that holders will not recognize income, gain or

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

        loss for federal income tax purposes as a result of New World Pasta's exercise of its option under this "Defeasance" provision and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred, which Opinion of Counsel must be based upon, and accompanied by a copy of, a ruling of the Internal Revenue Service to the same effect unless there has been a change in applicable federal income tax law after the Closing Date such that a ruling is no longer required or (y) a ruling directed to the trustee received from the Internal Revenue Service to the same effect as the aforementioned Opinion of Counsel and (b) an Opinion of Counsel to the effect that the creation of the defeasance trust does not violate the Investment Company Act of 1940 and after the passage of 91 days following the deposit, the trust fund will not be subject to the effect of Section 547 of the United States Bankruptcy Code or Section 15 of the New York Debtor and Creditor Law,

             (C) immediately after giving effect to such deposit on a pro forma basis, no Event of Default, or event that after the giving of notice or lapse of time or both would become an Event of Default, shall have occurred and be continuing on the date of such deposit or during the period ending on the 91st day after the date of such deposit, and such deposit shall not result in a breach or violation of, or constitute a default under, any other agreement or instrument to which New World Pasta or any of its subsidiaries is a party or by which New World Pasta or any of its subsidiaries is bound,

             (D) New World Pasta is not prohibited from making payments in respect of the notes by the provisions described under "-- Subordination," and

             (E) if at such time the notes are listed on a national securities exchange, New World Pasta has delivered to the trustee an Opinion of Counsel to the effect that the notes will not be delisted as a result of such deposit, defeasance and discharge.


     DEFEASANCE OF COVENANTS AND EVENTS OF DEFAULT. The indenture further provides that the provisions of the indenture will no longer be in effect with respect to clause (2) under the first paragraph, and clause (4) of the last paragraph, of the "Merger, Consolidation and Sale of Assets" covenant and all other covenants described herein under " -- Covenants," clause (3) under "-- Events of Default" with respect to such other covenants, or portions thereof, and clauses (4) and (5) under "-- Events of Default" shall be deemed not to be Events of Default upon, among other things, the deposit with the trustee, in trust, of money and/or U.S. Government Obligations that through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of, premium, if any, and accrued interest on the notes on the Stated Maturity of such payments in accordance with the terms of the indenture and the notes, the satisfaction of the provisions described in clauses (B)(ii), (C), (D) and (E) of the preceding paragraph and the delivery by New World Pasta to the trustee of an Opinion of Counsel to the effect that, among other things, the holders will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance of covenants and Events of Default and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred.



     DEFEASANCE AND OTHER EVENTS OF DEFAULT. In the event New World Pasta exercises its option to omit compliance with the covenants and provisions of the indenture with respect


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to the notes as described in the immediately preceding paragraph and the notes are declared due and payable because of the occurrence of an Event of Default that remains applicable, the amount of money and/or U.S. Government Obligations on deposit with the Trustee will be sufficient to pay amounts due on the notes at the time of their Stated Maturity but may not be sufficient to pay amounts due on the notes at the time of the acceleration resulting from such Event of Default. However, New World Pasta will remain liable for such payments.

AMENDMENTS, MODIFICATIONS AND WAIVERS

     Except as provided in the two succeeding paragraphs, the indenture and the notes may be amended or supplemented with the consent of the holders of at least the majority in principal amount of the notes then outstanding, including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes, and any existing default or compliance with any provision of the indenture or the notes may be waived with the consent of the holders of a majority in principal amount of the then outstanding notes, including, without limitation, consents obtained in connection with the purchase of, or tender or exchange offer for, notes.

     From time to time, New World Pasta, the subsidiary guarantors and the trustee, without the consent of the holders, may amend the indenture for any of the following purposes:

          (1) to evidence the succession of another person to New World Pasta or any subsidiary guarantor and the assumption by any such successor of the covenants of New World Pasta or any subsidiary guarantor in the indenture and in the notes; or

          (2) to add to the covenants of New World Pasta or any subsidiary guarantor for the benefit of the holders, or to surrender any right or power herein conferred upon New World Pasta or any subsidiary guarantor; or

          (3) to add additional Events of Default; or

          (4) to provide for uncertificated notes in addition to or in place of the certificated notes; or

          (5) to evidence and provide for the acceptance of appointment under the indenture by a successor trustee; or

          (6) to secure the notes or any subsidiary guarantee; or

          (7) to cure any ambiguity, to correct or supplement any provision in the indenture that may be defective or inconsistent with any other provisions in the indenture or to make any other provisions with respect to matters or questions arising under the indenture, provided that such actions taken pursuant to this clause (7) do not, in the opinion of the trustee, adversely affect the interests of the holders in any material respect; or

          (8) to comply with any requirements of the SEC in order to effect and maintain the qualification of the indenture under the Trust Indenture Act; or

          (9) to add any subsidiary as a subsidiary guarantor in accordance with the provisions of the indenture; or

          (10) to release any subsidiary guarantor from its guarantee in accordance with the provisions of the indenture, including in connection with a sale of all of the Capital Stock or all or substantially all of the assets of such subsidiary guarantor.

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

     In formulating its opinion on the matters in clause (7), the trustee will be entitled to rely on such evidence as it deems appropriate, including, without limitation, solely on an opinion of counsel.

     Notwithstanding anything to the contrary contained above, without the consent of each holder affected thereby, no amendment, modification or waiver may:

          (1) reduce the amount of notes whose holders must consent to an amendment;

          (2) reduce the rate of or change the time for payment of interest, including defaulted interest, on any notes;

          (3) reduce the principal of or change the fixed maturity of any notes, or change the scheduled date on which any notes may be subject to redemption or repurchase, or reduce the redemption or repurchase price therefor;

          (4) make any notes payable in money other than that stated in the notes;

          (5) make any change in the express provisions of the indenture protecting the right of each holder to receive payment of principal of and interest on such note on or after the due date thereof or to bring suit to enforce such payment, or permitting holders of a majority in principal amount of notes to waive Defaults or Events of Default;

          (6) amend, change or modify in any material respect the obligation of New World Pasta to make and consummate an Offer to Purchase in the event of a Change of Control or make and consummate an Offer to Purchase with respect to any Asset Sale, or modify any of the provisions or definitions with respect thereto;

          (7) modify or change any provision of the indenture or the related definitions affecting the ranking or subordination of the notes; or

          (8) release any subsidiary guarantor from any of its obligations under its guarantee or the indenture otherwise than in accordance with the terms of the indenture.

NO PERSONAL LIABILITY OF INCORPORATORS, STOCKHOLDERS, OFFICERS, DIRECTORS, OR EMPLOYEES

     The indenture provides that no recourse for the payment of the principal of, premium, if any, or interest on any of the notes or for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of New World Pasta in the indenture, or in any of the notes or because of the creation of any Indebtedness represented thereby, shall be had against any incorporator, stockholder, officer, director, employee or controlling person of New World Pasta or of any successor Person thereof. Each holder, by accepting the notes, waives and releases all such liability.

CONCERNING THE TRUSTEE

     The indenture provides that, except during the continuance of an Event of Default, the trustee will not be liable except for the performance of such duties as are specifically set forth in such indenture. If an Event of Default has occurred and is continuing, the trustee will use the same degree of care and skill in its exercise of the rights and powers vested in it under the indenture as a prudent person would exercise under the circumstances in the conduct of such person's own affairs.

     The indenture and provisions of the Trust Indenture Act incorporated by reference in the indenture contain limitations on the rights of the trustee, should it become a creditor of New World Pasta, to obtain payment of claims in some cases or to realize on some property received by it in respect of any such claims, as security or otherwise. The trustee is permitted to engage in other transactions; provided, however, that if it acquires any conflicting interest, it must eliminate such conflict or resign.


SATISFACTION AND DISCHARGE

     The indenture, the notes and the guarantees will be discharged and will cease to be of further effect -- except as to surviving rights or registration of transfer or exchange of the notes, as expressly provided for in the indenture -- as to all outstanding notes when

          (1) either (a) all the notes theretofore authenticated and delivered -- except lost, stolen or destroyed notes which have been replaced or paid and notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by New World Pasta and thereafter repaid to New World Pasta or discharged from such trust -- have been delivered to the trustee for cancellation or (b) all notes not theretofore delivered to the trustee for cancellation have become due and payable and New World Pasta has irrevocably deposited or caused to be deposited with the trustee funds in an amount sufficient to pay and discharge the entire indebtedness on the notes not theretofore delivered to the trustee for cancellation, for principal of, premium, if any, and interest on the notes to the date of deposit together with irrevocable instructions from New World Pasta directing the trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;

          (2) New World Pasta has paid all other sums payable under the indenture by New World Pasta; and

          (3) New World Pasta has delivered to the trustee an officers' certificate and an opinion of counsel stating that all conditions precedent under the indenture relating to the satisfaction and discharge of the indenture have been complied with.

GOVERNING LAW

     The indenture provides that it, the notes and the guarantees are governed by, and construed in accordance with, the laws of the State of New York but without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

DEFINITIONS

     Set forth below is a summary of some of the defined terms used in the indenture. Reference is made to the indenture for the full definition of all such terms, as well as any other terms used herein for which no definition is provided.

     "ACQUIRED INDEBTEDNESS" means Indebtedness of a Person or any of its subsidiaries existing at the time such Person becomes a Restricted Subsidiary of New World Pasta or at the time it merges or consolidates with New World Pasta or any of its subsidiaries or assumed in connection with the acquisition of assets from such Person and in each case not incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary of New World Pasta or such acquisition, merger or consolidation; provided that Indebtedness of such Person which is redeemed, defeased, retired or otherwise repaid at the time of or immediately upon consummation of the transaction by which such Person becomes a Restricted Subsidiary or at the time of such merger or consolidation or acquisition of assets shall not be Acquired Indebtedness.

     "ADJUSTED CONSOLIDATED NET INCOME" means, for any period, the aggregate net income (or loss) of New World Pasta and its Restricted Subsidiaries for such period determined in conformity with GAAP and before any reduction in respect of preferred stock dividends; provided that (x) there shall be added to such aggregate net income (or loss) the amount of any decrease in the deferred tax asset for such period relating to the actual cash tax benefit realized by New World Pasta -- or the consolidated tax group of which New World Pasta is a member -- resulting from the election under Section 338(h)(10) of the Code in respect of the recapitalization in which New World Pasta's current principals acquired control of New World Pasta so long as the aggregate amounts added back in determining Adjusted Consolidated Net Income pursuant to this clause (x) at no time exceed the actual amount of tax savings realized by New World Pasta and its Restricted Subsidiaries as a result of the Section 338(h)(10) election referenced above and (y) the following items shall be excluded in computing Adjusted Consolidated Net Income, without duplication:

          (1) the net income of any Person that is not a Restricted Subsidiary, except to the extent of the amount of dividends or other distributions actually paid to New World Pasta or any of its Restricted Subsidiaries by such Person during such period;


          (2) solely for the purposes of calculating the amount of Restricted Payments that may be made pursuant to clause (C) of the first paragraph of the "Limitation on Restricted Payments" covenant described above -- and in such case, except to the extent includable pursuant to clause (1) above -- the net income (or loss) of any Person accrued prior to the date it becomes a Restricted Subsidiary or is merged into or consolidated with New World Pasta or any of its Restricted Subsidiaries or all or substantially all of the property and assets of such Person are acquired by New World Pasta or any of its Restricted Subsidiaries;


          (3) the net income of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of such net income is not at the time permitted by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Restricted Subsidiary;

          (4) any gains or losses, on an after-tax basis, attributable to Asset Sales;


          (5) all extraordinary, non-recurring and unusual gains and losses on an after-tax basis and, without duplication, all restructuring charges on an after-tax basis;


          (6) write-offs of intangible assets, including research and development, relating to assets acquired by New World Pasta and its Restricted Subsidiaries if such write-offs are done at the time of, or within three months after, such acquisition;

          (7) any non-cash compensation expense incurred in connection with the exercise of or paid or payable solely with Qualified Capital Stock of New World Pasta or any options, warrants or other rights to acquire Qualified Capital Stock of New World Pasta;

          (8) in the case of any successor to the referent Person by consolidation or merger or as a transferee of the referent Person's assets, any earnings of the successor corporation prior to such consolidation, merger or transfer of assets;

          (9) the fees, expenses or other costs incurred in connection with the recapitalization in which New World Pasta's current principals acquired control of New World Pasta;

          (10) any net after-tax earnings (or losses) from discontinued operations and any net after-tax gains or losses on any disposal of discontinued operations; and


          (11) the cumulative effect of changes in accounting principles after the Issue Date.



     "ASSET ACQUISITION" means:



          (a) an Investment by New World Pasta or any Restricted Subsidiary of New World Pasta in any other Person pursuant to which such Person shall become a Restricted Subsidiary of New World Pasta or any Restricted Subsidiary of New World Pasta, or shall be merged with or into New World Pasta or any Restricted Subsidiary of New World Pasta, or



          (b) the acquisition by New World Pasta or any Restricted Subsidiary of New World Pasta of the assets of any Person -- other than a Restricted Subsidiary of New World Pasta -- which constitute all or substantially all of the assets of such Person or comprise any division or line of business of such Person.


     "ASSET SALE" means any direct or indirect sale, issuance, conveyance, transfer, lease (other than operating leases entered into in the ordinary course of business), assignment or other transfer for value by New World Pasta or any of its Restricted Subsidiaries, including any Sale and Leaseback Transaction, to any Person other than New World Pasta or a wholly owned Restricted Subsidiary of New World Pasta of


          (a) any Capital Stock of any Restricted Subsidiary of New World Pasta or



          (b) any other property or assets of New World Pasta or any Restricted Subsidiary of New World Pasta other than in the ordinary course of business;



provided, however, that Asset Sales shall not include:



           (1) a transaction or series of related transactions for which New World Pasta or its Restricted Subsidiaries receive aggregate consideration of less than $1,000,000,



           (2) the sale, lease, conveyance, disposition or other transfer of all or substantially all of the assets of New World Pasta, or the consolidation or merger of the Company with any other Person, in each case as permitted under "-- Merger, Consolidation and Sale of Assets",



           (3) any disposition of property of New World Pasta or any of its Restricted Subsidiaries that, in the reasonable judgment of New World Pasta, has become uneconomic, damaged, obsolete or worn out,



           (4) the sale of inventory in the ordinary course of business,



           (5) the sale or discount, in each case without recourse -- other than recourse for a breach of a representation or warranty -- of accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof,



           (6) sales of Cash Equivalents,



           (7) surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind,



           (8) granting of Liens not prohibited by the indenture,



           (9) the licensing of intellectual property,

          (10) the sale, lease, conveyance, disposition or other transfer of Permitted Investments or the Capital Stock of or any Investment in any Unrestricted Subsidiary,



          (11) leases or subleases to third persons not interfering in any material respect with the business of New World Pasta or any of its Restricted Subsidiaries,



          (12) the Miller Real Property Transactions and



          (13) the making of any Permitted Investments or other Restricted Payments permitted by the covenant described under the caption
     "-- Covenants -- Limitation on Restricted Payments."


     "CAPITAL STOCK" means

          (1) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents -- however designated and whether or not voting -- of corporate stock, including each class of common stock and preferred stock of such Person and

          (2) with respect to any Person that is not a corporation, any and all partnership, membership or other equity interests of such Person.

     "CAPITALIZED LEASE OBLIGATION" means, as to any Person, the obligations of such Person under a lease that are required to be classified and accounted for as capital lease obligations under GAAP and, for purposes of this definition, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP.

     "CASH EQUIVALENTS" means

          (1) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof;

          (2) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody's;

          (3) commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having one of the two highest ratings obtainable from S&P or Moody's;

          (4) certificates of deposit or bankers' acceptances maturing within one year from the date of acquisition thereof issued by any bank organized under the laws of the United States of America or any state thereof or the District of Columbia or any U.S. branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $250,000,000;

          (5) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (1) above entered into with any bank meeting the qualifications specified in clause (4) above;

          (6) investments in money market funds with assets of $5,000,000 or greater; and

          (7) Indebtedness, issued by Persons other than New World Pasta and its Subsidiaries, which Indebtedness matures within one year from the date of the acquisition thereof and has a rating of "A" or higher from S&P or "A2" or higher from Moody's.

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

     "CHANGE OF CONTROL" means the occurrence of one or more of the following events:

          (1) any sale, lease, exchange or other transfer -- in one transaction or a series of related transactions -- of all or substantially all of the assets of New World Pasta and its Restricted Subsidiaries, taken as a whole, to any Person or group of related Persons for purposes of Section 13(d) of the Exchange Act (a "Group"), together with any affiliates thereof -- whether or not otherwise in compliance with the provisions of the indenture -- other than to a subsidiary of New World Pasta, the Principals and their Related Parties;

          (2) the liquidation or dissolution of New World Pasta -- whether or not otherwise in compliance with the provisions of the indenture;

          (3) any Person or Group -- other than the Principals and their Related Parties -- shall become the owner, directly or indirectly, beneficially or of record, of shares representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding Capital Stock of New World Pasta; or

          (4) the replacement of a majority of the board of directors of New World Pasta over a two-year period from the directors who constituted the board of directors of New World Pasta at the beginning of such period, and such replacement shall not have been approved by a vote of at least a majority of the board of directors of New World Pasta then still in office who either were members of such board of directors at the beginning of such period or whose election as a member of such board of directors was previously so approved.

     "CONSOLIDATED EBITDA" means, for any period, Adjusted Consolidated Net Income for such period plus

          (1) to the extent such amount was deducted in calculating such Adjusted Consolidated Net Income:

             (a) consolidated interest expense,

             (b) income taxes -- other than income taxes or income tax effects, either positive or negative, attributable to extraordinary, unusual and non-recurring gains or losses or sales of assets and all restructuring charges,

             (c) depreciation expense,

             (d) amortization expense,

             (e) any out-of-pocket costs and transaction expenses relating to any issuance of Capital Stock or incurrence of Indebtedness or Asset Acquisition or Permitted Investment and

             (f) all other non-cash items reducing Adjusted Consolidated Net Income, less

          (2) (a) all non-cash items increasing Adjusted Consolidated Net
     Income -- excluding reversals of accruals or reserves referred to in the following clause (b) and (b) the amount of all reversals of accruals or reversals of reserves established in the ordinary course of business, and all amortizations of prepaid cash expenses from prior periods, occurring during the respective period, all as determined on a consolidated basis for New World Pasta and its Restricted Subsidiaries in conformity with GAAP;

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

provided that, if any Restricted Subsidiary is not a wholly owned Restricted Subsidiary, Consolidated EBITDA shall be reduced -- to the extent not otherwise reduced in accordance with GAAP -- by an amount equal to

          (1) the amount of the Consolidated EBITDA attributable to such Restricted Subsidiary multiplied by

          (2) the percentage ownership interest in the income of such Restricted Subsidiary not owned on the last day of such period by New World Pasta or any of its Restricted Subsidiaries.

     "CONSOLIDATED FIXED CHARGE COVERAGE RATIO" means the ratio of

          (1) Consolidated EBITDA during the four full fiscal quarters (the "Four Quarter Period") ending on or prior to the date of the transaction giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio (the "Transaction Date") for which financial statements are available to

          (2) Consolidated Fixed Charges of such Person for the Four Quarter Period.

In addition to and without limitation of the foregoing, for purposes of this definition, "Consolidated EBITDA" and "Consolidated Fixed Charges" shall be calculated after giving effect on a pro forma basis for the period of such calculation to


          (1) the incurrence or repayment of any Indebtedness of such Person or any of its Restricted Subsidiaries -- and the application of the proceeds thereof -- giving rise to the need to make such calculation and any incurrence or repayment of other Indebtedness or preferred stock -- and the application of the proceeds thereof -- other than the incurrence or repayment of Indebtedness in the ordinary course of business for working capital purposes pursuant to working capital facilities, occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such incurrence or repayment, as the case may be -- and the application of the proceeds thereof -- occurred on the first day of the Four Quarter Period and


          (2) any Asset Sales or other dispositions or Asset Acquisitions, including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of such Person or one of its Restricted Subsidiaries -- including any Person who becomes a Restricted Subsidiary as a result of the Asset Acquisition -- incurring, assuming or otherwise being liable for Acquired Indebtedness and also including or excluding, as the case may be, any Consolidated EBITDA -- including any pro forma expense and cost reductions calculated on a basis consistent with Regulation S-X under the Exchange Act -- attributable to the assets which are the subject of the Asset Acquisition or Asset Sale or other disposition during the Four Quarter Period, occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such Asset Sale or other disposition or Asset Acquisition, including the incurrence, assumption or liability for any such Acquired Indebtedness, occurred on the first day of the Four Quarter Period.


     Furthermore, if New World Pasta has categorized any of its subsidiaries or operations as discontinued operations in accordance with GAAP, and if there is any Indebtedness or preferred stock relating solely to such discontinued operations for which no recourse is available, whether pursuant to direct obligations, guarantees or otherwise, to the non-discontinued operations -- or related assets -- of New World Pasta and its Restricted


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

Subsidiaries, in any event excluding Indebtedness incurred pursuant to New World Pasta's revolving credit facility or other Indebtedness with direct liability on the part of New World Pasta which survives such discontinuation, "Consolidated Fixed Charges" shall be calculated giving pro forma effect to the deemed retirement of such Indebtedness or preferred stock, as the case may be. If such Person or any of its Restricted Subsidiaries directly or indirectly guarantees Indebtedness of a third Person, the second preceding sentence shall give effect to the incurrence of such Guaranteed Indebtedness as if such Person or any Restricted Subsidiary of such Person had directly incurred or otherwise assumed such Guaranteed Indebtedness. If since the beginning of such period any Person -- that subsequently became a Restricted Subsidiary or was merged with or into New World Pasta or any Restricted Subsidiary since the beginning of such period -- shall have made any Asset Acquisition or Asset Sale or other disposition that would have required adjustment pursuant to this definition, then the Consolidated Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto as if such Asset Acquisition or Asset Sale or other disposition had occurred at the beginning of the applicable Four Quarter Period.

     Furthermore, in calculating "Consolidated Fixed Charges" for purposes of determining the denominator, but not the numerator, of this "Consolidated Fixed Charge Coverage Ratio,"

          (1) interest on outstanding Indebtedness determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the average rate of interest on such Indebtedness in effect on the 30 business days preceding the Transaction Date;

          (2) if interest on any Indebtedness actually incurred on the Transaction Date may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rates, then the interest rate in effect on the Transaction Date will be deemed to have been in effect during the Four Quarter Period; and

          (3) notwithstanding clause (1) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Interest Rate Agreements with a remaining term at the Transaction Date of at least 12 months, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements.

     "CONSOLIDATED FIXED CHARGES" means, for any period, the sum, without duplication, of:

          (1) the consolidated interest expense of New World Pasta and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or banker's acceptance financings, and net payments, if any, pursuant to Interest Rate Agreements or Currency Agreements, but excluding amortization or write-off debt issuance costs; plus

          (2) the consolidated interest expense of New World Pasta and its Restricted Subsidiaries that was capitalized during such period; plus

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          (3) any interest expense on Indebtedness of another Person that is guaranteed by New World Pasta or one of its Restricted Subsidiaries or secured by a Lien on assets of such person or one of its Restricted Subsidiaries, whether or not such guarantee or Lien is called upon; plus

          (4) the product of (a) all dividend accruals, whether or not paid or payable in cash, during such period on any Disqualified Capital Stock of New World Pasta or any of its Restricted Subsidiaries, and on any preferred stock of Restricted Subsidiaries of New World Pasta, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of New World Pasta, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP; plus

          (5) the product of (a) all dividends actually paid, whether paid in cash or in any other consideration -- but excluding any dividends to the extent paid through the issuance of additional shares of Qualified Capital Stock of New World Pasta, during such period with respect to any preferred stock, not constituting Disqualified Capital Stock, of New World Pasta, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of New World Pasta, expressed as a decimal, in each on a consolidated basis and in accordance with GAAP.

     "CREDIT FACILITIES" means, with respect to New World Pasta and its Restricted Subsidiaries, one or more debt facilities -- including, without limitation, New World Pasta's revolving credit facility -- or commercial paper facilities or indentures providing for revolving credit loans, term loans, receivables financing -- including through the sale of receivables to lenders or to special purpose entities formed to borrow from lenders against receivables, letters of credit or other long-term indebtedness, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

     "CURRENCY AGREEMENT" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement.

     "DEFAULT" means an event or condition the occurrence of which is, or with the lapse of time or the giving of notice or both would be, an Event of Default.

     "DESIGNATED NONCASH CONSIDERATION" means any non-cash consideration received by New World Pasta or one of its Restricted Subsidiaries in connection with an Asset Sale that is designated as Designated Noncash Consideration pursuant to an officer's certificate executed by the principal executive officer or the principal financial officer of New World Pasta. Such officer's certificate shall state the basis of valuation, and the fair market value of the Designated Noncash Consideration being received in the respective Asset Sale, which shall be determined in good faith by the board of directors. A particular item of Designated Noncash Consideration shall no longer be considered outstanding when it has been sold for cash or redeemed or paid in full in the case of non-cash consideration in the form of promissory notes or equity.

     "DESIGNATED PREFERRED STOCK" means preferred stock -- not constituting Disqualified Capital Stock -- of New World Pasta, excluding New World Pasta's 12% Cumulative Redeemable Preferred Stock, any other preferred stock issued on or prior to the issue date of original issuance of the old notes and any preferred stock issued in exchange or substitution for any of the foregoing, that is designated as Designated Preferred Stock pursuant to an officer's certificate executed by the principal executive officer or the

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principal financial officer of New World Pasta, on the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in the clause (C)(2) of the "Limitation on Restricted Payments" covenant.

     "DESIGNATED SENIOR INDEBTEDNESS" means (1) Indebtedness under or in respect of New World Pasta's revolving credit facility and (2) any other Indebtedness constituting Senior Indebtedness which, at the time of determination, has an aggregate principal amount of at least $25,000,000 and is specifically designated in the instrument evidencing such Senior Indebtedness as "Designated Senior Indebtedness" by New World Pasta.

     "DISQUALIFIED CAPITAL STOCK" means that portion of any Capital Stock which, by its terms, or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder, or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof on or prior to the Stated Maturity of the notes; provided that any Capital Stock that would not constitute Disqualified Capital Stock but for provisions therein giving holders thereof the right to cause the issuer thereof to repurchase or redeem such Capital Stock upon the occurrence of an "Asset Sale" or "Change of Control" occurring prior to the final stated maturity of the Notes will not constitute Disqualified Capital Stock if the "Asset Sale" or "Change of Control" provisions applicable to such Capital Stock, taken as a whole, are not materially more favorable to the holders of such Capital Stock than the provisions described under "-- Covenants -- Change of Control" and "-- Covenants -- Limitation on Assets Sales"; provided further that if such Capital Stock is issued pursuant to any plan for the benefit of employees of New World Pasta or its subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Capital Stock solely because it may be required to be repurchased by New World Pasta in order to satisfy applicable statutory or regulatory obligations.

     "GUARANTOR SENIOR INDEBTEDNESS" means, with respect to any subsidiary guarantor, the principal of, premium, if any, and interest, including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law, on any Indebtedness of a subsidiary guarantor, whether outstanding on the Issue Date or thereafter created, incurred or assumed, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall not be senior in right of payment to the guarantee of such subsidiary guarantor. Without limiting the generality of the foregoing, "Guarantor Senior Indebtedness" shall also include the principal of, premium, if any, interest, including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law, on, and all other amounts owing by the respective subsidiary guarantor in respect of,

          (x) all obligations, including guarantees thereof, of every nature under New World Pasta's revolving credit facility, including, without limitation, obligations to pay principal and interest, reimbursement obligations under letters of credit, fees, expenses and indemnities,

          (y) all obligations under Interest Rate Agreements, including guarantees thereof, and

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          (z) all obligations, including guarantees thereof, under Currency
     Agreements, in each case whether outstanding on the issue date of original issuance of the old notes or thereafter incurred.

Notwithstanding the foregoing, "Guarantor Senior Indebtedness" shall not include

          (1) any Indebtedness of such subsidiary guarantor to New World Pasta or any other subsidiary of New World Pasta or to any affiliate of such subsidiary guarantor or any of such affiliate's subsidiaries,

          (2) Indebtedness to, or guaranteed on behalf of, any director, officer or employee of such subsidiary guarantor or any Restricted Subsidiary of such subsidiary guarantor, including, without limitation, amounts owed for compensation,

          (3) Indebtedness to trade creditors and other amounts incurred in connection with obtaining goods, commodities, materials or services,

          (4) Indebtedness represented by preferred stock or Disqualified Capital Stock,

          (5) any liability for federal, state, local or other taxes owed or owing by such subsidiary guarantor,

          (6) that portion of any Indebtedness incurred in violation of the indenture provisions set forth under "-- Covenants -- Limitation on Incurrence of Indebtedness",

          (7) Indebtedness which, when incurred and without respect to any election under Section 1111(b) of Title 11, United States Code, is without recourse to New World Pasta and

          (8) any Indebtedness which is, by its express terms, subordinated in right of payment to any other Indebtedness of such subsidiary guarantor.

     "INDEBTEDNESS" means, with respect to any Person at any date of determination, without duplication:

          (1) all indebtedness of such Person for borrowed money;

          (2) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

          (3) all obligations of such Person in respect of letters of credit, bankers' acceptances or other similar instruments, including reimbursement obligations with respect thereto;

          (4) all obligations of such Person to pay the deferred and unpaid purchase price of property or services, which purchase price is due more than two months after the date of placing such property in service or taking delivery and title thereto or the completion of such services;

          (5) all Capitalized Lease Obligations;

          (6) all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided that the amount of such Indebtedness shall be the lesser of

             (A) the fair market value of such asset at such date of determination and

             (B) the amount of such Indebtedness;

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          (7) all Indebtedness of other Persons guaranteed by such Person to the extent such Indebtedness is guaranteed by such Person;

          (8) all Disqualified Capital Stock and, in the case of a Restricted Subsidiary, all preferred stock issued by such Person; and

          (9) to the extent not otherwise included in this definition, obligations under Currency Agreements and Interest Rate Agreements.


     The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation, provided (A) that the amount outstanding at any time of any Indebtedness issued with original issue discount is the face amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at such time as determined in conformity with GAAP, (B) that the amount of Indebtedness at any time of any Disqualified Capital Stock or preferred stock shall be the greater of its voluntary or involuntary liquidation preference and the maximum fixed redemption or repurchase price in respect thereof, and (C) that Indebtedness shall not include (x) trade accounts payable, contingent liabilities -- excluding contingent liabilities of the types described in clauses (3), (4), (6), (7) and (9) above -- and accrued liabilities arising in the ordinary course of business and (y) any liability for federal, state, local or other taxes.


     "INTEREST RATE AGREEMENT" means any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement, interest rate option or interest rate future contract or other similar agreement or arrangement.

     "INVESTMENT" in any Person means any direct or indirect advance, loan or other extension of credit, including, without limitation, by way of guarantee or similar arrangement; but excluding advances to customers or suppliers in the ordinary course of business that are, in conformity with GAAP, recorded as accounts receivable, prepaid expenses or deposits on the balance sheet of New World Pasta or its Restricted Subsidiaries, or capital contribution to, by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others, or any purchase or acquisition of Capital Stock, bonds, notes, debentures or other similar instruments issued by, such Person and shall include

          (1) the designation of a Restricted Subsidiary as an Unrestricted Subsidiary, which shall be deemed to constitute an Investment made on the date of such designation, and

          (2) an amount equal to the fair market value of the Capital Stock, or any other Investment, held by New World Pasta or any of its Restricted Subsidiaries, of, or in any Person that was a Restricted Subsidiary and that has ceased for any reason to be a Restricted Subsidiary, including without limitation, by reason of any Asset Sale or any other issuance of Capital Stock by such Restricted Subsidiary, with an Investment in the amount described above being deemed made on the date the respective Person ceases to be a Restricted Subsidiary, for any reason.

For purposes of the definition of "Unrestricted Subsidiary" and the "Limitation on Restricted Payments" covenant described below,

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          (1) "Investment" shall include the fair market value of the assets, net of liabilities, other than liabilities to New World Pasta or any of its Restricted Subsidiaries, of any Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary,

          (2) the fair market value of the assets, net of liabilities, other than liabilities to New World Pasta or any of its Restricted Subsidiaries, of any Unrestricted Subsidiary at the time that such Unrestricted Subsidiary is designated a Restricted Subsidiary shall be considered a reduction in outstanding Investments and

          (3) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, with the fair market value of the various items as required to be determined pursuant to the foregoing provisions of this sentence to be determined, in each case, in good faith by the board of directors.

     "LIEN" means any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind, including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest.

     "MANAGEMENT INVESTOR" means Miller Pasta, LLC, a Delaware limited liability company.

     "MILLER REAL PROPERTY TRANSACTIONS" means

          (a) the lease by New World Pasta to Miller Milling Company of real property in Winchester, Virginia underlying Miller Milling Company's flour milling facility (the "Miller Property"), and

          (b) the transfer for $1.00 by New World Pasta to Miller Milling Company of the Miller Property.

     "MOODY'S" means Moody's Investors Service, Inc. and its successors.

     "NET CASH PROCEEDS" means,

          (a) with respect to any Asset Sale, the proceeds of such Asset Sale in the form of cash or Cash Equivalents, including payments in respect of deferred payment obligations -- to the extent corresponding to the principal, but not interest, component thereof -- when received in the form of cash or Cash Equivalents, except to the extent such obligations are financed or sold with recourse to New World Pasta or any Restricted Subsidiary, and proceeds from the conversion of other property received when converted to cash or Cash Equivalents, net of

             (1) brokerage commissions and other fees and expenses, including fees and expenses of counsel and investment bankers, related to such Asset Sale,

             (2) provisions for all taxes, whether or not such taxes will actually be paid or are payable, as a result of such Asset Sale without regard to the consolidated results of operations of New World Pasta and its Restricted Subsidiaries, taken as a whole,

             (3) payments made to permanently repay Indebtedness or any other obligation, excluding Indebtedness and obligations pursuant to the Credit Facilities, outstanding at the time of such Asset Sale that either

                  (A) is secured by a Lien on the property or assets sold or

                  (B) is required to be paid as a result of such sale and

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             (4) appropriate amounts to be provided by New World Pasta or any
        Restricted Subsidiary as a reserve against any liabilities associated with such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as determined in conformity with GAAP and

          (b) with respect to any issuance or sale of Capital Stock, the proceeds of such issuance or sale in the form of cash or Cash Equivalents, including payments in respect of deferred payment obligations -- to the extent corresponding to the principal, but not interest, component thereof -- when received in the form of cash or Cash Equivalents, except to the extent such obligations are financed or sold with recourse to the Company or any Restricted Subsidiary, and proceeds from the conversion of other property received when converted to cash or Cash Equivalents, net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

     "OBLIGATIONS" means all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

     "OFFER TO PURCHASE" means an offer to purchase notes by New World Pasta from the holders commenced by mailing a notice to the trustee and each holder stating:

          (1) the covenant pursuant to which the offer is being made and that all notes validly tendered will be accepted for payment on a pro rata basis;

          (2) the purchase price and the date of purchase, which shall be a business day no earlier than 30 days nor later than 60 days from the date such notice is mailed (the "Payment Date");

          (3) that any note not tendered will continue to accrue interest pursuant to its terms;

          (4) that, unless New World Pasta defaults in the payment of the purchase price, any note accepted for payment pursuant to the Offer to Purchase shall cease to accrue interest on and after the Payment Date;

          (5) that holders electing to have a note purchased pursuant to the Offer to Purchase will be required to surrender the note, together with the form entitled "Option of the Holder to Elect Purchase" on the reverse side of the note completed, to the Paying Agent at the address specified in the notice prior to the close of business on the business day immediately preceding the Payment Date;

          (6) that holders will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the third business day immediately preceding the Payment Date, a facsimile transmission or letter setting forth the name of such holder, the principal amount of notes delivered for purchase and a statement that such holder is withdrawing his election to have such notes purchased; and

          (7) that holders whose notes are being purchased only in part will be issued new notes equal in principal amount to the unpurchased portion of the notes surrendered; provided that each note purchased and each new note issued shall be in a principal amount of $1,000 or integral multiples thereof.

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     On the Payment Date, New World Pasta shall

          (1) accept for payment on a pro rata basis notes or portions thereof tendered pursuant to an Offer to Purchase;

          (2) deposit with the Paying Agent money sufficient to pay the purchase price of all notes or portions thereof so accepted; and

          (3) deliver, or cause to be delivered, to the trustee all notes or portions thereof so accepted together with an Officers' Certificate specifying the notes or portions thereof accepted for payment by New World Pasta.

The Paying Agent shall promptly mail to the holders of notes so accepted payment in an amount equal to the purchase price, and the trustee shall promptly authenticate and mail to such holders a substitute note equal in principal amount to any unpurchased portion of the note surrendered; provided that each note purchased and each new note issued shall be in a principal amount of $1,000 or integral multiples thereof. The trustee shall act as the Paying Agent for an Offer to Purchase. New World Pasta will comply with Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable, in the event that New World Pasta is required to repurchase notes pursuant to an Offer to Purchase.

     "PERMITTED INVESTMENTS" means:

          (1) Investments by New World Pasta or any Restricted Subsidiary of New World Pasta in any Person that is or will become immediately after such Investment a Restricted Subsidiary of New World Pasta or that will merge or consolidate into New World Pasta or a Restricted Subsidiary of New World Pasta;

          (2) Investments in New World Pasta by any Restricted Subsidiary of New World Pasta; provided that any Indebtedness evidencing such Investment to the extent held by a Restricted Subsidiary that is not a subsidiary guarantor is unsecured and subordinated, pursuant to a written agreement, to New World Pasta's obligations under the notes and the indenture;

          (3) investments in cash and Cash Equivalents;

          (4) loans and advances to employees and officers of New World Pasta and its Restricted Subsidiaries in the ordinary course of business for bona fide business purposes;

          (5) Currency Agreements and Interest Rate Agreements entered into in the ordinary course of New World Pasta's or its Restricted Subsidiaries' businesses and otherwise in compliance with the indenture;

          (6) investments in securities of trade creditors or customers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers or in good faith settlement of delinquent obligations of such trade creditors or customers;

          (7) Investments made pursuant to the recapitalization in which New World Pasta's current principals acquired control of New World Pasta;

          (8) guarantees of Indebtedness and other obligations otherwise permitted under the indenture;

          (9) obligations of one or more officers or other employees of New World Pasta or any of its Restricted Subsidiaries in connection with such officer's or employee's

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     acquisition of shares of common stock of New World Pasta so long as no cash is paid by New World Pasta or any of its Restricted Subsidiaries to such officers or employees in connection with the acquisition of any such obligations;

          (10) Investments made by New World Pasta or its Restricted Subsidiaries as a result of consideration received in connection with an Asset Sale made in compliance with the "Limitation on Asset Sales" covenant;

          (11) commission, travel, payroll, entertainment, relocation and similar advances to officers and employees of New World Pasta or any Restricted Subsidiary made in the ordinary course of business;

          (12) advances or payments to individuals in an amount equal to any income taxes payable by such individuals resulting solely from imputed income attributable to preferred stock of New World Pasta owned by them or the Management Investor; provided that the aggregate amount of advances and payments made pursuant to this clause (12) in any fiscal year of New World Pasta shall not exceed $775,000;

          (13) Investments acquired in exchange for, or out of the Net Cash Proceeds, which have not, and will not, be included pursuant to clause
     (C)(2) of the "Limitation on Restricted Payments" covenant, of a substantially concurrent offering of, shares of Qualified Capital Stock, which is not Designated Preferred Stock, of New World Pasta, or options, warrants or other rights to acquire such Qualified Capital Stock;

          (14) Investments in Unrestricted Subsidiaries not to exceed an amount equal to (a) $10,000,000 plus (b) to the extent not previously reinvested under this clause (xiv), any cash return of capital -- whether realized as a result of payments from the respective Unrestricted Subsidiary, the receipt of Net Cash Proceeds from the sale of the respective Permitted Investment or otherwise -- realized on a Permitted Investment made after the date of original issuance of the old notes pursuant to this clause
     (14), but with the total return of capital for purposes of this clause (14) not to exceed the amount Invested pursuant to this clause (14); and

          (15) additional Investments not to exceed an amount equal to (a) the greater of $25,000,000 or 10% of Total Assets, as determined on the date of the making of each Investment, plus (b) to the extent not previously reinvested under this clause (xv), any cash return of capital -- whether realized as a result of payments from the respective Person in which the Permitted Investment was made, the receipt of Net Cash Proceeds from the sale of the respective Permitted Investment or otherwise -- realized on a Permitted Investment made after the date of original issuance of the old notes pursuant to this clause (15) but with the total return of capital for purposes of this clause (15) not to exceed the amount Invested pursuant to this clause (15).

     "PERSON" means an individual, partnership, corporation, unincorporated organization, limited liability company, trust or joint venture, or a governmental agency or political subdivision thereof.

     "PRINCIPALS" means

          (1) JLL Fund III and each affiliate of JLL Fund III as of the date of original issuance of the old notes; and

          (2) each officer or employee of JLL Fund III or any such member referred to in clause (1) as of the date of original issuance of the old notes.

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     "PURCHASE MONEY INDEBTEDNESS" means Indebtedness of New World Pasta and its
Restricted Subsidiaries incurred in the normal course of business for the purpose of financing all or any part of the purchase price, or the cost of installation, construction or improvement, of property or equipment.

     "QUALIFIED CAPITAL STOCK" means any Capital Stock that is not Disqualified Capital Stock.


     "RECAPITALIZATION AGREEMENT" shall mean the Recapitalization Agreement, dated as of December 15, 1998 (as amended, modified or supplemented from time to time), by and among Hershey Foods Corporation, Hershey Chocolate & Confectionery Corporation (as the successor in interest to Hershey CRE, Inc.), Homestead, Inc., the Company, New World LLC, JLL Fund III (with respect to Sections 7.7 and
7.8 only), Pasta Group, L.L.C., and Winchester Pasta, L.L.C.


     "REFINANCE" means, in respect of any security or Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue a security or Indebtedness -- whose proceeds are applied within 90 days after the incurrence thereof -- in exchange or replacement for, such security or Indebtedness in whole or in part. "Refinanced" and "Refinancing" shall have correlative meanings.

     "REFINANCING INDEBTEDNESS" means any Refinancing by New World Pasta or any Restricted Subsidiary of New World Pasta of Indebtedness incurred in accordance with the "Limitation on Incurrence of Indebtedness" covenant, other than pursuant to clause (2), (3), (4), (5), (6), (7), (8), (9), (12), (14), (15) or
(16) of the definition of Permitted Indebtedness, in each case that does not

          (1) result in an increase in the aggregate principal amount, or accreted value, if applicable, of Indebtedness of such Person as of the date of such proposed Refinancing: provided that the amount of any penalties, interest or premium required to be paid under the terms of the instrument governing such Indebtedness and plus the amount of reasonable fees, discounts, commissions and other expenses incurred by New World Pasta in connection with such Refinancing may also be Refinanced or

          (2) create Indebtedness with

             (A) a Weighted Average Life to Maturity that is less than the Weighted Average Life to Maturity of the Indebtedness being Refinanced or

             (B) a Stated Maturity earlier than the Stated Maturity of the Indebtedness being Refinanced; provided that

                  (x) if such Indebtedness being Refinanced is solely
             Indebtedness of New World Pasta, then such Refinancing Indebtedness shall be Indebtedness solely of New World Pasta,

                  (y) if such Indebtedness being Refinanced is subordinate or junior to the notes or any subsidiary guarantee, then such Refinancing Indebtedness shall be subordinate or junior to the notes and/or the respective subsidiary guarantees at least to the same extent and in substantially the same manner as the Indebtedness being Refinanced and

                  (z) if such Indebtedness being Refinanced constitutes
             preferred stock of a Restricted Subsidiary or Disqualified Capital Stock, then the refinancing Indebtedness shall also constitute Capital Stock of the respective issuer of the Capital Stock being refinanced.

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     "RELATED PARTY" with respect to any Principal means

             (A) any controlling stockholder or 80% or more owned subsidiary of such Principal or

             (B) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding an 80% or more controlling interest of which consist of such Principal and/or such other Persons referred to in the immediately preceding clause (A).

     "RESTRICTED SUBSIDIARY" of any Person means any subsidiary of such Person which at the time of determination is not an Unrestricted Subsidiary.

     "S&P" means Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, and its successors.

     "SALE AND LEASEBACK TRANSACTION" means any direct or indirect arrangement with any Person or to which any such Person is a party, providing for the leasing to New World Pasta or a Restricted Subsidiary of any property, whether owned by New World Pasta or any Restricted Subsidiary at the date of original issuance of the old notes or later acquired, which has been or is to be sold or transferred by New World Pasta or such Restricted Subsidiary to such Person or to any other Person from whom funds have been or are to be advanced by such Person on the security of such property.

     "SENIOR INDEBTEDNESS" means the principal of, premium, if any, and interest, including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law, on any Indebtedness of New World Pasta, whether outstanding on the date of original issuance of the old notes or thereafter created, incurred or assumed, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall not be senior in right of payment to the notes. Without limiting the generality of the foregoing, "Senior Indebtedness" shall also include the principal of, premium, if any, interest, including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law, on, and all other amounts owing by New World Pasta in respect of,

             (x) all obligations, including guarantees thereof, of every nature under New World Pasta's revolving credit facility, including, without limitation, obligations to pay principal and interest, reimbursement obligations under letters of credit, fees, expenses and indemnities,

             (y) all obligations under Interest Rate Agreements, including guarantees thereof, and

             (z) all obligations, including guarantees thereof, under Currency Agreements, in each case whether outstanding on the date of original issuance of the old notes or thereafter incurred.

Notwithstanding the foregoing, "Senior Indebtedness" shall not include

          (1) any Indebtedness of New World Pasta to a subsidiary of New World Pasta or any affiliate of New World Pasta or any of such affiliate's subsidiaries,

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          (2) Indebtedness to, or guaranteed on behalf of, any director, officer or employee of New World Pasta or any subsidiary of New World Pasta, including, without limitation, amounts owed for compensation,

          (3) Indebtedness to trade creditors and other amounts incurred in connection with obtaining goods, commodities, materials or services,

          (4) Indebtedness represented by preferred stock or Disqualified Capital Stock,

          (5) any liability for federal, state, local or other taxes owed or owing by New World Pasta,


          (6) that portion of any Indebtedness incurred in violation of the indenture provisions set forth under "-- Covenants -- Limitation on Incurrence of Indebtedness,"



          (7) Indebtedness which, when incurred and without respect to any election under Section 1111(b) of Title 11, United States Code, is without recourse to New World Pasta and


          (8) any Indebtedness which is, by its express terms, subordinated in right of payment to any other Indebtedness of New World Pasta.

     "SIGNIFICANT RESTRICTED SUBSIDIARY" means, at any date of determination, any Restricted Subsidiary that, together with its subsidiaries,

          (1) for the most recent period of four full fiscal quarters or, if shorter, the period beginning on the date of original issuance of the old notes and ending on or prior to the date of any determination pursuant to this definition for which financial statements are available, accounted for more than 10% of the consolidated revenues of New World Pasta and its Restricted Subsidiaries for such period, or

          (2) as of the end of such fiscal quarter or year, was the owner of more than 10% of the consolidated assets of New World Pasta and its Restricted Subsidiaries, all as set forth on the most recently available consolidated financial statements of New World Pasta for such fiscal quarter or year.

     "STATED MATURITY" means,

          (1) with respect to any debt security, the date specified in such debt security as the fixed date on which the final installment of principal of such debt security is due and payable and

          (2) with respect to any scheduled installment of principal of or interest on any debt security, the date specified in such debt security as the fixed date on which such installment is due and payable.

     "SUBSIDIARY" with respect to any Person, means

          (1) any corporation of which the outstanding Capital Stock having at least a majority of the votes entitled to be cast in the election of directors under ordinary circumstances shall at the time be owned, directly or indirectly, by such Person or

          (2) any other Person of which at least a majority of the voting interest under ordinary circumstances is at the time, directly or indirectly, owned by such Person.

     "TOTAL ASSETS" means the total consolidated assets of New World Pasta and its Restricted Subsidiaries, as set forth on New World Pasta's most recent consolidated balance sheet.

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

     "UNRESTRICTED SUBSIDIARY" means


          (1) any subsidiary of New World Pasta that at the time of determination shall be or continue to be designated an Unrestricted Subsidiary by the board of directors of New World Pasta in the manner provided below and,



          (2) any subsidiary of an Unrestricted Subsidiary.


The board of directors of New World Pasta may at any time and from time to time after the date of the original issuance of the old notes designate any subsidiary, including any newly acquired or newly formed subsidiary, to be an Unrestricted Subsidiary unless such subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, New World Pasta or any other subsidiary of New World Pasta that is not a subsidiary of the subsidiary to be so designated; provided that

          (x) New World Pasta certifies to the trustee that such designation complies with the "Limitation on Restricted Payments" covenant and

          (y) each subsidiary to be so designated and each of its subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of New World Pasta or any of its Restricted Subsidiaries.

Any such designation by the board of directors shall be evidenced to the trustee by promptly filing with the trustee a copy of the resolution of the board of directors giving effect to such designation and an officers' certificate certifying that such designation complied with the foregoing provisions. The board of directors of New World Pasta may at any time and from time to time after the date of the original issuance of the old notes designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that

          (1) no Default or Event of Default shall occur or result from such designation and

          (2) all Liens and Indebtedness of such Unrestricted Subsidiary outstanding immediately after such designation would, if incurred or issued at such time, have been permitted to be incurred or issued -- and shall be deemed to have been incurred or issued -- for all purposes of the indenture.

Any such designation by the board of directors of New World Pasta shall be evidenced to the trustee by promptly filing with the trustee a copy of the resolution of the board of directors giving effect to such designation and an Officer's Certificate certifying that such designation complied with the foregoing provisions.

     "WEIGHTED AVERAGE LIFE TO MATURITY" means, when applied to any Indebtedness at any date, the number of years obtained by dividing

          (a) the then outstanding aggregate principal amount of such Indebtedness into

          (b) the sum of the total of the products obtained by multiplying

             (1) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by

             (2) the number of years, calculated to the nearest one-twelfth, which will elapse between such date and the making of such payment.

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BOOK-ENTRY; DELIVERY AND FORM

     Except as described below, the new notes will initially be issued in the form of one or more registered new notes in global form without coupons. Each global note will be deposited with, or on behalf of, The Depository Trust Company and registered in the name of Cede & Co., as nominee of The Depository Trust Company, or will remain in the custody of the Trustee pursuant to the FAST Balance Certificate Agreement between The Depository Trust Company and the trustee.

     The Depository Trust Company has advised New World Pasta that it is

          (1) a limited purpose trust company organized under the laws of the State of New York,

          (2) a member of the Federal Reserve System,

          (3) a "clearing corporation" within the meaning of the Uniform Commercial Code, as amended, and

          (4) a "clearing agency" registered pursuant to Section 17A of the Exchange Act.

The Depository Trust Company was created to hold securities for its participating organizations (collectively, the "DTC Participants") and facilitates the clearance and settlement of securities transactions between DTC Participants through electronic book-entry changes to the accounts of the DTC Participants, thereby eliminating the need for physical transfer and delivery of certificates. DTC Participants include securities brokers and dealers, including the placement agents from the original offering of the old notes, banks and trust companies, clearing corporations and other organizations. Access to The Depository Trust Company's system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, the "Indirect DTC Participants") that clear through or maintain a custodial relationship with a DTC Participant, either directly or indirectly. Holders who are not DTC Participants may beneficially own securities held by or on behalf of The Depository Trust Company only through DTC Participants or Indirect DTC Participants.

     New World Pasta expects, as provided in the procedures established by The Depository Trust Company, that

          (1) upon deposit of the global notes, The Depository Trust Company will credit the accounts of DTC Participants with an interest in the global note and

          (2) ownership of the new notes will be shown on, and the transfer of ownership of the new notes will be effected only through, records maintained by The Depository Trust Company with respect to the interest of DTC Participants, the DTC Participants and the Indirect DTC Participants.


The laws of some states require that some persons take physical delivery in definitive form of securities that they own and that a security interest in negotiable instruments can only be perfected by delivery of certificates representing the instruments. Consequently, the ability to transfer the new notes or to pledge the new notes as collateral will be limited to this extent.


     So long as The Depository Trust Company or its nominee is the registered owner of a global note, The Depository Trust Company or the nominee, as the case may be, will be considered the sole owner or holder of the new notes represented by the global note for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global note will not be entitled to have the new notes represented by the global note

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

registered in their names, will not receive or be entitled to receive physical delivery of certificated securities, and will not be considered the owners or holders of the new notes under the indenture for any purpose, including with respect to the giving of any directions, instruction or approval to the trustee under the indenture. As a result, the ability of a person having a beneficial interest in new notes represented by a global note to pledge or transfer that interest to persons or entities that do not participate in The Depository Trust Company's system or to otherwise take action with respect to that interest, may be affected by the lack of a physical certificate evidencing the interest.

     Accordingly, each holder owning a beneficial interest in a global note must rely on the procedures of The Depository Trust Company and, if the holder is not a DTC Participant or an Indirect DTC Participant, on the procedures of the DTC Participant through which the holder owns its interest, to exercise any rights of a holder of new notes under the indenture or the global note. New World Pasta understands that under existing industry practice, in the event New World Pasta requests any action of holders of new notes or a holder that is an owner of a beneficial interest in a global note desires to take any action that The Depository Trust Company, as the holder of the global note, is entitled to take, The Depository Trust Company would authorize the DTC Participants to take the action and the DTC Participants would authorize holders owning through the DTC Participants to take the action or would otherwise act upon the instruction of such holders. Neither New World Pasta nor the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of the new notes by The Depository Trust Company, or for maintaining, supervising or reviewing any records of The Depository Trust Company relating to the new notes.

     Payments with respect to the principal of, premium on, if any, and interest on, any new notes represented by a global note registered in the name of The Depository Trust Company or its nominee on the applicable record date will be payable by the trustee to or at the direction of The Depository Trust Company or its nominee in its capacity as the registered holder of the global note representing the new notes under the indenture. Under the terms of the indenture, New World Pasta and the trustee may treat the persons in whose names the new notes, including the global notes, are registered as the owners for the purpose of receiving payment and for any and all other purposes whatsoever. As a result, neither New World Pasta nor the trustee has or will have any responsibility or liability for the payment of amounts due to beneficial owners of interest in the global note, including principal, premium, if any, and interest, or to immediately credit the accounts of the relevant DTC Participants with such payment, in amounts proportionate to their respective holdings in principal amount of beneficial interests in the global note as shown on the records of The Depository Trust Company. Payments by the DTC Participants and the Indirect DTC Participants to the beneficial owners of interests in the global note will be governed by standing instructions and customary practice and will be the responsibility of the DTC Participants or the Indirect DTC Participants and The Depository Trust Company.

CERTIFICATED SECURITIES


          (1) If The Depository Trust Company notifies New World Pasta in writing that it is no longer willing or able to act as a depository or The Depository Trust Company ceases to be registered as a clearing agency under the Exchange Act and New World Pasta is unable to locate a qualified successor within 90 days,

          (2) New World Pasta, at its option, notifies the trustee in writing that it elects to cause the issuance of new notes in definitive form under the indenture or

          (3) upon the occurrence of other specified events, then, upon surrender by The Depository Trust Company of its global notes, certificated securities will be issued to each person that The Depository Trust Company identifies as the beneficial owner of the new notes represented by the global notes.

Upon any such issuance, the trustee is required to register the certificated securities in the name of the persons identified as beneficial owners -- or the nominee of any thereof -- and cause the same to be delivered to these persons.

     NO LIABILITY FOR DELAY IN IDENTIFYING BENEFICIAL OWNERS. Neither New World Pasta nor the trustee will be liable for any delay by The Depository Trust Company or any DTC Participant or Indirect DTC Participant in identifying the beneficial owners of the related new notes and each beneficial owner may conclusively rely on, and will be protected in relying on, instructions from The Depository Trust Company for all purposes, including with respect to the registration and delivery, and the respective principal amounts, of the new notes to be issued.

REGISTRATION RIGHTS


     Holders of the new notes are not entitled to any registration rights with respect to the new notes. On February 19, 1999, New World Pasta, New World Pasta's wholly owned subsidiaries, Pasta Group, L.L.C. and Winchester Pasta, L.L.C., Morgan Stanley & Co. Incorporated and Scotia Capital Markets (USA), Inc. entered into a Registration Rights Agreement. The Registration Rights Agreement requires New World Pasta and the subsidiary guarantors to use their reasonable best efforts to cause a registration statement relating to the exchange of old notes for registered new notes to be declared effective under the Securities Act by August 18, 1999. We have also agreed to bear the cost of preparing, filing and having the registration statement declared effective. The registration statement of which this prospectus forms a part is the registration statement required by the Registration Rights Agreement. Upon the registration statement being declared effective, New World Pasta and the subsidiary guarantors will offer to all holders of the old notes an opportunity to exchange their securities for a like principal amount of the new notes and the related guarantees. New World Pasta and the subsidiary guarantors will keep the exchange offer open for acceptance for not less than 20 business days -- or longer if required by applicable law -- after the date notice of the exchange offer is mailed to the holders of the old notes, subject to customary exceptions. For each old note accepted for exchange in the exchange offer, the holder of the old note will receive a new note with a principal amount at maturity equal to that of the surrendered old note. Interest on the new note will accrue:


     (1) from the later of

          (a) the last date to which interest was paid on the old note surrendered in exchange for the new note or


          (b) if the old note is surrendered for exchange on a date in a period which includes the record date for an interest payment date to occur on or after the date of the exchange and as to which interest will be paid, the date to which interest will be paid on the interest payment date or



     (2) if no interest has been paid on the old note, from and including February 19, 1999.

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

     Based on interpretations by the staff of the SEC, as set forth in no-action letters issued to third parties, we believe that the new notes and the related guarantees you receive in the exchange offer may be offered for resale, resold or otherwise transferred without compliance with the registration and prospectus delivery provisions of the Securities Act. By tendering your old notes, you represent to us:


     - that you are not an "affiliate" of New World Pasta, as defined in Rule 405 under the Securities Act;



     - that any new notes you receive in the exchange offer are being acquired by you in the ordinary course of your business;



     - that at the time of the commencement of the exchange offer, neither you nor, to your knowledge, anyone receiving new notes from you, has any arrangement or understanding with any person to participate in the distribution of the new notes in violation of the Securities Act, as defined in the Securities Act;



     - if you are not a participating broker-dealer, that you are not engaged in, and do not intend to engage in, the distribution of the new notes, as defined in the Securities Act; and


     - if you are a participating broker-dealer, that you will receive the new notes for your own account in exchange for old notes that were acquired by you as a result of your market-making or other trading activities and that you will deliver a prospectus in connection with any resale of the new notes you receive.

The SEC has taken the position that participating broker-dealers may fulfill their prospectus delivery requirements with respect to resales of the new notes -- other than a resale of an unsold allotment from the original sale of the old notes -- by delivering this prospectus to prospective purchasers. New World Pasta and the subsidiary guarantors have agreed that for a period of not less than 90 nor more than 270 days after the date on which the registration statement of which this prospectus forms a part is declared effective, they will make this prospectus, as amended or supplemented, available to any participating broker-dealer for use in connection with any resale of the new notes. For further information regarding the obligations of participating broker-dealers, including the prospectus delivery requirement, see "Plan of Distribution."

     Under some circumstances, we may be required to file a shelf registration statement covering resales of the old notes. This requirement will be triggered if:

     - because of any change in currently prevailing interpretations of the staff of the SEC, we are not permitted to effect the exchange offer;

     - the exchange offer is not completed by September 17, 1999;

     - under some circumstances, holders of unregistered new notes request that we do so; or


     - upon completion of the exchange offer, a holder who has properly tendered old notes does not receive in exchange new notes that are freely transferable under federal and state securities laws -- other than as a result of the holder's status as an "affiliate" of New World Pasta, as defined in the Securities Act.


     If we are required to file the shelf registration statement, then we will

     - promptly deliver to the holders of the old notes and the trustee written notice of our intention to file the shelf registration statement;

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

     - as promptly as practicable and at our expense, file the shelf registration statement with the SEC;

     - use our reasonable best efforts to cause the shelf registration statement to be declared effective under the Securities Act; and


     - subject to customary exceptions, use our reasonable best efforts to keep the shelf registration statement effective until the earlier of:


        - the date on which, in the written opinion of our counsel, all outstanding old notes held by persons that are not affiliates of New World Pasta may be resold without registration under the Securities Act pursuant to Rule 144(k) under the Securities Act or any successor provision; and

        - such time as all of the old notes have been sold under the shelf registration statement.

     In the event that a shelf registration statement is filed, we will:

     - provide a copy of the prospectus that forms a part of the shelf registration statement to each holder of old notes;

     - notify each holder of old notes when the shelf registration statement has been declared effective; and


     - take other actions as are required to permit unrestricted resales of the old notes.


     If you sell old notes under the shelf registration statement:

     - you must be named as a selling security holder in the prospectus that forms a part of the shelf registration statement;

     - you must deliver a prospectus to any purchasers of your old notes;

     - you will be subject to the civil liability provisions of the Securities Act in connection with such sales; and


     - you will be bound by the provisions of the Registration Rights Agreement that are applicable to holders who sell their old notes under the shelf registration statement, including various indemnification rights and obligations.


     If by [the 35th day following effectiveness of the Registration Statement], 1999, neither

          (1) the exchange offer is completed nor

          (2) the shelf registration statement is declared effective,

the rate per annum at which the old notes bear interest will increase by 0.5% every 90 days up to a maximum increase of 1.0%, until the earlier of

          (1) the completion of the exchange offer and

          (2) the effective date of the shelf registration statement.

     This summary of the Registration Rights Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the full text of the Registration Rights Agreement, a copy of which is filed as an exhibit to the registration statement of which this prospectus forms a part and is incorporated by reference in this prospectus.

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

                       DESCRIPTION OF OTHER INDEBTEDNESS

     In connection with the recapitalization in which our current principals acquired control of New World Pasta, New World Pasta entered into $250.0 million of senior credit facilities. The following summary of the material provisions of the senior credit facilities does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the terms of the senior credit facilities.

     Under the senior credit facilities, a syndicate of lenders led by The Bank of Nova Scotia made a total of $250.0 million available to New World Pasta in the form of the $50.0 million term loan, fully drawn on the closing thereof, the $150.0 million term loan, fully drawn on the closing thereof, and a commitment to provide a revolving credit facility of up to $50.0 million. To date, New World Pasta has borrowed $200.0 million under the $50.0 million term loan and the $150.0 million term loan and has not borrowed any funds under the revolving credit facility. Proceeds from the senior credit facilities were used by New World Pasta to finance a portion of the stock purchase price associated with the recapitalization, to pay fees and expenses associated with the recapitalization and to provide for the general corporate and working capital needs of New World Pasta and its subsidiaries. New World Pasta used a portion of the proceeds of the offering of the old notes to repay the $50.0 million term loan in full. The loans under the senior credit facilities bear interest at variable rates at a fixed margin above either The Bank of Nova Scotia's alternate base rate or its reserve-adjusted LIBO rate. The terms and conditions of the senior credit facilities with respect to collateral, guarantees, covenants and events of default are customary for transactions similar to the recapitalization.

     The senior credit facilities are secured by a first-priority perfected lien on a portion of the capital stock of New World Pasta and substantially all of the capital stock of each of its subsidiaries and all property and assets, tangible and intangible, of New World Pasta and each of its subsidiaries, whenever acquired and wherever located, except that no assets of non-U.S. subsidiaries and not more than 65% of the equity interests of non-U.S. subsidiaries are required to be pledged as security supported by the pledge by New World Pasta, LLC and Miller Pasta, LLC of their respective shares of stock in New World Pasta.

     The senior credit facilities are also guaranteed by New World Pasta, LLC and all direct and indirect subsidiaries of New World Pasta other than non-U.S. subsidiaries.


     New World Pasta may voluntarily prepay some or all of its obligations under the senior credit facilities. In addition, the loans under the senior credit facilities are subject to mandatory prepayment under some circumstances, including if New World Pasta generates excess cash flow, as described above under the caption "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."


     REVOLVING CREDIT FACILITY. Pursuant to the revolving credit facility, up to $50.0 million may be borrowed, repaid and reborrowed by New World Pasta from time to time. Letters of credit up to $10,000,000 in the aggregate and swing line loans up to $5,000,000 in the aggregate are available under the revolving credit facility. At New World Pasta's option, loans under the revolving credit facility bear interest at either The Bank of Nova Scotia's alternate base rate or reserve-adjusted LIBO rate, plus, in each case, an applicable margin. For the first six months following the closing of the senior credit facilities, the applicable margin will be 2.75% in the case of LIBO rate loans and 1.75% in the case of alternate base rate loans. Thereafter, the applicable margin will be subject to performance based reductions, with the rate determined according to the results of New World Pasta's operations and its financial position. Swing line loans bear interest at The Bank of Nova Scotia's alternate base rate plus an applicable margin then in effect for revolving credit loans. The revolving credit facility terminates six years after the closing date of the senior credit facilities.

     $50.0 MILLION TERM LOAN. The $50.0 million term loan was made available in a single borrowing that occurred on the closing date of the senior credit facilities, and once repaid, cannot be reborrowed. The $50.0 million term loan bears interest at the same optional rates as the revolving credit facility and matures on the sixth anniversary of the closing of the senior credit facilities. New World Pasta was required to make mandatory repayments of principal on the $50.0 million term loan on each March 31, June 30, September 30 and December 31, beginning June 30, 1999 as follows:

     - $1,250,000 on each of the first four such dates,

     - $1,875,000 on each of the following eight such dates,

     - $2,500,000 on each of the following 11 such dates, and

     - $2,500,000 -- or the remaining principal amount outstanding on the $50.0 million term loan, if different -- at maturity.

The $50.0 million term loan was repaid with a portion of the proceeds from the offering of the old notes.

     $150.0 MILLION TERM LOAN. The $150.0 million term loan was made available in a single borrowing that occurred on the closing date of the senior credit facilities, and once repaid, cannot be reborrowed. At New World Pasta's option, the $150.0 million term loan bears interest at either The Bank of Nova Scotia's alternate base rate plus 2.25% or its reserve-adjusted LIBO rate plus 3.25%. The $150.0 million term loan matures on the seventh anniversary of the closing of the senior credit facilities. New World Pasta must make mandatory repayments of principal on the $150.0 million term loan on a quarterly basis as follows:

     - $375,000 on each March 31, June 30, September 30 and December 31, beginning June 30, 1999 through and including March 31, 2005,

     - $35,250,000 on June 30, September 30 and December 31, 2005, and

     - $35,250,000 -- or the remaining principal amount outstanding on the $150.0 million term loan, if different -- at maturity.

     The senior credit facilities contain restrictive covenants limiting the ability of New World Pasta to, among other things, incur debt, create liens, pay dividends, make distributions or stock repurchases, make investments or capital expenditures, engage in transactions with affiliates, sell assets, and engage in mergers or acquisitions. Except on terms satisfactory to The Bank of Nova Scotia, New World Pasta is also restricted from refinancing, defeasing, repurchasing or prepaying its subordinated debt or redeeming or paying cash dividends on the preferred stock.


     The senior credit facilities require New World Pasta to comply with specified financial tests and to maintain specified financial ratios relating to total debt, fixed charge coverage, and interest expense coverage. Failure to satisfy any of these financial covenants constitutes an event of default under the senior credit facilities. The senior credit facilities also include other customary events of default, including, without limitation, a cross-default to other material indebtedness of New World Pasta -- and its subsidiaries or any guarantor -- or a change of control of New World Pasta.


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                         DESCRIPTION OF PREFERRED STOCK

     New World Pasta has one class of preferred stock. A total of 115,000 shares of preferred stock are authorized and 113,485 shares were outstanding upon completion of the recapitalization in which our current principals acquired control of New World Pasta. Holders of the preferred stock are not entitled to preemptive rights. The preferred stock is mandatorily redeemable by New World Pasta on January 28, 2010 for $1,000 per share plus all accrued and unpaid dividends to the redemption date or as soon thereafter as will not be prohibited by New World Pasta's then-existing debt agreements. The preferred stock has a liquidation preference over the common stock equal to the redemption price of $1,000 per share plus all accrued and unpaid dividends.

     Dividends on the preferred stock are cumulative and are payable when, as and if declared by our board of directors, at an annual cash dividend of 12% per year. No dividends or distributions may be made on the common stock unless all accrued and unpaid dividends are first paid to the holders of the preferred stock. Without the consent of the holders of a majority of the outstanding preferred stock, New World Pasta may not enter into any merger, consolidation or other business combination, unless and until the preferred stock is repurchased for an amount equal to $1,000 per share plus all accrued and unpaid dividends thereon. Except as required by law, the holders of the preferred stock are not entitled to vote on any matter submitted to a vote of the stockholders. The redemption of, and payment of cash dividends on, the preferred stock is generally prohibited by the terms of the senior credit facilities and restricted by the indenture. For a description of the ownership of the preferred stock, see "Stock Ownership of Certain Beneficial Owners and Management."

                              PLAN OF DISTRIBUTION

     Each broker-dealer that receives new notes for its own account in the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where the old notes were acquired as a result of market-making activities or other trading activities. New World Pasta has agreed that for a period of not less than 90 nor more than 270 days after the effectiveness of the registration statement of which this prospectus forms a part, it will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with resales of the new notes.

     New World Pasta will not receive any proceeds from any sale of new notes by broker-dealers. New notes received by broker-dealers for their own account in the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any resale of the new notes may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such new notes. Any broker-dealer that resells new notes that were received by it for its own account in the exchange offer and any broker or dealer that participates in a distribution of the new notes may be deemed to be an "underwriter" within the meaning of the Securities Act. Any profit on any resale of new notes and any commissions or concessions received by any persons deemed to be underwriters may be deemed to be underwriting compensation under the Securities Act.

The enclosed letter of transmittal states that by acknowledging that it will deliver and be delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.


     For a period of not less than 90 nor more than 270 days after the effectiveness of the registration statement of which this prospectus forms a part, New World Pasta will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests these documents from the Exchange Agent. New World Pasta has agreed to pay all expenses incident to the exchange offer -- other than commissions or concessions of any brokers or dealers -- and will indemnify the holders of the new notes, including any broker-dealers, against specific liabilities, including liabilities under the Securities Act.


     Following completion of the exchange offer, New World Pasta may, in its sole discretion, commence one or more additional exchange offers to holders of old notes who did not exchange their old notes for new notes in the exchange offer on terms which may differ from those contained in the prospectus and the enclosed letter of transmittal, as provided in the Registration Rights Agreement. This prospectus, as it may be amended or supplemented from time to time, may be used by New World Pasta in connection with any additional exchange offers. These additional exchange offers may take place from time to time until all outstanding old notes have been exchanged for new notes, subject to the terms and conditions contained in the prospectus and letter of transmittal distributed by New World Pasta in connection with these additional exchange offers.

                                 LEGAL MATTERS

     The legality of the new notes offered hereby is being passed upon for New World Pasta by Skadden, Arps, Slate, Meagher & Flom LLP.

                                    EXPERTS

     The combined financial statements of Hershey Pasta Group for the fiscal years ended December 31, 1998, 1997 and 1996 included in this registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as in giving said reports.

                             AVAILABLE INFORMATION

     New World Pasta and the subsidiary guarantors have filed with the SEC a Registration Statement on Form S-4, of which this prospectus forms a part, under the Securities Act, in connection with our offering of the new notes. As permitted by the rules and regulations of the SEC, this prospectus does not contain all of the information in the registration statement. You will find additional information about New World Pasta, the subsidiary guarantors and the new notes in the registration statement. Any statements made in this prospectus concerning the provisions of legal documents are not necessarily complete and you should read the documents that are filed as exhibits to the registration statement.

     As a result of the exchange offer, New World Pasta will become subject to the informational requirements of the Exchange Act and will file periodic reports, statements and other information with the SEC. We do not expect that the subsidiary guarantors will be subject to the informational requirements of the Exchange Act. You may inspect and copy the registration statement, including exhibits, and, when filed, our periodic reports, statements and other information filed with the SEC at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices located at 7 World Trade Center, New York, New York 10048 and at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies may be obtained from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The SEC also maintains a Web site at http://www.sec.gov which will contain, when filed, our reports, statements and other information filed with the SEC.

     If we are not required to be subject to the reporting requirements of the Exchange Act in the future, we will be required under the indenture for the new notes and the old notes to continue to file with the SEC and to furnish to holders of the new notes and the old notes the reports, statements and other information specified in Sections 13 and 15(d) of the Exchange Act, including annual reports containing audited consolidated financial statements of New World Pasta and quarterly reports containing unaudited condensed consolidated financial data for the first three quarters of each fiscal year.

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
HERSHEY PASTA GROUP:
Report of Independent Public Accountants....................  F-2
Combined Statements of Income and Parent Company's
  Investment and Advances for the years ended December 31,
  1996, 1997 and 1998 (audited).............................  F-3
Combined Balance Sheets as of December 31, 1997 and 1998
  (audited).................................................  F-4
Combined Statements of Cash Flows for the years ended
  December 31, 1996, 1997 and 1998 (audited)................  F-5
Notes to Combined Financial Statements for the years ended
  December 31, 1996, 1997 and 1998 (audited)................  F-6


NEW WORLD PASTA COMPANY:
Consolidated Statements of Income (unaudited) for the three
  months ended April 5, 1998 and April 4, 1999..............  F-19
Consolidated Balance Sheets as of December 31, 1998 and
  April 4, 1999 (unaudited).................................  F-20
Consolidated Statements of Cash Flows (unaudited) for the
  three months ended April 5, 1998 and April 4, 1999........  F-21
Consolidated Statement of Stockholders' Equity (Deficit) for
  the three months ended April 4, 1999 (unaudited)..........  F-22
Notes to Consolidated Financial Statements for the three
  months ended April 4, 1999 (unaudited)....................  F-23

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Hershey Foods Corporation:

We have audited the accompanying combined balance sheets of the Hershey Pasta Group (Note 1) as of December 31, 1998 and 1997, and the related combined statements of income and parent company's investment and advances and cash flows for the three years in the period then ended. These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of the Hershey Pasta Group as of December 31, 1998 and 1997, and the results of its operations and its cash flows for the three years in the period then ended in conformity with generally accepted accounting principles.

                               ARTHUR ANDERSEN LLP
New York, New York
February 12, 1999

                              HERSHEY PASTA GROUP

               COMBINED STATEMENTS OF INCOME AND PARENT COMPANY'S
                            INVESTMENT AND ADVANCES

                                                              FOR THE YEARS ENDED DECEMBER 31,
                                                              --------------------------------
                                                                1996        1997        1998
                                                              --------    --------    --------
                                                                 (IN THOUSANDS OF DOLLARS)
Net Sales...................................................  $407,370    $386,218    $373,096
Cost of Sales...............................................   235,025     210,003     205,773
                                                              --------    --------    --------
  Gross Profit..............................................   172,345     176,215     167,323
Marketing Expenses..........................................   106,121     101,731      92,081
Selling, General and Administrative Expenses................    35,080      32,764      33,374
                                                              --------    --------    --------
  Income before Provision for Income Taxes..................    31,144      41,720      41,868
Provision for Income Taxes..................................    12,451      16,563      15,954
                                                              --------    --------    --------
  Net Income................................................    18,693      25,157      25,914
Parent Company's Investment and Advances, beginning of
  period....................................................   194,155     183,698     162,777
Advances and Withdrawals, net...............................   (29,150)    (46,078)    (21,747)
                                                              --------    --------    --------
Parent Company's Investment and Advances, end of period.....  $183,698    $162,777    $166,944
                                                              ========    ========    ========

    The notes to combined financial statements are an integral part of these combined statements.

                              HERSHEY PASTA GROUP

                            COMBINED BALANCE SHEETS

                                                                  DECEMBER 31,
                                                           --------------------------
                                                              1997           1998
                                                           -----------    -----------
                                                           (IN THOUSANDS OF DOLLARS)
ASSETS
CURRENT ASSETS:
  Accounts receivable -- trade...........................   $ 15,889       $ 18,447
  Inventories............................................     22,161         22,547
  Deferred income taxes..................................      6,857          3,275
  Prepaid expenses and other.............................      1,453          4,793
                                                            --------       --------
          Total current assets...........................     46,360         49,062
Property, Plant and Equipment, Net.......................    116,078        108,928
Intangible Assets, Net...................................     69,482         67,027
                                                            --------       --------
          Total assets...................................   $231,920       $225,017
                                                            ========       ========
LIABILITIES AND PARENT COMPANY'S INVESTMENT AND ADVANCES
CURRENT LIABILITIES:
  Accounts payable.......................................   $ 14,862       $  9,657
  Accrued liabilities....................................     23,315         18,607
                                                            --------       --------
          Total current liabilities......................     38,177         28,264
Other Long-Term Liabilities..............................      7,678          7,872
Deferred Income Taxes....................................     23,288         21,937
                                                            --------       --------
          Total liabilities..............................     69,143         58,073
Parent Company's Investment and Advances.................    162,777        166,944
                                                            --------       --------
          Total liabilities and parent company's
             investment and advances.....................   $231,920       $225,017
                                                            ========       ========

    The notes to combined financial statements are an integral part of these combined balance sheets.

                              HERSHEY PASTA GROUP

                       COMBINED STATEMENTS OF CASH FLOWS


                                                  FOR THE YEARS ENDED DECEMBER 31,
                                                ------------------------------------
                                                  1996          1997          1998
                                                --------      --------      --------
                                                     (IN THOUSANDS OF DOLLARS)
CASH FLOWS PROVIDED FROM (USED BY) OPERATING
  ACTIVITIES
  Net income..................................  $ 18,693      $ 25,157      $ 25,914
  Adjustments to reconcile net income to net
     cash provided from operations:
     Depreciation and amortization............    15,992        15,437        14,647
     Property, plant and equipment
       retirements............................     1,751         1,413          (382)
     Deferred income taxes....................       292        (1,598)        2,231
     Changes in assets and liabilities:
       Accounts receivable -- trade...........     1,604         1,068        (2,558)
       Inventories............................     3,624          (271)         (386)
       Accounts payable.......................    (3,577)        3,919        (5,205)
       Accrued liabilities....................    (1,073)        3,640        (4,708)
       Other assets and liabilities...........       724        (1,141)       (3,146)
     Other, net...............................        26           304            --
                                                --------      --------      --------
Net Cash Provided from Operating Activities...    38,056        47,928        26,407
                                                --------      --------      --------
CASH FLOWS PROVIDED FROM (USED BY) INVESTING
  ACTIVITIES
  Purchases of property, plant and
     equipment................................    (8,906)       (1,850)       (4,660)
                                                --------      --------      --------
Net Cash (Used by) Investing Activities.......    (8,906)       (1,850)       (4,660)
                                                --------      --------      --------
CASH FLOWS PROVIDED FROM (USED BY) FINANCING
  ACTIVITIES
  Advances and withdrawals, net...............   (29,150)      (46,078)      (21,747)
                                                --------      --------      --------
Net Cash (Used by) Financing Activities.......   (29,150)      (46,078)      (21,747)
                                                --------      --------      --------
Increase (Decrease) in Cash...................  $     --      $     --      $     --
                                                ========      ========      ========


    The notes to combined financial statements are an integral part of these combined statements.

                              HERSHEY PASTA GROUP

                     NOTES TO COMBINED FINANCIAL STATEMENTS

1.  DESCRIPTION OF BUSINESS

     The accompanying combined financial statements include the operations of Hershey Pasta Group (HPG), a division of Hershey Foods Corporation (HFC), which is a Delaware corporation. HPG is comprised of Hershey Pasta Manufacturing Company (HPMC), Hershey Pasta Group Winchester, Inc., each of which is an operating subsidiary of HFC, and certain directly and indirectly owned assets of HFC.

     On January 28, 1999, HFC effected a recapitalization whereby New World LLC and Miller LLC acquired a controlling interest in HPG while Hershey Chocolate & Confectionery Corporation (HCCC), a HFC wholly owned subsidiary, retained a substantive minority ownership interest. Prior to the recapitalization, HFC completed a reorganization whereby HPMC became a wholly owned subsidiary of HCCC and the net assets of HPG were transferred into HPMC. HPMC subsequently changed its name to New World Pasta Company (New World Pasta).

     As part of the recapitalization, New World Pasta repurchased $307.7 million of its common stock from HCCC, and New World LLC directly purchased from HCCC $100.6 million of mandatorily redeemable non-voting preferred stock and $41.7 million of common stock. New World Pasta issued $12.8 million of mandatorily redeemable non-voting preferred stock and $5.3 million of common stock directly to Miller LLC. Upon completion of the recapitalization, HCCC retained 6.0% of the voting equity of New World Pasta and New World Pasta LLC and Miller LLC held 83.4% and 10.6%, respectively. The historical basis of accounting for New World Pasta has been maintained.

     HPG manufactures and sells quality pasta products in a variety of shapes, sizes, flavors and packages throughout the United States. HPG markets its products on a regional basis under several brand names, including AMERICAN BEAUTY, IDEAL BY SAN GIORGIO, LIGHT 'N FLUFFY, MRS. WEISS', P&R, RONZONI, SAN GIORGIO and SKINNER, as well as certain private labels.

                                                    FOR THE YEARS ENDED
                                            ------------------------------------
                                              1996          1997          1998
                                            --------      --------      --------
Retail products...........................  $359,222      $341,908      $332,737
Industrial & other........................    48,148        44,310        40,359
                                            --------      --------      --------
Total.....................................  $407,370      $386,218      $373,096
                                            ========      ========      ========

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Significant accounting policies employed by HPG are discussed below and in other notes to the combined financial statements.

COMBINATION

     The accompanying combined financial statements include the accounts of HPG and its combining entities after elimination of all significant intercompany accounts and transactions.

                              HERSHEY PASTA GROUP

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period with consideration given to materiality. Actual results could differ from those estimates, particularly for accounts receivable, inventory and certain current and long-term liabilities.

COMMODITIES FUTURES AND OPTIONS CONTRACTS

     In connection with the purchasing of semolina milled from durum wheat for anticipated manufacturing requirements, HPG began utilizing commodities futures contracts in 1998 to reduce the effect of price fluctuations. In accordance with Statement of Financial Accounting Standards No. 80 "Accounting for Futures Contracts," these futures contracts meet the hedge criteria and are accounted for as hedges. Accordingly, gains and losses are deferred and recognized in cost of sales as part of the product cost.

     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities (SFAS No. 133). SFAS No. 133 establishes accounting and reporting standards requiring that every derivative instrument be recorded in the balance sheet as either an asset or liability measured at its fair value. SFAS No. 133 requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the income statement, and requires that a company must formally document, designate, and assess the effectiveness of transactions that receive hedge accounting.

     SFAS No. 133 is effective for fiscal years beginning after June 15, 2000, but may be implemented as of the beginning of any fiscal quarter after issuance. Retroactive application is not permitted. SFAS No. 133 must be applied to (a) derivative instruments and (b) certain derivative instruments embedded in hybrid contracts that were issued, acquired, or substantively modified after December 31, 1997. Changes in accounting methods will be required for commodity futures contracts utilized by HPG to hedge commodity price risks. As of December 31, 1998, approximately $2 million of deferred losses on commodity futures contracts included in prepaid expenses and other assets would be tax effected and classified as accumulated other comprehensive income upon adoption of SFAS No. 133.

PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment are stated at cost. Depreciation of buildings, machinery and equipment is computed using the straight-line method over the estimated useful lives of the various classes of assets ranging from three to 40 years.

                              HERSHEY PASTA GROUP

INTANGIBLES RESULTING FROM BUSINESS ACQUISITIONS

     Intangible assets resulting from business acquisitions principally consist of the excess of the acquisition cost over the fair value of the net assets of businesses acquired (goodwill). Goodwill, net of accumulated amortization, was $66.4 million and $64.3 million as of December 31, 1997 and 1998, respectively. Goodwill is amortized on a straight-line basis over 40 years. Other intangible assets are amortized on a straight-line basis over their estimated useful lives. HPG periodically evaluates whether events or circumstances have occurred indicating that the carrying amount of goodwill may not be recoverable. When factors indicate that goodwill should be evaluated for possible impairment, HPG uses an estimate of the acquired business' undiscounted future cash flows compared to the related carrying amount of net assets, including goodwill, to determine if an impairment loss should be recognized. Accumulated amortization of intangible assets resulting from business acquisitions was $24.0 million and $26.5 million as of December 31, 1997 and 1998, respectively.

PARENT COMPANY'S INVESTMENT AND ADVANCES

     HFC's investment and advances includes the stockholder's equity of HPG. The equity of HPG represents the original investment by HFC, plus accumulated net income, allocation of expenses related to services provided by HFC and income taxes payable. As of December 31, 1998, HPG had no components of accumulated other comprehensive income under Statement of Financial Accounting Standards No. 130, Reporting Comprehensive Income. Cash is swept daily by HFC which funds the operations of HPG.

RESEARCH AND DEVELOPMENT

     HPG expenses research and development costs as incurred. Research and development expense was $.1 million, $.3 million and $.4 million for the years ended December 31, 1996, 1997 and 1998, respectively.

ADVERTISING

     HPG expenses advertising costs as incurred. Advertising expense was $3.1 million, $2.4 million and $3.1 million for the years ended December 31, 1996, 1997 and 1998, respectively.

3.  RENTAL AND LEASE COMMITMENTS

     Rent expense was $.7 million, $1.0 million and $1.5 million for the years ended December 31, 1996, 1997 and 1998, respectively. Rent expense pertains to all operating leases, which are principally related to certain sales offices, distribution facilities and transportation equipment. There are no future minimum rental payments required under non-cancelable operating leases.

4.  INCOME TAXES

     The operations of HPG are included in the consolidated tax returns of HFC. The provision for income taxes includes the effect of certain temporary differences between amounts reported in the external financial statements and Federal income tax returns of

                              HERSHEY PASTA GROUP

HFC on a separate return basis. The temporary differences are primarily attributable to depreciation, allowances for trade promotion accruals and doubtful accounts. Accordingly, deferred tax assets and liabilities have been reflected on the balance sheet to account for these temporary differences.

     The provision for income taxes was as follows:

                                           FOR THE YEARS ENDED DECEMBER 31,
                                           --------------------------------
                                             1996        1997        1998
                                           --------    --------    --------
                                              (IN THOUSANDS OF DOLLARS)
Current:
  Federal................................  $10,761     $15,788     $11,459
  State..................................    1,398       2,373       2,264
                                           -------     -------     -------
Current provision for income taxes.......   12,159      18,161      13,723
                                           -------     -------     -------
Deferred:
  Federal................................      130        (770)        531
  State..................................      162        (828)      1,700
                                           -------     -------     -------
Deferred provision (benefit) for income
  taxes..................................      292      (1,598)      2,231
                                           -------     -------     -------
Total provision for income taxes.........  $12,451     $16,563     $15,954
                                           =======     =======     =======

                              HERSHEY PASTA GROUP

     The tax effects of the significant temporary differences which comprised the deferred tax assets and liabilities were as follows:

                                                                  DECEMBER 31,
                                                           --------------------------
                                                              1997            1998
                                                           ----------      ----------
                                                           (IN THOUSANDS OF DOLLARS)
Deferred tax assets:
  Post-retirement benefit and other employee
     obligations.........................................   $ 2,420         $ 2,447
  Accrued expenses and other reserves....................     5,563           3,201
  Inventory and packaging................................     1,008             159
                                                            -------         -------
          Total deferred tax assets......................     8,991           5,807
                                                            -------         -------
Deferred tax liabilities:
  Depreciation...........................................    23,204          22,907
  Acquisition assets and other...........................     2,218           1,562
                                                            -------         -------
          Total deferred tax liabilities.................    25,422          24,469
                                                            -------         -------
Net deferred tax liabilities.............................   $16,431         $18,662
                                                            =======         =======
Included in:
  Current deferred tax assets, net.......................   $ 6,857         $ 3,275
  Non-current deferred tax liabilities, net..............    23,288          21,937
                                                            -------         -------
Net deferred tax liabilities.............................   $16,431         $18,662
                                                            =======         =======

     A reconciliation between the effective tax rate and the Federal statutory rates is as follows:

                                                            FOR THE YEARS ENDED
                                                                DECEMBER 31,
                                                            --------------------
                                                            1996    1997    1998
                                                            ----    ----    ----
Federal statutory income tax rate.........................  35.0%   35.0%   35.0%
Increase resulting from:
  State income taxes, net of Federal income tax
     benefits.............................................   2.7     2.1     1.5
  Non-deductible acquisition costs........................   2.0     1.5     1.5
  Other, net..............................................    .3     1.1      .1
                                                            ----    ----    ----
Effective income tax rate.................................  40.0%   39.7%   38.1%
                                                            ====    ====    ====

5.  RELATED PARTY TRANSACTIONS

     Certain HFC general and administrative expenses which are more specifically allocable to HPG have been included in the accompanying combined statements of income as allocated by HFC. In 1996, these included building rent and information technology expenses of $2.0 million. For the years ended December 31, 1997 and 1998, total expenses of $3.8 million and $3.9 million, respectively, were charged for building rent, information

                              HERSHEY PASTA GROUP
technology, quality assurance, logistics, packaging and procurement services. Quality assurance, logistics, packaging and procurement services were directly charged in 1996. The results of operations for 1998 include incremental allocated costs relating to accounts receivable accounting and divisional accounting. These costs were directly charged in 1997. The allocation of these costs are based on certain methodologies which management believes reasonably approximate the cost of resources provided or services performed. These methodologies include a cost per square foot basis for building rent, percentage of pounds shipped for logistics, and direct costs where indentifiable or as a percentage of cost of sales for all other services.

     HFC charges HPG for its share of group insurance costs for eligible HPG employees based upon location specific costs, HFC's overall insurance costs and loss experience incurred during a calendar year. Pension costs are also charged to HPG based upon eligible employees participating in the plans. In addition, HFC charges HPG for its share of retiree medical expenses and for its share of matching contributions to HFC's 401(k) plans.

     Various insurance coverages are provided to HPG through HFC's consolidated programs. Workers compensation, auto, property, product liability and other insurance coverages are charged directly based on HPG's loss experience.

     In 1997, HPG's sales organization was combined with the sales force responsible for selling HFC's grocery products. During 1997 and 1998, certain sales management and administrative costs were charged directly or allocated by HPG to the HFC grocery division. The total of such charges was $14.3 million and $15.6 million, respectively for the years ended December 31, 1997 and 1998. Such allocation was based on sales revenue which management believes approximates the cost of resources provided.


     Certain other HFC general and administrative expenses including certain department costs for: finance, HFC corporate accounting, treasury, legal, tax, risk management, salaries of corporate officers and staff, human resources and science and technology costs have been excluded from the accompanying combined statements of income as they do not benefit HPG operating entities. As such, costs are not allocated for purposes of these combined statements.

                              HERSHEY PASTA GROUP

     Activity in the inter-company accounts with Hershey Foods Corporation is as follows:

                                                      YEAR ENDED DECEMBER 31,
                                                 ---------------------------------
                                                   1996        1997        1998
                                                 ---------   ---------   ---------
                                                          (IN THOUSANDS)
Beginning balance due from(to) Hershey.........  $ (30,569)  $   3,269   $  55,976
Collections....................................    341,175     336,445     316,513
Bank account disbursement funding..............   (258,137)   (241,393)   (238,797)
Employee benefits..............................     (8,418)     (7,964)     (6,413)
Non-employee insurance.........................     (2,853)     (2,007)     (2,100)
Income taxes...................................    (10,209)    (13,967)    (21,221)
Shared service chargebacks.....................     (1,194)     (4,325)     (7,210)
Payroll and payroll taxes......................    (28,883)    (30,543)    (28,617)
Grocery selling expense........................         --      14,312      15,615
Flour future losses............................         --          --      (3,509)
Other..........................................      2,357       2,149      (2,887)
                                                 ---------   ---------   ---------
Ending balance due from Hershey................  $   3,269   $  55,976   $  77,350
                                                 =========   =========   =========
Average balance during the period..............  $ (14,937)  $  29,477   $  68,997
                                                 =========   =========   =========

6.  EMPLOYEE BENEFITS

     HPG participates in several HFC defined benefit plans which provide retirement benefits to substantially all non-union and certain union employees, as well as union administered multi-employer plans. Upon completion of the HPG sale, HPG's salaried employees and all Winchester plant employees will no longer participate in the HFC Retirement Plan. Hourly employees at the Omaha and Louisville manufacturing facilities participate in single employer pension plans administered by HFC. Hourly employees at the Fresno, Kansas City and Lebanon manufacturing facilities participate in multi-employer plans.

     HFC's policy is to fund domestic pension liabilities in accordance with the minimum and maximum limits imposed by the Employee Retirement Income Security Act of 1974 and Federal income tax laws, respectively. Plan assets are invested in a broadly diversified portfolio consisting primarily of domestic and international common stocks and fixed income securities. Other benefits include health care and life insurance provided by HPG under a post-retirement benefit plan.

                              HERSHEY PASTA GROUP

                                                      DECEMBER 31,
                                        ----------------------------------------
                                         PENSION BENEFITS       OTHER BENEFITS
                                        ------------------    ------------------
                                         1997       1998       1997       1998
                                        -------    -------    -------    -------
                                               (IN THOUSANDS OF DOLLARS)
CHANGE IN BENEFIT OBLIGATION
Benefit obligation at beginning of
  year................................  $12,704    $15,868    $ 3,600    $ 4,200
Service cost..........................    1,001      1,115        200        200
Interest cost.........................      964      1,119        300        300
Amendments............................       --         24         --       (200)
Actuarial (gain)/loss.................    1,667      1,973        100       (300)
Benefits paid.........................     (468)      (708)        --         --
                                        -------    -------    -------    -------
Benefit obligation at end of year.....  $15,868    $19,391    $ 4,200    $ 4,200
                                        =======    =======    =======    =======
CHANGE IN PLAN ASSETS
Fair value of plan assets at beginning
  of year.............................   12,915     16,449         --         --
Actual return on plan assets..........    3,369      1,982         --         --
Employer contribution.................      633        651         --         --
Benefits paid.........................     (468)      (708)        --         --
                                        -------    -------    -------    -------
Fair value of plan assets at end of
  year................................  $16,449    $18,374    $    --    $    --
                                        =======    =======    =======    =======
FUNDED STATUS.........................      581     (1,017)    (4,200)    (4,200)
Unrecognized transition obligation....      143        133         --         --
Unrecognized prior service cost.......      229        229       (400)      (500)
Unrecognized net actuarial loss
  (gain)..............................     (252)     1,436     (1,604)    (1,574)
                                        -------    -------    -------    -------
Prepaid (accrued) benefit cost........  $   701    $   781    $(6,204)   $(6,274)
                                        =======    =======    =======    =======
WEIGHTED-AVERAGE ASSUMPTIONS
Discount rate.........................     7.00%      6.40%      7.00%      6.40%
Expected long-term rate of return on
  assets..............................     9.50       9.50        N/A        N/A
Rate of increase in compensation
  levels..............................     5.00       4.90        N/A        N/A

     For measurement purposes, a 6% annual rate of increase in the per capita cost of covered health care benefits was assumed for 1999 and future years.


     $5.3 million of accrued other benefit costs are included in other long-term liabilities at December 31, 1997 and 1998. $701,000 and $781,000 of prepaid pension benefits are included in prepaid expenses and other at December 31, 1997 and 1998, respectively, and $904,000 and $974,000 of accrued other benefits are included in accrued liabilities -- current at December 31, 1997 and 1998, respectively.

                              HERSHEY PASTA GROUP

                                        FOR THE YEARS ENDED DECEMBER 31,
                                ------------------------------------------------
                                     PENSION BENEFITS           OTHER BENEFITS
                                ---------------------------   ------------------
                                 1996      1997      1998     1996   1997   1998
                                -------   -------   -------   ----   ----   ----
                                           (IN THOUSANDS OF DOLLARS)
COMPONENTS OF NET PERIODIC
  BENEFIT COST
Service cost..................  $ 1,019   $ 1,001   $ 1,115   $181   $200   $200
Interest cost.................      871       964     1,119    243    300    300
Expected return on plan
  assets......................   (1,081)   (1,172)   (1,532)    --     --     --
Amortization of prior service
  cost........................      240        23        24    (72)    --   (100)
Recognized net actuarial
  loss........................       --        13        33     --     --     --
                                -------   -------   -------   ----   ----   ----
Corporate sponsored plans.....    1,049       829       759    352    500    400
Multi-employer plans..........      466       448       413     --     --     --
                                -------   -------   -------   ----   ----   ----
Net periodic benefit cost.....  $ 1,515   $ 1,277   $ 1,172   $352   $500   $400
                                =======   =======   =======   ====   ====   ====

     HPG has two non-pension post retirement benefit plans. The health care plan is contributory, with participants' contributions adjusted annually; the life insurance plan is non-contributory.

     Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plan.

     A one percentage point change in assumed health care cost trend rates would have the following effects:

                              1 PERCENTAGE POINT    1 PERCENTAGE POINT
                                   INCREASE              DECREASE
                              ------------------    ------------------
Effect on total service and
  interest cost
  components................         $ 23                 $ (21)
Effect on post retirement
  benefit obligation........          210                  (189)

7.  SUPPLEMENTAL BALANCE SHEET INFORMATION

ACCOUNTS RECEIVABLE -- TRADE

     In the normal course of business, HPG extends credit to customers which satisfy pre-defined credit criteria. Revenues are recognized upon shipment of goods. HPG operates in a single industry and is not dependent upon any single or major group of customers for its sales. HPG believes that it has little concentration of credit risk due to the diversity of its customer base. Receivables, as shown on the balance sheets, were net of allowances and anticipated discounts of $2.7 million and $4.2 million as of December 31, 1997 and 1998.

                              HERSHEY PASTA GROUP

     The following summarizes allowances and anticipated discounts and their related activity:

                             BALANCE AT   CHARGED TO    CHARGED TO    DEDUCTIONS    BALANCE
                             BEGINNING    COSTS AND       OTHER          FROM       AT END
                             OF PERIOD     EXPENSES    ACCOUNTS(A)     RESERVES    OF PERIOD
 ALLOWANCES AND DISCOUNTS    ----------   ----------   ------------   ----------   ---------
Year Ended December 31,
  1996:....................    $1,229       $  761         $(41)       $    --      $1,949
Year Ended December 31,
  1997:....................     1,949        1,619           10           (850)      2,728
Year Ended December 31,
  1998:....................     2,728        2,468           18         (1,032)      4,182

-------------------------

(a) Includes recoveries of amounts previously written off.

INVENTORIES

     HPG values much of its inventories under the last-in, first-out (LIFO) method and the remaining inventories at the lower of first-in, first-out (FIFO) cost or market. Inventories valued using the LIFO method totaled $7.9 million as of December 31, 1997 and 1998. All inventories were stated at amounts that did not exceed realizable values. Total inventories were as follows:

                                                        DECEMBER 31,
                                                 --------------------------
                                                    1997           1998
                                                 -----------    -----------
                                                 (IN THOUSANDS OF DOLLARS)
Raw materials..................................   $   6,568      $   5,901
Goods in process...............................         395            320
Finished goods.................................      18,298         17,309
                                                  ---------      ---------
Inventories at FIFO............................      25,261         23,530
Adjustment to LIFO.............................      (3,100)          (983)
                                                  ---------      ---------
          Total inventories....................   $  22,161      $  22,547
                                                  =========      =========

                              HERSHEY PASTA GROUP

PREPAID EXPENSES AND OTHER

     Prepaid expenses and other assets were as follows:

                                                        DECEMBER 31,
                                                 --------------------------
                                                    1997           1998
                                                 -----------    -----------
                                                 (IN THOUSANDS OF DOLLARS)
Commodity related transactions.................   $      --      $   2,221
Prepaid pension................................         701            781
Other..........................................         752          1,791
                                                  ---------      ---------
          Total prepaid expenses and other.....   $   1,453      $   4,793
                                                  =========      =========

PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment balances included construction in progress of $1.1 million and $1.5 million as of December 31, 1997 and 1998, respectively. Major classes of property, plant and equipment were as follows:

                                                        DECEMBER 31,
                                                 --------------------------
                                                    1997           1998
                                                 -----------    -----------
                                                 (IN THOUSANDS OF DOLLARS)
Land...........................................   $   3,666      $   3,666
Buildings......................................      33,181         33,486
Machinery and equipment........................     183,554        188,185
                                                  ---------      ---------
Property, plant and equipment, gross...........     220,401        225,337
Accumulated depreciation.......................    (104,323)      (116,409)
                                                  ---------      ---------
Property, plant and equipment, net.............   $ 116,078      $ 108,928
                                                  =========      =========

ACCRUED LIABILITIES

     Accrued liabilities were as follows:

                                                        DECEMBER 31,
                                                 --------------------------
                                                    1997           1998
                                                 -----------    -----------
                                                 (IN THOUSANDS OF DOLLARS)
Payroll and other compensation.................   $   5,603      $   5,243
Advertising and promotion......................      15,400         10,932
Accrued insurance..............................       1,058          1,045
Other..........................................       1,254          1,387
                                                  ---------      ---------
          Total accrued liabilities............   $  23,315      $  18,607
                                                  =========      =========

                              HERSHEY PASTA GROUP

OTHER LONG-TERM LIABILITIES

     Other long-term liabilities were as follows:

                                                        DECEMBER 31,
                                                 --------------------------
                                                    1997           1998
                                                 -----------    -----------
                                                 (IN THOUSANDS OF DOLLARS)
Accrued post-retirement benefits...............   $   5,300      $   5,300
Accrued insurance..............................       2,378          2,572
                                                  ---------      ---------
          Total other long-term liabilities....   $   7,678      $   7,872
                                                  =========      =========

8.  COMMITMENTS AND CONTINGENCIES

     In the ordinary course of business, HPG is involved in various pending or threatened litigation claims. Although the outcome of any legal proceeding cannot be predicted with certainty, management believes that any ultimate liability arising from such matters in the aggregate will not have a material adverse effect on the combined financial statements.

     In 1992, HPG and Miller Milling entered into a custom milling supplier arrangement for a portion of its semolina requirements. John Miller, President & CEO of Miller Milling through Miller Pasta LLC, is a stockholder in New World Pasta Company. The supplier arrangement will continue until the expiration date of December 31, 2004 without regard to the change in ownership described in Note 1.

9.  SUBSIDIARY FINANCIAL INFORMATION

     Effective January 28, 1999, the Company has two wholly owned subsidiaries, Pasta Group L.L.C. and Winchester Pasta, L.L.C. Set forth below is summarized financial information attributed to the combined subsidiaries on a historical basis as if the subsidiaries were combined as of January 1, 1996:

                                         1996*        1997        1998
                                        --------    --------    --------
Net Sales.............................  $334,209    $315,653    $303,697
Gross Profit..........................   155,833     160,289     152,459
Operating income......................    22,099      32,996      32,973
Net income............................    11,471      18,191      18,136
Current Assets........................                42,572      46,719
Non-current assets....................               150,521     142,402
Current liabilities...................                29,650      18,966
Non-current liabilities...............                23,603      22,937

* This information is estimated; HPMC (the parent company) was incorporated on January 1, 1997.

                              HERSHEY PASTA GROUP

10.  SUBSEQUENT EVENT

     In connection with the recapitalization explained in Note 1, a syndicate of lenders led by The Bank of Nova Scotia provided New World Pasta with the following financing:

                                                    (IN THOUSANDS)
Revolving Credit Facility.........................     $ 50,000
Term A Loan.......................................       50,000
Term B Loan.......................................      150,000

     The recapitalization was funded with portions of the financings noted above and with an equity investment of $18.2 million by Miller LLC and the issuance of $110.0 million in Senior Subordinated Increasing Rate Notes. In February 1999, $160 million of 9.25% Senior Subordinated Notes due 2009 were issued. The proceeds of this issuance were used to satisfy the principle obligations relating to the Revolving Credit Facility Term A Loan and the Senior Subordinated Increasing Rate Notes.

                            NEW WORLD PASTA COMPANY
                       CONSOLIDATED STATEMENTS OF INCOME

                                                                FOR THE THREE MONTHS
                                                                        ENDED
                                                              -------------------------
                                                               APRIL 5,       APRIL 4,
                                                                 1998           1999
                                                              -----------    ----------
                                                                     (UNAUDITED)
                                                              (IN THOUSANDS OF DOLLARS)
Net Sales...................................................    $108,647       $96,271
Cost of Sales...............................................      59,492        51,613
                                                                --------       -------
  Gross Profit..............................................      49,155        44,658
Marketing Expenses..........................................      29,064        27,222
Selling, General and Administrative Expenses................       7,934        14,252
                                                                --------       -------
  Income from operations....................................      12,157         3,184
Interest expense............................................          --         5,426
                                                                --------       -------
  Income (loss) before income taxes.........................      12,157        (2,242)
Income taxes................................................       4,632         1,162
                                                                --------       -------
Net income (loss)...........................................       7,525        (3,404)
Dividends on preferred stock................................          --       $(2,427)
                                                                --------       -------
Net income (loss) attributable to common stock..............    $  7,525       $(5,831)
                                                                ========       =======

  The notes to consolidated financial statements are an integral part of these consolidated statements.

                            NEW WORLD PASTA COMPANY

                          CONSOLIDATED BALANCE SHEETS

                                                     DECEMBER 31,       APRIL 4,
                                                         1998             1999
                                                     ------------      -----------
                                                                       (UNAUDITED)
                                                       (IN THOUSANDS OF DOLLARS)
                                      ASSETS
CURRENT ASSETS:
  Cash and cash equivalents........................    $     --         $ 13,330
  Accounts receivable -- trade.....................      18,447           16,827
  Inventories......................................      22,547           24,871
  Deferred income taxes............................       3,275               --
  Prepaid expenses and other.......................       4,793            3,987
                                                       --------         --------
          Total current assets.....................      49,062           59,015
Property, Plant and Equipment, Net.................     108,928          106,567
Intangible Assets, Net.............................      67,027           66,412
Deferred income taxes..............................          --          111,744
Deferred debt costs, net...........................          --            8,238
                                                       --------         --------
          Total assets.............................    $225,017         $351,976
                                                       ========         ========

                  LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES:
  Current portion of long-term debt................    $     --         $  1,500
  Loans payable....................................          --              449
  Accounts payable.................................       9,657            8,448
  Accrued liabilities..............................      18,607           25,501
                                                       --------         --------
          Total current liabilities................      28,264           35,898
Long-term debt, less current maturities............          --          308,500
Other Long-Term Liabilities........................       7,872            7,872
Deferred Income Taxes..............................      21,937               --
                                                       --------         --------
          Total liabilities........................      58,073          352,270
Mandatorily redeemable cumulative preferred stock
  $1,000 par value, 115,000 shares authorized;
  113,485 shares issued and outstanding as of April
  4, 1999..........................................          --          115,912
Stockholders' equity (deficit):
  Common stock, $10 par value; 5,000,000 shares
     authorized; 5,000,000 shares issued and
     outstanding as of April 4, 1999...............          --           50,000
  Additional paid-in capital.......................          --          112,906
  Retained earnings (deficit)......................     166,944         (279,112)
                                                       --------         --------
          Total stockholders' equity (deficit).....     166,944         (116,206)
          Total liabilities and stockholders'
             equity (deficit)......................    $225,017         $351,976
                                                       ========         ========

  The notes to consolidated financial statements are an integral part of these consolidated balance sheets.

                            NEW WORLD PASTA COMPANY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                 THREE MONTHS ENDED
                                                              -------------------------
                                                               APRIL 5,      APRIL 4,
                                                                 1998          1999
                                                              ----------    -----------
                                                                     (UNAUDITED)
                                                              (IN THOUSANDS OF DOLLARS)
CASH FLOWS PROVIDED FROM (USED BY) OPERATING ACTIVITIES
  Net income (loss).........................................    $ 7,525      $  (3,404)
  Adjustments to reconcile net income to net cash provided
     from operations:
     Depreciation and amortization..........................      3,703          3,798
     Deferred income taxes..................................         --          1,162
     Changes in assets and liabilities:
       Accounts receivable -- trade.........................     (1,947)         1,620
       Inventories..........................................     (3,692)        (2,324)
       Accounts payable.....................................     (2,102)        (1,209)
       Accrued liabilities..................................        966          6,894
       Prepaid expenses and other...........................     (1,135)         1,998
                                                                -------      ---------
Net Cash Provided from Operating Activities.................      3,318          8,535
                                                                -------      ---------
CASH FLOWS PROVIDED FROM (USED BY) INVESTING ACTIVITIES
  Purchases of property, plant and equipment................       (560)          (625)
                                                                -------      ---------
Net Cash (Used by) Investing Activities.....................       (560)          (625)
                                                                -------      ---------
CASH FLOWS FROM FINANCING ACTIVITIES
  Proceeds from issuance of debt............................         --        470,449
  Proceeds from issuance of preferred stock.................         --        113,485
  Proceeds from issuance of common stock....................         --         50,000
  Repayment of debt.........................................         --       (160,000)
  Deferred debt costs.......................................         --         (9,627)
  Advances and withdrawals with former parent prior to
     recapitalization, net..................................     (2,758)        (5,887)
  Repurchase of common stock................................         --       (453,000)
                                                                -------      ---------
     Net cash provided from (used by) financing
       activities...........................................     (2,758)         5,420
Net increase (decrease) in cash and cash equivalents........         --         13,330
Cash and cash equivalents at beginning of period............         --             --
                                                                -------      ---------
Cash and cash equivalents at end of period..................    $    --      $  13,330
                                                                =======      =========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  CASH PAID DURING THE PERIODS FOR:
     Interest...............................................    $    --      $   2,072
     Income taxes...........................................         --             27
  NONCASH INVESTING AND FINANCING ACTIVITIES:
     Deferred tax assets....................................    $    --      $ 112,906
     Preferred stock dividend...............................         --          2,427
     Deferred tax liabilities...............................         --         18,662

  The notes to consolidated financial statements are an integral part of these consolidated statements.

                            NEW WORLD PASTA COMPANY

            CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT)
                        THREE MONTHS ENDED APRIL 4, 1999
                                  (UNAUDITED)

                                  COMMON STOCK       ADDITIONAL   RETAINED
                               -------------------    PAID-IN     EARNINGS
                                SHARES     AMOUNT     CAPITAL     (DEFICIT)     TOTAL
                               ---------   -------   ----------   ---------   ---------
                                          (IN THOUSANDS, EXCEPT SHARE DATA)
Balance at January 1, 1999...         --   $    --    $     --    $ 166,944   $ 166,944
Net loss.....................         --        --          --       (3,404)     (3,404)
Issuance of common stock.....  5,000,000    50,000          --           --      50,000
Preferred stock dividend.....         --        --          --       (2,427)     (2,427)
Advances and withdrawals, net
  with former parent prior to
  recapitalization...........         --        --          --       (5,887)     (5,887)
Repurchase of stockholders'
  common stock and
  recapitalization followed
  by cancellation of treasury
  stock, including income tax
  effects....................         --        --     112,906     (434,338)   (321,432)
                               ---------   -------    --------    ---------   ---------
Balance at April 4, 1999.....  5,000,000   $50,000    $112,906    $(279,112)  $(116,206)
                               =========   =======    ========    =========   =========

  The notes to consolidated financial statements are an integral part of this consolidated statement.

                            NEW WORLD PASTA COMPANY

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

1.  BASIS OF PRESENTATION

     The accompanying unaudited financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three-month period ended April 4, 1999 are not necessarily indicative of the results that may be expected for the year ended December 31, 1999. These financial statements should be read in conjunction with the management discussion and analysis and the audited financial statements for the year ended December 31, 1998 included elsewhere in the Prospectus.

     New World Pasta Company (New World Pasta) uses a calendar year annual reporting period, with interim reporting broken down into 4-4-5 (4 week -- 4 week -- 5 week) monthly periods within each quarterly period. New World Pasta's quarterly periods in 1999 end on April 4, July 4 and October 3 compared to April 5, July 5 and October 4 during 1998.

2.  DESCRIPTION OF BUSINESS

     On January 28, 1999, Hershey Foods Corporation (HFC) effected a recapitalization whereby New World Pasta, LLC (New World LLC) and Miller Pasta, LLC (Miller LLC) acquired a controlling interest in Hershey Pasta Group (HPG), the predecessor to New World Pasta, while Hershey Chocolate & Confectionery Corporation (HCCC), an HFC wholly owned subsidiary, retained a substantial minority ownership interest. Prior to the recapitalization, HFC completed a reorganization whereby Hershey Pasta Manufacturing Company (HPMC) became a wholly owned subsidiary of HCCC and the net assets of HPG were transferred into HPMC. HPMC subsequently changed its name to New World Pasta.

     As part of the recapitalization, New World Pasta repurchased $307.7 million of its common stock from HCCC, and New World LLC directly purchased from HCCC $100.6 million of mandatorily redeemable non-voting preferred stock and $41.7 million of common stock. New World Pasta issued $12.8 million of mandatorily redeemable non-voting preferred stock and $5.3 million of common stock directly to Miller LLC. Upon completion of the recapitalization, HCCC retained 6.0% of the voting equity of New World Pasta, and New World Pasta LLC and Miller LLC held 83.4% and 10.6%, respectively. The historical basis of accounting for New World Pasta has been maintained.

     In connection with the Recapitalization, the historical equity was recapitalized into stockholders' equity and preferred stock.

     The net proceeds from the senior subordinated increasing rate notes, and the borrowings under the $50.0 million term loan and $150.0 million term loan, were used by New World Pasta to repay a demand note in the amount of $307.7 million that was used to repurchase a portion of the recapitalized common stock of New World Pasta from HFC. New World LLC then acquired common stock and preferred stock of New World Pasta directly from Hershey for $142.3 million as part of the Recapitalization.

                            NEW WORLD PASTA COMPANY

     The total amount paid to HFC for the redemption and purchase of common stock and preferred stock was $450.0 million. New World Pasta issued common and preferred stock to Miller LLC for $18.2 million.

     HFC's retained interest consists of $3.0 million of common stock of New World Pasta of the Company based on the implied value.

     The implied equity investments in New World Pasta following the recapitalization by the constituent stockholders are as follows (in thousands):

                                                PREFERRED    COMMON       EQUITY
                                                  STOCK       STOCK     INVESTMENTS
                                                ---------    -------    -----------
New World LLC (common stock at implied
  value)......................................  $100,636     $41,679     $142,315
Miller LLC....................................    12,849      5,321        18,170
HFC retained interest (implied value).........        --      3,000         3,000
                                                --------     -------     --------
                                                $113,485     $50,000     $163,485
                                                ========     =======     ========

     Proceeds from the offering of the old notes were used to repay the $50.0 million term loan and to refinance the senior subordinated increasing rate notes.

     The adjustments to reflect these transactions are as follows (in thousands):

                                                                STOCKHOLDERS'
                                                                   EQUITY
                                                              -----------------
Historical book value.......................................      $ 166,944
                                                                  ---------
Recapitalization transactions:
  Recapitalization of certain historical equity into
     preferred stock........................................       (100,636)
  Repurchase from HFC of common stock.......................       (307,685)
  Issuance of common stock to Miller LLC....................          5,321
Adjustments to establish new deferred tax balances under
  Code Section 338(h)(10):
  Elimination of historical deferred income tax liability...         21,937
  Elimination of historical deferred income tax asset.......         (3,275)
  Deferred income tax asset arising out of Code Section
     338h(10) election (see note 3 below)...................        112,906
                                                                  ---------
                                                                  $(271,432)
                                                                  ---------
Adjusted book value.........................................      $(104,488)
                                                                  =========

(3)  Deferred Income Taxes

     For United States federal and state income tax purposes, the recapitalization is treated as an asset purchase under Section 338(h)(10) of the Code. As a result there is a step-up in the tax basis of the assets which will provide incremental future income tax deductions

                            NEW WORLD PASTA COMPANY
of $282.3 million over the next 15 years to reduce future taxable income. The deferred tax asset was determined as follows (in thousands):

Recapitalized equity at implied market value................  $ 453,000
Estimated fees and expenses incurred in connection with the
  recapitalization..........................................     14,871
                                                              ---------
Total Enterprise Value......................................    467,871
Less stockholders' equity (adjusted for deferred taxes).....  (185,606)
Excess of recapitalization value over historic tax basis of
  the net assets acquired...................................    282,265
Estimated corporate tax rate................................       40.0%
                                                              ---------
Deferred income tax asset arising out of Code Section
  338h(10) election*........................................  $ 112,906
                                                              ---------

---------------

* A valuation reserve has not been established against the deferred income tax asset calculated above on the assumption that it is more likely than not the deferred income tax asset will be fully utilized in future years.

------------------------------------------------------
------------------------------------------------------

     WE HAVE NOT AUTHORIZED ANY DEALER, SALESPERSON OR OTHER PERSON TO GIVE ANY INFORMATION OR REPRESENT ANYTHING NOT CONTAINED IN THIS PROSPECTUS. YOU MUST NOT RELY ON UNAUTHORIZED INFORMATION. THIS PROSPECTUS DOES NOT OFFER TO SELL OR BUY ANY SHARES IN ANY JURISDICTION WHERE IT IS UNLAWFUL. THE INFORMATION IN THIS
PROSPECTUS IS CURRENT AS OF [            ], 1999.

                            ------------------------

                               TABLE OF CONTENTS


                                        PAGE
                                        ----
Prospectus Summary....................     1
Risk Factors..........................    12
Use of Proceeds.......................    23
The Exchange Offer....................    24
Material United States Federal Income
  Tax Consequences....................    33
The Recapitalization..................    37
Capitalization........................    40
Unaudited Pro Forma Combined Financial
  Information.........................    41
Selected Historical Combined Financial
  Data................................    46
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................    48
Business..............................    60
Management............................    80
Stock Ownership of Certain Beneficial
  Owners and Management...............    86
Certain Relationships and Related
  Transactions........................    88
Description of the Notes..............    93
Description of Other Indebtedness.....   144
Description of Preferred Stock........   146
Plan of Distribution..................   146
Legal Matters.........................   147
Experts...............................   147
Available Information.................   147
Index to Financial Statements.........   F-1


                     DEALER PROSPECTUS DELIVERY REQUIREMENT

UNTIL [90 DAYS AFTER EFFECTIVE DATE], 1999 ALL DEALERS THAT EFFECT TRANSACTIONS IN THESE SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALERS' OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

------------------------------------------------------
------------------------------------------------------
------------------------------------------------------
------------------------------------------------------

                                  $160,000,000

                                   NEW WORLD
                                 PASTA COMPANY
                           9 1/4% SENIOR SUBORDINATED
                            EXCHANGE NOTES DUE 2009
                            ------------------------

                                   PROSPECTUS
                            ------------------------
                                         , 1999
------------------------------------------------------
------------------------------------------------------

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the Delaware General Corporation Law (the "DGCL") permits a Delaware corporation to indemnify any person who was or is a party or witness or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reasons of the fact that he or she is or was a director, officer, employee or agent of the corporation) by reasons of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise. Depending on the character of the proceeding, a corporation may indemnify against expenses, costs and fees (including attorneys' fees) judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if the person indemnified acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. If the person indemnified is not wholly successful in such action, suit or proceeding, but is successful, on the merits or otherwise, in one or more but less than all claims, issues or matters in such proceeding, he or she may be indemnified against expenses actually and reasonably incurred in connection with each successfully resolved claim, issue or matter. In the case of an action or suit by or in the right of the corporation, no indemnification may be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware, or the court in which such action or suit was brought, shall determine that, despite the adjudication of liability, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. Section 145 provides that, to the extent a director, officer, employee or agent of a corporation has been successful in the defense of any action, suit or proceeding referred to above or in the defense of any claim, issue or manner therein, he or she shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection therewith.

     The Amended and Restated Certificate of Incorporation and Amended and Restated By-Laws of New World Pasta Company (the "Company") provide for indemnification by the Company of its directors and officers to the fullest extent permitted by the DGCL and such right to indemnification shall continue as to a person who has ceased to be a director or officer of the Company and shall inure to the benefit of his or her heirs, executors and administrators. The Company's Amended and Restated By-laws provide that every person will be indemnified against any and all judgments, fines, amounts paid in settling or otherwise disposing of threatened, pending or completed actions, suits or proceedings (including an action by or in the right of the Company, subject to certain conditions), whether by fact that he is or was a director or officer of the Company or is or was serving at the request of the Company as a director or officer of another corporation, subject in all instances to the requirements that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company, and with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful. While these provisions provide directors with protection from awards for monetary damages for breaches of their duty of care, they do not eliminate such duty. Accordingly, these provisions will have no effect on the availability of equitable remedies such as an injunction or rescission based on a director's breach of his or her duty of care.

     Section 18-108 of the Delaware Limited Liability Act (the "LLC Act") empowers a Delaware limited liability company to indemnify and hold harmless any member, manager or other person from and against any and all claims and demands whatsoever. In accordance with such section, the Limited Liability Company Agreement of Winchester Pasta, L.L.C. ("Winchester LLC"), dated as of December 17, 1998, as amended by Amendment No. 1 thereto, dated as of January 28, 1999 (as amended, the "Winchester LLC Agreement"), and the Limited Liability Company Agreement of Pasta Group L.L.C. ("Pasta Group LLC"), dated as December 17, 1998, as amended by Amendment No. 1 thereto, dated as of January 28, 1999 (as amended, the "Pasta Group LLC Agreement" and, together with the Winchester LLC Agreement, the "LLC Agreements"), each provide that the Company shall, to the fullest extent authorized by the LLC Act, as in effect from time to time, indemnify and hold harmless any member, manager, officer, employee or agent of Winchester LLC or Pasta Group LLC, as the case may be, from and against any and all claims and demands arising by reason of the fact that such person is, or was, a member, manager, officer, employee or agent of the respective LLC. The LLC Agreements further provide that expenses incurred by any member, manager, officer, employee or agent of Winchester LLC or Pasta Group LLC, as the case may be, in defending a proceeding shall be paid by the respective LLC in advance of such proceeding's final disposition unless otherwise determined by the manager or the president of such LLC in the specific case upon receipt of an undertaking by or on behalf of the member, manager or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the respective LLC. Such expenses incurred by other employees and agents may be so paid upon such terms and conditions if any, as the manager or the president of the Winchester LLC or Pasta Group LLC, as the case may be, deems appropriate.

     The Company, Winchester LLC and Pasta Group LLC have each purchased and maintain insurance to protect persons entitled to indemnification pursuant to its certificate of incorporation, by-laws or limited liability company agreement, as the case may be, against liabilities asserted against or incurred by them in such capacity or arising out of their status as such.

ITEM 21.  EXHIBITS.

     The following exhibits are filed as part of this Registration Statement:

EXHIBIT NO.                           DESCRIPTION
-----------                           -----------
    1.1       Purchase Agreement, dated February 11, 1999, by and among
              New World Pasta Company, Winchester Pasta, L.L.C., as
              guarantor, Pasta Group, L.L.C., as guarantor, and Morgan
              Stanley & Co. Incorporated and Scotia Capital Markets (USA),
              Inc., as placement agents.**
    2.1       Recapitalization Agreement, dated as of December 15, 1998, by and among Hershey Foods Corporation, Hershey CRE, Inc.,
              Homestead, Inc., New World Pasta Company, New World Pasta,
              LLC, Joseph Littlejohn and Levy Fund III, L.P.**

EXHIBIT NO.                           DESCRIPTION
-----------                           -----------
    2.2       Amendment No. 1 to Recapitalization Agreement, dated as of
              January 28, 1999, by and among Hershey Foods Corporation,
              Hershey Chocolate & Confectionery Corporation (as successor to Hershey CRE, Inc.), Homestead, Inc., New World Pasta
              Company, New World Pasta, L.L.C., Joseph Littlejohn and Levy
              Fund III, L.P.**
    3.1       Amended and Restated Certificate of Incorporation of New
              World Pasta Company, as filed with the Secretary of State of the State of Delaware on January 28, 1999.**
    3.2       Amended and Restated By-Laws of New World Pasta Company.**
    3.3       Certificate of Formation of Winchester Pasta, L.L.C., as
              filed with the Secretary of State of the State of Delaware on December 17, 1998.**
    3.4       Limited Liability Company Agreement of Winchester Pasta,
              L.L.C., dated as of December 17, 1998, by and between
              Hershey Foods Corporation, as the sole member, and
              Winchester Pasta, L.L.C.**
    3.5       Amendment No. 1 to Limited Liability Company Agreement of
              Winchester Pasta L.L.C., dated as of January 28, 1999, among
              Hershey Foods Corporation, as the original member, New World
              Pasta Company, as the successor member, and Winchester
              Pasta, L.L.C.**
    3.6       Certificate of Formation of Pasta Group, L.L.C., as filed
              with the Secretary of State of the State of Delaware on
              December 17, 1998.**
    3.7       Limited Liability Company Agreement of Pasta Group L.L.C.,
              dated as December 17, 1998, by and between Hershey Foods
              Corporation, as the sole member, and Pasta Group, L.L.C.**
    3.8       Amendment No. 1 to Limited Liability Company Agreement of
              Pasta Group L.L.C., dated as of January 28, 1999, among
              Hershey Foods Corporation, as the original member, New World
              Pasta Company, as the successor member, and Pasta Group,
              L.L.C.**
    4.1       Indenture, dated as of February 19, 1999, among New World
              Pasta Company, as issuer, Winchester Pasta, L.L.C., as
              guarantor, Pasta Group, L.L.C., as guarantor, and The Bank of New York, as trustee.**
    4.2       Senior Subordinated Guarantee, dated February 19, 1999, by
              Pasta Group, L.L.C. in favor of (i) the holders of New World
              Pasta Company's outstanding 9 1/4% Senior Subordinated Notes due 2009 and 9 1/4% Senior Subordinated Exchange Notes due
              2009 to be issued under this Registration Statement and (ii)
              the Bank of New York, as trustee under the indenture
              governing the above-referenced notes.**
    4.3       Senior Subordinated Guarantee, dated February 19, 1999, by
              Winchester Pasta, L.L.C. in favor of (i) the holders of New
              World Pasta Company's outstanding 9 1/4% Senior Subordinated
              Notes due 2009 and 9 1/4% Senior Subordinated Exchange Notes
              due 2009 to be issued under this Registration Statement and
              (ii) the Bank of New York, as trustee under the indenture
              governing the above-referenced notes.**
    4.4       Registration Rights Agreement, dated as of February 19,
              1999, by and among New World Pasta Company, Winchester
              Pasta, L.L.C., Pasta Group, L.L.C., Morgan Stanley & Co.
              Incorporated and Scotia Capital Markets (USA), Inc.

EXHIBIT NO.                           DESCRIPTION
-----------                           -----------
    4.5       Form of New World Pasta Company 9 1/4% Senior Subordinated
              Note due 2009 (included in Exhibit 4.1).**
    4.6       Form of New World Pasta Company 9 1/4% Senior Subordinated
              Exchange Note due 2009.**
    5.1       Opinion of Skadden, Arps, Slate, Meagher & Flom LLP
              regarding the legality of the securities being registered
              hereby.+
   10.1       Stockholders Agreement, dated as of January 28, 1999, among
              New World Pasta Company, New World Pasta, L.L.C., Miller
              Pasta, L.L.C. and Hershey Foods Corporation.**
   10.2       Credit Agreement, dated as of January 28, 1999, among New
              World Pasta Company, the various financial institutions
              party thereto (the "Lenders"), certain financial
              institutions as the Co-Agents for the Lenders, Morgan
              Stanley Senior Funding, Inc., as Syndication Agent, and The
              Bank of Nova Scotia, as Lead Arranger and as Administrative
              Agent for the Lenders.**
   10.3       Borrower Security Agreement, dated as of January 28, 1999, between New World Pasta Company, as grantor, and The Bank of
              Nova Scotia, as Administrative Agent.**
   10.4       Borrower Pledge Agreement, dated as of January 28, 1999,
              between New World Pasta Company, as pledgor, and The Bank of
              Nova Scotia, as Administrative Agent.**
   10.5       Subsidiary Guaranty, dated as of January 28, 1999, made by each of Pasta Group, L.L.C. and Winchester Pasta, L.L.C., in favor of The Bank of Nova Scotia, as Administrative Agent.**
   10.6       Subsidiary Security Agreement, dated as of January 28, 1999, among Pasta Group, L.L.C. and Winchester Pasta, L.L.C. as
              grantors, and The Bank of Nova Scotia, as Administrative
              Agent.**
   10.7       Transitional Services Agreement, dated as of January 28,
              1999, between Hershey Foods Corporation and New World Pasta
              Company.**
   10.8       Procurement Agreement, dated January 28, 1999, between New
              World Pasta Company and Miller Milling Company.**++
   10.9       Mill Agreement, dated January 28, 1999, between Winchester
              Pasta, L.L.C. and Miller Milling Company.**++
   10.10      Amended and Restated Mill Agreement, dated March 1, 1998,
              between Hershey Pasta and Grocery Group, the predecessor to
              New World Pasta Company, and Miller Milling Company.**++
   10.11      First Amendment to Amended and Restated Mill Agreement,
              dated January 28, 1999, between New World Pasta Company, as successor to Hershey Pasta and Grocery Group, and Miller
              Milling Company.**++
   10.12      Tax Sharing Agreement, dated January 28, 1999, between New
              World Pasta Company and New World Pasta, L.L.C.**
   10.13      Employment Agreement, dated as of January 28, 1999, among
              New World Pasta Company and C. Mickey Skinner.**
   10.14      Employment Agreement, dated as of January 28, 1999, among
              New World Pasta Company and John C. Miller.**

EXHIBIT NO.                           DESCRIPTION
-----------                           -----------
   10.15      Employment Agreement, dated as of January 28, 1999, among
              New World Pasta Company and Michael L. Snow.**
   10.16      New World Pasta Company 1999 Stock Option Plan.**
   10.17      Form of Qualified Stock Option Agreement for C. Mickey
              Skinner, John C. Miller and Michael L. Snow.**
   10.18      Form of Qualified Stock Option Agreement for other
              personnel.**
   10.19      Form of Non-Qualified Stock Option Agreement for C. Mickey
              Skinner, John C. Miller and Michael L. Snow.**
   10.20      Form of Non-Qualified Stock Option Agreement for other
              personnel.**
   12.1       Computation of Ratio of Earnings to Fixed Charges and
              Combined Fixed Charges.**
   22.1       Subsidiaries of New World Pasta Company**
   23.1       Consent of Arthur Andersen LLP.*
   23.2       Consent of Skadden, Arps, Slate, Meagher & Flom LLP
              (included in Exhibit 5.1)+
   23.3       Consent of Information Resources, Inc.*
   24.1       Powers of Attorney (included in the signature pages to the
              Registration Statement).**
   25.1       Form T-1 Statement of Eligibility of The Bank of New York,
              as trustee.**
   27.1       Financial Data Schedule -- First Quarter 1999**
   27.2       Financial Data Schedule -- Fiscal Year 1998*
   99.1       Form of Letter of Transmittal.**
   99.2       Form of Notice of Guaranteed Delivery.**
   99.3       Form of Letter to Brokers, Dealers, Commercial Banks, Trust
              Companies and Other Nominees.**
   99.4       Form of Letter to Clients.**


-------------------------

 * Filed herewith.
** Previously filed.
 + To be filed by an amendment to this Registration Statement.
++ Confidential treatment requested by New World Pasta Company.

ITEM 22.  UNDERTAKINGS.

The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by one or more of the registrants of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, each registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned registrants hereby undertake to file an application for the purposes of determining the eligibility of the trustee to act under subsection
(a) of Section 310 of the Trust Indenture Act, as amended (the "TIA"), in accordance with the rules and regulation prescribed by the Commission under
Section 305(b)(2) of the TIA.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in The City of Harrisburg, Commonwealth of Pennsylvania, on July 16, 1999.


                               NEW WORLD PASTA COMPANY

                               By:            /s/ MARK E. KIMMEL
                                  ----------------------------------------------
                                  Mark E. Kimmel, Esq.
                                  Vice President, Administration and
                                   Development,
                                    and General Counsel and Secretary

                               WINCHESTER PASTA, L.L.C.
                               By: NEW WORLD PASTA COMPANY, its sole member

                               By:            /s/ MARK E. KIMMEL
                                  ----------------------------------------------
                                  Mark E. Kimmel, Esq.
                                  Vice President, Administration and
                                   Development,
                                    and General Counsel and Secretary

                               PASTA GROUP, L.L.C.
                               By: NEW WORLD PASTA COMPANY, its sole member

                               By:            /s/ MARK E. KIMMEL
                                  ----------------------------------------------
                                  Mark E. Kimmel, Esq.
                                  Vice President, Administration and
                                   Development,
                                    and General Counsel and Secretary

                               POWER OF ATTORNEY

     Each of the directors and officers of New World Pasta Company, Winchester Pasta, L.L.C. and Pasta Group, L.L.C. whose signature appears below hereby authorizes Mark E. Kimmel, Esq. and James A. Bohenick, and each of them, as attorney-in-fact and agents, with full powers of substitution, to sign on his or her behalf, individually and in the capacities stated below, and to file any and all amendments (including post-effective amendments) to this Registration Statement with the Securities and Exchange Commission, granting to said attorney-in-fact and agents full power and authority to perform any other act on behalf of the undersigned required to be done in the premises.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement Amendment has been signed by the following persons in the capacities and on the dates set forth below.


           SIGNATURE                          TITLE                     DATE
           ---------                          -----                     ----
*                                Chairman of the Board, Chief       July 16, 1999
-------------------------------  Executive Officer and Director
C. Mickey Skinner

*                                President and Director             July 16, 1999
-------------------------------
John C. Miller

*                                Executive Vice President and       July 16, 1999
-------------------------------  Director
Michael L. Snow

*                                Vice President, Financial and      July 16, 1999
-------------------------------  Chief Financial Officer
James A. Bohenick

*                                Director                           July 16, 1999
-------------------------------
Paul S. Levy

*                                Director                           July 16, 1999
-------------------------------
Jeffrey C. Lightcap

*                                Director                           July 16, 1999
-------------------------------
Brett N. Milgrim

*                                Director                           July 16, 1999
-------------------------------
David Y. Ying


*By:     /s/ MARK E.
          KIMMEL

     -------------------
       Mark E. Kimmel
      Attorney-in-Fact

                                 EXHIBIT INDEX

EXHIBIT
  NO.                             DESCRIPTION
-------                           -----------
  1.1     Purchase Agreement, dated February 11, 1999, by and among
          New World Pasta Company, Winchester Pasta, L.L.C., as
          guarantor, Pasta Group, L.L.C., as guarantor, and Morgan
          Stanley & Co. Incorporated and Scotia Capital Markets (USA),
          Inc., as placement agents.**
  2.1     Recapitalization Agreement, dated as of December 15, 1998, by and among Hershey Foods Corporation, Hershey CRE, Inc.,
          Homestead, Inc., New World Pasta Company, New World Pasta,
          LLC, Joseph Littlejohn and Levy Fund III, L.P.**
  2.2     Amendment No. 1 to Recapitalization Agreement, dated as of
          January 28, 1999, by and among Hershey Foods Corporation,
          Hershey Chocolate & Confectionery Corporation (as successor to Hershey CRE, Inc.), Homestead, Inc., New World Pasta
          Company, New World Pasta, L.L.C., Joseph Littlejohn and Levy
          Fund III, L.P.**
  3.1     Amended and Restated Certificate of Incorporation of New
          World Pasta Company, as filed with the Secretary of State of the State of Delaware on January 28, 1999.**
  3.2     Amended and Restated By-Laws of New World Pasta Company.**
  3.3     Certificate of Formation of Winchester Pasta, L.L.C., as
          filed with the Secretary of State of the State of Delaware on December 17, 1998.**
  3.4     Limited Liability Company Agreement of Winchester Pasta,
          L.L.C., dated as of December 17, 1998, by and between
          Hershey Foods Corporation, as the sole member, and
          Winchester Pasta, L.L.C.**
  3.5     Amendment No. 1 to Limited Liability Company Agreement of
          Winchester Pasta L.L.C., dated as of January 28, 1999, among
          Hershey Foods Corporation, as the original member, New World
          Pasta Company, as the successor member, and Winchester
          Pasta, L.L.C.**
  3.6     Certificate of Formation of Pasta Group, L.L.C., as filed
          with the Secretary of State of the State of Delaware on
          December 17, 1998.**
  3.7     Limited Liability Company Agreement of Pasta Group L.L.C.,
          dated as December 17, 1998, by and between Hershey Foods
          Corporation, as the sole member, and Pasta Group, L.L.C.**
  3.8     Amendment No. 1 to Limited Liability Company Agreement of
          Pasta Group L.L.C., dated as of January 28, 1999, among
          Hershey Foods Corporation, as the original member, New World
          Pasta Company, as the successor member, and Pasta Group,
          L.L.C.**
  4.1     Indenture, dated as of February 19, 1999, among New World
          Pasta Company, as issuer, Winchester Pasta, L.L.C., as
          guarantor, Pasta Group, L.L.C., as guarantor, and The Bank of New York, as trustee.**

EXHIBIT
  NO.                             DESCRIPTION
-------                           -----------
  4.2     Senior Subordinated Guarantee, dated February 19, 1999, by
          Pasta Group, L.L.C. in favor of (i) the holders of New World
          Pasta Company's outstanding 9 1/4% Senior Subordinated Notes due 2009 and 9 1/4% Senior Subordinated Exchange Notes due
          2009 to be issued under this Registration Statement and (ii)
          the Bank of New York, as trustee under the indenture
          governing the above-referenced notes.**
  4.3     Senior Subordinated Guarantee, dated February 19, 1999, by
          Winchester Pasta, L.L.C. in favor of (i) the holders of New
          World Pasta Company's outstanding 9 1/4% Senior Subordinated
          Notes due 2009 and 9 1/4% Senior Subordinated Exchange Notes
          due 2009 to be issued under this Registration Statement and
          (ii) the Bank of New York, as trustee under the indenture
          governing the above-referenced notes.**
  4.4     Registration Rights Agreement, dated as of February 19,
          1999, by and among New World Pasta Company, Winchester
          Pasta, L.L.C., Pasta Group, L.L.C., Morgan Stanley & Co.
          Incorporated and Scotia Capital Markets (USA), Inc.**
  4.5     Form of New World Pasta Company 9 1/4% Senior Subordinated
          Note due 2009 (included in Exhibit 4.1).**
  4.6     Form of New World Pasta Company 9 1/4% Senior Subordinated
          Exchange Note due 2009.**
  5.1     Opinion of Skadden, Arps, Slate, Meagher & Flom LLP
          regarding the legality of the securities being registered
          hereby.+
 10.1     Stockholders Agreement, dated as of January 28, 1999, among
          New World Pasta Company, New World Pasta, L.L.C., Miller
          Pasta, L.L.C. and Hershey Foods Corporation.**
 10.2     Credit Agreement, dated as of January 28, 1999, among New
          World Pasta Company, the various financial institutions
          party thereto (the "Lenders"), certain financial
          institutions as the Co-Agents for the Lenders, Morgan
          Stanley Senior Funding, Inc., as Syndication Agent, and The
          Bank of Nova Scotia, as Lead Arranger and as Administrative
          Agent for the Lenders.**
 10.3     Borrower Security Agreement, dated as of January 28, 1999, between New World Pasta Company, as grantor, and The Bank of
          Nova Scotia, as Administrative Agent.**
 10.4     Borrower Pledge Agreement, dated as of January 28, 1999,
          between New World Pasta Company, as pledgor, and The Bank of
          Nova Scotia, as Administrative Agent.**
 10.5     Subsidiary Guaranty, dated as of January 28, 1999, made by each of Pasta Group, L.L.C. and Winchester Pasta, L.L.C., in favor of The Bank of Nova Scotia, as Administrative Agent.**
 10.6     Subsidiary Security Agreement, dated as of January 28, 1999, among Pasta Group, L.L.C. and Winchester Pasta, L.L.C. as
          grantors, and The Bank of Nova Scotia, as Administrative
          Agent.**
 10.7     Transitional Services Agreement, dated as of January 28,
          1999, between Hershey Foods Corporation and New World Pasta
          Company.**
 10.8     Procurement Agreement, dated January 28, 1999, between New
          World Pasta Company and Miller Milling Company.**++

EXHIBIT
  NO.                             DESCRIPTION
-------                           -----------
 10.9     Mill Agreement, dated January 28, 1999, between Winchester
          Pasta, L.L.C. and Miller Milling Company.**++
 10.10    Amended and Restated Mill Agreement, dated March 1, 1998,
          between Hershey Pasta and Grocery Group, the predecessor to
          New World Pasta Company, and Miller Milling Company.**++
 10.11    First Amendment to Amended and Restated Mill Agreement,
          dated January 28, 1999, between New World Pasta Company, as successor to Hershey Pasta and Grocery Group, and Miller
          Milling Company.**++
 10.12    Tax Sharing Agreement, dated January 28, 1999, between New
          World Pasta Company and New World Pasta, L.L.C.**
 10.13    Employment Agreement, dated as of January 28, 1999, among
          New World Pasta Company and C. Mickey Skinner.**
 10.14    Employment Agreement, dated as of January 28, 1999, among
          New World Pasta Company and John C. Miller.**
 10.15    Employment Agreement, dated as of January 28, 1999, among
          New World Pasta Company and Michael L. Snow.**
 10.16    New World Pasta Company 1999 Stock Option Plan.**
 10.17    Form of Qualified Stock Option Agreement for C. Mickey
          Skinner, John C. Miller and Michael L. Snow.**
 10.18    Form of Qualified Stock Option Agreement for other
          personnel.**
 10.19    Form of Non-Qualified Stock Option Agreement for C. Mickey
          Skinner, John C. Miller and Michael L. Snow.**
 10.20    Form of Non-Qualified Stock Option Agreement for other
          personnel.**
 12.1     Computation of Ratio of Earnings to Fixed Charges and
          Combined Fixed Charges.**
 22.1     Subsidiaries of New World Pasta Company.**
 23.1     Consent of Arthur Andersen LLP.*
 23.2     Consent of Skadden, Arps, Slate, Meagher & Flom LLP
          (included in Exhibit 5.1).+
 23.3     Consent of Information Resources, Inc.*
 24.1     Powers of Attorney (included in the signature pages to the
          Registration Statement).**
 25.1     Form T-1 Statement of Eligibility of The Bank of New York,
          as trustee.**
 27.1     Financial Data Schedule -- First Quarter 1999.**
 27.2     Financial Data Schedule -- Fiscal Year 1998.*

EXHIBIT
  NO.                             DESCRIPTION
-------                           -----------
 99.1     Form of Letter of Transmittal.**
 99.2     Form of Notice of Guaranteed Delivery.**
 99.3     Form of Letter to Brokers, Dealers, Commercial Banks, Trust
          Companies and Other Nominees.**
 99.4     Form of Letter to Clients.**

-------------------------
 * Filed herewith.

** Previously filed.

 + To be filed by an amendment to this Registration Statement.

++ Confidential treatment requested by New World Pasta Company.